   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1997

                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                    WILSHIRE FINANCIAL SERVICES GROUP INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     6719                    93-1223879
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                              1776 SW MADISON ST.
                              PORTLAND, OR 97205
                                (503) 223-5600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            LAWRENCE A. MENDELSOHN
                                   PRESIDENT
                              1776 SW MADISON ST.
                              PORTLAND, OR 97205
                                (503) 223-5600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

                           JAMES M. WADDINGTON, ESQ.
                              PROSKAUER ROSE LLP
                                 1585 BROADWAY
                         NEW YORK, NEW YORK 10036-8299
                                (212) 969-3000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                       PROPOSED
                                         PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE        TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED         REGISTERED   PER NOTE(1)     PRICE(1)       FEE
------------------------------------------------------------------------------
13% Series B Notes due
 2004..................  $100,000,000      100%      $100,000,000  $30,303.03

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(1) Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended solely for the purpose of calculating the registration fee.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                                   --------
                                   WILSHIRE
                                   --------
                           Financial Services Group

  OFFER TO EXCHANGE ITS 13% SERIES B NOTES DUE 2004 WHICH HAVE BEEN REGISTERED
      UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS
                    OUTSTANDING 13% SERIES A NOTES DUE 2004

   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON      ,
                             1997, UNLESS EXTENDED.

                                  ----------

  Wilshire Financial Services Group Inc. (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange its 13% Series B Notes due 2004 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus constitutes a part, for its outstanding 13% Series A Notes due 2004 (the "Old Notes"), of which $100.0 million aggregate principal amount is outstanding. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

  Interest on each New Note will accrue from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from August 15, 1997, the date of issuance of the Old Notes. Holders of Old Notes whose Old Notes are accepted in exchange will not receive any payment in respect of accrued and unpaid interest on the Old Notes. Such accrued and unpaid interest on the Old Notes will be payable with the first interest payment on the New Notes. Interest on the Notes is payable semi-annually in arrears on August 15 and February 15 of each year, commencing February 15, 1998.

  The Notes will mature on August 15, 2004. On and after August 15, 2002 the Notes will be redeemable at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein. The Notes are not otherwise redeemable prior to August 15, 2002 except that until August 15, 2000, the Company may redeem, at its option, up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, from the net proceeds of one or more public sales of Qualified Capital Stock (as defined herein) if at least 65% of the original aggregate principal amount of the Notes remains outstanding after such redemption. Upon the occurrence of a Change in Control Event (as defined herein), holders of the Notes will have the right to require the Company to repurchase their Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the repurchase date. See "Description of Notes."

  The Notes will be general unsecured senior obligations of the Company, ranking pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company, including its 13% Notes due 2004. Because the Company is a holding company that currently conducts substantially all of its operations through its subsidiaries, the Notes will be effectively subordinated to the claims of creditors of those subsidiaries.

  The Company will accept for exchange any and all Old Notes that are validly
tendered and not withdrawn on or prior to 5:00 p.m., New York time, on      ,
1997, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in denominations of $1,000 and integral multiples in excess thereof. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the Indenture dated as of August 15, 1997 (the "Indenture") between the Company and Bankers Trust Company, as trustee (the "Trustee"). The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act. See "The Exchange Offer" and "Description of the New Notes."

  Prior to this Exchange Offer, there has been no public market for the Old Notes or New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance that an active public market for the New Notes will develop. Although Prudential Securities Incorporated (the "Initial Purchaser") has informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice.

  SEE "RISK FACTORS" ON PAGES 12 TO 19 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

   THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS
                                    AND ARE
    NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION,
                  ANY OTHER GOVERNMENTAL AGENCY OR OTHERWISE.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON   THE  ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         , 1997

  The New Notes are being offered in order to satisfy certain obligations of the Company under the Purchase Agreement (the "Purchase Agreement") dated as of August 12, 1997 between the Company and the Initial Purchaser and the Registration Rights Agreement (the "Registration Rights Agreement") between the Company and the Initial Purchaser.

  The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in no-action letters issued to third parties in other transactions. However, the Company has not sought its own no-action letter and their can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on those interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the New Notes must represent to the Company that such conditions have been met. Any Holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of the New Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

  Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following the consummation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such Holders to provide for the registration under the Securities Act of the Old Notes held by them.

  The Prospectus, together with the Letter of Transmittal, is being sent to
registered Holders of Old Notes as of       , 1997.

  The Company will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") on Form S-4 under the Securities Act with respect to the New Notes offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance where such contract or other document is an exhibit to the Registration Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements, and other information with the Commission. Such Registration Statement, including all exhibits thereto, reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60601 upon payment of prescribed rates. The Commission also maintains a web site at http://www.SEC.GOV that contains reports, proxy and information statements and other information regarding registrants, including the Company.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act. All of the statements contained in this Prospectus, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning
(i) the Company's strategies, objectives and plans for expansion of its operations, products and services and growth of its portfolio of acquired loans and foreclosed real estate, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operations of certain of its subsidiaries and (iii) the Company's beliefs as to the adequacy of its existing and anticipated cash and funding resources. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, under "Risk Factors" beginning on page 12. All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such Cautionary Statements. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Offering Memorandum. Unless otherwise indicated, loans and other financial assets held by the Company are presented at the amounts at which those loans or other financial assets are carried on the Company's balance sheet at that date. As used herein, the term "performing loan" means a loan as to which payments have been and are being made substantially in accordance with its contractual terms, the term "sub-performing loan" means a loan as to which payments are delinquent for 90 days or less or have a history of delinquencies, and the term "non-performing loan" means a loan as to which payments are generally 91 or more days delinquent. Unless the context otherwise requires, the term "Company" refers to Wilshire Financial Services Group Inc. ("WFSG") and its subsidiaries, including, among others, First Bank of Beverly Hills, F.S.B. ("First Bank") and Girard Savings Bank, F.S.B. ("Girard" and together, with First Bank, the "Savings Banks").

                                  THE COMPANY

  The Company is primarily engaged in the acquisition, servicing and resolution of pools of performing, sub-performing and non-performing residential and commercial mortgage loans, as well as foreclosed real estate. The Company also acquires mortgage-backed securities, purchases residential mortgage and manufactured housing loans newly-originated through correspondents, services loans for third parties and operates a merchant bankcard processing business. At June 30, 1997, the Company had total assets of approximately $1.2 billion, of which approximately $788.0 million consisted of loans and $136.0 million consisted of foreclosed real estate.

  Since the late 1980s, a significant market for the purchase of pools of non-performing and sub-performing mortgage loans has developed in the United States. This market initially consisted largely of sales of pools of loans by governmental agencies such as the Federal Deposit Insurance Corporation (the "FDIC") and the Resolution Trust Corporation (the "RTC") in connection with the savings and loan crisis. Today, this market is comprised primarily of pools of loans sold by banks, savings institutions, mortgage companies and insurance companies. Management believes that private financial institutions, in order to reduce their servicing costs and more effectively employ their capital, are increasingly outsourcing the resolution of loans, particularly those that are sub-performing and non-performing, to specialized companies with the experience and infrastructure to most efficiently manage those loans.

  The Company acquires pools of loans that, at the time of acquisition, consist primarily of either (a) non-performing loans that because of their delinquent status, are available for purchase at prices that reflect a significant discount from their unpaid principal balances ("Discounted Loans") or (b) performing and sub-performing loans that are available for purchase at prices that more closely approximate their unpaid principal balances ("Non-Discounted Loans"). At June 30, 1997, the Company held approximately $395.8 million of Discounted Loans and approximately $392.2 million of Non-Discounted Loans. The Company generally seeks to acquire smaller pools of loans (those with an aggregate unpaid principal balance of less than $20.0 million) for which there is currently less competitive demand. The Company believes that its willingness to purchase smaller pools of loans enhances its acquisition opportunities and allows the Company to develop long-term relationships and repeat business with private financial institutions.

  Since 1991, the Company's principal shareholders have overseen the purchase and servicing by the Company and its affiliates of over 450 pools of loans and/or foreclosed real estate for an aggregate purchase price of approximately $2.5 billion. The volume of acquisitions by the Company has accelerated significantly, growing from 41 pools that were acquired in 1996 for an aggregate purchase price of approximately $578.7 million (including approximately $351.0 million in the fourth quarter of that year) to 73 pools that were acquired in the first six months of 1997 for an aggregate purchase price of approximately $663.4 million. Comprehensive criteria and procedures have been established for evaluating the risks associated with mortgage loans and the real estate securing those loans. In reviewing a pool of loans for possible acquisition, management develops a detailed model from which it estimates the costs of servicing the loans in that pool and the amount and timing of cash flows that can be expected to be generated from the loans to establish an appropriate purchase price. In order to maximize the returns on its investment in a pool of loans, the Company generally funds from 90% to 95% of the purchase price with borrowed funds, including deposits at the Savings Banks. As a result, the Company's asset base is highly leveraged. See "Risk Factors-- Extensive Use of Financial Leverage."

  The Company, through an affiliate, actively services each acquired loan and property to maximize cash flow, using specialized procedures and proprietary software. Discounted Loans are resolved as quickly as possible (generally within one to two years) after acquisition, through foreclosure, compromise, a discounted payoff or reinstatement. Non-Discounted Loans are actively serviced to ensure timely and accurate payments over their remaining lives. At June 30, 1997, an affiliate of the Company, as servicer or sub-servicer for the Company, was servicing approximately $2.5 billion aggregate principal amount of loans, of which approximately $1.2 billion was being serviced for unaffiliated third parties (including approximately $532.5 million of loans previously securitized by the Company and its affiliates).

  In addition to pools of loans, the Company also acquires mortgage-backed securities, consisting primarily of subordinate interests in private-label securities backed by loans that were originated and are being serviced by unaffiliated third parties ("Private-Label Securities"), as well as certain governmental agency and other securities ("Government Securities") that are held for liquidity purposes. In addition, the Company retains or, in certain cases, acquires in the secondary market subordinate and other classes of mortgage-backed securities backed by loans that were previously held in the portfolio of the Company or an affiliate and for which the Company is continuing to act as servicer ("Retained Securities"). Management believes that its experience in acquiring pools of loans allows it to more effectively evaluate the risks associated with the pool of loans underlying an issue of mortgage-backed securities and effectively price those securities. Management also believes that the size and liquidity of the market for subordinate classes of mortgage-backed securities and the relatively small size of those classes may from time to time result in the underpricing of those securities in the market, thus providing the Company with attractive acquisition opportunities. At June 30, 1997, the Company owned approximately $127.6 million of Private-Label Securities, approximately $20.8 million of Retained Securities and approximately $41.2 million of Government Securities.

  The Company also acquires, through WCC, mortgage and manufactured housing loans originated by correspondents pursuant to guidelines established by the Company under its mortgage loan origination program. Mortgage products offered under this program currently are targeted for higher credit quality borrowers. During the six months ended June 30, 1997, the Company acquired approximately $29.7 million of loans through this program.

  The Company also conducts a merchant bankcard processing business that generates revenues from merchant discounts and processing fees for Visa(R) and MasterCard(R) credit card transactions. The Company focuses on those market niches, principally mail order, telephone order and audio-text transactions where the lack of a customer's physical presence at the time of a transaction creates a higher risk of chargebacks, because those market niches are believed by management to offer higher risk-adjusted returns. During the six months ended June 30, 1997, revenues from these operations totaled $3.4 million.

BUSINESS STRATEGY

  The Company believes that its success depends upon its ability to (i) properly evaluate credit risk, (ii) efficiently service pools of loans and
(iii) fund acquisitions on a cost effective basis. The Company's objective is to expand in markets where it can capitalize on its core competence in these three areas through a strategy consisting of the following key elements:

  . Significant Growth of Acquisitions of Loan Pools and Mortgage-Backed Securities. The Company plans to expand its acquisition of pools of loans by more actively marketing its services to those private financial institutions that are most likely to be sellers of those pools, with a view to adding new customers and developing more repeat business. As part of these efforts, the Company has recently extended its acquisition and servicing operations to the United Kingdom and France and is considering entering other non-U.S. markets. The Company also plans to expand its asset base by acquiring additional mortgage-backed securities.

  . Expansion of Mortgage Loan Origination Network and Products. The Company plans to further expand its mortgage loan origination program by increasing the number of authorized correspondents and developing new products targeted to those market niches in the mortgage lending market where the Company believes its core competencies give it a competitive advantage.

  . Growth of Servicing Business. The Company plans to more actively market its servicing expertise to other owners and purchasers of loans, both in the U.S. and abroad.

  . Growth of Merchant Bankcard Processing Operations. The Company plans to continue development of its merchant bankcard processing operations through increased marketing.

  . Utilizing Varied Funding Sources. The Company expects to continue to use the most cost-efficient funding sources available, including secured term loans, warehouse lines of credit, repurchase facilities and deposits at the Savings Banks, as well as the proceeds from future sales of its equity and debt securities. The Company utilizes securitizations as a funding mechanism and expects to securitize pools of loans when economically attractive.

CORPORATE HISTORY AND STRUCTURE

  Until December 1996, the Company's principal shareholders, Andrew A. Wiederhorn and Lawrence A. Mendelsohn (the "Principal Shareholders"), engaged in the loan acquisition and servicing business through the Savings Banks, which they acquired in 1993 and 1994, and through a private entity, Wilshire Credit Corporation ("WCC"), which was founded in 1987. The Company was formed to succeed to the ownership of the Savings Banks and to conduct, through subsidiaries, various businesses previously conducted by the Principal Shareholders through WCC. The Company completed an initial public offering of its common stock in December 1996.

  For tax and accounting reasons, WCC was not acquired by the Company at the time of its initial public offering but agreed to cease all further loan acquisition activities for its own account. In addition, WCC agreed to act as the Company's servicer for a period not to exceed three years for fees that are at or below prevailing market rates. For the six months ended June 30, 1997, servicing fees paid by the Company to WCC aggregated approximately $6.1 million. Commencing no later than November 1999, subject to the Company's receipt of requisite licenses, all servicing activities currently conducted by WCC will be conducted directly by a subsidiary of the Company.

  At June 30, 1997, WCC continued to hold pools of loans and securities aggregating approximately $32.8 million and had outstanding indebtedness of approximately $108.9 million, which was incurred to finance its own growth and to provide funds to the Principal Shareholders to enable them to acquire the Savings Banks and fund their growth. Substantially all of WCC's indebtedness is recourse debt that is secured by pledges of its servicing rights and is personally guaranteed by the Principal Shareholders.

RECENT DEVELOPMENTS

  Effective August 14, 1997, the Company issued to an affiliate shares of a new series of its preferred stock having an aggregate liquidation value of $27.5 million in exchange for the cancellation of certain accounts payable to that affiliate aggregating approximately $27.1 million and cash in the amount of approximately $400,000, resulting in an increase in stockholders' equity of $27.5 million. See "Recent Developments."

GROWTH CONSTRAINT

  The Savings Banks have provided a deposit-based funding source for the loan purchase activities of the Company and certain affiliated companies. In November 1996, as a result of the substantial growth at the Savings Banks and concern over, among other things, high loan loss provisions on loans acquired as part of the acquisition of the Savings Banks by the Principal Shareholders (the "Inherited Loans") and certain sub-prime auto loans subsequently acquired by the Savings Banks, the Office of Thrift Supervision (the "OTS") imposed cease-and-desist orders (the "Orders") on, and restricted further growth of assets at, both of the Savings Banks. The Company does not expect to be able to use the Savings Banks for growth unless the Orders are lifted or modified. The OTS recently completed its annual examination of the Savings Banks and issued a Report of Examination that continues to be critical of the Savings Banks in a significant number of respects. The Company does not expect the Orders to be lifted in the near future. See "Risk Factors--Regulation of the Savings Banks."

                               THE EXCHANGE OFFER

Old Notes.................  The Old Notes were sold by the Company on Au-
                            gust 15, 1997 (the "Issue Date"), pursuant to the Purchase Agreement dated as of August 12, 1997 between the Company and the Initial Pur-chaser.

Registration Rights.......  Pursuant to the Purchase Agreement, the Company
                            and the Initial Purchaser entered into the Reg-istration Rights Agreement for the benefit of the holders of the Old Notes, providing, among other things, for the Exchange Offer.

The Exchange Offer........  The New Notes are being offered in exchange for an equal principal amount of Old Notes. Old
                            Notes may be tendered only in denominations of $1,000 and integral multiples in excess there-of. As of the date of this Prospectus, $100,000,000 in aggregate principal amount of Old Notes are outstanding. The issuance of the New Notes is intended to satisfy the obliga-tions of the Company contained in the Registra-tion Rights Agreement.

Resale....................  Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Secu-rities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securi-ties Act; provided such New Notes are acquired in the ordinary course of the holder's business and such holder has no arrangements with any person to participate in the distribution of such New Notes. Each broker-dealer that re-ceives New Notes for its own account in ex-change for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading ac-tivities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Ex-change Offer, such Old Notes will continue to be subject to the restrictions on transfer con-tained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to exemption from, or in transaction not subject to, the Securities Act and applica-ble state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange; Transfers of Exchange Notes."

                            The Old Notes are currently eligible for trad-ing in the Private Offerings, Resales and Trad-ing through Automated Linkages ("PORTAL") mar-ket. Following the commencement of the Exchange Offer but prior to its consummation, the Old Notes may continue to be traded in the PORTAL market. However, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for re-maining Old Notes will be adversely affected. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

Expiration Date...........  The term "Expiration Date" shall mean 5:00
                            p.m., New York time, on     , 1997, unless the
                            Company shall, in its sole discretion, have ex-tended the period of time for which the Ex-change Offer is open, in which event the "Expi-ration Date" shall mean the latest time and date at which the Exchange Offer, as so ex-tended by the Company, shall expire.

Accrued Interest on the
 New Notes and the Old      The New Notes will bear interest at the rate of
 Notes....................  13% per annum from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old
                            Notes, from August 15, 1997. Holders of Old
                            Notes whose Old Notes are accepted for exchange will not receive any payment in respect of ac-crued and unpaid interest on such Old Notes.
                            Such accrued and unpaid interest on the Old
                            Notes will be payable with the first interest payment on the New Notes. See "Description of the New Notes--Terms of the New Notes."

                            The tender of Old Notes pursuant to the Ex-
Withdrawal................  change Offer may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Certain Conditions to the
 Exchange Offer...........  The Exchange Offer is subject to certain cus-
                            tomary conditions, which may be waived by the Company. See "The Exchange Offer--Certain Con-ditions to the Exchange Offer." Except for the requirements of applicable Federal and state securities laws, there are no Federal or state regulatory requirements or approvals to be com-plied with or obtained by the Company in con-nection with the Exchange Offer.

Procedures for Tendering    Each holder of Old Notes desiring to accept the
 Old Notes................  Exchange Offer must complete, sign and date the
                            Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise de-liver the Letter of Transmittal, or facsimile thereof, together with the Old Notes and any other required documents, to the Exchange Agent
                            (as defined) at the address set forth herein and in the Letter of Transmittal on or prior to the Expiration Date. See "The Exchange Offer--
                            Procedures for Tendering Old Notes."

Untendered Old Notes......  Following the consummation of the Exchange Of-
                            fer, holders of Old Notes eligible to partici-pate but who do not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Special Procedures for
 Beneficial Owners........  Any beneficial owner whose Old Notes are regis-
                            tered in the name of a broker, dealer, commer-cial bank, trust company or other nominee and who wishes to tender should contact such regis-tered holder promptly and instruct such regis-tered holder to tender on such beneficial own-er's behalf. If such beneficial owner wishes to tender on such owner's behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, ei-ther make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery         Holders of Old Notes who wish to tender their
 Procedures...............  Old Notes and (i) whose Old Notes are not imme-
                            diately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal and any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfers) prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures. See "The Exchange Offer--Guaranteed
                            Delivery Procedures."

Acceptance of Old Notes
 and Delivery of New        Subject to the prior satisfaction, or waiver,
 Notes....................  of all of the conditions of the Exchange Offer, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to the Expiration
                            Date. Upon acceptance by the Company of the Old
                            Notes properly tendered and not withdrawn prior to the Expiration Date, the Company will issue
                            New Notes having an aggregate principal amount equal to the sum of the aggregate principal amount of such Old Notes. See "The Exchange Of-fer--Acceptance of Old Notes for Exchange; De-livery of New Notes." The New Notes issued pur-suant to the Exchange Offer will be delivered promptly following the Expiration Date. See
                            "The Exchange Offer--Terms of the Exchange Of-fer; Period for Tendering Old Notes."

Federal Income Tax          The exchange of New Notes for Old Notes should
 Consequences.............  not be a sale or exchange or otherwise a tax-
                            able event for Federal income tax purposes. See
                            "Certain Federal Income Tax Consequences."

                                               THE NEW NOTES

Securities Offered........  $100,000,000 aggregate principal amount of 13%
                            Series B Notes due 2004.

Maturity Date.............  August 15, 2004.

Interest Payment Dates....  August 15 and February 15, commencing on Febru-
                            ary 15, 1998.

Optional Redemption.......  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 2002 at the redemp-tion prices set forth herein, plus accrued and unpaid interest thereon to the date of redemp-tion. In addition, prior to August 15, 2000, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of the New Notes at 113% of the principal amount thereof, plus accrued and unpaid inter-est, if any, to the redemption date, from the net proceeds of one or more public sales of Qualified Capital Stock (as defined herein) if at least 65% of the original aggregate princi-pal amount of the New Notes remains outstanding after such redemption and if such redemption occurs within 60 days after the closing of any such public sale. See "Description of Notes-- Optional Redemption."

Ranking...................  The New Notes will be general unsecured senior obligations of WFSG, ranking pari passu in right of payment with all existing and future unsubordinated indebtedness of WFSG, including its 13% Notes due 2004 (the "13% Notes"). The New Notes will not be obligations of the Company's subsidiaries. Because WFSG is a hold-ing company that currently conducts substan-tially all of its operations through its sub-sidiaries, including the Savings Banks, the right of WFSG (and therefore, the right of WFSG's creditors and stockholders) to participate in any distribution of the as-sets or earnings of any subsidiary is subject to the prior claims of creditors of such sub-sidiaries, including any claims of WFSG as a creditor to the extent such claims may be rec-ognized. As a result, the New Notes will be ef-fectively subordinate to the claims of credi-tors of WFSG's subsidiaries.

Change of Control.........  Upon a Change of Control Event (as defined herein), holders of the New Notes will have the option to require the Company to repurchase all outstanding New Notes at 101% of their princi-pal amount, plus accrued interest to the date of repurchase. A "Change of Control Event," as defined in the Indenture pursuant to which the New Notes will be issued, includes the follow-ing events, among others: the acquisition by any person or group (other than the Existing Principal Stockholders (as defined) of the Com-
                            pany) of more than 40% of the Company's voting stock; a merger, consolidation or other busi-ness combination between the Company and an-other person in which more than 40% of the vot-ing stock of the surviving or transferee com-pany is owned by persons other than the Exist-ing Principal Stockholders (as defined) of the Company or a change in a majority of the direc-tors on the Board of Directors of the Company within a two-year period which is not approved by the incumbent directors. There can be no as-surance that the Company will have the funds available to repurchase the New Notes in the event of a Change of Control Event.

Certain Covenants.........  The Indenture pursuant to which the New Notes will be issued will contain certain covenants that, among other things, require the Company to maintain certain levels of Consolidated Net Worth and liquid assets and to redeem Notes in the event of certain asset sales and limit the ability of the Company and its subsidiaries to incur certain indebtedness (not including se-cured indebtedness used to acquire or refinance the acquisition of loans or other financial as-
                            sets), pay dividends or make other distribu-tions, engage in transactions with affiliates, dispose of subsidiaries, create certain liens and guarantees with respect to pari passu or junior indebtedness and enter into any arrange-ment that would impose certain restrictions on the ability of subsidiaries to make dividend and other payments to the Company. The Inden-ture also will restrict the Company's ability to merge, consolidate or sell all of its as-sets. See "Description of Notes--Certain Cove-nants."

Use of Proceeds...........  The Company will not receive any cash proceeds or incur any additional indebtedness as a re-sult of the issuance of the New Notes pursuant to the Exchange Offer. The net proceeds from the sale of the Old Notes was approximately $95.6 million. The Company intends to use such net proceeds to provide the capital (or equity) portion of the Company's investment in future leveraged acquisitions of pools of loans and other investments and for general corporate purposes.

Risk Factors..............  Holders of the Old Notes should carefully con-
                            sider all of the information contained in this Prospectus, including the information set forth under the caption "Risk Factors," before tendering their Old Notes in the Exchange Of-fer.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

  The following tables present summary consolidated financial information for the Company at the dates and for the periods indicated. The historical income statement and balance sheet data at and for the years ended December 31, 1996, 1995 and 1994 have been derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus (the "Audited Financial Statements"). The historical income statement and balance sheet data presented for the six month periods ended June 30, 1997 and 1996 has been derived from unaudited consolidated financial statements (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Consolidated Financial Statements") and include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the Company's results of operations for these periods. Operating results for the six month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period of the entire year ending December 31, 1997. The summary consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements and related notes as set forth elsewhere herein. Because certain predecessors of the Company were under common control, the accompanying financial statements are presented on a combined basis as of December 31, 1994 and for the period from November 9 through December 31, 1994. Financial information as of December 31, 1996 and 1995 and for the years then ended is presented on a consolidated basis. For convenience, all the accompanying financial statements are referred to as "consolidated." See Note 1 to the Consolidated Financial Statements.

  The pools of loans acquired by the Company consist primarily of either Discounted Loans or Non-Discounted Loans, but may include other types of loans. However, for accounting purposes, all of the loans in a particular pool are classified as either Discounted Loans or Non-Discounted Loans, based on whether that pool consists primarily of Discounted Loans or Non-Discounted Loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters."

                              SIX MONTHS
                                 ENDED
                               JUNE 30,           YEAR ENDED DECEMBER 31,
                          --------------------  ------------------------------
                            1997       1996       1996       1995       1994
                          ---------  ---------  ---------  ---------  --------
                                       (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Total interest income.... $  43,792  $  21,951  $  48,422  $  24,381  $  9,569
Total interest expense...    34,691     12,020     29,277     14,481     5,457
                          ---------  ---------  ---------  ---------  --------
Net interest income......     9,101      9,931     19,145      9,900     4,112
Provision for loan
 losses(1)...............    (1,424)    10,868     16,549      4,266     2,173
                          ---------  ---------  ---------  ---------  --------
Net interest income
 (loss) after provision
 for loan losses.........    10,525       (937)     2,596      5,634     1,939
Other income.............    18,086      5,006     17,942      2,937       986
Operating expenses.......    19,693      5,376     15,446      7,932     4,703
                          ---------  ---------  ---------  ---------  --------
Income (loss) before
 income taxes............     8,918     (1,307)     5,092        639    (1,778)
Income tax provision
 (benefit)...............     3,744     (1,279)       125         47      (526)
                          ---------  ---------  ---------  ---------  --------
Net income (loss)........ $   5,174  $     (28) $   4,967  $     592  $ (1,252)
                          =========  =========  =========  =========  ========
SELECTED CASH FLOW DATA:
Cash provided by (used
 in) operations
 (excluding loans held
 for sale)...............   (34,494)    (6,884)   (19,453)     1,589    (1,614)
Proceeds and repayment,
 net, from loans and
 other assets............   256,456     57,242    393,392     76,695    22,011
Purchases of loans and
 other assets............  (773,356)  (240,957)  (621,934)  (190,863)  (57,049)
Cash from financing
 activities..............   438,808    200,578    395,811    108,231    42,323
                          ---------  ---------  ---------  ---------  --------
 Net increase (decrease)
  in cash(2)............. $(112,586) $   9,979  $ 147,816  $  (4,348) $  5,671
                          =========  =========  =========  =========  ========

                                                             DECEMBER 31,
                                            JUNE 30,  --------------------------
                                              1997      1996     1995     1994
                                           ---------- -------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................  $   39,712 $152,298 $  4,482 $  8,830
Portfolio assets:
 Discounted Loans, net...................     395,829  219,630   31,354    2,094
 Non-Discounted Loans, net...............     392,158  191,962  259,417  179,377
 Mortgage-backed and other securities....     189,658   84,964   28,672   29,887
 Foreclosed real estate, net.............     135,984   78,200    4,964    1,208
                                           ---------- -------- -------- --------
 Total portfolio assets..................  $1,113,629 $574,756 $324,407 $212,566
Total assets.............................   1,196,092  753,849  340,695  230,636
Deposits.................................     445,333  501,614  303,524  196,289
Short-term debt..........................     583,468   97,624   13,000   21,500
Long-term debt...........................      84,245   75,000      --       --
Stockholders' equity(3)..................      68,927   61,022    7,039    6,793

                                  SIX MONTHS
                                     ENDED
                                   JUNE 30,       YEAR ENDED DECEMBER 31,
                                 --------------   --------------------------
                                  1997    1996     1996     1995      1994
                                 ------  ------   -------  -------  --------
                                 (ANNUALIZED)
FINANCIAL RATIOS AND OTHER
 DATA:
Return on average assets.......    0.99%  (0.01)%    0.95%    0.24%    (0.92)%
Return on average equity.......   16.24%  (0.16)%   13.68%    8.65%   (31.08)%
Average interest yield on total
 loans.........................    9.02%  10.09%     9.41%   10.02%     7.96 %
Net interest spread(4)(5)......    1.64%   3.86%     3.07%    3.44%     3.08 %
Net interest margin(5)(6)......    1.86%   4.37%     3.63%    3.87%     3.14 %
Ratio of earnings to fixed
 charges(7):
 Including interest on
  deposits.....................    1.25    0.89      1.17     1.04       -- (8)
 Excluding interest on
  deposits.....................    1.42    0.06      2.19     2.19       --
Long-term debt to total
 capitalization(9).............    0.55     --       0.55      --        --
Total financial liabilities to
 equity........................   16.35   14.13     11.35    47.40     32.95
Average equity to average
 assets........................    6.09%   5.13%     6.90%    2.72%     2.96 %
Non-Performing Loans to total
 Non-Discounted Loans at end of
 period(10)....................   14.85%   5.39%    23.69%    4.46%     5.95 %
Allowance for loan losses to
 total Non-Discounted Loans at
 end of period.................    6.45%   5.13%    13.88%    3.60%     3.72 %

                                         SIX
                                       MONTHS
                                        ENDED      YEAR ENDED DECEMBER 31,
                                      JUNE 30,   -----------------------------
                                        1997       1996       1995      1994
                                      ---------  ---------  --------  --------
                                             (DOLLARS IN THOUSANDS)
OPERATING DATA:
Number of pools of loans acquired....        73         41        33        38
Investments and originations:
 Discounted Loans and foreclosed
  real estate........................ $ 247,190  $ 324,159  $ 29,224  $  2,538
 Non-Discounted Loans(11)............   416,234    254,517   157,671    39,023
 Mortgage originations...............    29,742      2,280     8,748     4,345
 Mortgage-backed and other
  securities.........................   107,654     67,604     2,965    14,469
                                      ---------  ---------  --------  --------
   Total............................. $ 800,820  $ 648,560  $198,608  $ 60,375
Recoveries and repayments............   (68,277)   (66,160)  (61,135)  (21,824)
Loan sales and securitizations.......  (180,135)  (301,411)  (16,031)      --
Net change in portfolio assets.......   538,873    250,349   111,841   106,580

--------
 (1) Approximately $8.6 million of the increase in the provisions from 1995 to 1996 related to the Sub-Prime Auto Loans (as defined herein) and $4.8 million of the 1996 provision related to the Inherited Loans. See "Business--Allowances for Losses."
 (2) The increase in cash in 1996 and the decrease in cash for the six months ended June 30, 1997 reflect the receipt of cash from the Company's sale of common stock and its 13% Notes (as defined herein) and the subsequent investment of that cash in interest earning assets.
 (3) Effective January 1, 1996, $11.0 million of common stock was issued in exchange for subordinated debt. Prior to the Company's initial public offering, an additional $17.8 million of common stock was issued for cash. In December 1996, the Company completed its initial public offering, which resulted in $20.9 million of new capital. Effective July 31, 1997, the Company issued to an affiliate shares of a new series of its preferred stock having an aggregate liquidation value of $27.5 million in exchange for the cancellation of certain accounts payable to that affiliate aggregating approximately $27.1 million and cash in the amount of approximately $400,000, resulting in an increase in stockholders' equity of $27.5 million. See "Recent Developments."
 (4) Net interest spread represents average yield on interest-earning assets minus average rate paid on interest-bearing liabilities.
 (5) The reduction in net interest margin and net interest spread in the six months ended June 30, 1997 primarily reflects the significant increase in the Company's holdings of Discounted Loans during the six months then ended. The acquisition of a pool of Discounted Loans tends to reduce net interest margin and net interest spread, because the interest cost of the debt used to fund the acquisition is not offset by a corresponding increase in interest income. Relatively little cash flow from a pool of Discounted Loans is generally received during the first two quarters following the acquisition of that pool and the Company only recognizes interest and discount on Discounted Loans when those loans result in the receipt of cash. In addition, a significant portion of the income associated with Discounted Loans generally results from gains on sales of foreclosed real estate, which are not reflected in interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters." The reduction also reflected a full quarter of interest expense on the $84.2 million of its 13% Notes, the proceeds of which were held for part of the quarter in a lower-yielding liquid investment prior to their use by the Company to fund acquisitions.
 (6) Net interest margin represents net interest income divided by total average earning assets.
 (7) The ratios of earnings to fixed charges were computed by dividing (x) income from continuing operations before income taxes, extraordinary gains and cumulative effect of a change in accounting principle plus fixed charges by (y) fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense.
 (8) Earnings for the year ended December 31, 1994 were inadequate to cover fixed charges by $1.8 million.
 (9) Total capitalization equals long-term debt plus equity.
(10) It is the Company's policy to establish an allowance for uncollectible interest on Non-Discounted Loans that are past due more than 90 days or at such earlier time, when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual, at which time those loans are placed on non-accrual status and deemed non-performing.
(11) Excludes purchases of newly-originated mortgage and manufactured housing loans, which are shown as mortgage originations.

                                 RISK FACTORS

  An investment in the Notes offered hereby involves a high degree of risk. Each prospective investor should carefully examine this entire Offering Memorandum and should give particular attention to the risk factors set forth below before purchasing the Notes offered hereby.

EXTENSIVE USE OF FINANCIAL LEVERAGE

  The Company is highly leveraged. At June 30, 1997, the Company's outstanding indebtedness for borrowed money aggregated approximately $667.7 million, of which approximately $583.5 million was short-term debt secured by the Company's loans and other financial assets. In addition, at that date the Savings Banks had outstanding deposits aggregating approximately $445.3 million. The Company's outstanding indebtedness, together with the deposits at the Savings Banks, represented approximately 93.1% of the Company's total assets at June 30, 1997. The Company's ability to make payments of principal or interest on or to refinance its indebtedness (including the Notes) depends on its future operating performance and its ability to effect additional debt and/or equity financing, which is subject to economic, financial, competitive and other factors beyond its control. In addition, the holders of the Company's secured indebtedness will have a prior claim upon the assets securing that indebtedness and the rights of the holders of the Notes may be deemed to be structurally subordinated to the rights of the holders of that indebtedness as well as to the rights of depositors at the Savings Banks.

  The Company finances its acquisitions of pools of loans with secured borrowings, which generally represent 95% of the purchase price for pools of Non-Discounted Loans and 90% of the purchase price for pools of Discounted Loans. While the highly leveraged nature of the company's loans and other financial assets offers the opportunity for increased rates of return on the Company's invested capital, it involves a greater degree of risk. A relatively small decline in the value of a pool of loans can reduce or eliminate the Company's capital invested in that pool of loans. In addition, in the case of indebtedness incurred pursuant to repurchase agreements, such a decline can result in margin calls (i.e., demands by the Company's lenders for additional cash or assets as security for their loans), which can have an adverse impact on the Company's liquidity and capital resources. This high degree of leverage also makes the Company more vulnerable to a downturn in real estate values or the economy generally. Though management generally expects to repay any indebtedness incurred in connection with an acquisition from the proceeds of the acquired pool of loans, a downturn in the economy or real estate market could reduce those proceeds. An increase in market interest rates or a decline in the value of the collateral securing the acquired pool of loans could adversely effect the ability of the Company to repay its borrowings and could have a material adverse effect on the Company's results of operations and financial condition.

NEED FOR ADDITIONAL FINANCING

  The Company is dependent upon third-party financing. The Company's financing sources include warehouse and repurchase facilities with investment banking firms, secured term loans, brokered and wholesale deposits at the Savings Banks, funds from securitizations, proceeds from sales of debt and equity securities and internally generated funds. At June 30, 1997, the Company had warehouse and repurchase financing facilities totalling approximately $1.1 billion, of which approximately $463.0 million was available. Approximately 60% in principal amount of the Company's warehouse and repurchase financing facilities are committed for specified periods of time, generally six months to three years, and the balance may be withdrawn at any time.

  From time to time, the Company securitizes pools of loans and uses the proceeds to repay borrowings on its warehouse and repurchase facilities, thereby increasing its ability to purchase additional pools of loans. Any substantial reduction in the size or availability of the securitization market or other accounting, tax or regulatory changes adversely affecting the securitization of loans could make the Company more dependent upon its other funding sources, if available, and adversely affect the Company's ability to acquire pools of loans.

  In the past, the Company has relied on the ability of the Savings Banks to use brokered and wholesale deposits as a significant source of funds. The Savings Banks' funding strategy had been to offer deposit rates above those customarily offered by banks and savings institutions in its market. Because the Savings Banks compete for deposits primarily on the basis of rates, the Savings Banks could experience difficulties in attracting deposits to fund their operations if they could not continue to offer deposit rates at levels above those of other banks and savings institutions. In addition, such funding sources, when compared to retail deposits attracted through a branch network, are generally more sensitive to changes in interest rates and volatility in the capital markets and are more likely to be compared by an investor to competing investments. Pursuant to the Orders issued by the OTS, the Savings Banks are currently prohibited from increasing total assets above specified levels and are required to implement certain procedural and administrative changes that may increase the expenses they incur in acquiring additional financial assets. See "--Regulation of the Savings Banks." There can be no assurance as to when, if ever, the Orders will be lifted or modified so that the Company can use the Savings Banks as a source of additional funds. In addition, under FDIC regulations, an "under-capitalized" savings bank may not accept, renew or roll over any brokered deposit and an "adequately-capitalized" savings bank may not do so unless it has applied for and been granted a waiver from the FDIC and complies with certain rate limitations. See "Regulation--Brokered Deposits." Approximately 47.0% of Girard's outstanding deposits as of June 30, 1997 were obtained through third-party deposit brokers. For purposes of the FDIC regulations, "brokered deposits" include deposits obtained through third-party deposit brokers and also include deposits obtained without the use of a broker if they are obtained through the solicitation of deposits by offering rates of interest (with respect to such deposits) which are "significantly higher" than the prevailing rate of interest on depository institutions having the same type of charter in such depository institution's normal market area. The Company believes that the rates of interest that it currently pays on its wholesale deposits not obtained through brokers are not "significantly higher" than those in its market area; however, if in the future the Company were forced by market perceptions of the credit-worthiness of the Savings Banks to increase those interest rates substantially, the non-brokered wholesale deposits could become "brokered deposits" subject to the above requirements and rate limitations. If the Savings Banks could not continue to offer deposit rates at levels above those of other banks and savings institutions, they could experience difficultly attracting deposits. If the Company were required to replace funding now represented by deposits at the Savings Banks (for instance if the Savings Banks ceased to be "well capitalized" and the FDIC did not grant a waiver for the use of brokered deposits) it could experience an increase in its overall cost of funds.

  The Company's expansion strategy will result in the need for additional debt and/or equity financing in the future, and there can be no assurance that the Company will be able to obtain such financing on acceptable terms. The Company's high degree of leverage may make it more difficult for the Company to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes and may cause the Company to dedicate a substantial portion of its cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities. To the extent the Company is unable to extend or replace existing facilities, securitize its loans or increase deposits at the Savings Banks, the Company may have to curtail its acquisition of pools of loans and newly-originated mortgage and manufactured housing loans, which could have a material adverse effect on its financial position and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

RISKS RELATED TO ACQUIRED POOLS OF LOANS

  In determining the purchase price for pools of loans, management makes certain assumptions regarding among other things, the real estate market and the Company's ability to successfully resolve loans and to dispose of any foreclosed real estate. To the extent that the Company's underlying assumptions prove to be inaccurate or the basis for those assumptions change (for example, an unanticipated decline in the real estate market), the price paid by the Company for a pool of loans may prove to have been excessive, resulting in a lower yield or a loss to the Company. Therefore, the success of the Company is highly dependent on its pricing of pools of loans as well as general economic conditions in the geographic areas in which the foreclosed real estate or properties underlying the loans are located. Adverse changes in national economic conditions or in the economic conditions of regions in which the Company acquires pools of loans could impair its ability to successfully resolve loans and have an adverse effect on the value of those pools of loans. In addition, because non-performing loans do not make regular cash payments, the return to the Company is significantly influenced by the time it takes to resolve the loan, which varies based on, among other things, state consumer protection and foreclosure laws, both of which are subject to change. If and to the extent that the Company expands its operations to include the acquisition of pools of loans of a type or from a geographic market with respect to which management does not have substantial prior experience, such operations may involve a higher risk of loss.

  The Company's operating results and cash flow fluctuate from quarter to quarter as a result of the volume of the Company's acquisitions of pools of loans and newly-originated mortgage and manufactured housing loans, the prices paid by the Company for pools of loans, the volume of loans resolved, the differences between the Company's cost of funds and the average interest rates of the acquired loans, the timing and size of provisions for loan losses, variations in the effectiveness of the Company's hedging strategies, the interest rate for senior classes of mortgage-backed securities issued in securitizations, and the timing and size of securitizations or other loan dispositions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, fluctuations in quarterly results and cash flows could have a negative effect on the Company's ability to service its indebtedness.

REGULATION OF THE SAVINGS BANKS

  Following examinations of the Savings Banks and Wilshire Acquisitions Corporation ("WAC"), the holding company for the Savings Banks, by the OTS in each of 1994, 1995, 1996 and 1997, the OTS has issued Reports of Examination that were critical of the Savings Banks and WAC in a number of significant respects. These regulatory concerns initially resulted in the OTS requiring First Bank to enter into a Supervisory Agreement on June 8, 1995. The Supervisory Agreement required First Bank to take actions to achieve compliance with certain laws and regulations and safe and sound practices and to (a) develop plans and procedures concerning (i) reduction of non-performing assets, (ii) internal asset review, (iii) asset monitoring, (iv) appraisals,
(v) loan underwriting and (vi) loan purchases; (b) enhance recordkeeping; (c) develop requirements to ensure that the servicing of loans by WCC is satisfactory; and (d) maintain its separate corporate existence. In addition, the Supervisory Agreement required First Bank to maintain certain minimum capital ratios and prohibited First Bank from increasing total assets beyond specified levels and acquiring non-performing assets without the prior written consent of the OTS.

  In July 1996, the OTS advised First Bank that it had not fully complied with the terms of the Supervisory Agreement and that both Savings Banks had failed in a number of respects to address regulatory concerns raised in the 1994 and 1995 examination reports. The OTS also expressed continuing concerns regarding the adequacy of management of First Bank and the quality of the assets acquired by the Savings Banks. As a result of these issues, the OTS replaced the Supervisory Agreement with a Cease and Desist Order, effective October 31, 1996. Given the similar nature of Girard's business activities, the OTS issued a Cease and Desist Order to Girard similar to the Order issued to First Bank. The issuance of a cease and desist order is generally evidence of an increased level of regulatory concern regarding the subject institution.

  The Orders also prohibit First Bank and Girard from increasing their total assets, as measured at the end of each calendar quarter, in excess of $145 million and $408 million, respectively, plus total net interest credited on deposit liabilities. Due to the issuance of the Orders, the Company does not expect to be able to grow the Savings Banks until and unless the Orders are lifted or modified.

  The Orders also required the Savings Banks to (a) revise policies and procedures concerning (i) internal asset reviews, (ii) the allowances for loan and lease losses, (iii) loan purchases, (iv) internal audits and (v) hedging transactions; (b) develop plans to augment the depth and expertise of the management teams; (c) revise business plans; (d) modify certain policies concerning the accounting for loan discounts; (e) improve monitoring of (i) interest rate risk, (ii) asset classifications (e.g., as held for sale versus held to maturity) and (iii) compliance with laws and regulations concerning transactions with affiliates; (f) ensure compliance with the proper servicing of adjustable-rate mortgages and escrow accounts; (g) ensure servicer correction of OTS-identified deficiencies in information systems; and
(h) enhance recordkeeping. In addition, First Bank is required to correct OTS-identified deficiencies in its merchant bankcard processing operations. These requirements were accompanied by related requirements that the Savings Banks submit to the OTS, by certain specified dates, various policies, plans and reports on other actions to comply with the Orders. In some cases, OTS approval of such information is required. The Savings Banks implemented numerous actions to address the requirements of the Orders, including (i) hiring additional management personnel for the Savings Banks, (ii) engaging Arthur Andersen LLP to review management's implementation of corrective actions designed to respond to the provisions of the Orders, as required by the OTS, (iii) increasing the size of the internal asset review department, and (iv) revising internal asset review policies as appropriate.

  The Orders are enforceable by the OTS as written agreements under the Federal Deposit Insurance Act. Therefore, failure to comply with the requirements of the Orders could subject the Savings Banks and their directors and officers to further enforcement actions.

  The OTS recently completed its 1997 examination of the Savings Banks and issued a Report of Examination that continues to be critical of the Savings Banks in a number of significant respects and indicated that the Orders would not be lifted. The 1997 Report of Examination characterized asset quality as "poor" and expressed concern with, among other things (i) the sale of substantially all of the Savings Banks' performing Loans and the acquisition of non-Performing Loans and their impact on earnings and future loss provisions, (ii) the Savings Banks' procedures for acquiring and servicing loans, (iii) the policies and procedures concerning allowances for loan and lease losses and hedging transactions, (iv) the methods for measuring and monitoring interest rate risk and (v) recordkeeping and systems for financial and other reporting. The 1997 Report of Examination also indicated that (i) the Savings Banks had not adequately demonstrated that the servicing fees charged to the Savings Banks by WCC were comparable to fees charged by non-affiliated parties, (ii) the Savings Banks' books and records continued to be deficient in several respects, (iii) First Bank's merchant bankcard operations reflected certain deficiencies and (iv) the Savings Banks' loan loss policy was not adequately supported or documented. As a result, the Savings Banks were found not to be in compliance with the provisions of the Orders covering bankcard operations, transactions with affiliates, allowance for loan and lease losses and accounting books and records and the Savings Bank were directed to remedy the deficiencies in a timely manner.

  As part of its examination of Girard, the OTS indicated that, based on Girard's portfolio as of March 31, 1997, Girard should increase its provision for loan losses and reserves for real estate owned to $27.0 million effective as of June 30, 1997. Since completion of the 1997 examination, Girard's management has continued to discuss with OTS personnel the level of reserves to be required. Among other things, management has argued that (i) the amount of additions to the General Valuation Allowance ("GVA") suggested by the examination team with respect to non-performing single family mortgage loans is excessive because the Savings Banks use an asset-specific reserve methodology for such loans that results in Specific Valuation Allowances (or asset-specific reserves) against such loans in amounts that are conservative by industry standards and (ii) a dollar number for reserve additions as of June 30, 1997 cannot be determined as of March, 1997 (as the examination staff attempted to do) because the portfolio has changed from March to the end of June, 1997 as a result of settlements, recoveries and revised valuations associated with migrations of loans to real estate owned. The OTS has disagreed with some of management's arguments, but has agreed not to require additions to the GVA at this time. There can be no assurance that the OTS will not require substantial additional reserves following future examinations. It is likely that the non-traditional nature of the Savings Banks' activities (in terms of both funding sources and investments) will cause the Savings Banks to be subject for the foreseeable future to heightened regulatory scrutiny.

  The Company is currently classified as a multiple savings and loan holding company under applicable law as a result of its ownership of the Savings Banks. Multiple savings and loan holding companies are subject to activities limitations. In general, a multiple savings and loan holding company (or a subsidiary thereof that is not an insured institution) may not commence or continue for more than a limited period of time after becoming a multiple savings and loan holding company (or a subsidiary thereof), any business activity other than (i) furnishing or performing management services for a subsidiary insured institution; (ii) conducting an insurance agency or an escrow business; (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary insured institution; (iv) holding or managing properties used or occupied by a subsidiary insured institution; (v) acting as trustee under deeds of trust;
(vi) those activities previously directly authorized by the OTS by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) subject to prior approval of the OTS, those activities authorized by the Federal Reserve Board (the "FRB") as permissible investment for bank holding companies. A savings and loan holding company which has only one insured financial institution subsidiary (known as a "unitary" savings and loan holding company) and which subsidiary qualifies as a qualified thrift lender (as defined herein) generally has the broadest authority to engage in various types of business activities with little to no restrictions on its activities, except that historically savings and loan holding companies have not been permitted to acquire or be acquired by an entity engaged in securities underwriting or market making. The Company recently filed an application with the OTS to merge First Bank and Girard, which would enable the Company to be treated as a unitary savings and loan holding company. Although the OTS has indicated in discussions with management that it would permit the merger of First Bank and Girard, there can be no assurance as to whether or when such merger will be consummated.

RISK OF INCREASED CAPITAL REQUIREMENTS

  The Orders require that both Savings Banks not engage in unsafe and unsound practices and that they maintain minimum capital ratios as of December 31, 1996 required of institutions to be deemed "well-capitalized" rather than "adequately capitalized" (as those terms are defined under the regulatory framework for prompt corrective action) because of the riskiness of their business plan. OTS regulations permit the OTS to impose even higher capital requirements on a savings bank if it determines that the bank's existing capital is or may become inadequate in view of the bank's circumstances. In making such determination, the OTS can take into account a number of factors, including the bank's loan portfolio quality, recent operating losses or anticipated losses, the condition of its holding company and whether the bank is receiving special supervisory attention, among other matters. In connection with the 1997 examination, the OTS indicated that the capital level of Girard was less than satisfactory and the capital level of First Bank was not adequate in view of their risk profiles, despite the fact that the Savings Banks had capital levels that qualified them as "well capitalized" under OTS regulatory capital requirements. The OTS also suggested in the Report of Examination that the Savings Banks' current capital requirements may not be appropriate given the deficiencies noted in the examination. Following the 1997 examination, the Savings Banks' management had further discussions with the OTS relating to capital levels at the Savings Banks, in which the OTS indicated that the dollar amount of capital maintained by the Savings Banks as of March 31, 1997 would be viewed as satisfying the minimum capital requirements for the immediate future and that the Company would not be required to inject additional capital at this time. Notwithstanding the foregoing, the OTS may review this decision at any time and could impose additional capital requirements on the Savings Banks in the future. If the OTS were to impose higher capital requirements on the Savings Banks, the Company might inject additional capital into the Savings Banks, whether or not such usage of capital is optimal for the Company. Such additional capital contributions may have the effect of reducing or eliminating the Company's overall net income or requiring the Company to obtain additional debt or equity capital.

  In the event that the Company was unable or refused to inject capital into the Savings Banks to qualify as "well-capitalized" as required by the OTS in the Orders or to meet higher individual capital requirements imposed by the OTS, significant adverse consequences can be expected to result. Among other things, failure to maintain capital at the level necessary for the Savings Banks to qualify as "well-capitalized" could result in a prohibition on the use by the Savings Banks of funding sources on which they rely. Under FDIC regulations, a depository institution that does not qualify as "well-capitalized" must obtain a waiver from the FDIC before accepting or renewing any brokered deposit. There can be no assurance that such a waiver would be granted. Approximately 47.0% of Girard's deposits (or approximately $161.7 million) as of June 30, 1997 were obtained through third party deposit brokers.

ABILITY TO MANAGE GROWTH

  The Company has undergone rapid and significant growth and is continuing to pursue a policy of rapid growth, including expansion of its operations internationally. The Company's rapid growth has imposed a significant strain on its management resources and there can be no assurance that the Company will be able to attract and retain the necessary personnel to manage its operations effectively, in which event its business, operating results and financial condition could be materially and adversely affected.

RISKS OF INTERNATIONAL OPERATIONS

  The Company's international operations are subject to most of the same risks associated with its U.S. operations as well as such additional risks as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risks of political and economic instability, difficulties in managing international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with a wide variety of foreign laws. In addition, the Company's management has only limited experience in the purchasing and servicing of real estate loans in foreign countries and its ability to evaluate and effectively price loan pool acquisitions abroad may be subject to a higher risk of error. Accordingly, there can be no assurance that one or more of these factors will not have a materially adverse effect on the Company's operations.

  Since the commencement of operations in Western Europe in September 1996, the Company has acquired one pool of Discounted Loans and one pool of Non-Discounted Loans in the United Kingdom with aggregate principal amounts of approximately $15.6 million and $0.9 million, respectively, and has purchased a French entity which owns portfolios of Non-Discounted Loans, Discounted Loans and foreclosed real estate in France for an aggregate purchase price of approximately $50 million. The Company has also agreed, along with a co-investor, to acquire from a major international insurance company its portfolio of Discounted and Non-Discounted Loans in France for an aggregate purchase price of approximately $150 million (for which the Company would be responsible for half). If these acquisitions are completed, the Company's concentration of assets located internationally will be significantly increased. There can be no assurance however as to when or if such acquisitions will be completed.

COMPETITION

  The Company faces competition in purchasing pools of loans from several other companies that specialize in this business, some of which have greater resources than the Company. For large pools of loans (over $20.0 million), the Company's competitors also include several investment banks and investor consortiums. The current level of return realized by the Company and its competitors in purchasing pools of loans and foreclosed real estate could attract additional competitors to these markets. Heightened competition would likely result in higher prices for pools of loans and correspondingly lower yields on the Company's investment in those pools.

DEPENDENCE ON WILSHIRE CREDIT CORPORATION

  The Company relies on WCC to service its pools of loans and is expected to continue to rely on WCC for two to three years. In addition, the Company's mortgage loan origination program is conducted through WCC to comply with certain licensing requirements, and WCC also provides certain administrative services to the Company. WCC is significantly leveraged and its servicing rights are pledged to secure those borrowings. Until such time as the Company commences servicing for its own account, the loss of the services of WCC for any reason could have a material adverse impact on the Company. See "Business-Servicing--The Sub Servicer."

DEPENDENCE ON AND CONTROL BY PRINCIPAL SHAREHOLDERS

  The Company's growth and development to date have been highly dependent upon the services of its Principal Shareholders: Andrew A. Wiederhorn, the Company's Chief Executive Officer, and Lawrence A. Mendelsohn, the Company's President. The loss of the services of either Mr. Wiederhorn or Mr. Mendelsohn for any reason could have a material adverse effect on the Company. The Company is party to employment agreements with each of Messrs. Wiederhorn and Mendelsohn. See "Management--Employment Agreements." The Company also maintains "key man" life insurance on the lives of Messrs. Wiederhorn and Mendelsohn.

  The Principal Shareholders beneficially own in the aggregate approximately 73% of the combined voting power of all outstanding shares of common stock of the Company. As a result, acting together, they are able to effectively control all matters requiring approval by stockholders. This voting control may have the effect of discouraging offers by third parties to acquire the Company because the consummation of any such acquisition would require the consent of the Principal Shareholders.

  At June 30, 1997, WCC had approximately $108.9 million of outstanding indebtedness to a single lender that was incurred to finance its growth and to provide funds to the Principal Shareholders to finance their acquisition of the Savings Banks and to fund their growth. Substantially all of this indebtedness is personally guaranteed by the Principal Shareholders. If the Principal Shareholders were required to personally repay WCC's indebtedness, the Principal Shareholders would need to sell a significant portion of their shares of common stock of the Company to fund such repayment, which could result in a Change in Control.

RISKS RELATED TO SECURITIZATION

  Under certain circumstances, the Company may be required to advance funds to securitization trusts, indemnify the trustee and the underwriters and repurchase certain loans that were securitized. In connection with a securitization, the Company may be required to agree that, in the event of a breach of any representation or warranty made by it that materially and adversely affects the value of an underlying mortgage loan, the Company will repurchase that loan at a price equal to the then outstanding principal balance of the loan and any accrued and unpaid interest thereon. In addition, under certain circumstances, the Company could be removed as the servicer for the loans it securitizes.

HEDGING ACTIVITIES

  A significant portion of the Company's earnings are derived from its net interest income. Changes in the general level of interest rates generally will affect the Company's net interest income by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities and the cost of carry of non-performing loans and foreclosed real estate. The Company actively monitors its assets and liabilities and employs a hedging strategy that seeks to limit the effects of changes in interest rates on its operations. An effective hedging strategy is complex, and no hedging strategy can completely insulate the Company from interest rate risks. The nature and timing of, and the creditworthiness of the counter-parties to hedging transactions may impact the effectiveness of the Company's hedging strategies. Poorly designed strategies or improperly executed transactions may increase rather than mitigate the interest risk. At the conclusion of its recent examination of the Savings Banks, the OTS indicated that, in the OTS's judgment the Company's hedge analyses are insufficient to support current hedging activities at the Savings Banks.

LIMITATIONS ON CHANGE IN CONTROL

  The Indenture requires the Company, upon the occurrence of a Change of Control Event, to make an offer to purchase the Notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of repurchase. The exercise by the holders of the Notes of their right to require the Company to purchase the Notes upon the occurrence of a Change in Control Event may have an adverse effect on the Company. In addition, the 13% Notes have a similar provision. There can be no assurance that the Company would have sufficient funds available to repurchase any of the Notes or the 13% Notes that may be tendered upon the occurrence of a Change of Control Event. See "Description of Notes--Certain Covenants-- Change in Control."

LIMITED MARKET FOR THE NEW NOTES

  The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation system. The Company has been advised by the Initial Purchaser, that following the completion of the Exchange Offer, the Initial Purchaser presently intends to make a market in the New Notes. The Initial Purchaser, however, is not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any trading market for the New Notes.

                              RECENT DEVELOPMENTS

  Effective July 31, 1997, the Company issued to an affiliate shares of a new series of its preferred stock having an aggregate liquidation value of $27.5 million in exchange for the cancellation of certain accounts payable to that affiliate aggregating approximately $27.1 million and cash in the amount of approximately $400,000, resulting in an increase in stockholders' equity of $27.5 million. The holders of the preferred stock have a preference with respect to dividends and distributions on liquidation. Dividends on the preferred stock will be payable in additional shares of preferred stock rather than cash. The Company has the option, at any time, to call the preferred stock at its liquidation value, subject to certain limitations contained in the indenture relating to the 13% Notes and the Indenture relating to the Notes.

  The Company is currently in discussions with the OTS regarding the modification or elimination of certain restrictive provisions of the Orders and has reached a tentative oral agreement that additional reserves and capital are not currently required. There can be no assurance that any modifications to the Orders will occur or that the OTS will not require additional capital or reserves now or in the immediate future.

  The Company has agreed, along with a co-investor, to acquire from a major international insurance company, its portfolio of Discounted and Non-Discounted Loans in France for an aggregate purchase price of approximately $150 million (for which the Company would be responsible for half).

  The Company is a party to a letter of intent with a mortgage loan originator located in California regarding the potential acquisition of the originator for a purchase price of approximately $2.7 million. The Company also is a party to a letter of intent with another mortgage loan originator regarding the potential acquisition of the originator for a fixed component of approximately $8.0 million and a variable component based upon after tax earnings. There can be no assurance as to when or if such acquisitions will be consummated.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds or incur any additional indebtedness as a result of issuance of the New Notes pursuant to the Exchange Offer. The net proceeds from the sale of the Old Notes was approximately $95.6 million. The Company intends to use such net proceeds to provide the capital (or equity) portion of the Company's investment in future leveraged acquisitions of pools of loans and other investments and for general corporate purposes.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at June 30, 1997 and as adjusted to give effect to the (i) the Exchange Offer and (ii) the issuance of its preferred stock as described under "Recent Developments." The information below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                             JUNE 30, 1997
                                                         ----------------------
                                                           ACTUAL   AS ADJUSTED
                                                         ---------- -----------
                                                         (DOLLARS IN THOUSANDS)
Short-term debt:
  Warehouse facilities and repurchase agreements........ $  583,468 $  583,468
  Deposits..............................................    445,333    445,333
                                                         ---------- ----------
    Total short-term debt............................... $1,028,801 $1,028,801
                                                         ========== ==========
Long-term debt:
  13% Notes due 2004.................................... $   84,245 $   84,245
  13% Series B Notes due 2004...........................        --     100,000
                                                         ---------- ----------
    Total long-term debt................................     84,245    184,245
                                                         ---------- ----------
Stockholders' equity:
  Preferred Stock, par value $0.01 per share; 10,000,000
   shares authorized; no shares outstanding (actual);
   27,500 shares outstanding (as adjusted)(1)...........        --      27,500
  Common Stock, par value $0.01 per share; 50,000,000
   shares authorized; 7,570,000 shares issued and
   outstanding(2).......................................     55,897     55,897
  Retained earnings.....................................     10,396     10,396
  Unrealized gain on securities available for sale,
   net..................................................      2,634      2,634
                                                         ---------- ----------
    Total stockholders' equity..........................     68,927     96,427
                                                         ---------- ----------
    Total capitalization................................ $  153,172 $  280,672
                                                         ========== ==========

--------
(1) See "Recent Developments."
(2) Excludes shares issuable upon the exercise of options. See "Management-- Executive Compensation."

                REGULATORY CAPITAL RATIOS OF THE SAVINGS BANKS

  The following table sets forth the regulatory capital ratios of the Savings Banks at June 30, 1997:

                                                                   JUNE 30, 1997
                                                                   -------------
Regulatory capital ratios of First Bank
  Tangible capital................................................     11.2%
  Core capital....................................................     11.2%
  Total capital to risk-weighted assets...........................     15.2%
Regulatory capital ratios of Girard
  Tangible capital................................................     8.4%
  Core capital....................................................     8.4%
  Total capital to risk-weighted assets...........................     10.8%

                              THE EXCHANGE OFFER

GENERAL

  The Company hereby offers upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which constitute the "Exchange Offer"), to exchange up to $100,000,000 aggregate principal amount New Notes for a like aggregate principal amount at maturity of Old Notes properly tendered on or prior to the Expiration Date and not withdrawn. The Exchange Offer is being made with respect to all of the Old Notes.

  As of the date of this Prospectus, $100,000,000 aggregate principal amount of Old Notes were outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about    , 1997, to the Trustee, for
distribution to all registered holders of Old Notes. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions. See "--Certain Conditions to the Exchange Offer."

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to (i) file a registration statement with the Commission with respect to a registered offer to exchange the Old Notes for a new series of notes with terms substantially identical in all material respects to the Old Notes (except that the new notes will not contain terms with respect to transfer restrictions) and (ii) use its best efforts to cause such registration statement to become effective under the Securities Act within 180 days after the Issue Date. This Prospectus and the Registration Statement to which it relates are intended to satisfy the Company's obligations under the Registration Rights Agreement.

  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that the New Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

  By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) neither the Holder nor any such person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, and (iv) the Holder and such other person acknowledge that (a) any person participating in the Exchange Offer for the purpose of distributing the New Notes must, in the absence of an exemption herefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in the Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company.

  As a result of the filing and effectiveness of the Exchange Offer Registration Statement of which this Prospectus is a part, certain prospective increases in the interest rate on the Old Notes provided for in the Registration Rights Agreement will not occur. See "Exchange Offer; Registration Rights." Following the consummation of the Exchange Offer, Holders of the Old Notes will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Consequences of Failure to Exchange."

TERMS OF THE EXCHANGE OFFER

  The Company hereby offers, upon the terms and subject to the conditions set forth herein and the Letter of Transmittal, to exchange $1,000 in principal amount of New Notes for each $1,000 in principal amount of its outstanding Old Notes. New Notes will only be issued in denominations of $1,000 and integral multiples in excess thereof. The Company will accept for exchange any Old Notes which are properly tendered on or prior to the Expiration Date. The Exchange Offer may be extended, terminated or amended as provided below.

  The form and terms of the New Notes under the Indenture will be identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the New Notes will have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof, and
(ii) holders of the New Notes will not be entitled to certain rights intended for Holders of unregistered securities under the Registration Rights Agreement which will terminate upon the consummation of the Exchange Offer. The New Notes evidence the same debt as the Old Notes and will be issued under, and be entitled to the benefits of, the Indenture governing the Old Notes. The New Notes will bear interest from the date of issuance at the same rate and upon the same terms as the Old Notes. See "Description of Notes." Holders of Old Notes whose Old Notes are accepted in exchange will not receive any payment in respect of accrued and unpaid interest on the Old Notes. Such accrued and unpaid interest on the Old Notes will be payable with the first interest payment on the New Notes.

  The Company has fixed the close of business on     , 1997 as the record date
for the Exchange Offer for the purpose of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered Holder of Old Notes (or such Holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered Holders of Old Notes entitled to participate in the Exchange Offer.

  Holders of Old Notes do not have appraisal or dissenters' rights in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for tendering Holders of Old Notes for the purposes of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Tendering Holders will not be required to pay brokerage commissions or fees or, subject to the instructions of the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes for New Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain taxes which may be levied in the event of any transfer of ownership, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m. New York City time, on     ,
1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes tendered pursuant to the Exchange Offer (ii) if any of the conditions set forth under "Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer or (iii) to amend the terms of the Exchange Offer in any manner. The Company shall give oral or written notice of any such delay, extension, termination or amendment to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 10:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any such announcement, the Company shall not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate such public announcement, other than by making a timely release to any news agency customarily used by the Company for making public announcements. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered Holders of the Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days following such distribution, depending upon the significance of the amendment and the manner of the disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE NEW NOTES

  Interest on each New Note will accrue from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from August 15, 1997, the date of issuance of the Old Notes. Holders of Old Notes whose Old Notes are accepted in exchange will not receive any payment in respect of accrued and unpaid interest on the Old Notes. Such accrued and unpaid interest on the Old Notes will be payable with the first interest payment on the New Notes. Interest on the Notes is payable semi-annually in arrears on August 15 and February 15 of each year, commencing February 15, 1998.

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth herein and in this Prospectus and the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal relating to such Old Notes, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date for the Exchange Offer. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent, along with the related Letter of Transmittal, prior to the Expiration Date for the Exchange Offer or (ii) the Holder must comply with the guaranteed delivery procedures described below (unless such tender is being effected pursuant to the procedure for book-entry transfer described below).

  By executing the Letter of Transmittal, each Holder of Old Notes will make to the Company the representations set forth above in the third paragraph under the heading "Purpose and Effect of the Exchange Offer."

  THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder (including any participant in DTC whose name appears on a security position listed as the owner of Old Notes, of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or by such other Eligible Institution within the meaning of Rule 17A(d)-15 under the Exchange Act (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

  Tenders may be made only in principal amounts of $1,000 and integral multiples in excess thereof. Subject to the foregoing, Holders may tender less than the aggregate principal amounts represented by the Old Notes deposited with the Exchange Agent provided they properly indicate this fact in the Letter of Transmittal accompanying the Old Notes.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes tendered or to be tendered pursuant to such Exchange Offer either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes tendered or to be tendered pursuant to the Exchange Offer either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If a Letter of Transmittal, endorsement, bond power, power of attorney or other document required by the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

  If a Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or the nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender directly, such beneficial owner must, prior to competing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangement to register ownership of the Old Notes in such beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY PROCEDURES

  Holders who desire to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes and Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfers on a timely basis must tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:

    (i) such tender must be made by or through an Eligible Institution and Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder:

    (ii) prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Letter of Transmittal and a Notice of Guaranteed Delivery (by facsimile, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within five business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and

    (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer must be received by the Exchange Agent within five business days after the Expiration Date.

  Any Holder who desires to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent received the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m. New York City time, on the Expiration Date. Failure to complete the guaranteed delivery procedures outlined above will not, of itself, affect the validity or effect the revocation of any Letter of Transmittal form properly completed and executed by a Holder who attempted to use the guaranteed delivery process.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent. Upon acceptance by the Company of all Old Notes properly tendered and not withdrawn prior to the Expiration Date, the Company will issue New Notes to each tendering holder having an aggregate principal amount equal to the sum of the aggregate principal amount of such Old Notes tendered.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration date or termination of the Exchange Offer.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not completed within 180 days of the Issue Date, the Company will, at its cost, (a) as promptly as practicable and in any event no later than 60 days after such filing obligation arises, file with the Commission a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement"), (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 45 days after such filing occurs and (c) use its best efforts to keep effective the Shelf Registration Statement until two years after the date of original issuance of the Notes or such shorter period that will terminate when all of the Notes covered thereby have been sold pursuant thereto or in certain other circumstances. The Company will, in the event of the Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus, which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes who sells such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the business day prior to the Expiration Date, unless previously accepted for payment.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the respective Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the certificate numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes," at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding the foregoing or any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur, which occurrence, in the sole judgment of the Company any regardless of the circumstances (including any action by the Company) giving rise to any such events, makes it inadvisable to proceed with the Exchange Offer:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any domestic or foreign government or governmental authority or any action shall have been taken, proposed or threatened, by any domestic or foreign government, governmental authority, agency or court, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or would otherwise make it inadvisable in the reasonable judgment of the Company to proceed with the Exchange Offer;

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

    (c) any change (or development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operation or prospects of the Company that, in the reasonable judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have an adverse significance with respect to the value of the New Notes or the Old Notes; or

    (d) any governmental approval has not been obtained which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the rights of Holders to withdraw such Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company may extend the Exchange Offer for a period of five to 10 business days following such distribution, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement or the qualification of the Indenture under the Trust Indenture Act of 1939.

  The Company has no obligation to, and will not knowingly, accept tenders of Old Notes from affiliates of the Company (within the meaning of Rule 405 under the Securities Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradeable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states.

  Holders of Old Notes may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer, notwithstanding any nonfulfillment of the above conditions. Such conditions are not intended to modify such rights and remedies in any respect.

EXCHANGE AGENT

  Bankers Trust Company has been appointed as the exchange agent (the "Exchange Agent"). The executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the related Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

          By Registered or                     By Hand/Overnight Courier:

           Certified Mail:

                                                  Bankers Trust Company
        Bankers Trust Company                Corporate Trust & Agency Group
   c/o BT Services Tennessee, Inc.                Reorganization Dept.
   Corporate Trust & Agency Group               Receipt & Delivery Window
        Reorganization Dept.                     123 Washington Street,
           P.O. Box 292737                              1st Floor
      Nashville, TN 37229-2737                     New York, NY 10006


            By Facsimile:                             By Telephone:


           (615) 315-0139                            (615) 835-3575

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $75,000, which includes fees and expenses of the Exchange Agent, the Trustee under the Indenture for the New Notes, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

ACCOUNTING TREATMENT

  The New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes in accordance with generally accepted accounting principles.

CONSEQUENCES OF FAILURE TO EXCHANGE; TRANSFERS OF EXCHANGE NOTES

  The Old Notes which are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A, (iii) in an offshore transaction in accordance with Regulation S under the Securities Act, but only in the case of a transfer that is effected by the delivery to the transferee of Old Notes registered in its name (or its nominee's name) on the books maintained by the registrar of the Old Notes, (iv) pursuant to an exemption from registration in accordance with Rule 144 (if available) or Rule 145 under the Securities Act, (v) in reliance on another exemption from the registration requirements of the Securities Act but only in the case of a transfer that is effected by the delivery to the transferee of Old Notes registered in its name (or its nominee's name) on the books maintained by the registrar of the Old Notes, and subject to the receipt by the registrar or co-registrar of a certification of the transferor and an opinion of counsel (satisfactory to the Company) to the effect that such transfer is in compliance with the Securities Act, or (vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALES OF THE NEW NOTES

  With respect to resales of New Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a Holder (other than (i) a broker dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Old Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any Holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such Holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

ADDITIONAL INTEREST

  The Registration Rights Agreement provides that, if (i) an Exchange Offer or Shelf Registration Statement is not declared effective on or prior to the 180th day following the Issue Date; or (ii) the Exchange Offer is not consummated within 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission or a Shelf Registration Statement is not declared effective on or prior to the 180th calendar day after the Issue Date; or (iii) either (A) the registration statement relating to a registered Exchange Offer (the "Exchange Offer Registration Statement") ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date (each such event referred to in clauses (i) through (iii) above, a "Registration Default"), then the per annum interest rate on the Notes will increase by 25 basis points following the 180-day period referred to in clause (i) above, following the 30-day period or 180-day period referred to in clause (ii) above, as the case may be, or in the case of clause
(iii) above, immediately following such Registration Default; and the per annum interest rate will increase by an additional 25 basis points at the beginning of each subsequent 30-day period in the case of clause (i), (ii) or
(iii) above, or 90-day period in the case of clause (iv) above; provided, however, that in no event will the per annum interest rate borne by the Notes be increased by more than 150 basis points. Upon the filing of the Exchange Offer Registration Statement, the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, the interest borne by the Notes from the date of such filing, consummation or effectiveness, as the case may be, will be reduced to the original interest rate set forth on the cover of this Offering Memorandum; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate may again be increased pursuant to the foregoing provisions.

                        SELECTED FINANCIAL INFORMATION

  The following tables present selected consolidated financial information for the Company at the dates and for the periods indicated. The historical income statement and balance sheet data at and for the years ended December 31, 1996, 1995 and 1994 have been derived from the Audited Financial Statements of the Company included elsewhere in this Prospectus. The historical income statement and data presented for the six month periods ended June 30, 1997 and 1996 has been derived from Unaudited Financial Statements and include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the Company's results of operations for these periods. Operating results for the six month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period of the entire year ending December 31, 1997. The selected consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements and related notes as set forth elsewhere herein. Because certain predecessors of the Company were under common control, the accompanying financial statements are presented on a combined basis as of December 31, 1994 and for the period from November 9 through December 31, 1994. Financial information as of December 31, 1996 and 1995 and for the years then ended is presented on a consolidated basis. For convenience, all the accompanying financial statements are referred to as "consolidated." See Note 1 to the Consolidated Financial Statements.

  The pools of loans acquired by the Company generally consist primarily of either Discounted Loans or Non- Discounted Loans, but may include other types of loans. However, for accounting purposes all of the loans in a particular pool are classified as either Discounted Loans or Non-Discounted Loans, based on whether the pool consists primarily of Discounted Loans or Non-Discounted Loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Accounting Matters."

                             SIX MONTHS ENDED
                                 JUNE 30,          YEAR ENDED DECEMBER 31,
                            -------------------  ------------------------------
                              1997       1996      1996       1995       1994
                            ---------  --------  ---------  ---------  --------
                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Total interest income.....  $  43,792  $ 21,951  $  48,422  $  24,381  $  9,569
Total interest expense....     34,691    12,020     29,277     14,481     5,457
                            ---------  --------  ---------  ---------  --------
  Net interest income.....      9,101     9,931     19,145      9,900     4,112
Provision for (recovery
 of) loan losses(1).......     (1,424)   10,868     16,549      4,266     2,173
                            ---------  --------  ---------  ---------  --------
  Net interest income
   (loss) after provision
   for loan losses........     10,525      (937)     2,596      5,634     1,939
                            ---------  --------  ---------  ---------  --------
Other Income:
  Bankcard income(2)......      3,391     3,275      6,790      4,694       635
  Bankcard processing
   expense................     (2,330)   (2,616)    (5,124)    (3,462)     (274)
  Gain on sale of loans...     11,216     1,983     11,538        642       --
  Loan fees and charges...        451       632      1,747        610        43
  Trading account--
   unrealized gain........         14     1,601      1,833        --        --
  Foreclosed real estate,
   net....................      2,739      (115)       556       (170)     (241)
  Servicing revenue.......      1,944       --         --         --        --
  Other, net..............        661       246        602        623       823
                            ---------  --------  ---------  ---------  --------
    Total other income....     18,086     5,006     17,942      2,937       986
                            ---------  --------  ---------  ---------  --------
Other Expenses:
  Compensation and
   employee benefits......      6,651     1,538      4,464      2,516     1,922
  FDIC insurance
   premiums...............        523       387      2,381        721       261
  Occupancy...............        415       142        339        385       319
  Professional services...        962       297        700      1,028       507
  Data processing and
   equipment rentals......        153       124        229        232       162
  Loan service fees and
   expenses...............      7,995     2,122      5,176      1,958       242
  Other general and
   administrative
   expenses...............      2,994       766      2,157      1,092     1,290
                            ---------  --------  ---------  ---------  --------
    Total other expenses..     19,693     5,376     15,446      7,932     4,703
                            ---------  --------  ---------  ---------  --------
Income (loss) before in-
 come taxes...............      8,918    (1,307)     5,092        639    (1,778)
Income tax provision (ben-
 efit)....................      3,744    (1,279)       125         47      (526)
                            ---------  --------  ---------  ---------  --------
Net income (loss).........  $   5,174  $    (28) $   4,967  $     592  $ (1,252)
                            =========  ========  =========  =========  ========
SELECTED CASH FLOW DATA:
Cash provided by (used in)
 operations (excluding
 loans held for sale).....  $ (34,494) $ (6,884) $ (19,453) $   1,589  $ (1,614)
Proceeds and repayments
 from loans and other
 assets...................    256,456    57,242    393,392     76,695    22,011
Purchase of loans and
 other assets.............   (773,356) (240,957)  (621,934)  (190,863)  (57,049)
Cash from financing activ-
 ities....................    438,808   200,578    395,811    108,231    42,323
                            ---------  --------  ---------  ---------  --------
  Net increase (decrease)
   in cash(3).............  $(112,586) $  9,979  $ 147,816  $  (4,348) $  5,671
                            =========  ========  =========  =========  ========

                                                             DECEMBER 31,
                                            JUNE 30,  --------------------------
                                              1997      1996     1995     1994
                                           ---------- -------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................. $   39,712 $152,298 $  4,482 $  8,830
Portfolio assets:
  Discounted Loans, net...................    395,829  219,630   31,354    2,094
  Non-Discounted Loans, net...............    392,158  191,962  259,417  179,377
  Mortgage Backed other securities........    189,658   84,964   28,672   29,887
  Foreclosed real estate, net.............    135,984   78,200    4,964    1,208
                                           ---------- -------- -------- --------
    Total portfolio assets................ $1,113,629 $574,756 $324,407 $212,566
Total assets..............................  1,196,092  753,849  340,695  230,636
Deposits..................................    445,333  501,614  303,524  196,289
Short-term debt...........................    583,468   97,624   13,000   21,500
Long-term debt............................     84,245   75,000      --       --
Stockholders' equity(4)...................     68,927   61,022    7,039    6,793

                                  SIX MONTHS
                                     ENDED
                                   JUNE 30,       YEAR ENDED DECEMBER 31,
                                 --------------   --------------------------
                                  1997    1996     1996     1995      1994
                                 ------  ------   -------  -------  --------
                                 (ANNUALIZED)
                                         (DOLLARS IN THOUSANDS)
FINANCIAL RATIOS AND OTHER
 DATA:
Return on average assets.......    0.99%  (0.01)%    0.95%    0.24%    (0.92)%
Return on average equity.......   16.24%  (0.16)%   13.68%    8.65%   (31.08)%
Average interest yield on total
 loans.........................    9.02%  10.09 %    9.41%   10.02%     7.96 %
Net interest spread(5)(6)......    1.64%   3.86 %    3.07%    3.44%     3.08 %
Net interest margin(6)(7)......    1.86%   4.37 %    3.63%    3.87%     3.14 %
Ratio of earnings to fixed
 charges(8):
  Including interest on
   deposits....................    1.25    0.89      1.17     1.04       -- (9)
  Excluding interest on
   deposits....................    1.42    0.06      2.19     2.19       --
Long-term debt to total
 capitalization(10)............    0.55     --       0.55      --        --
Total financial liabilities to
 equity........................   16.35   14.13     11.35    47.40     32.95
Average equity to average
 assets........................    6.09%   5.13%     6.90%    2.72%     2.96 %
Non-Performing loans to Non-
 Discounted Loans at end of
 period(11)....................   14.85%   5.39%    23.69%    4.46%     5.95 %
Allowance for loan losses to
 total Non-Discounted Loans at
 end of period.................    6.45%   5.13%    13.88%    3.60%     3.72 %

                                      SIX MONTHS
                                        ENDED       YEAR ENDED DECEMBER 31,
                                       JUNE 30,   -----------------------------
                                         1997       1996       1995      1994
                                      ----------  ---------  --------  --------
                                              (DOLLARS IN THOUSANDS)
OPERATING DATA:
Number of pools of loans acquired....        73          41        33        38
Investments and originations:
  Discounted Loans and foreclosed
   real estate....................... $ 247,190   $ 324,159  $ 29,224  $  2,538
  Non-Discounted Loans (11)(12)......   416,234     254,517   157,671    39,023
  Mortgage originations..............    29,742       2,280     8,748     4,345
  Mortgage-backed and other
   securities........................   107,654      67,604     2,965    14,469
                                      ---------   ---------  --------  --------
    Total............................ $ 800,820   $ 648,560  $198,608  $ 60,375
Recoveries and repayments............  (68,277)     (66,160)  (61,135)  (21,824)
Loan sales and securitizations.......  (180,135)   (301,411)  (16,031)      --
Net change in portfolio assets.......   538,873     250,349   111,841   106,580

--------
 (1) Approximately $8.6 million of the increase in the provisions from 1995 to 1996 related to the Sub-Prime Auto Loans and $4.8 million of the 1996 provision related to the Inherited Loans. See "Business--Allowances for Losses."
 (2) The Company began its bankcard operations in 1994.
 (3) The increase in cash in 1996 and the decrease in cash for the six months ended June 30, 1997 reflect the receipt of cash from the Company's sale of common stock and its 13% Notes and the subsequent investment of that cash in interest earning assets.
 (4) Effective January 1, 1996, $11.0 million of common stock was issued in exchange for subordinated debt. Prior to the Company's initial public offering, an additional $17.8 million of common stock was issued for cash. In December 1996, the Company completed its initial public offering, which resulted in $20.9 million of new capital. Effective July 30, 1997, the Company issued to an affiliate shares of a new series of its preferred stock having an aggregate liquidation value of $27.5 million in exchange for the cancellation of certain accounts payable to that affiliate aggregating approximately $27.1 million and cash in the amount of approximately $400,000, resulting in an increase in stockholders' equity of approximately $27.5 million. See "Recent Developments."
 (5) Net interest spread represents average yield on interest-earning assets minus average rate paid on interest-bearing liabilities.
 (6) The reduction in net interest margin and net interest spread in the six months ended June 30, 1997 primarily reflects the significant increase in the Company's holdings of Discounted Loans during the six months then ended. The acquisition of a pool of Discounted Loans tends to reduce net interest margin and net interest spread, because the interest cost of the debt used to fund the acquisition is not offset by a corresponding increase in interest income. Relatively little cash flow from a pool of Discounted Loans is generally received during the first two quarters following the acquisition of a pool and the Company only recognizes interest and discount on Discounted Loans when those loans result in the receipt of cash. In addition, a significant portion of the income associated with Discounted Loans generally results from gains on sales of foreclosed real estate, which are not reflected in interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters." The reduction also reflected a full quarter of interest expense on the $84.2 million of its 13% Notes, the proceeds of which were held for part of the quarter in a lower-yielding liquid investment prior to their use by the Company to fund acquisitions.
 (7) Net interest margin represents net interest income divided by total average earning assets.
 (8) The ratios of earnings to fixed charges were computed by dividing (x) income from continuing operations before income taxes, extraordinary gains and cumulative effect of a change in accounting principle plus fixed charges by (y) fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense.
 (9) Earnings for the year ended December 31, 1994 were inadequate to cover fixed charges by $1.8 million.
(10) Total capitalization equals long-term debt plus equity.
(11) It is the Company's policy to establish an allowance for uncollectible interest on Non-Discounted Loans that are past due more than 90 days or at such earlier time, when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual at which time those loans are placed on non-accrual status and deemed non-performing.
(12) Excludes purchases of newly-originated mortgage and manufactured housing loans, which are shown as mortgage originations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with Selected Financial Information and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Offering Memorandum.

ACCOUNTING MATTERS

  The pools of loans acquired by the Company consist primarily of either Discounted Loans or Non-Discounted Loans, but may include other types of loans. However, for accounting purposes all loans in a particular pool are classified as either Discounted Loans or Non-Discounted Loans, based on whether the pool consists primarily of Discounted Loans or Non-Discounted Loans.

  Discounted Loans are presented in the Consolidated Financial Statements net of unamortized discount and the allowance for loan losses established for those loans. For Discounted Loans purchased by the Savings Banks, the discount is segregated into (a) valuation allowances for estimated losses on specific loans ("specific valuation allowances"), (b) valuation allowances for the inherent risk of losses in the pool of loans that have yet to be specifically identified ("general valuation allowances") and (c) portions of the discounts regarded as yield adjustments. For Discounted Loans purchased by the Company's subsidiaries (other than the Savings Banks), the discount is segregated into a specific reserve and a yield adjustment. The allowance for loan losses is increased by additional provisions for losses that are recorded in current operations. The portion of purchase discounts regarded as yield adjustments is accreted into income using a cash based methodology. Accrued interest and discount on Discounted Loans is recognized in income only when collected in cash.

  The acquisition of a pool of Discounted Loans tends to reduce net interest margin and net interest spread, because the interest cost of the debt used to fund the acquisition is not offset by a corresponding increase in interest income. Relatively little cash flow from a pool of Discounted Loans is generally received during the first two quarters following an acquisition of that pool and the Company only recognizes interest and discount on Discounted Loans in income when those loans result in the receipt of cash. The Company is considering modifying its methodology for accreting income on the portion of purchase discounts regarded as yield adjustments to take account of the payment characteristics of Discounted Loans and more closely approximate a "level-yield" method. If management had adopted these changes in methodology in the first half of 1997, it would have resulted in higher earnings for the first half. No final decision has been made by the Company as to the proposed modification and a number of issues remain to be resolved, including the review by the OTS of the impact of the proposed modification on the Savings Banks. Therefore, no assurance can be given as to when or if such modified methodology will be implemented.

  Non-Discounted Loans are presented in the Consolidated Financial Statements in substantially the same manner as Discounted Loans, except that interest income is recognized on an accrual basis.

  Gains or losses on loans sold through securitization transactions are based on the difference between the cash proceeds received from the sale of the senior classes of mortgage-backed securities to outside investors and the Company's cost basis allocated to the senior classes of mortgage-backed securities. The Company's cost basis in loans sold is allocated between the senior classes of mortgage-backed securities and the subordinate classes of mortgage-backed securities retained by the Company based on the relative fair values of the two types of securities. The cost basis of the loans securitized is determined by their acquisition cost (for purchased loans) or net carrying value (for originated loans). The Company carries subordinate classes of mortgage-backed securities at fair value. As such, the carrying value of these securities is impacted by changes in market interest rates and prepayment and loss experiences of these and similar securities. In cases where the Company has financed the holding of subordinate classes with a lender under a repurchase agreement, the Company uses such lender's determination of market value for purposes of potential margin calls in determining fair value. In other cases, the Company determines the fair value of the subordinate classes of mortgage-backed securities utilizing prepayment and credit loss assumptions it deems appropriate for each particular securitization. The range of values attributable to the factors used in determining fair value is broad. Accordingly, the Company's estimate of fair value is subjective.

  For accounting purposes, the Company's mortgage-backed and other securities are classified as "held to maturity," "trading account securities" and "available for sale securities." Securities are classified as held to maturity when management believes the Company has the ability and the positive intent to hold the securities to maturity. Securities classified as held to maturity are carried on an historical cost basis, adjusted for the amortization of premiums and accretion of discounts using a method that approximates the interest method. Trading account securities include subordinate classes of mortgage-backed securities issued in loan securitization transactions initiated by the Company. Such securities are carried at estimated fair value as described above, and unrealized gains and losses are recorded in current operations. Securities are classified as available for sale when the Company intends to hold the securities for an indefinite period of time, but not necessarily to maturity. Securities classified as available for sale are reported at their fair values. Unrealized holding gains and losses on securities available for sale are reported, net of tax, as a separate component of stockholders' equity. Realized gains and losses from the sales of available for sale securities are reported separately in the consolidated statements of operations and are calculated using the specific identification method.

  Real estate acquired in settlement of loans is originally recorded at fair value less estimated costs to sell. Loan balances in excess of fair value of the real estate acquired are charged against the allowance for loan losses at the date of acquisition. Allowances are recorded to provide for estimated declines in the fair value subsequent to the date of acquisition. Any subsequent operating expenses or income, as well as gains or losses on disposition of such properties, are charged to current operations.

  Historically, the Company has not recorded on its balance sheet the servicing rights to loans sold in securitizations, which would have had the effect of increasing other income and total assets. However, if the Company purchases servicing rights from a third party, it records such servicing rights on its balance sheets.

INTEREST INCOME

  A significant portion of the Company's earnings come from net interest income, which is the difference between the interest income received plus accreted or received purchase discount on its financial assets and the interest expense paid on its outstanding interest-bearing liabilities. Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities, the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities, the percentage of Discounted Loans included in the portfolio and the timing of receipt or accretion of purchase discount. In addition, net interest income reflects the full interest cost of funding the acquisition of Discounted Loans and foreclosed real estate but does not reflect any accretion of purchase discount on those assets until cash is collected (which generally occurs later in the life of a pool of Discounted Loans) and does not reflect any gain on sales of foreclosed real estate.

  The following table sets forth, for the periods indicated, information regarding the total amount of income from the Company's interest-earning assets and the resultant average yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net interest margin. Information is based on quarterly balances during the indicated periods.

           INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

                                                                                    YEAR ENDED DECEMBER 31,
                      SIX MONTHS ENDED JUNE 30,      --------------------------------------------------------------------
                                1997                             1996                          1995                1994
                  ---------------------------------- ----------------------------- ----------------------------- --------
                   AVERAGE                AVERAGE    AVERAGE             AVERAGE   AVERAGE             AVERAGE   AVERAGE
                   BALANCE    INTEREST YIELD/RATE(1) BALANCE   INTEREST YIELD/RATE BALANCE   INTEREST YIELD/RATE BALANCE
                  ----------  -------- ------------- --------  -------- ---------- --------  -------- ---------- --------
                                                                   (DOLLARS IN THOUSANDS)
AVERAGE ASSETS:
Mortgage-backed
securities......  $  140,139  $ 7,034      10.04%    $ 29,241  $ 1,797     6.15%   $ 24,054  $ 1,359     5.65%   $ 23,515
Loan portfolio
net of
unaccreted
discount(2).....     766,307   34,574       9.02      470,654   44,294     9.41     217,716   21,821    10.02      99,497
Investment
securities and
other...........      74,068    2,184       5.90       27,446    2,331     8.49      14,216    1,201     8.45       7,969
                  ----------  -------                --------  -------             --------  -------             --------
Total interest-
earning assets..     980,514   43,792       8.93      527,341   48,422     9.18     255,986   24,381     9.52     130,981
Non-interest
earning cash....       2,600      --         --         6,019      --       --        1,868      --       --        2,053
Allowance for
loan losses ....     (74,303)     --         --       (39,675)     --       --      (21,591)     --       --       (4,509)
Other assets....     137,748      --         --        32,061      --       --       15,277      --       --        7,646
                  ----------  -------                --------  -------             --------  -------             --------
Total assets....  $1,046,559  $43,792                $525,746  $48,422             $251,540  $24,381             $136,171
                  ==========  =======                ========  =======             ========  =======             ========
AVERAGE
LIABILITIES AND
STOCKHOLDERS'
EQUITY:
Interest-bearing
deposits........  $  462,730  $13,654       5.90%    $419,109  $25,002     5.97%   $229,533  $13,944     6.08%   $118,277
FHLB advances...         479       14       5.64        2,420      159     6.57       1,381      104     7.53       5,916
Short-term
borrowings and
other interest
bearing
obligations.....     405,134   15,268       7.54       55,218    3,799     6.88       7,099      399     5.62       4,757
Long-term debt..      83,090    5,755      13.85        2,292      317    13.85         306       34    11.00         --
                  ----------  -------                --------  -------             --------  -------             --------
Total interest-
bearing
liabilities.....     951,433   34,691       7.29      479,039   29,277     6.11     238,319   14,481     6.08     128,950
Non-interest
bearing
deposits........       5,907      --         --         2,822      --       --        2,196      --       --        1,537
Escrow
deposits........         394      --         --           257      --       --          106      --       --           74
Other
liabilities.....      25,102      --         --         7,330      --       --        4,077      --       --        1,582
                  ----------  -------                --------  -------             --------  -------             --------
Total
liabilities.....     982,836   34,691        --       489,448   29,277      --      244,698   14,481              132,143
Stockholders'
equity..........      63,723      --         --        36,298      --       --        6,842      --       --        4,028
                  ----------  -------                --------  -------             --------  -------             --------
Total
liabilities and
stockholders'
equity..........  $1,046,559  $34,691                $525,746  $29,277             $251,540  $14,481             $136,171
                  ==========  =======                ========  =======             ========  =======             ========
Net interest
income..........              $ 9,101                          $19,145                       $ 9,900
Net interest
spread(3)(4)....                            1.64%                          3.07%                         3.44%
Net interest
margin(4).......                            1.86                           3.63                          3.87
Ratio of average
interest-earning
assets to
average
interest-bearing
liabilities.....       103.1%                           110.1%                        107.4%                        101.6%

                  ---------------------
                      1994
                  ---------------------
                              AVERAGE
                    INTEREST YIELD/RATE
                    -------- ----------

AVERAGE ASSETS:
Mortgage-backed
securities......     $1,361     5.79%
Loan portfolio
net of
unaccreted
discount(2).....      7,923     7.96
Investment
securities and
other...........        285     3.58
                     ------
Total interest-
earning assets..      9,569     7.31
Non-interest
earning cash....        --       --
Allowance for
loan losses ....        --       --
Other assets....        --       --
                     ------
Total assets....     $9,569
                     ======
AVERAGE
LIABILITIES AND
STOCKHOLDERS'
EQUITY:
Interest-bearing
deposits........     $5,017     4.24%
FHLB advances...        228     3.85
Short-term
borrowings and
other interest
bearing
obligations.....        212     4.46
Long-term debt..        --       --
                     ------
Total interest-
bearing
liabilities.....      5,457     4.23
Non-interest
bearing
deposits........        --       --
Escrow
deposits........        --       --
Other
liabilities.....        --       --
                     ------
Total
liabilities.....      5,457
Stockholders'
equity..........        --       --
                     ------
Total
liabilities and
stockholders'
equity..........     $5,457
                     ======
Net interest
income..........     $4,112
Net interest
spread(3)(4)....                3.08%
Net interest
margin(4).......                3.14
Ratio of average
interest-earning
assets to
average
interest-bearing
liabilities.....

----
(1) Presented on an annualized basis.
(2) The average balances of the loan portfolio include Discounted Loans and non-performing loans, interest on which is recognized on a cash basis.
(3) Net interest spread represents average yield on interest-earning assets minus average rate paid on interest-bearing liabilities.
(4) The reduction in net interest margin and net interest spread in the six months ended June 30, 1997 primarily reflects the significant increase in the Company's holdings of Discounted Loans during the six months then ended. The acquisition of a pool of Discounted Loans tends to reduce net interest margin and net interest spread, because the interest cost of the debt used to fund the acquisition is not offset by a corresponding increase in interest income. Relatively little cash flow from a pool of Discounted Loans is generally received during the first two quarters following the acquisition of that pool and the Company only recognizes interest and discount on Discounted Loans when those loans result in the receipt of cash. In addition, a significant portion of the income associated with Discounted Loans generally results from gains on sales of foreclosed real estate, which are not reflected in interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters." The reduction also reflected a full quarter of interest expense on the $84.2 million of its 13% Notes, the proceeds of which were held for part of the quarter in a lower-yielding liquid investment prior to their use by the Company to fund acquisitions.

  The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior rate), (ii) changes in rate (change in rate multiplied by prior volume) and (iii) total change in rate and volume. Changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                        CHANGES IN NET INTEREST INCOME

                   SIX MONTHS ENDED JUNE 30,
                   1997 VS. SIX MONTHS ENDED
                         JUNE 30, 1996                                YEAR ENDED DECEMBER 31,
                   ----------------------------  -----------------------------------------------------------------------
                                                      1996 V. 1995             1995 V. 1994           1994 V. 1993
                                                 ------------------------ -----------------------  ---------------------
                      INCREASE (DECREASE)          INCREASE (DECREASE)     INCREASE (DECREASE)     INCREASE (DECREASE)
                             DUE TO                      DUE TO                   DUE TO                 DUE TO
                   ----------------------------  ------------------------ -----------------------  ---------------------
                     RATE     VOLUME    TOTAL     RATE    VOLUME   TOTAL   RATE   VOLUME   TOTAL   RATE   VOLUME  TOTAL
                   --------  --------- --------  -------  ------- ------- ------  ------- -------  -----  ------  ------
                                                      (DOLLARS IN THOUSANDS)
Interest-Earning
Assets:
  Mortgage-backed
  securities...... $    825  $  5,311  $  6,136  $   127  $   311 $   438 $  (37) $    35 $    (2) $ 168  $  975  $1,143
  Loan portfolio..   (1,900)   16,038    14,138   (1,243)  23,716  22,473  2,486   11,412  13,898    708   5,832   6,540
  Investment
  securities and
  other...........      --      1,567     1,567        6    1,124   1,130    581      335     916   (112)    344     232
                   --------  --------  --------  -------  ------- ------- ------  ------- -------  -----  ------  ------
  Total interest-
  earning assets..   (1,075)   22,916    21,841   (1,110)  25,151  24,041  3,030   11,782  14,812    764   7,151   7,915
                   --------  --------  --------  -------  ------- ------- ------  ------- -------  -----  ------  ------
Interest-Bearing
Liabilities:
  Interest-bearing
  deposits........      126     2,895     3,021     (247)  11,305  11,058  2,810    6,117   8,927  1,368   2,885   4,253
  FHLB advances...      (10)      (63)      (73)     (11)      66      55   (632)     507    (125)   --      228     228
  Short-term
  borrowings and
  other interest-
  bearing
  obligations.....      667    13,301    13,968      109    3,291   3,400     66      122     188    146     (19)    127
  Long term-debt..      --      5,755     5,755       10      273     283    --        34      34    --      --      --
                   --------  --------  --------  -------  ------- ------- ------  ------- -------  -----  ------  ------
Total interest-
bearing
liabilities.......      783    21,888    22,671     (139)  14,935  14,796  2,244    6,780   9,024  1,514   3,094   4,608
                   --------  --------  --------  -------  ------- ------- ------  ------- -------  -----  ------  ------
Increase
(decrease) in net
interest income... $ (1,858) $  1,028  $   (830) $  (971) $10,216 $ 9,245 $  786  $ 5,002 $ 5,788  $(750) $4,057  $3,307
                   ========  ========  ========  =======  ======= ======= ======  ======= =======  =====  ======  ======

 RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS
                              ENDED JUNE 30, 1996

NET INTEREST INCOME

  The Company's net interest income was approximately $9.1 million for the six months ended June 30, 1997 compared to approximately $9.9 million for the six months ended June 30, 1996, a decrease of 8.4%. The reduction in net interest margin and net interest spread in the six months ended June 30, 1997 primarily reflects the increased interest cost of short-term debt incurred in the last quarter of 1996 and the first six months of 1997 to fund the purchase of approximately $247.2 million of pools of Discounted Loans, which was not offset by a corresponding increase in interest income since relatively little cash from Discounted Loans is generally received during the first two quarters following an acquisition of a pool of Discounted Loans and the Company only recognizes interest and discount on Discounted Loans when collected in cash. The components of the Company's net interest income for the periods are discussed below.

 Interest Income

  The Company's interest income was approximately $43.8 million for the six months ended June 30, 1997 compared to approximately $22.0 million for the six months ended June 30, 1996, an increase of 99.5%. The increase in the Company's interest income was due primarily to an increase in interest on loans from $20.4 million for the six months ended June 30, 1996 to $34.6 million for the six months ended June 30, 1997, reflecting an increase in the balance of the Company's loans from $459.3 to $788.0 million at June 30, 1996 and 1997, respectively.

 Interest Expense

  The Company's interest expense was approximately $34.7 million for the six months ended June 30, 1997 compared to approximately $12.0 million for the six months ended June 30, 1996, an increase of 188.6%. The increase in interest expense resulted from an increase in interest-bearing liabilities from June 30, 1996 to June 30, 1997 of approximately $612.5 million, including the issuance in the fourth quarter of 1996 and the first quarter of 1997 of $84.2 million of its 13% Notes, and an increase in the cost of funds from 5.76% at June 30, 1996 to 7.44% at June 30, 1997.

PROVISIONS FOR LOAN LOSSES

  The Company's provision for loan losses for the first six months of 1997 was a net recovery of approximately $1.4 million from the reversal of approximately $2.5 million of excess reserves on loans previously sold, which was partially offset by an additional provision of approximately $1.1 million. This compares with a provision for loan losses of approximately $10.9 million in the first six months of 1996 from reserves established primarily for the Sub-Prime Auto Loans and the Inherited Loans.

OTHER INCOME

  The Company's other income was approximately $18.1 million for the six months ended June 30, 1997 compared with approximately $5.0 million for the six months ended June 30, 1996, an increase of 261.3%. The components of the Company's other income are reflected in the following table:

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
Other income:
  Bankcard income..................................... $     3,391  $     3,275
  Bankcard processing expense.........................      (2,330)      (2,616)
  Gain on sale of loans...............................      11,216        1,983
  Loan fees and charges...............................         451          632
  Trading account-unrealized gain.....................          14        1,601
  Foreclosed real estate, net.........................       2,739         (115)
  Servicing revenue...................................       1,944          --
  Other, net..........................................         661          246
                                                       -----------  -----------
  Total other income.................................. $    18,086  $     5,006
                                                       ===========  ===========

  The increase in other income is primarily attributable to the sale of loans, which resulted in a gain of approximately $11.2 million, an increase in income from real estate owned, net, resulting from the ongoing disposition of assets from a $72.3 million pool of foreclosed real estate acquired in the fourth quarter of 1996. This increase was partially offset by a decrease of approximately $1.6 million from unrealized gains on trading securities.

  The gain on sale of loans is the result of the sale of approximately $175 million of loans as to which the Company retained the servicing rights and other participation interests in the portfolio. As of the sale date, the Company allocated $3.5 million and $1.8 million of original cost to retained servicing rights and other participation interests retained in the loans, respectively, and such amounts are included in other assets.

OTHER EXPENSE

  The Company's other expense totaled approximately $19.7 million for the six months ended June 30, 1997 compared to approximately $5.4 million for the six months ended June 30, 1996, an increase of 266.3%.

 Compensation and Employee Benefits

  The largest component of other expenses was compensation and employee benefits which increased by 332.4% from approximately $1.5 million for the six months ended June 30, 1996 to approximately $6.7 million for the six months ended June 30, 1997. The increase was primarily due to an increase in the average number of full-time equivalent employees from 50 as of June 30, 1996 to 166 as of June 30, 1997, reflecting the expansion of the Company's business activities, particularly loan acquisition activities and the growth of activities at its non-bank subsidiaries.

 Loan Service Fees and Expenses Paid to Affiliate

  Loan servicing fees and expenses are paid to WCC and include (a) servicing fees and (b) collection-related expenses incurred directly by WCC and reimbursed by the Company. Loan service fees and expenses paid to affiliate were approximately $8.0 million for the six months ended June 30, 1997 compared to approximately $2.1 million for the six months ended June 30, 1996, an increase of approximately 276.8%. The increase was primarily the result of the increase in the unpaid principal balance of loans being serviced by WCC on behalf of the Company to approximately $1.3 billion at June 30, 1997 compared to approximately $408 million at June 30, 1996. Also, collection-related expenses increased from the six months ended June 30, 1996 to the comparable period in 1997 due to the substantial increase in Discounted Loans, most of which were acquired at the end of 1996 and the first six months of 1997. Discounted Loan portfolios generally require higher expenditures during the first two quarters after acquisition.

  Other general and administrative expenses increased from approximately $0.8 million for the six months ended June 30, 1996 to approximately $3.0 million for the six months ended June 30, 1997, due primarily to the expansion of business activities of its non-bank subsidiaries, particularly loan acquisition activities such as due diligence.

INCOME TAXES

  Income taxes amounted to an expense of approximately $3.7 million during the six months ended June 30, 1997 compared with a benefit of approximately $1.3 million during the six months ended June 30, 1996. The change was primarily due to the utilization of net operating loss deductions in 1996 and a normalized tax provision in 1997.

     RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1996 COMPARED TO 1995

NET INTEREST INCOME

  The Company's net interest income increased by approximately $9.2 million or 93.4% during year 1996, as compared to the same period in the prior year. This increase resulted from an approximately $24.0 million or 98.6% increase to interest income due to an approximately $278.3 million or 104.5% increase in average interest-earning assets from period to period. The increase in interest income was offset in part by an approximately $14.8 million or 102.2% increase in interest expense due to an approximately $240.7 million or 101.0% increase in average interest-bearing liabilities, primarily certificates of deposit, and, to a lesser extent, a 10 basis point increase in the weighted average rate paid on interest-bearing liabilities. The increase in interest income during 1996, as compared to the same period in the prior year, reflects substantial increases in the average balances of the Company's loans.

PROVISIONS FOR LOAN LOSSES

  Provisions for loan losses are charged to operations to maintain an allowance for losses at a level that management considers adequate based upon an evaluation of known and inherent risks, historical loss experience, current economic conditions and other relevant factors. See "Business--Asset Quality-- Allowances for Loan Losses" for a discussion of management's methods of estimating loan loss provisions.

  The Savings Banks recorded provisions for losses on loans totaling approximately $16.5 million for 1996, as compared to approximately $4.3 million for the prior year, an increase of 287.9%. The following table sets forth the Savings Banks' provision for loan losses for the year ended December 31, 1996:

                                                    PROVISION     % OF TOTAL
                                                    ------------  -----------
                                                    (DOLLARS IN THOUSANDS)
   Inherited Loans.................................  $      4,845         29.3%
   Sub-Prime Auto Loans............................         8,583         51.8%
   Other Purchased Loans...........................         3,121         18.9%
                                                     ------------   ----------
     Total provision for loan losses...............  $     16,549        100.0%
                                                     ============   ==========

  Approximately $6.1 million of the increase in the provisions from 1995 to 1996 was made after discussions between the OTS and the Savings Banks concerning the appropriate provision for the Sub-Prime Auto Loans acquired by the Savings Banks in the fourth quarter of 1995 and the first quarter of 1996. The Company also increased the provision by approximately $4.8 million in 1996 related to the Inherited Loans owned by First Bank or Girard at the time the Savings Banks were acquired by the Company.

  Although management attempts to utilize its best judgment in providing for possible loan losses, changing economic and business conditions, fluctuations in local markets for real estate, future changes in non-performing asset trends, large movements in market interest rates or other factors could affect the Company's future provisions for loan losses. In addition, the OTS, as an integral part of its examination process, periodically reviews the adequacy of the Savings Bank's allowances for losses on Non-Discounted Loans and Discounted Loans and may require adjustments to the Savings Banks' allowances for loan losses.

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES

  The Company's net interest income after provision for loan losses decreased 53.9% to approximately $2.6 million for 1996 from income of approximately $5.6 million for 1995. This decrease was due to the substantial increase in provisions for estimated losses on loans.

OTHER INCOME

  The Company's other income was approximately $17.9 million for 1996 compared to approximately $2.9 million for 1995, an increase of 510.9%. This increase was primarily attributable to gains on the sale of loans. The components of the Company's non-interest income are reflected in the following table:

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
Other income:
  Bankcard income..................................... $     6,790  $     4,694
  Bankcard processing expense.........................      (5,124)      (3,462)
  Gain on sale of loans...............................      11,538          642
  Loan fees and charges...............................       1,747          610
  Amortization of deferred credits....................         461          460
  Trading account-unrealized gain.....................       1,833          --
  Foreclosed real estate net..........................         556         (170)
  Other, net..........................................         141          163
                                                       -----------  -----------
    Total other income................................ $    17,942  $     2,937
                                                       ===========  ===========

 Bankcard Income and Processing Expense

  The increase in other income for 1996 was due in part to an increase of approximately $2.1 million in bankcard income, from approximately $4.7 million for 1995 to approximately $6.8 million for 1996. The large increase in income from the Company's merchant bankcard operations was primarily due to the development of new accounts. Bankcard processing expense increased by approximately $1.6 million from approximately $3.5 million for 1995 to approximately $5.1 million for 1996. This increase resulted primarily from an increase in bankcard processing due to growth in merchant transactions evidenced by the growth in bankcard income.

 Gains on Sale of Loans

  The increase in other income in 1996 was due primarily to an increase of approximately $10.9 million in gains on sales of loans, from approximately $0.6 million for 1995 to approximately $11.5 million for 1996. This increase was due to gains from the sale of approximately $287.8 million of loans. For the year ended December 31, 1996, gain on sale of whole loans totaled $5.4 million and gains from securitizations totaled approximately $6.1 million.

  Other income also includes loan fees and charges (e.g., late fees, commitment fees). Loan fees and charges increased approximately $1.1 million, from approximately $0.6 million for 1995 to approximately $1.7 million for 1996. The increase was primarily due to an increase in loan volume.

OTHER EXPENSE

  The Company's other expense totaled approximately $15.4 million for 1996 compared to approximately $7.9 million for 1995, an increase of 94.7%.

 Loan Service Fees and Expenses

  The largest component of other expense in 1996 was loan service fees and expense which increased by approximately $3.2 million from approximately $2.0 million for 1995 to approximately $5.2 million for 1996. Loan servicing fees and expenses are paid to WCC and include (a) servicing fees and (b) collection-related expenses incurred directly by WCC and reimbursed by the Company. Servicing fees for Discounted Loans have been based on a percentage of cash flows collected. Therefore, when Discounted Loans are sold, servicing fees increase substantially. The volume of loans, particularly Discounted Loans, being serviced for the Company by WCC increased substantially during 1996 compared to 1995 due to the substantial growth in the Company's loan pool acquisition activity. In addition, due to a securitization of non-performing loans (primarily Discounted Loans) in March 1996, higher fees associated with the accelerated cash flows to the Savings Banks were paid to WCC in the first quarter of that year.

 Compensation and Employee Benefits

  Other expense relating to compensation and employee benefits also increased from approximately $2.5 million for 1995 to approximately $4.5 million for 1996, an increase of approximately $2.0 million (or 77.4%). The increase in compensation and employee benefits during this period reflected normal salary adjustments and an increase in the average number of full-time equivalent employees from 37 for 1995 to 54 for 1996, reflecting the expansion of business activities, particularly loan acquisition activities and the growth of merchant bankcard activities. In addition, the Savings Banks' administrative offices were relocated to Portland, Oregon in August 1996 which resulted in approximately $0.7 million of additional employee compensation.

 FDIC Insurance Premiums

  FDIC insurance premiums increased from approximately $0.7 million for 1995 to approximately $2.4 million for 1996, an increase of approximately $1.7 million (or 230.2%), as a result of growth in deposits outstanding and the SAIF special assessment.

INCOME TAXES

  Income taxes amounted to approximately $0.1 million during 1996 compared to a provision of less than $0.1 million during 1995. This increase was due primarily to assessment of the valuation allowances against deferred tax assets. The Company's effective tax rate amounted to 2.5% and 7.4% during 1996 and 1995, respectively. Differences in the Company's effective tax rates in recent periods compared to combined Federal and State statutory rates were primarily attributable to changes in assessments of the realization of deferred tax assets. Exclusive of such amounts, the Company's effective tax rate amounted to 41% during 1996 and 1995.

     RESULTS OF OPERATIONS--YEARS ENDED DECEMBER 31, 1995 COMPARED TO 1994

NET INTEREST INCOME

  The Company's net interest income was approximately $9.9 million for 1995 compared to approximately $4.1 million for 1994, an increase of 140.8%. The components of the Company's net interest income for these years are discussed below.

 Interest Income

  The Company's interest income was approximately $24.4 million for 1995 compared to approximately $9.6 million for 1994, an increase of 154.8%. The increase in the Company's interest income from 1994 to 1995 was due primarily to an increase in interest received on loans from $7.9 million in 1994 to $21.8 million in 1995. The increase in interest received on loans was a result of a 69.9% increase in the gross principal amount of the Company's holdings of performing loans from approximately $198.6 million in 1994 to approximately $337.5 million in 1995. The Savings Banks made substantial acquisitions of Discounted Loans in June 1995 and Non-Discounted Loans in the fourth quarter of 1995. In addition, the Company acquired Girard in November 1994 and, as a result, the Company's 1994 results of operations only reflect two months of Girard's operations while 1995 results reflect a full year of operations by Girard. In addition, the average rate earned by the Company on its interest-bearing assets increased from 7.08% in 1994 to 9.16% in 1995.

 Interest Expense

  The Company's interest expense was approximately $14.5 million for 1995 compared to approximately $5.5 million in 1994, an increase of 165.4%. The increase in interest expense from 1994 to 1995 was due primarily to an increase in average certificates of deposit outstanding from approximately $118.3 million in 1994 to approximately $231.6 million in 1995 (an increase of 95.8%), which occurred in order to fund the growth of the Company's loan pool acquisition activity. In addition, interest expense increased due to the inclusion of Girard's results of operations for the full year ending December 31, 1995, compared to 1994 which only reflected two months of Girard's operations. In addition, the average interest rate on the Company's borrowings increased from 4.23% to 6.08% from 1994 to 1995.

PROVISIONS FOR LOAN LOSSES

  In connection with its provision for loan losses the Company recorded an expense totaling approximately $4.3 million for 1995 compared to approximately $2.2 million for 1994, an increase of 96.3%.

  The increase in the provisions from 1994 to 1995 was primarily attributable to higher provisions related to the Inherited Loans and having a full year of Girard's operations presented in 1995. The increase in the provisions from 1994 to 1995 was also to a lesser degree attributable to the earthquake in Southern California in January 1994, which affected delinquency and collateral values in 1995. For a discussion of the Company's methods for establishing provisions for loan losses, see "Business--Asset Quality--Allowances for Loan Losses."

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES

  The Company's net interest income after provision for loan losses increased 190.6% to approximately $5.6 million for 1995 from approximately $1.9 million for 1994.

OTHER INCOME

  The Company's other income was approximately $2.9 million for 1995 compared to approximately $1.0 million for 1994, an increase of 197.9%. This increase was primarily attributable to growth in the Company's bankcard operation and gains from the sale of loans. The components of the Company's non-interest income are reflected in the following table:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                 ---------------
                                                                  1995    1994
                                                                 -------  ------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Other Income:
  Bankcard income .............................................. $ 4,694  $ 635
  Bankcard processing expense ..................................  (3,462)  (274)
  Gain on sale of loans ........................................     642    --
  Loan fees and charges ........................................     610     43
  Amortization of deferred credits .............................     460    388
  Foreclosed real estate, net ..................................    (170)  (241)
  Other, net ...................................................     163    435
                                                                 -------  -----
    Total other income ......................................... $ 2,937  $ 986
                                                                 =======  =====

  The increase in other income in 1995 was due primarily to an increase of approximately $4.1 million in income from merchant bankcard operations, from approximately $0.6 million for 1994 to approximately $4.7 million for 1995. Merchant bankcard processing expense increased by approximately $3.2 million from approximately $0.3 million for 1994 to approximately $3.5 million for 1995. These increases reflect a full year of merchant bankcard operations in 1995 compared to a partial year of operations in 1994. The increase in other income in 1995 was also due in part to approximately $0.6 million in gains on sales of loans in 1995 from no gains on sales of loans for 1994. This increase was due to gains from the 1995 sale of approximately $7.9 million of mortgage loans into a securitization. The increase in other income in 1995 was also due in part to an increase of approximately $0.6 million in loan fees and charges, from less than $0.1 million in 1994 to approximately $0.6 million in 1995. The increases in loan fees and charges are primarily attributable to a 120% increase in the Company's holdings of loans from approximately $103.6 million in 1994 to approximately $228.0 million in 1995.

OTHER EXPENSE

  The Company's other expense totaled approximately $7.9 million for 1995 compared to approximately $4.7 million for 1994, an increase of 68.7%. The largest component of other expense was loan service fees and expenses which increased by approximately $1.8 million from approximately $0.2 million in 1994 to $2.0 million in 1995. This increase resulted from the substantially higher volume of loans being serviced in 1995, including a full year of operations of Girard, and the purchase of a pool of Discounted Loans in June 1995 which was serviced at higher fees. All of the key items of other expense (including loan service fees and expenses, compensation and employee benefits, FDIC insurance premiums and professional services) showed an increase from 1994 to 1995 except for foreclosed real estate (net) and other general and administrative expenses. This increase was primarily attributable to growth in the Savings Banks.

  Other expense relating to compensation and employee benefits increased from approximately $1.9 million in 1994 to approximately $2.5 million in 1995, an increase of $0.6 million (or 30.9%), primarily as a result of an increase in the average number of full-time equivalent employees from 31 in 1994 to 37 in 1995 (including an entire year's compensation expenses for Girard in 1995).

  FDIC insurance premiums increased from approximately $0.3 million in 1994 to approximately $0.7 million in 1995, an increase of approximately $0.4 million (or 176.2%), as a result of growth in certificates of deposit outstanding. Other expense relating to professional services also increased from approximately $0.5 million in 1994 to approximately $1.0 million in 1995 primarily as a result of legal and accounting expenses incurred in connection with a proposed acquisition of another savings bank in 1995, which was not completed due to a failure of the principals ultimately to agree on terms.

  These increases in other expense were partially offset by a small decrease in expenses related to foreclosed real estate (net). Other expenses related to foreclosed real estate (net) were approximately $0.2 million in 1994 and $0.2 million in 1995. Other general and administrative expenses decreased from approximately $1.3 million in 1994 to approximately $1.1 million in 1995, a decrease of 15.3%.

INCOME TAXES

  Income taxes amounted to an expense of less than $0.1 million in 1995 compared to a benefit of approximately $0.5 million for 1994. The Company's effective tax rate amounted to 7.4% and (29.6)% during 1995 and 1994, respectively. Differences in the Company's effective tax rates in recent periods compared to combined Federal and State statutory rates were primarily attributable to changes in assessments of the realization of deferred tax assets. Exclusive of such amounts, the Company's effective tax rate amounted to 41% and (41)% during 1995 and 1994, respectively. For additional information regarding the Company's income tax provisions and tax rates and information regarding net operating loss carryforwards of the Company, see
Note 8 to the Consolidated Financial Statements.

CHANGES IN FINANCIAL CONDITION

 Mortgage-Backed Securities and Other Securities

  The Company's holdings of mortgage-backed securities and other securities increased approximately $104.7 million during the six months ended June 30, 1997 primarily as a result of purchasing certain subordinated securities. These purchases reflect the Company's strategy of investing in mortgage-backed securities to take advantage of management's expertise in evaluating pools of loans and certain pricing opportunities in the market for mortgage-backed securities.

  For accounting purposes, the Company's mortgage-backed and other securities are classified as available for sale, trading account securities and held to maturity. At June 30, 1997, securities classified as available for sale consisted primarily of subordinate classes of mortgage-backed securities issued by unaffiliated third parties and certain mortgage-backed securities originated by affiliates. Securities classified as trading account securities consisted primarily of Retained Securities. At June 30, 1997, securities classified as held to maturity consisted primarily of Government Securities that were acquired for liquidity purposes. The following table sets forth the Company's mortgage-backed and other securities available for sale and held to maturity at the dates indicated:

                     MORTGAGE-BACKED AND OTHER SECURITIES

                                                         YEAR ENDED DECEMBER 31,
                                                JUNE 30, -----------------------
                                                  1997    1996    1995    1994
                                                -------- ------- ------- -------
                                                     (DOLLARS IN THOUSANDS)
Available for sale:
  Mortgage-backed securities................... $144,253 $31,270 $ 9,083 $10,943
Trading account securities:
  Mortgage-backed securities...................   17,778  24,541     --      --
Held to maturity:
  U.S. Government and other securities.........    7,437   7,429   6,470   4,505
  Mortgage-backed securities...................   20,190  21,724  13,119  14,439
                                                -------- ------- ------- -------
    Total......................................   27,627  29,153  19,589  18,944
                                                -------- ------- ------- -------
  Total investment securities.................. $189,658 $84,964 $28,672 $29,887
                                                ======== ======= ======= =======

 Loans Receivable, Net

  Since January 1, 1994, the Company has substantially increased the level of its acquisition of pools of Non-Discounted Loans and Discounted Loans. As a result, the average balance of the Company's portfolio of Non-Discounted Loans and Discounted Loans has increased significantly as illustrated by the following table:

 AVERAGE BALANCE OF THE PORTFOLIO OF NON-DISCOUNTED LOANS AND DISCOUNTED LOANS

                                         YEAR ENDED DECEMBER 31,
                             JUNE 30,   ----------------------------
                               1997       1996      1995      1994
                            ----------  --------  --------  --------
Single-family
 residential..............  $  606,072  $327,014  $ 93,350  $ 31,414
Multi-family residential..      87,700    73,470    70,631    36,089
Commercial and other
 mortgage loans...........     134,187    58,227    53,852    33,163
Consumer and other........     173,692    29,110    10,137     2,917
                            ----------  --------  --------  --------
  Total loans.............   1,001,651   487,821   227,970   103,583
Unaccreted discount.......    (235,344)  (17,167)  (10,254)   (4,086)
Allowance for loan
 losses...................     (74,303)  (39,675)  (21,591)   (4,509)
                            ----------  --------  --------  --------
  Total...................  $  692,004  $430,979  $196,125  $ 94,988
                            ==========  ========  ========  ========

  The Company's portfolio of Non-Discounted Loans and Discounted Loans, net of discounts and allowances, increased by approximately $376.4 million during the six months ended June 30, 1997 primarily as a result of the Company's strategy of actively acquiring pools of loans, which totaled approximately $663.4 million for the six months ended June 30, 1997.

 Foreclosed Real Estate, Net

  Foreclosed real estate consists of properties acquired by foreclosure (or deed-in-lieu thereof) on loans held by the Company or properties that were purchased directly. Foreclosed real estate increased by approximately $57.8 million during the six months ended June 30, 1997 primarily as a result of the foreclosure of certain Discounted Loans acquired in the fourth quarter of 1996 and the first quarter of 1997. The Company actively manages its portfolio of foreclosed real estate with a view to accelerating and maximizing the realization of cash from the disposition of that real estate.

 Due to/from Affiliate

  Due from affiliate, net of $7.5 million at June 30, 1997 was primarily attributable to payments received in the normal course of servicing operations by WCC, which had not been remitted to the Company.

 Deposits

  Deposits decreased by approximately $56.3 million or 11.2% during the six months ended June 30, 1997. Pursuant to the Orders imposed upon First Bank and Girard, effective October 31, 1996, First Bank and Girard are prohibited from increasing their total assets, as measured at the end of each calendar quarter above $145 million and $408 million, respectively, unless such increase is an amount that represents the total net interest credited on deposit liabilities earned during that quarter plus any increase permitted by the Orders in prior quarters.

 Notes Payable

  In the fourth quarter of 1996 and the first quarter of 1997, the Company issued $84.2 million of its 13% Notes. In the third quarter of 1997, the Company issued $100.0 million of its Old Notes.

 Short-Term Borrowings

  Short-term borrowings increased by approximately $485.8 million during the six months ended June 30, 1997, resulting from increased use of repurchase agreements and warehouse financing to fund the purchases of loans and securities, instead of deposits.

ASSET AND LIABILITY MANAGEMENT

  Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to manage risks associated with interest rate movements. In general, management's strategy is to limit the Company's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time. The Company's asset and liability management strategy is formulated and monitored by the asset and liability committees for the Company and the Savings Banks (the "Asset and Liability Committees") which meet regularly to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and securitization activity, and maturities of investments and borrowings. The Asset and Liability Committees coordinate with the Savings Banks' boards of directors and the Company's investment committees with respect to overall asset and liability composition.

  Since most of the Company's assets and liabilities reprice relatively frequently, the Company's gap tends to be relatively easy to manage and the Company's interest rate risk analysis focuses less on managing the overall gap and more on ensuring that individual pools of loans are properly hedged. In hedging the interest rate exposure of a fixed-rate or lagging-index asset that is held for sale, the Company creates a hedge which matches the principal amortization of such asset against the maturity of the Company's liabilities generally by entering into short sales or forward sales of U.S. Treasury securities, Government Securities, interest rate futures contracts or interest rate swap agreements. This results in market gains or losses on hedging instruments, in response to interest rate increases or decreases, respectively, which approximate the amount of the corresponding market losses or gains, respectively, on loans being hedged. The Company evaluates the interest rate sensitivity of each pool of loans and decides whether to hedge the interest rate exposure of a particular pool of loans. In general, the Company tends to hedge pools of loans that have fixed rates. The Company generally does not hedge the interest rate risk associated with holding non-lagging index adjustable-rate mortgages pending their sale or securitization due to the decreased significance of such risk. To date, the Company has not experienced any significant costs in hedging pools of loans. In general, when a pool of loans is acquired, the Company will determine whether or not to hedge and, with respect to any sale or financing of any pool of loans through securitization, the Company will determine whether or not to discontinue its duration-matched hedging activities with respect to the relevant loans.

  The Asset and Liability Committees are authorized to utilize a wide variety of off-balance sheet financial techniques to assist them in the management of interest rate risk. These techniques include interest rate swap agreements, pursuant to which the parties exchange the difference between fixed-rate and floating-rate interest payments on a specified principal amount (referred to as the "notional amount") for a specified period without the exchange of the underlying principal amount. Interest rate swap agreements are utilized by the Company to protect against the narrowing of the interest spread between fixed rate loans and associated liabilities funding those loans. The Company had approximately $229.3 million notional principal amount of interest rate swap agreements outstanding at June 30, 1997, which had the effect of decreasing the Company's net interest income by approximately $0.2 million during the six months ended June 30, 1997.

  In addition, as required by OTS regulations, the Asset and Liability Committees also regularly review interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity ("MVPE"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and MVPE that is authorized by the Boards of Directors of the Savings Banks. At June 30, 1997, management estimates based upon the MVPE analysis prepared by the OTS that the percentage change in the Company's MVPE over the ensuing four-quarter period as a result of a 200 basis point increase or decrease in interest rates would be an approximate 13% decrease or 6% increase, respectively. The following table highlights the interest rate sensitivity of the OTS's models of MVPE of a change in rates from 0 to 400 basis points ("bp") as of June 30, 1997:

      INTEREST RATE SENSITIVITY OF THE SAVINGS BANKS' NET PORTFOLIO VALUE

                                                         NET PORTFOLIO VALUE
                                                       ------------------------
                                                                           %
   CHANGE IN RATES                                     AMOUNT  $ CHANGE  CHANGE
   ---------------                                     ------- --------  ------
                                                       (DOLLARS IN THOUSANDS)
   +400bp............................................. $37,915 $(18,865)  (33)%
   +300bp.............................................  43,879  (12,901)  (23)%
   +200bp.............................................  49,387   (7,393)  (13)%
   +100bp.............................................  53,816   (2,964)   (5)%
       0bp............................................  56,780      --    --
   -100bp.............................................  58,743    1,963     3 %
   -200bp.............................................  60,090    3,310     6 %
   -300bp.............................................  61,310    4,530     8 %
   -400bp.............................................  62,917    6,137    11 %

  Management of the Savings Banks believes that the assumptions (including pre-payment assumptions) used by it to evaluate the vulnerability of the Savings Banks' operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Savings Banks' assets and liabilities and the estimated effects of changes in interest rates on the Savings Banks' net interest income and MVPE could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based. Additionally, the OTS's model does not incorporate all of the terms and features of the hedging instruments.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity is the measurement of the Company's ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund investments, purchase pools of loans, mortgage-backed securities and newly-originated mortgage and manufactured housing loans, and for general business purposes. The Company's sources of cash flow include certificates of deposit, securitizations, net interest income and borrowings under its warehouse and repurchase financing facilities from institutional investors and other lenders and public and private debt offerings, including the 13% Notes, the Old Notes and the New Notes offered hereby. In certain limited circumstances, the Company has also borrowed money from WCC in order to fund the acquisition of loans. The Company repaid such borrowings with preferred stock on July 31, 1997. See "Recent Developments" and "Compensation Committee Interlocks and Insider Participation." In addition, the Savings Banks obtain funding through FHLB advances. The Company's liquidity is actively managed on a daily basis and reviewed periodically by the Board of Directors. This process is intended to ensure the maintenance of sufficient funds to meet the needs of the Company, including adequate cash flows for off-balance sheet instruments.

  Sources of liquidity for the Savings Banks include wholesale and brokered certificates of deposit. At June 30, 1997, the Savings Banks had approximately $437.0 million of certificates of deposit. At June 30, 1997, scheduled maturities of certificates of deposit during the 12 months ending June 30, 1998 and thereafter amounted to approximately $415.6 million and approximately $21.4 million, respectively. Brokered and other wholesale deposits generally are more responsive to changes in interest rates than core deposits and, thus, are more likely to be withdrawn by the investor upon maturity as changes in interest rates and other factors are perceived by investors to make other investments more attractive. However, management of the Savings Banks believe that the Savings Banks will be able to adjust the rates paid on certificates of deposit to retain deposits in changing interest rate environments.

  At June 30, 1997, the Company's sources of borrowing included (i) uncommitted master repurchase agreements between each of the Savings Banks and Bear Stearns Mortgage Capital Corporation as to which the parties have orally agreed that approximately $210 million in aggregate would be available for the purchase of loans, (ii) a committed $150 million warehouse lending agreement with Prudential Securities Credit Corporation, and (iii) certain repurchase arrangements with major investment banks, including $350 million (committed) under a repurchase agreement with Credit Suisse First Boston Mortgage Capital LLC, $60.9 million (committed) under a repurchase agreement with Salomon Brothers Realty Corp. and $36.5 million (committed) under a repurchase agreement with Salomon Brothers Realty Corp. See "Business-Funding Sources." Sources of borrowings also include FHLB advances, which are required to be secured by single-family and/or multi-family residential loans or other acceptable collateral, and reverse repurchase agreements. At June 30, 1997, the Savings Banks had no FHLB advances outstanding, and were eligible to borrow up to an aggregate of $9.6 million from the FHLB of San Francisco and had approximately $12.8 million of multi-family residential loans and approximately $2.6 million of commercial loans pursuant to which it could obtain funds from repurchase agreements and had approximately $5.5 million of unencumbered investment securities and mortgage-backed and related securities which could be issued to secure such borrowings.

  The Company's uses of cash include the funding of purchases of pools of loans, mortgage-backed securities and newly-originated mortgage and manufactured housing loans, payment of interest expenses, repayment of loans, funding of initial over-collateralization requirements for securitizations, operating and administrative expenses, income taxes and capital expenditures. The Company's purchases of pools of loans and other assets are expected to utilize secured borrowings and be highly leveraged. The actual dollar amount of secured borrowings incurred by the Company will vary depending on a number of factors, including the amount of leverage lenders are willing to make available (which will be affected by market conditions), and management's determination as to the appropriate amount of leverage. With respect to pools of Discounted Loans and Non-Discounted Loans, the Company generally seeks to fund 90% and 95%, respectively, of the purchase price of such pools of loans with borrowed money. The Company draws on a number of sources to obtain such funds including certificates of deposit and repurchase arrangements with major investment banks. Capital expenditures by the Company have not been material.

  The Company is party to various off-balance sheet financial instruments in the normal course of business to manage its interest rate risk. See "--Asset and Liability Management." The Company conducts business with a variety of financial institutions and other companies in the normal course of business, including counterparties to its off-balance sheet financial instruments. The Company is subject to potential financial loss if the counterparty is unable to complete an agreed upon transaction. The Company seeks to limit counterparty risk through financial analysis and other monitoring procedures.

  Adequate credit facilities and other sources of funding, including the ability of the Company to securitize loans, are essential to the continuation of the Company's ability to purchase pools of loans, newly-originated mortgage and manufactured housing loans and Private-Label Securities. The Company believes that cash flow from operations, the net proceeds of the offering of the Notes, the proceeds of certificates of deposit, the availability under the warehouse financing facility and other borrowings, and the net proceeds from securitizations will be sufficient to fund current operating needs, commitments and capital expenditures in the near term.

  Given the Company's rapid growth and assuming that the Company continues to experience such growth, management believes that additional debt and/or equity financing may be required in the medium term to sustain this level of growth. The 13% Notes and the Notes contain, certain limitations on indebtedness which may restrict the ability of the Company to issue additional indebtedness in the future and the Company may be obligated to seek equity financing. There can be no assurance that any such debt or equity financing will be available to the Company on financially attractive terms in the future.

  The Company is required to maintain funds sufficient to meet two semi-annual interest payments on its 13% Notes and Notes in liquid assets. In addition, the Savings Banks are required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. First Bank's liquidity, as measured for regulatory purposes, amounted to 12.2% as of June 30, 1997 and averaged 10.5%, 9.1%, and 8.0% during the years ended December 31, 1996, 1995 and 1994, respectively. Girard's liquidity, as measured for regulatory purposes, amounted to 7.2% as of June 30, 1997 and averaged 6.3%, 11.2%, and 8.5% during the year ended December 31, 1996, 1995, and the quarter ended December 31, 1994, respectively.

REGULATORY CAPITAL REQUIREMENTS

  Federally-insured savings associations such as the Savings Banks are required to maintain minimum levels of regulatory capital. These standards generally are as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis. Under the Orders, the Savings Banks were required to maintain minimum capital ratios required of institutions to be deemed "well-capitalized" beginning December 31, 1996. In connection with the 1997 examination, the OTS indicated that the capital level of Girard was less than satisfactory and the capital level of First Bank was not adequate in view of their risk profiles, despite the fact that the Savings Banks had capital levels that qualified them as "well capitalized" under OTS regulatory capital requirements. The OTS also suggested in the Report of Examination that the Savings Banks' current capital requirements may not be appropriate given the deficiencies noted in the examination. Following the 1997 examination, the Savings Banks' management had further discussions with the OTS relating to capital levels at the Savings Banks, in which the OTS indicated that the dollar amount of capital maintained by the Savings Banks as of June 30, 1997 as set forth below would be viewed as satisfying the minimum capital requirements for the immediate future and that the Company would not be required to inject additional capital at this time. Notwithstanding the foregoing, the OTS may review this decision at any time and could impose additional capital requirements on the Savings Banks in the future.

  The following table sets forth the regulatory capital ratios of the Savings Banks at June 30, 1997:

                REGULATORY CAPITAL RATIOS OF THE SAVINGS BANKS

                                                                       TO BE
                                                                   CATEGORIZED AS
                                                                       "WELL
                                             OTS                    CAPITALIZED"
                                           MINIMUM                   UNDER OTS
                             ACTUAL      REQUIREMENT    EXCESS      REGULATIONS      EXCESS
                          -------------  ----------- ------------- -------------- ------------
                          AMOUNT  RATIO     RATIO    AMOUNT  RATIO     RATIO      AMOUNT RATIO
                          ------- -----  ----------- ------- ----- -------------- ------ -----
                                                (DOLLARS IN THOUSANDS)
Tangible Capital to
 Tangible Assets:
 First Bank.............  $12,886 11.2%      1.5%    $11,155  9.7%       N/A         N/A  N/A
 Girard.................   31,711  8.4%      1.5%     26,045  6.9%       N/A         N/A  N/A
Tier 1 Capital to
 Average Assets:
 First Bank.............   12,886  9.7%      3.0%      8,918  6.7%       5.0%      6,273  4.7%
 Girard.................   31,711  8.2%      3.0%     20,109  5.2%       5.0%     12,375  3.2%
Tier 1 Capital to Risk-
 Weighted Assets:
 First Bank.............   12,886 13.9%      N/A         N/A  N/A        6.0%      7,307  7.9%
 Girard.................   31,711  9.5%      N/A         N/A  N/A        6.0%     11,591  3.5%
Total Risk-Based Capital
 to Risk-Weighted
 Assets:
 First Bank.............   14,096 15.2%      8.0%      6,657  7.2%      10.0%      4,797  5.2%
 Girard.................   36,103 10.8%      8.0%      9,277  2.8%      10.0%      2,570  0.8%

  In August 1993, the OTS promulgated regulations which incorporate an interest rate risk component into the OTS' risk-based capital requirements, and in August 1995 the OTS postponed the effectiveness of this regulation after having previously deferred the effective date several times. Because only institutions whose measured interest rate risk exceeds certain parameters will be subject to the interest rate risk capital requirement, management of the Company does not believe that this regulation will increase the Savings Banks' risk-based regulatory capital requirement if it becomes effective in its current form. See "Regulation--The Savings Banks--Regulatory Capital Requirements."

                                   BUSINESS

GENERAL

  The Company is primarily engaged in the acquisition, servicing and resolution of pools of performing, sub- performing and non-performing residential and commercial mortgage loans, as well as foreclosed real estate. The Company also acquires mortgage-backed securities, purchases residential mortgage and manufactured housing loans newly-originated through correspondents, services loans for third parties and operates a merchant bankcard processing business. At June 30, 1997, the Company had total assets of approximately $1.2 billion, of which approximately $788.0 million consisted of loans and $136.0 million consisted of foreclosed real estate.

  The Company acquires pools of loans that, at the time of acquisition, consist primarily of either Discounted Loans or Non-Discounted Loans. At June 30, 1997, the Company held approximately $395.8 million of Discounted Loans and approximately $392.2 million of Non-Discounted Loans. The Company generally seeks to acquire smaller pools of loans (those with an aggregate unpaid principal balance of less than $20.0 million) for which there is currently less competitive demand. The Company believes that its willingness to purchase smaller pools of loans enhances its acquisition opportunities and allows the Company to develop long-term relationships and repeat business with private financial institutions.

  Since 1991, the Company's Principal Shareholders have overseen the purchase and servicing by the Company and its affiliates of over 450 pools of loans and foreclosed real estate for an aggregate purchase price of approximately $2.5 billion. The volume of acquisitions has accelerated significantly, growing from 41 pools that were acquired in 1996 for an aggregate purchase price of approximately $578.7 million (including approximately $351.0 million in the fourth quarter of that year) to 73 pools that were acquired in the first six months of 1997 for an aggregate purchase price of approximately $663.4 million. Comprehensive criteria and procedures have been established for evaluating the risks associated with mortgage loans and the real estate securing those loans. In reviewing a pool of loans for possible acquisition, management develops a detailed model from which it estimates the costs of servicing the loans in that pool and the amount and timing of cash flows that can be expected to be generated from the loans to establish an appropriate purchase price. In order to maximize the returns on its investment in a pool of loans, the Company generally funds from 90% to 95% of the purchase price with borrowed funds, including deposits at the Savings Banks. As a result, the Company's asset base is highly leveraged. See "Risk Factors--Extensive Use of Financial Leverage."

  The Company, through WCC, actively services each acquired loan and property to maximize cash flow, using specialized procedures and proprietary software. Discounted Loans are resolved as quickly as possible (generally within one to two years) after acquisition, through foreclosure, compromise, a discounted payoff or reinstatement. Non-Discounted Loans are actively serviced to ensure timely and accurate payments over their remaining lives. At June 30, 1997, WCC as servicer or sub-servicer for the Company, was servicing approximately $2.5 billion aggregate principal amount of loans, of which approximately $1.2 billion was being serviced for unaffiliated third parties (including approximately $532.5 million of loans previously securitized by the Company and its affiliates).

  In addition to pools of loans, the Company also acquires mortgage-backed securities, consisting primarily of Private-Label Securities, as well as Government Securities that are held for liquidity purposes. In addition, the Company retains or, in certain cases, acquires in the secondary market Retained Securities that were previously held in the portfolio of the Company or WCC and for which the Company, through WCC, is continuing to act as servicer. Management believes that its experience in acquiring pools of loans allows it to more effectively evaluate the risks associated with the pool of loans underlying an issue of mortgage-backed securities and effectively price those securities. Management also believes that the size and liquidity of the market for subordinate classes of mortgage-backed securities and the relatively small size of those classes may from time to time result in the underpricing of those securities in the market, thus providing the Company with attractive acquisition opportunities. At June 30, 1997, the Company owned approximately $127.6 million of Private-Label Securities, approximately $20.8 million of Retained Securities and approximately $41.2 million of Government Securities.

  The Company also acquires, through WCC, mortgage and manufactured housing loans originated by correspondents pursuant to guidelines established by the Company under its mortgage loan origination program. Mortgage products offered under this program currently are targeted for higher credit quality borrowers. During the six months ended June 30, 1997, the Company acquired approximately $29.7 million of loans through this program.

  The Company also conducts a merchant bankcard processing business that generates revenues from merchant discounts and processing fees for Visa and MasterCard credit card transactions. The Company focuses on those market niches, principally mail order, telephone order and audio-text transactions where the lack of a customer's physical presence at the time of a transaction creates a higher risk of chargebacks, because those market niches are believed by management to offer higher risk-adjusted returns. During the six months ended June 30, 1997, revenues from these operations totalled $3.4 million.

  The Company believes that its success depends upon its ability to (i) properly evaluate credit risk, (ii) efficiently service pools of loans and
(iii) fund acquisitions on a cost effective basis. The Company's objective is to expand in markets where it can capitalize on its core competence in these three areas through a strategy consisting of the following key elements:

  . Significant Growth of Acquisitions of Loan Pools and Mortgage-Backed
    Securities. The Company plans to expand its acquisition of pools of loans by more actively marketing its services to those private financial institutions that are most likely to be sellers of those pools, with a view to adding new customers and developing more repeat business. As part of these efforts, the Company has recently extended its acquisition and servicing operations to the United Kingdom and France and is considering entering other non-U.S. markets. The Company also plans to expand its asset base by acquiring additional mortgage-backed securities from unaffiliated third parties.

  . Expansion of Mortgage Origination Network and Products. The Company plans to further expand its mortgage loan origination program by increasing the number of authorized correspondents and developing new products targeted to those market niches in the mortgage lending market where the Company believes its core competencies give it a competitive advantage.

  . Growth of Servicing Business. The Company plans to more actively market its servicing expertise to other owners and purchasers of loans, both in the U.S. and abroad.

  . Growth of Merchant Bankcard Processing Operations. The Company plans to continue development of its merchant bankcard processing operations through increased marketing.

  . Utilizing Varied Funding Sources. The Company expects to continue to use the most cost-efficient funding sources available, including secured term loans, warehouse lines of credit, repurchase facilities and deposits at the Savings Banks, as well as the proceeds from future sales of equity and debt securities. The Company utilizes securitizations as a funding mechanism and expects to securitize pools of loans when more economically attractive.

ACQUISITIONS OF POOLS OF LOANS

 General

  Since the late 1980s, a significant market for the purchase of pools of non-performing and sub-performing mortgage loans has developed in the United States. This market initially consisted largely of sales of pools of loans by governmental agencies such as the FDIC and the RTC in connection with the savings and loan crisis. Today, this market is comprised primarily of pools of loans sold by banks, savings institutions, mortgage companies and insurance companies. Management believes that private financial institutions in order to reduce their servicing costs and more effectively employ their capital are increasingly outsourcing the resolution of loans, particularly those that are sub-performing and non-performing, to specialized companies with the experience and infrastructure to most efficiently manage those loans.

  The Company acquires pools of loans from a wide variety of sources, including banks, savings institutions, finance companies, leasing companies, mortgage companies, insurance companies and governmental agencies. The Company generally obtains information on available pools of loans from several sources, including referrals from sellers with whom the Company has transacted business in the past. The Company recently began to actively market its services with the intent of developing a larger customer base from whom the Company may purchase pools of loans and to develop more repeat business. Pools of loans generally are acquired in auctions through competitive bids or in negotiated transactions. The competition for larger pools of loans generally is more intense and often involves competitive bids. Unlike some of its competitors, the Company generally purchases smaller pools of loans (those with an aggregate unpaid principal balance of less than $20.0 million) in negotiated transactions and auctions for which there is currently less competitive demand.

  Prior to making an offer to purchase a pool of loans, the Company conducts an extensive investigation and evaluation of the individual loans comprising the pool of loans and or the separate parcels of real estate in the pool. This examination typically consists of an analysis of the information provided by the seller (generally, the credit and collateral files for the loans), other relevant material that may be available (including tax records) and the underlying collateral. The Company compares this data with its own mortgage loan database, which contains among other things, listings of property values and loan loss experience in local markets for similar assets, obtains value opinions from third parties and, in some cases, conducts site inspections. In addition, for Discounted Loans, the Company generally obtains a broker price opinion ("BPO") on each parcel of real property. The Company also reviews information on the local economy and real estate markets including the amount of time generally required to complete foreclosure on real property in the jurisdiction in which the property is located. In connection with its review of a pool of loans being considered for acquisition, the Company reviews each loan or property in such pool of loans and designs a preliminary servicing plan for each loan and property that is intended to maximize the cash flow from such loan or property.

  The Company's senior acquisition personnel, who conduct the due diligence review of each pool of loans being considered for purchase, recommend to management the price to be offered for the pool by using a proprietary modeling system that focuses on, among other things, the anticipated future cash flow from each component loan or property. In evaluating anticipated cash flow, the Company makes a number of assumptions concerning the overall pool of loans based on its review of each loan or property, including assumptions as to the percentage of loans to be foreclosed, the timing of the receipt of payments and the expenses associated with servicing the loans. The Company's investment committee, which consists of senior management and the senior acquisition personnel who conduct the due diligence review, makes a final determination as to the offering price. Loan acquisition decisions at the Savings Banks are made by their respective boards of directors. If an offer is accepted by the seller, the Company and the seller generally enter into a loan sale agreement, which generally contains representations and warranties by the seller concerning the loans being sold and an agreement by the seller to repurchase any loan found to be in breach of those representations and warranties.

  The Company, through WCC, actively services each acquired loan and property to maximize cash flow. Upon acquisition of a pool of loans, servicing personnel begin servicing each loan or property within the pool based on the preliminary servicing plan or a revised plan and employ specialized procedures and proprietary software designed to efficiently service performing loans, non-performing loans and foreclosed real estate.

 Discounted Loans

  Discounted Loans consist primarily of non-performing residential mortgage loans that are purchased at significant discounts to their unpaid principal balances. After a pool of Discounted Loans is acquired, the Company seeks to resolve the Discounted Loans as expeditiously as possible generally within one to two years. The Company's Discounted Loans require more intensive servicing than Non-Discounted Loans. The Company's servicing plan for Discounted Loans generally consists of foreclosure, compromise, a discounted payoff or, in some cases, reinstatement. Discounted Loans become foreclosed real estate on the Company's balance sheet when the Company obtains title to the underlying properties through foreclosure or otherwise as part of its resolution of those loans.

  The Company generally purchases smaller pools of Discounted Loans for which there is currently less competitive demand. The Company believes that its willingness to purchase smaller pools of loans enhances its acquisition opportunities and allows the Company to develop long-term relationships and repeat business with private financial institutions. The following table sets forth the number and aggregate purchase price of pools of Discounted Loans of various sizes acquired during the periods indicated:

             ACQUIRED POOLS OF DISCOUNTED LOANS BASED ON POOL SIZE

                                                       SIX MONTHS        YEAR ENDED DECEMBER 31,            TOTAL
                                                         ENDED     ----------------------------------- ----------------
                                                        JUNE 30,                                            SINCE
                                                          1997         1996        1995        1994    JANUARY 1, 1994
                                                      ------------ ------------ ----------- ---------- ----------------
                                                      NO.  AMOUNT  NO.  AMOUNT  NO. AMOUNT  NO. AMOUNT  NO.    AMOUNT
                                                      --- -------- --- -------- --- ------- --- ------ ----------------
                                                                           (DOLLARS IN THOUSANDS)
Pool Size:
 Less than $5 million................................  28 $ 31,391   4 $  1,892   6 $ 2,620   1 $2,538    35 $   47,317
 Over $5 million to $10 million......................   6   39,915   1    6,588 --      --  --     --      5     33,812
 Over $10 million to $20 million.....................   2   33,370 --       --  --      --  --     --    --         --
 Over $20 million to $50 million.....................   3   73,851   2   54,583   1  26,604 --     --      6    155,038
 Over $50 million....................................   1   68,663   4  261,096 --      --  --     --      4    261,096
                                                       -- -------- --- -------- --- ------- --- ------ ----- ----------
      Total..........................................  40 $247,190  11 $324,159   7 $29,224   1 $2,538    50 $  497,263
                                                       == ======== === ======== === ======= === ====== ===== ==========

  At June 30, 1997, the unpaid principal balance of the Company's portfolio of Discounted Loans, net of unaccreted discount and valuation allowance, aggregated approximately $395.8 million or 33.1% of the Company's total assets. The following table sets forth the composition of the Company's portfolio of Discounted Loans by type at the dates indicated:

                        COMPOSITION OF DISCOUNTED LOANS

                                                         DECEMBER 31,
                                         JUNE 30,  --------------------------
                                           1997      1996      1995     1994
                                         --------  --------  --------  ------
                                              (DOLLARS IN THOUSANDS)
Discounted Loans:
  Single-family residential............. $488,599  $276,759  $ 50,937  $  348
  Multi-family residential..............   30,869       317       --      --
  Commercial real estate................   68,944     4,919     1,523     432
  Consumer and other(1).................  188,883     1,342       979   2,215
                                         --------  --------  --------  ------
Total Discounted Loans..................  777,295   283,337    53,439   2,995
Unaccreted discount and deferred
 fees(1)................................ (341,093)  (58,088)   (6,671)   (470)
Valuation allowance(2)..................  (40,373)   (5,619)  (15,414)   (431)
                                         --------  --------  --------  ------
Total Discounted Loans, net............. $395,829  $219,630  $ 31,354  $2,094
                                         ========  ========  ========  ======

--------
(1) In the first quarter of 1997, the Company acquired a pool of charged-off consumer obligations for less than 5% of their face amount. Accordingly, the amounts shown for "Consumer and other" and "Unaccreted discount and deferred fees" increased substantially.
(2) For discussion of the valuation allowance allocation for purchase discount, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters."

  The real properties that secure the Company's Discounted Loans are located throughout the United States. The following table sets forth the states with the greatest concentration of those properties at June 30, 1997:

                 GEOGRAPHIC CONCENTRATION OF DISCOUNTED LOANS

                              SINGLE-               MULTI-
                         FAMILY RESIDENTIAL   FAMILY RESIDENTIAL    COMMERCIAL REAL ESTATE
                         -------------------- --------------------  ------------------------
                          AMOUNT    PERCENT    AMOUNT     PERCENT     AMOUNT       PERCENT
                         ---------- --------- ---------- ---------  ------------ -----------
                                             (DOLLARS IN THOUSANDS)
New York................ $  138,655     28.4% $    9,179      29.7% $      8,739        12.7%
New Jersey..............     89,685     18.4       4,304      13.9         5,697         8.3
Connecticut.............     35,381      7.2       7,570      24.5        17,829        25.9
California..............     26,972      5.5       5,778      18.7        17,076        24.8
Pennsylvania............     25,581      5.2         --        --            230         0.3
Other...................    172,325     35.3       4,038      13.2        19,373        28.0
                         ----------  -------  ----------  --------  ------------  ----------
  Total................. $  488,599    100.0% $   30,869     100.0% $     68,944       100.0%
                         ==========  =======  ==========  ========  ============  ==========

 Non-Discounted Loans

  Non-Discounted Loans consist primarily of performing and sub-performing residential mortgage loans that are purchased at or near their unpaid principal balances. Non-Discounted Loans on the Company's balance sheet include acquired pools of Non-Discounted Loans and newly-originated mortgage and manufactured housing loans purchased by the Company pursuant to its mortgage loan origination program. See "--Mortgage Loan Origination." The Company generally holds Non-Discounted Loans as interest earning assets until they are repaid or sold through a securitization, whole loan sale or otherwise. Non-Discounted Loans are actively serviced to ensure timely and accurate payments. The servicing activities generally involve extensive customer contact for sub-performing loans to ensure that loans are reinstated and remain current and far less customer contact for performing loans so long as the obligor remains current with respect to contractual payments. If a Non-Discounted Loan becomes delinquent for an extended period, the Company generally seeks to resolve the loan as quickly as possible through foreclosure, compromise, a discounted payoff or, in some cases, reinstatement, among other options.

  The following table sets forth the number and aggregate purchase price of pools of Non-Discounted Loans of various sizes acquired during the periods indicated:

           ACQUIRED POOLS OF NON-DISCOUNTED LOANS BASED ON POOL SIZE

                                                     SIX MONTHS
                                                       ENDED
                                                      JUNE 30,          YEAR ENDED DECEMBER 31,             TOTAL
                                                    ------------ ------------------------------------- ----------------
                                                                                                       SINCE JANUARY 1,
                                                        1997         1996         1995        1994           1994
                                                    ------------ ------------ ------------ ----------- ----------------
                                                    NO.  AMOUNT  NO.  AMOUNT  NO.  AMOUNT  NO. AMOUNT   NO.    AMOUNT
                                                    --- -------- --- -------- --- -------- --- ------- ----------------
                                                                          (DOLLARS IN THOUSANDS)
Pool Size:
 Less than $5 million..............................  20 $ 35,976  25 $ 40,267  22 $ 80,319  35 $22,201   101 $  181,936
 Over $5 million to $10 million....................   7   48,470 --       --    3   26,642   1   5,295    10     75,354
 Over $10 million to $20 million...................   2   22,786   3   41,418 --       --    1  11,527     6     75,731
 Over $20 million to $50 million...................   2   58,640   1   45,263 --       --  --      --      3    103,903
 Over $50 million..................................   2  250,362   1  127,569   1   50,710 --      --      3    244,829
                                                     -- -------- --- -------- --- -------- --- ------- ----- ----------
 Total.............................................  33 $416,234  30 $254,517  26 $157,671  37 $39,023   123 $  681,753
                                                     == ======== === ======== === ======== === ======= ===== ==========

  At June 30, 1997, the unpaid principal balance of the Company's portfolio of Non-Discounted Loans, net of unaccreted discount and valuation allowance, aggregated approximately $392.2 million or 32.8% of the Company's total assets. The following table sets forth the composition of the Company's portfolio of Non-Discounted Loans by type at the dates indicated:

                      COMPOSITION OF NON-DISCOUNTED LOANS

                                            DECEMBER 31,
                           JUNE 30,  ----------------------------
                             1997      1996      1995      1994
                           --------  --------  --------  --------
                                 (DOLLARS IN THOUSANDS)
Non-Discounted Loans:
  Single-family residen-
   tial................... $220,400  $ 74,895  $139,566  $ 53,095
  Multi-family residen-
   tial...................   73,548    69,044    71,239    77,884
  Commercial real estate..  111,290    63,374    53,458    57,881
  Consumer and other......   54,803    22,817    19,753     6,733
                           --------  --------  --------  --------
Total Non-Discounted
 Loans....................  460,041   230,130   284,016   195,593
Unaccreted discount and
 deferred fees............  (38,213)   (6,232)  (14,362)   (8,946)
Valuation allowance(1)....  (29,670)  (31,936)  (10,237)   (7,270)
                           --------  --------  --------  --------
Total Non-Discounted
 Loans, net............... $392,158  $191,962  $259,417  $179,377
                           ========  ========  ========  ========

--------
(1) For a discussion of the valuation allowance allocation for purchase discount, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters."

  The real properties that secure the Company's Non-Discounted Loans are located throughout the United States. The following table sets forth the states with the greatest concentration of those properties at June 30, 1997:

               GEOGRAPHIC CONCENTRATION OF NON-DISCOUNTED LOANS

                              SINGLE-               MULTI-
                         FAMILY RESIDENTIAL   FAMILY RESIDENTIAL    COMMERCIAL REAL ESTATE
                         -------------------- --------------------  ------------------------
                          AMOUNT    PERCENT    AMOUNT     PERCENT     AMOUNT      PERCENT
                         ---------- --------- ---------- ---------  ------------ -----------
                                            (DOLLARS IN THOUSANDS)
California.............. $   70,749     32.1% $   57,482      78.2% $     58,536       52.6%
New York................     17,265      7.8       8,904      12.1        20,332       18.3
New Jersey..............     16,599      7.5       1,000       1.4         6,068        5.5
Texas...................     11,676      5.3       1,049       1.4         3,193        2.9
Massachusetts...........     11,775      5.4         669       0.9         1,445        1.3
Other...................     92,336     41.9       4,444       6.0        21,716       19.4
                         ----------  -------  ----------  --------  ------------  ---------
  Total................. $  220,400    100.0% $   73,548     100.0% $    111,290      100.0%
                         ==========  =======  ==========  ========  ============  =========

  The following table sets forth certain information at June 30, 1997 regarding the dollar amount for Non-Discounted Loans maturing based on their contractual terms to maturity and includes scheduled payments but not potential prepayments, as well as the respective dollar amounts of those loans which have fixed or adjustable interest rates. No information is shown with respect to Discounted Loans because those loans, by definition, are in default and unlikely to mature in accordance with their stated amortization schedules. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. Loan balances have not been reduced for undisbursed loan proceeds, unearned discounts and the allowance for loan losses.

                       MATURITY OF NON-DISCOUNTED LOANS

                                                 MATURING IN
                                ----------------------------------------------
                                                         AFTER FIVE
                                             AFTER ONE      YEARS
                                ONE YEAR OR YEAR THROUGH THROUGH TEN AFTER TEN
                                   LESS      FIVE YEARS     YEARS      YEARS
                                ----------- ------------ ----------- ---------
                                            (DOLLARS IN THOUSANDS)
Single-family residential......   $10,271     $15,135      $20,962   $174,032
Multi-family residential.......    11,453      23,832       24,949     13,314
Commercial and other mortgage
 loans.........................    29,494      42,879       20,587     18,330
Consumer and other loans.......    17,192      23,158        3,464     10,989
Interest rate terms on amounts
 due after one year:
  Fixed........................       --       50,929       30,451    112,240
  Adjustable...................       --       54,075       39,511    104,425

  Scheduled contractual principal repayments are not necessarily predictive of the actual maturities of Non-Discounted Loans because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses. The average life of mortgage loans, particularly fixed-rate loans, tends to increase when prevailing mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than prevailing mortgage loan rates.

 Discounted Loan and Non-Discounted Loan Activity

  The following table sets forth the activity in the Company's portfolio of Discounted Loans and Non-Discounted Loans (excluding originations, which are shown separately) during the periods indicated. The amounts shown in the following table represent the unpaid principal balance of the loans.

                            LOAN PORTFOLIO ACTIVITY

                                    SIX MONTHS
                                      ENDED       YEAR ENDED DECEMBER 31,
                                     JUNE 30,   -----------------------------
                                       1997       1996       1995    1994(1)
                                    ----------  ---------  --------  --------
                                            (DOLLARS IN THOUSANDS)
Balance at beginning of period..... $  513,467  $ 337,455  $198,588  $ 74,045
Discounted Loan purchases:
  Single-family residential........    296,420    336,614    49,662     1,542
  Multi-family residential.........     33,312        464        96       --
  Commercial and other mortgage
   loans...........................     66,529     10,741       869     1,843
  Consumer and other loans(2)......    190,602        444     5,368       239
                                    ----------  ---------  --------  --------
    Total Discounted Loans
     purchased.....................    586,863    348,263    55,995     3,624
Non-Discounted Loan purchases(3):
  Single-family residential........    335,219    239,263   121,883    36,462
  Multi-family residential.........      9,727        507       --     61,247
  Commercial and other mortgage
   loans...........................     53,646      6,803     2,126    31,091
  Consumer and other loans(4)......     36,413     18,791    11,012    10,847
                                    ----------  ---------  --------  --------
    Total Non-Discounted Loans
     purchased.....................    435,005    265,364   135,021   139,647
Originations:
  Single-family residential........     22,900      1,906     3,508     1,478
  Multi-family residential.........        --         374     1,180       252
  Commercial and other mortgage
   loans...........................        --         --      4,060     2,615
  Consumer and other loans.........      6,842        --        --        --
                                    ----------  ---------  --------  --------
    Total loans originated.........     29,742      2,280     8,748     4,345
Sales of Loans.....................   (180,135)  (326,236)  (16,673)      --
Principal repayments, net of capi-
 talized interest..................    (66,363)   (54,180)  (27,464)  (14,813)
Transfer to foreclosed real estate
 and other.........................    (81,243)   (59,479)  (16,760)   (8,260)
                                    ----------  ---------  --------  --------
Net increase in loans..............    723,869    176,012   138,867   124,543
                                    ----------  ---------  --------  --------
Balance at end of period........... $1,237,336  $ 513,467  $337,455  $198,588
                                    ==========  =========  ========  ========

--------
(1) Includes as purchases $90.6 million aggregate principal amount of loans held by Girard on the date of its acquisition.
(2) In the first quarter of 1997, the Company acquired a pool of charged-off consumer obligations for less than 5% of their face amount. Accordingly, the amount shown for "Consumer and other loans" increased substantially.
(3) Excludes originations.
(4)Includes $24.5 million of the Sub-Prime Auto Loans acquired in late 1995 and early 1996.

 Foreign Expansion Plans

  The Company is expanding its loan acquisition activities to the United Kingdom and France with a view towards future expansion in Western Europe. Management believes that conditions in the French real estate market and, to a lesser degree, in the United Kingdom real estate market are similar to those that prevailed in the United States in the late 1980s and early 1990s. A significant decline in real estate prices began in the United Kingdom in late 1989 and France in 1992. At present, there are only a few purchasers of distressed real estate loans in the United Kingdom and France, as the case was in the United States when the RTC first began selling loans in the late 1980s. Accordingly, management believes that there may be opportunities to acquire pools of loans at favorable prices. At June 30, 1997, the Company had established offices in London and Paris and had 28 full time employees, including the former head of Securum Holdings N.V., a Swedish company responsible for the resolution of impaired real estate loans made by Swedish banks throughout Europe. In addition, the Company has established a United Kingdom company and a French company, to conduct its servicing operations in the U.K. and France, respectively, using the Company's policies, procedures and systems which have been adapted to U.K. and France requirements.

  Since the commencement of operations in Western Europe in September 1996, the Company has acquired one pool of Discounted Loans and one pool of Non-Discounted Loans in the United Kingdom with aggregate principal amounts of approximately $15.6 million and $0.9 million, respectively, and purchased a French organization which owns portfolios of Non-Discounted, Discounted Loans and foreclosed real estate in France for an aggregate purchase price of approximately $50 million. The Company has agreed along with a co-investor, to acquire from a major international insurance company its portfolio of Discounted and Non-Discounted Loans in France for an aggregate purchase price of approximately $150 million (for which the Company would be responsible for half). If these acquisitions are completed, the Company's concentration of assets located internationally will be significantly increased. There can be no assurance however as to when or if such acquisitions will be completed.

MORTGAGE LOAN ORIGINATION

  The Company operates a mortgage loan origination program for the origination, through correspondents, of related first and second lien mortgage loans and manufactured housing loans. The Company does not seek to compete broadly with other mortgage and secured loan originators but, instead, targets market niches where management believes its experience in evaluating credit risk and servicing non-conforming loans gives it a competitive advantage. For example, the Company has developed loan products that permit first time home buyers, who are otherwise qualified according to federal agency guidelines but who do not have sufficient funds for a down payment, to purchase a home using 100% financing. To date, the Company has targeted only prime quality borrowers for its mortgage loan origination program. While its license applications are pending, the Company is conducting its mortgage loan origination program through WCC, for which WCC is not compensated.

  All borrowers and collateral must meet the Company's credit underwriting guidelines. The Company believes that the higher risk generally associated with non-conforming loans is offset by the Company's strong credit underwriting guidelines and the higher pricing associated with these loans. The Company intends to expand this business by developing new products, increasing correspondent relationships and targeting homebuilders and manufactured housing companies that concentrate on first-time buyers.

  At June 30, 1997, the Company had approximately seventy-five approved correspondents, each of which has been subject to a thorough due diligence and approval process to better provide quality and integrity as a source of new business. The agreement with each correspondent requires among other things, specified minimum levels of experience in origination of non-conforming mortgage loans and representations and warranties from the correspondent and buy-back provisions identical to those required of the Company for the securitization of loans. Correspondents originate loans based on guidelines provided by the Company and sell the loans to the Company on a servicing-released basis.

  The Company's guidelines set forth the specific lending requirements as they relate to the processing, underwriting, property appraisal, closing, funding and delivery of loans to borrowers. Once a correspondent has completed its underwriting process it will submit the initial loan application to the Company's underwriting department, which reviews the application and performs its own underwriting analysis. Evaluations of initial loan applications are conducted by employees who specialize in the analysis of loans, often with further specialization based on geographic or collateral specific factors. Initial loan applications are reviewed for completeness, accuracy, and compliance with the Company's underwriting criteria and governmental regulations. The Company's underwriting criteria focus on debt-to-income ratios, loan-to-value ratios, current credit reports on potential borrowers, property appraisals and a potential borrower's employment history. As part of the underwriting process, the Company requires an additional field review appraisal of the collateral to be conducted by an approved third party at the correspondent's expense. Loans that do not conform to the Company's guidelines are rejected and returned to the correspondent. Variations from the Company's underwriting guidelines must be approved by an appropriate officer of the Company.

  Since commencing its mortgage loan origination program, the Company has purchased loans totaling approximately $53.3 million in principal amount. At June 30, 1997, the unpaid principal balance of the outstanding loans purchased by the Company under this program was approximately $44.6 million and the weighted average interest rate and maturity of those loans were 11.94% and 276 months, respectively. The weighted average principal balance of those loans at origination was approximately $50,000. Approximately 31.0%, 18.0%, 6.0%, 6.0% and 6.0% of the original principal amount of those loans were originated in California, Oregon, Arizona, Washington and Texas, respectively and no other state accounted for more than 5% of the total.

  Since the commencement of its mortgage loan origination program, the Company has not foreclosed on any property, but has commenced foreclosure proceedings on one property. The following table sets forth, as of June 30, 1997, information with respect to the delinquency of loans originated under the Company's mortgage loan origination program:

             DELINQUENCY STATUS OF MORTGAGE ORIGINATION PORTFOLIO
                              (AT JUNE 30, 1997)

                                                            PRINCIPAL PERCENT OF
                                               NO. OF LOANS  BALANCE  PORTFOLIO
                                               ------------ --------- ----------
                                                    (DOLLARS IN THOUSANDS)
PERIOD OF DELINQUENCY:
31--60 days...................................      30       $1,289      2.9%
61--90 days...................................      16          696      1.6
91 days or more...............................      21        1,290      2.9
                                                   ---       ------      ---
  Total.......................................      67       $3,275      7.4%
                                                   ===       ======      ===

MORTGAGE-BACKED SECURITIES

  The Company acquires mortgage-backed securities, consisting primarily of Private-Label Securities and Government Securities held for liquidity purposes. In addition, the Company retains or, in certain cases, acquires Retained Securities issued in connection with the securitization of loans previously held in its portfolio. Management believes that its experience in acquiring pools of loans allows it to more effectively evaluate the risks associated with a pool of loans that supports an issue of mortgage-backed securities being considered for purchase and price those securities. Management also believes that the size and liquidity of the market for subordinate classes of mortgage-backed securities and the relatively small size of those classes may from time to time result in the underpricing of these securities in the market, providing the Company with attractive acquisition opportunities. The following table sets forth the Company's holdings of mortgage-backed and other government securities at the dates indicated:

             MORTGAGE-BACKED SECURITIES AND GOVERNMENT SECURITIES

                                                             DECEMBER 31,
                                                        -----------------------
                                               JUNE 30,
                                                 1997    1996    1995    1994
                                               -------- ------- ------- -------
                                                    (DOLLARS IN THOUSANDS)
Private-Label Securities...................... $127,635 $21,382 $   --  $   --
Retained Securities...........................   20,778  28,239     --      --
Government Securities.........................   41,245  35,343  28,672  29,887
                                               -------- ------- ------- -------
  Total Securities............................ $189,658 $84,964 $28,672 $29,887
                                               ======== ======= ======= =======

  Prior to making an offer to purchase a pool of Private-Label Securities, the Company conducts an extensive investigation and evaluation of the underlying pool of loans. This examination typically includes an analysis of the information provided by the seller, other relevant material that may be available (including tax records) and, in some cases, the underlying collateral. The Company compares this data with its own mortgage loan database, which contains among other things, listings of property values and loan loss experience in local markets for similar assets, and, in some cases, conducts site inspections. In addition, the Company obtains BPOs on a sample of the real properties underlying the loans. The Company generally obtains BPOs for larger loans, particularly if such loans have large balances, are non-owner occupied, are for second homes or are located in unusual places. The Company also evaluates the servicer and reviews information on the local economy and real estate markets in which the properties are located. In determining the purchase price for the mortgage-backed securities, the Company prepares a model which focuses on different prepayment speeds in conjunction with various default and loss assumptions.

  The Company generally acquires Private-Label Securities in negotiated transactions where the aggregate value of the securities acquired is generally between $2.0 and $3.0 million. At June 30, 1997, the Company held approximately $127.6 million principal amount of Private-Label Securities. The Company's two largest holdings of Private-Label Securities were Salomon Brothers Mortgage Securitizations VII Series 1996--LB3 and Securitized Asset Sales, Inc. Series 1994-4, which represent 14.4% and 9.2% of the Company's portfolio. The following table sets forth the Company's holdings of Private-Label Securities at June 30, 1997:

                           PRIVATE-LABEL SECURITIES

                                                    NUMBER OF   NET BOOK
                 RATING CATEGORY(1)                INVESTMENTS    VALUE
                 ------------------                ------------ -------------
                                                   (DOLLARS IN THOUSANDS)
   AAA/Aaa1 to A-/A3..............................            1 $       1,997
   BBB+/Baa1 to BBB-/Baa3.........................            6        26,206
   BB+/Ba1 to BB-/Ba3.............................           16        26,513
   B+/B1 to B-/B3.................................            9        13,979
   Unrated........................................           12        58,940
                                                       -------- -------------
   Total..........................................           44 $     127,635
                                                       ======== =============

--------
(1) Most recent rating by independent rating agency.

  The Company generally retains or, in certain cases, acquires Retained Securities issued in connection with the securitization of its loans. The following table sets forth information regarding the Company's Retained
Securities:

                              RETAINED SECURITIES

                                                               COLLATERAL BALANCE
                                                             -----------------------
                                                                          JUNE 30,
       ISSUE NAME         ISSUE DATE      COLLATERAL TYPE      INITIAL      1997     RETAINED CLASSES
       ----------        ------------- --------------------- ----------- ----------- ----------------
                                                             (DOLLARS IN THOUSANDS)
Consumer Obligation
 Structured Trust 1995-                Miscellaneous
 A...................... March 1995    Consumer              $    42,508 $    22,558    Class B
Manufactured Housing
 Trust                                 Manufactured
 1995-A................. June 1995     Housing                    35,763      20,974    Class B
Series 1995-M1 Mortgage
 Funding Co............. August 1995   Home Equity                25,687      15,622    Class B
                                       Residential ARM loans      47,291      29,631
Mortgage Pass-Through
 1996-2................. August 1996   Residential Loans         138,429     126,445    Class B1
                                                                                        Class B2
                                                                                        Class B3
Mortgage Pass-Through
 1996-3................. December 1996 Residential Loans         278,286     253,513    Class B1
                                                                                        Class B2
                                                                                        Class B3
                                                                                        IO Classes
Mortgage Pass-Through
 1996-4................. December 1996 Residential Loans          67,722      63,804    Class B
                                                                                        Class C
                                                             ----------- -----------
  Total..................................................... $   635,686 $   532,547
                                                             =========== ===========

SERVICING

 General
  In connection with its review of a pool of loans and foreclosed real estate being considered for acquisition, management designs a servicing plan for each underlying loan and parcel of real estate that is intended to maximize the cash flow from that loan or parcel of property. The servicing plan may consist of foreclosure, compromise, a discounted payoff or, in some cases, reinstatement. WCC has developed and made available to the Company specialized procedures and proprietary software designed to effectively service performing, non-performing and sub-performing loans. The software provides the Company with, among other things, automated payment-processing, cashiering, collection and reporting functions.

  At June 30, 1997, WCC as servicer or sub-servicer for the Company, was servicing approximately $2.5 billion aggregate principal amount of loans, of which approximately $1.2 billion principal amount of loans was being serviced for unaffiliated third parties (including approximately $532.5 million of loans previously securitized by the Company and its affiliates). The same types of loans are serviced for unaffiliated third parties as those serviced for its own account. The Company began servicing loans for unaffiliated third parties in December 1996 and was recently engaged to service a large loan portfolio. See "Recent Developments." Management believes that the Company's servicing operations are adequate for the current volume of loans being serviced and expected to be serviced in the immediate future. However, as the volume of loans grows, the Company will need to hire additional personnel and add to its existing systems. There can be no assurance that the Company will be able to locate and hire sufficient personnel to continue to expand its servicing operation.

  The Company recently expanded its loan servicing activities to encompass Western Europe and has established servicing operations in the United Kingdom and France. Management believes that there is a demand in the European market for U.S.-style loan servicing, with its automated systems and detailed investor reporting and aggressive work-out approaches. Most purchasers of distressed loans in the United Kingdom and France are U.S.-based and have utilized U.S.-style servicing and investor reporting in connection with the purchase of distressed loans in the United States. With the exception of recently originated loans, the prevailing loan servicing and reporting systems in the United Kingdom and France are less technologically developed and more labor intensive than those in the United States. The Company's loan servicing operations in Western Europe utilize the Company's U.S.-based servicing system, which has been adapted for servicing loans in Western Europe.

 Servicing Agreements

  The Company is party to a loan servicing agreement with WCC pursuant to which WCC acts as sub-servicer for the Company and provides loan portfolio management services, including billing, portfolio administration and collection services for the Company's pools of loans. The Company pays WCC a servicing fee at or below prevailing market rates for each pool of loans that WCC is servicing for the Company. The Company has the option at any time after November 15, 1998 to acquire WCC's servicing operations including its computer systems and software (the "Servicing Transfer"), provided that the Company or one of its subsidiaries has obtained the appropriate regulatory approvals and licenses to service loans. The Company also may request that the Servicing Transfer occur on an earlier date, provided that the foregoing conditions are met, but WCC has no obligation to effect the Servicing Transfer prior to November 15, 1998. The Servicing Transfer will occur automatically on November 15, 1999, unless prohibited. Upon the effectiveness of the Servicing Transfer, the Company will service loans directly for its own account, as well as for the accounts of WCC and unaffiliated third parties. In addition, upon the effectiveness of the servicing transfer, WCC will cease servicing loans for itself and the Company will begin servicing WCC's loans for a fee equal to the Company's cost for such servicing.

  Each of the Savings Banks is party to a loan servicing agreement with WCC pursuant to which WCC provides loan portfolio management services, including billing, portfolio administration and collection services for all loans owned, acquired or made by the Savings Banks. It is anticipated that the Savings Banks will terminate their agreements with WCC upon the effectiveness of the Servicing Transfers, at which time the Savings Banks will enter into an agreement with the Company pursuant to which the Company will provide similar services to the Savings Banks.

  For the six months ended June 30, 1997, servicing fee revenue earned from the Company (including the Savings Banks) by WCC aggregated approximately $6.1 million.

 The Sub-Servicer

  WCC is based in Portland, Oregon, is wholly-owned by the Principal Shareholders and was formed in 1987 to manage the activities of a group of affiliated companies owned by the Principal Shareholders in the loan and lease servicing business. At December 31, 1996, WCC had total assets of approximately $347.5 million and total liabilities of approximately $319.8 million. Total revenues and net income for the year ended December 31, 1996 were approximately $26.2 million and $8.9 million, respectively. At August 31, 1997, WCC had approximately 222 employees.

  At June 30, 1997, WCC continued to hold pools of loans and securities aggregating approximately $32.8 million and had outstanding indebtedness of approximately $108.9 million, which was incurred to finance its own growth and to provide funds to the Principal Shareholders to enable them to acquire the Savings Banks and fund their growth. Substantially, all of WCC's indebtedness is secured by pledges of its servicing rights and is personally guaranteed by the Principal Shareholders. Loans made to WCC prior to October 1, 1995 have maturities beginning in July 1998. Such loans can be extended at WCC's option for three additional two-year periods and one additional one-year period. Loans made to WCC between October 1, 1995 and May 15, 1996 have five year terms and can be extended at WCC's option for one additional five-year period. Loans made after May 15, 1996 have two year terms and can be extended at WCC's option for four additional two-year periods.

MERCHANT BANKCARD PROCESSING OPERATIONS

  The Company is continuing to develop its merchant bankcard processing operations, which generate revenues through merchant discounts and processing fees for Visa(R) and Mastercard(R) transactions. The Company's bankcard processing operations focus on certain high-risk market niches, principally mail order/telephone order and audio-text transactions, where the Company believes it obtains higher returns. These market niches present higher risk because the consumer is not physically present at the time of the credit card transaction and as a result there is a greater risk of charge-backs. The Company has no control over charge-backs as Visa(R) and Mastercard(R) have absolute authority to decide if a charge-back will be allowed. The Company believes that the most significant risk is from fraud by merchants, which the Company seeks to minimize through the management of its accounts. The Company attempts to minimize the effects of charge-backs through the pricing of its services and managing merchant cash reserves. Revenues from the bankcard operations, which commenced in the third quarter of 1994 have increased from approximately $0.6 million in 1994 to approximately $6.8 million in 1996 and totaled approximately $3.4 million during the six months ended June 30, 1997. Management believes that there are opportunities to expand this business using its existing infrastructure and through acquisitions.

FUNDING SOURCES

 General

  In order to maximize the return on its investment in acquired loans, the Company funds acquisitions with third party debt financing so that the Company's invested capital is generally 10% or less of the purchase price for the loans. The three principal sources for such funding are warehouse and repurchase agreements with major investment banks, deposits at the Savings Banks and the securitization of loans. In addition, the Company publicly sold its 13% Notes in December 1996 and Old Notes in August 1997. In certain limited circumstances in the past, the Company has also borrowed money from WCC in order to fund the acquisition of loans. The Company repaid such borrowings with preferred stock on July 31, 1997. See "Recent Developments" and "Compensation Committee Interlocks and Insider Participation." Management of the Company closely monitors rates and terms of competing sources of funds on a regular basis and generally utilizes the funding source deemed most cost effective at the time.

  The following table sets forth information relating to the Company's secured borrowings and other interest- bearing obligations at the dates indicated:

                           THE COMPANY'S BORROWINGS

                                                            DECEMBER 31,
                                          JUNE 30,   --------------------------
                                            1997       1996     1995     1994
                                         ----------- -------- -------- --------
                                                 (DOLLARS IN THOUSANDS)
FHLB Advances........................... $       --  $    --  $    --  $ 13,000
Deposits at the Savings Banks...........     445,333  501,614  303,524  196,289
Warehouse and Repurchase Agreements.....     583,468   97,624   13,000    8,500
Notes Payable and Subordinated Debt.....      84,245   75,000   11,000      --
                                         ----------- -------- -------- --------
  Total................................. $ 1,113,046 $674,238 $327,524 $217,789
                                         =========== ======== ======== ========

  The following table sets forth certain information related to the Company's short-term borrowings having average balances during the period of greater than 30% of stockholders' equity at the end of the period. During each reported period, FHLB advances and repurchase agreements are the only categories for borrowings meeting this criteria. Averages determined by utilizing month-end balances.

                             SHORT-TERM BORROWINGS

                                      AT OR FOR THE
                                       SIX MONTHS   AT OR FOR THE YEAR ENDED
                                          ENDED           DECEMBER 31,
                                        JUNE 30,    --------------------------
                                          1997        1996     1995     1994
                                      ------------- --------  -------  -------
                                              (DOLLARS IN THOUSANDS)
FHLB advances:
  Average amount outstanding during
   the period........................   $    479    $  2,420  $ 1,381  $ 5,916
  Maximum month-end balance
   outstanding during the period.....   $  8,000    $ 11,000  $ 8,000  $13,000
  Weighted average rate:
    During the period................       5.64%       6.57%    7.53%    3.85%
    At end of period.................        --          --       --      4.33%
Warehouse and repurchase agreements:
  Average amount outstanding during
   the period........................   $405,134    $ 55,218  $ 7,099  $ 4,757
  Maximum month-end balance
   outstanding during the period.....   $583,468    $154,000  $14,950  $11,377
  Weighted average rate:
    During the period................       7.54%       6.88%    5.62%    4.46%
    At end of period.................       7.82%       7.88%    6.70%    5.81%

 Warehouse Credit Facilities and Repurchase Agreements

  The following table sets forth information with respect to the Company's warehouse credit facilities and repurchase agreements of the Company (excluding the Savings Banks) at June 30, 1997:

             LENDER               EXPIRATION DATES     AMOUNT        UTILIZED
             ------               -----------------  -----------    ------------
                                                     (DOLLARS IN THOUSANDS)
COMMITTED FACILITIES:
  Credit Suisse First Boston
   Mortgage Capital LLC.......... November 28, 1998  $   350,000(1) $   335,872
  Prudential Securities Credit
   Corporation................... December 31, 1997      150,000         24,730
  Salomon Brothers Realty Corp...      May 15, 2000       60,937         59,606
  Salomon Brothers Realty Corp...      May 15, 2000       36,522         36,522
UNCOMMITTED FACILITIES:(2)
  Bear, Stearns International
   Limited.......................                (3)     100,000         43,140
  CS First Boston (Hong Kong)
   Limited.......................                (3)     100,000         44,561
                                                     -----------    -----------
    Total Amount(4)..............                    $   797,459    $   544,431
                                                     ===========    ===========

--------
(1) The Company and Credit Suisse First Boston Mortgage Capital LLC have agreed in principle to increase the amount of the facility to $425 million.
(2) Although the agreements governing such commitments do not specify a minimum or maximum amount available, the parties have orally agreed that such agreements may be used up to the amount specified.
(3) Facility may be terminated at any time.
(4) Excludes uncommitted facilities at the Savings Banks which may be used for up to $210 million of acquisitions in the aggregate.

  The borrower under the warehouse and repurchase agreements is usually a subsidiary of the Company, which may be a special purpose entity. The agreements are generally guaranteed by WFSG and are secured by the pools of loans acquired with any funds received by the Company pursuant to such agreements. The agreements generally provide that if the value of the collateral falls below specified levels the lender may make a margin call. The agreements generally provide the lender with the right to act as underwriter in connection with the securitization of any loans acquired by the Company with borrowings from the lender. Certain of the agreements provide for the repayment of borrowings with the excess cash flow on the acquired assets, which has the effect of accelerating the repayment and delevering the Company's investment. The Company's facilities bear interest at rates ranging from LIBOR plus .25% to LIBOR plus 3% and provide for advances against the value of the pledged collateral from 75% to 100%.

 Securitizations

  Through June 30, 1997, the Company and its affiliates have securitized approximately $712.2 million of loans through four publicly offered and three privately placed securitizations, including performing, non-performing and sub-performing mortgage loans, manufactured housing loans, and consumer loans, non-conforming loans and foreclosed real estate. The Company retains the servicing rights to the loans it securitizes. Securitizations allow the Company to increase its loan acquisition volume, reduce the risks associated with interest rate fluctuations and provide access to longer term funding sources.

  In a securitization, the Company generally transfers a pool of loans to a separate entity (a "Special Purpose Entity") in exchange for a subordinate class of mortgage-backed securities in the Special Purpose Entity and cash, which constitutes the proceeds of one or more senior classes of mortgage-backed securities issued by the Special Purpose Entity. The cash generally will be used to repay borrowings used to finance the acquisition of the pool of loans being securitized. Generally, the holders of the senior classes of mortgage-backed securities are entitled to receive scheduled principal collected on the pool of securitized loans and interest at the pass-through interest rates on the certificate balances. The subordinate mortgage-backed securities represent the right to receive cash flows from the pool of securitized loans after payment of the required amounts to the holders of the senior classes of mortgage-backed securities and the costs associated with the securitization.

  The Company may arrange for credit enhancement for a transaction to achieve an improved credit rating on the senior classes of mortgage-backed securities issued if it would improve the level of profitability for such transaction. This credit enhancement may take the form of an insurance and indemnity policy, insuring the holders of the senior classes of mortgage-backed securities of full and timely payment of the scheduled pass-through interest and principal. To the extent that the credit enhancement for senior classes of mortgage-backed securities consists of an insurance and indemnity agreement, the Company would generally have an obligation to indemnify the insurer for any losses incurred. In addition, the pooling and servicing agreements that govern the distribution of cash flows from the pool of securitized loans typically require over-collateralization as an additional means of credit enhancement. Over-collateralization may in some cases also require an initial deposit, the sale of loans at less than their principal amount or retention in the Special Purpose Entity of collections from the pool until a specified over-collateralization amount has been attained. This retention of excess cash flow creates a faster amortization of the scheduled balance of the senior classes of mortgage-backed securities than the amortization of the principal balance of the pool of securitized loans. The purpose of the over-collateralization is to provide a source of payment in the event of higher than anticipated credit losses or lower receipts upon the resolution of a loan. Losses resulting from defaults by borrowers on the payment of principal or interest on the loans in a pool of securitized loans will reduce the over-collateralization to the extent that funds are available and may result in a reduction in the value of the subordinate mortgage-backed securities retained by the Company.

  The Company generally transfers loans to the Special Purpose Entity without recourse, except that the Company provides certain representations and warranties with respect to the loans. The Company may be required to repurchase a loan at a price equal to the then outstanding principal balance of the loan and any accrued and unpaid interest thereon if it does not conform to the Company's representations and warranties. See "Risk Factors--Risks Related to Securitization."

 Funding Sources for the Savings Banks

  The Savings Banks were acquired by the Principal Shareholders to provide a source of funding for loan acquisitions and to manage reinvestment risk associated with Discounted Loans and securitizations. The primary source of funds for the Savings Banks is "wholesale" certificates of deposit. To a lesser extent, Girard obtains brokered certificates of deposit from national investment banking firms that, pursuant to agreements with Girard, solicit funds from their customers for deposit with Girard. At June 30, 1997, approximately $161.7 million or 36% of the Savings Banks' total deposits were brokered and approximately $275.3 million or 62% were wholesale deposits. Wholesale deposits generally are obtained on terms that are more economically attractive terms to the Savings Banks than brokered deposits.

  The Orders issued by the OTS prohibit First Bank and Girard from increasing their total assets, as measured at the end of each calendar quarter, in excess of $145 million and $408 million, respectively, plus total net interest credited on deposit liabilities. See "Risk Factors--Regulation of the Savings Banks." The Company does not expect to be able to use the Savings Banks for growth unless the Orders are lifted or modified.

  The Savings Banks' funding strategy has been to offer deposit rates above those customarily offered by banks and savings institutions in their markets. The Savings Banks have been able to pursue this strategy because the general and administrative costs associated with their operations are significantly lower than those of banks and savings institutions with branch office networks. The Savings Banks have generally accumulated deposits by participating in deposit rate surveys that list the Savings Banks among the higher rate paying insured institutions, and by periodically advertising in various local market newspapers and other media. However, because the Savings Banks compete for deposits primarily on the basis of rate, they could experience difficulties in attracting deposits if they could not continue to offer rates on their deposits that are above those of other banks and savings institutions.

  The following table sets forth information relating to the Savings Banks' deposits at the dates indicated:

                            SAVINGS BANKS' DEPOSITS

                                                                   DECEMBER 31,
                               JUNE 30,      --------------------------------------------------------
                                 1997               1996               1995               1994
                          ------------------ ------------------ ------------------ ------------------
                           AMOUNT  AVG. RATE  AMOUNT  AVG. RATE  AMOUNT  AVG. RATE  AMOUNT  AVG. RATE
                          -------- --------- -------- --------- -------- --------- -------- ---------
                                                    (DOLLARS IN THOUSANDS)
Non-interest bearing
 checking accounts......  $  5,924   0.00%   $  5,625   0.00%   $  5,111   0.00%   $  3,045   0.00%
NOW and money market
 checking accounts......     1,784   1.42       2,023   1.82       1,267   2.99       3,170   3.28
Savings accounts........       653   2.04         480   2.15         304   2.38         215   2.25
Certificates of
 deposit................   436,972   5.99     493,486   5.92     296,842   6.15     189,859   5.48
                          --------   ----    --------   ----    --------   ----    --------   ----
 Total deposits.........  $445,333   5.84%   $501,614   5.84%   $303,524   6.03%   $196,289   5.35%
                          ========   ====    ========   ====    ========   ====    ========   ====

  The following table sets forth, by various interest rate categories, the Savings Banks' certificates of deposit at June 30, 1997:

         INTEREST RATES FOR THE SAVINGS BANKS' CERTIFICATES OF DEPOSIT

                                                                 JUNE 30,
                                                                   1997
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   3.50% or less.........................................        $    738
   3.51-4.50.............................................             --
   4.51-5.50.............................................          16,817
   5.51-6.50.............................................         416,444
   6.51-7.50.............................................           1,441
   7.51-8.50.............................................           1,532
                                                                 --------
     Total...............................................        $436,972
                                                                 ========

  The following table sets forth the amount and maturities of the Savings Banks' certificates of deposit as of June 30, 1997:

           MATURITIES OF THE SAVINGS BANKS' CERTIFICATES OF DEPOSIT

                                                  ORIGINAL MATURITY IN MONTHS
                                                 -------------------------------
                                                 12 OR LESS 13 TO 36  37 OR MORE
                                                 ---------- --------  ----------
                                                     (DOLLARS IN THOUSANDS)
Balances Maturing in 3 Months or Less...........  $76,582   $ 64,213    $   99
  Weighted Avg..................................     5.75%      6.08%     5.50%
Balances Maturing in 4 to 12 Months.............  $43,773   $228,572    $2,476
  Weighted Avg..................................     5.95%      6.05%     7.38%
Balances Maturing in 13 to 36 Months............      --    $ 18,939    $2,318
  Weighted Avg..................................      --        6.18%     6.03%
Balances Maturing in 37 or More Months..........      --         --        --
  Weighted Avg..................................      --         --        --

  At June 30, 1997, the Savings Banks had outstanding an aggregate of approximately $87.0 million of certificates of deposit in face amounts equal to or greater than $100,000 maturing as follows: approximately $27.8 million within three months; approximately $30.0 million over three months through six months; approximately $25.7 million over six months through twelve months, and approximately $3.5 million later than twelve months.

  In addition to deposits, each of the Savings Banks is party to a master repurchase agreement with Bear Stearns Mortgage Capital Corporation ("BSMCC"). Though such master repurchase agreements do not specify a maximum amount available under such agreements, the parties have currently agreed that such agreement may be used for up to $210 million of acquisitions in the aggregate. These agreements enable the Savings Banks to purchase pools of loans with immediate financing from BSMCC, which can then be repaid as deposits are increased.

  Each of the Savings Banks also obtains advances from the FHLB of San Francisco upon the security of certain of its assets, including FHLB stock, provided certain standards related to its creditworthiness have been met. FHLB advances are available to member financial institutions, such as the Savings Banks, for investment and lending activities and other general business purposes. FHLB advances are made pursuant to various credit programs (each of which has its own interest rate) which may be fixed or adjustable, and a range of maturities.

ASSET QUALITY

  The Company is exposed to risks of a decline in the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Management closely monitors the Company's loans for potential problems on a periodic basis and reports to the Board of Directors at regularly scheduled meetings. The Company does not consider its large holdings of non-performing and sub-performing loans and foreclosed real estate to be representative of its actual loss experience or indicative of future losses. The Company purchases each pool of Discounted Loans at a significant discount from the unpaid principal balance of the loans and/or the fair market value of the real estate securing those loans. Accordingly, the Company will only experience a loss on a pool of Discounted Loans if and to the extent that the cash flow generated by the underlying loans or the sale of the foreclosed real estate does not exceed the purchase price of the pool. Management believes that the Company's servicing expertise permits resolution of its Discounted Loans in a timely and profitable manner.

 Non-Performing Non-Discounted Loans

  It is the Company's policy to establish an allowance for uncollectible interest on performing loans that are past due 90 days or more or sooner when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. Upon such a determination those loans are placed on non-accrual status and deemed to be non-performing. When a performing loan is placed on non-accrual status, previously accrued but unpaid interest is reversed by a charge to interest income. Because most Discounted Loans are non-performing at the time of acquisition, the Company does not establish any allowance for loss on these loans because they are acquired at a substantial discount to their unpaid principal balances and will only result in losses if recoveries on those loans do not exceed the purchase price. The following table sets forth certain information relating to the Company's non-performing Non-Discounted Loans at the dates indicated:

                    NON-PERFORMING NON-DISCOUNTED LOANS(1)

                                                          DECEMBER 31,
                                           JUNE 30,  -------------------------
                                             1997     1996     1995     1994
                                           --------  -------  -------  -------
                                                (DOLLARS IN THOUSANDS)
Non-performing loans:
  Single-family residential..............  $39,540   $37,383  $10,996  $ 5,554
  Multi-family residential...............    2,219     2,002      270    1,471
  Commercial real estate and land........   12,227     6,760      910    4,207
  Consumer and other loans...............   14,342     8,379      503      400
                                           -------   -------  -------  -------
    Total................................  $68,328   $54,524  $12,679  $11,632
                                           =======   =======  =======  =======
Non-performing loans as a percentage of:
  Total Non-Discounted Loans(2)..........    14.85%    23.69%    4.46%    5.95%
  Total assets...........................     5.71%     7.23%    3.71%    5.04%
Allowance for loan losses as a percentage
 of:
  Total Non-Discounted Loans(2)..........     6.45%    13.88%    3.60%    3.72%
  Non-performing Non-Discounted Loans....    43.42%    58.57%   80.74%   62.50%
Allowance for loan losses and discount as
 a percentage of:
  Non-performing Non-Discounted Loans....    99.35%    70.00%  194.01%  139.40%

--------
(1) This table does not include Discounted Loans although a substantial portion of such loans are non-performing.
(2) Total Non-Discounted Loans is exclusive of Discounted Loans, undisbursed loan proceeds, unaccreted discount and allowance for loan losses.

  The relatively high percentage of non-performing loans in the Company's holdings of Non-Discounted Loans results in part from the accounting treatment of pools of loans. For accounting purposes, all of the loans in a particular pool are classified as either Discounted Loans or Non-Discounted Loans, depending on whether the pool consists primarily of non-performing loans or primarily of performing and sub-performing loans. Accordingly, a pool of Non-Discounted Loans may contain a substantial number of sub-performing and non-performing loans, notwithstanding that it consists primarily of performing loans. Moreover, the percentage of non-performing Non-Discounted Loans to total Non-Discounted Loans does not reflect any unaccreted discount (or allowance for loan losses) related to such non-performing loans.

 Foreclosed Real Estate

  The Company values its holdings of foreclosed real estate at the lower of cost or fair value less estimated costs of sale. Foreclosed real estate held by the Company is periodically re-evaluated to determine that it is being carried at the lower of cost or fair value less estimated costs of sale. Holding and maintenance costs are recorded as expenses in the period incurred. Deficiencies resulting from valuation adjustments subsequent to acquisition are recognized as a valuation allowance. Subsequent increases in the value of foreclosed real estate are reflected as a reduction in the valuation allowance, but not below zero. Increases and decreases in the valuation allowance are charged or credited to income, respectively. The following table sets forth the aggregate carrying value of the Company's holdings of foreclosed real estate (categorized by source of acquisition) at the dates indicated:

                      FORECLOSED REAL ESTATE BY LOAN TYPE

                                                            DECEMBER 31,
                                              JUNE 30,  ----------------------
                                                1997     1996    1995    1994
                                              --------  ------- ------  ------
                                                  (DOLLARS IN THOUSANDS)
Discounted Loans:
  Single-family residential.................. $ 80,494  $15,274 $3,226  $  --
  Multi-family residential...................    1,105      --     --      --
  Commercial and other mortgage loans........    5,573      200     66     --
                                              --------  ------- ------  ------
    Total....................................   87,172   15,474  3,292     --
Non-Discounted Loans:
  Single-family residential..................    4,770    2,773  1,676     613
  Multi-family residential...................       89      100    611     254
  Commercial and other mortgage loans........    1,409      124    578     464
                                              --------  ------- ------  ------
    Total....................................    6,268    2,997  2,865   1,331
Foreclosed real estate purchased directly:
  Single-family residential..................   47,929   59,729    --      --
Allowance for total losses...................   (5,385)     --  (1,193)   (123)
                                              --------  ------- ------  ------
Foreclosed real estate, net.................. $135,984  $78,200 $4,964  $1,208
                                              ========  ======= ======  ======

  The following table sets forth certain geographic information as of June 30, 1997 related to the Company's foreclosed real estate holdings:

               GEOGRAPHIC DISTRIBUTION OF FORECLOSED REAL ESTATE

                                                              MULTI-
                                                        FAMILY RESIDENTIAL
                                       SINGLE FAMILY    AND COMMERCIAL REAL
                                        RESIDENTIAL           ESTATE
                                    ------------------- -----------------------
                                               NO. OF                 NO. OF
                                     AMOUNT  PROPERTIES AMOUNT      PROPERTIES
                                    -------- ---------- ----------- -----------
                                            (DOLLARS IN THOUSANDS)
New York........................... $ 57,590     566    $     1,435           9
New Jersey.........................   24,856     265            411           5
California.........................    9,806      83          3,158          17
Connecticut........................    9,491     165            872          12
Florida............................    2,958      67            574           7
Other..............................   28,492     454          1,726          88
                                    --------   -----    -----------    --------
  Total............................ $133,193   1,600    $     8,176         138
                                    ========   =====    ===========    ========

 Classified Assets Owned by the Savings Banks

  OTS regulations require that each insured savings association classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, such as the Savings Banks, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss or charge off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital.

  Excluding assets which have been classified loss and fully reserved by the Savings Banks, the Savings Banks' classified assets as of June 30, 1997 consisted of approximately $295.3 million of assets classified as substandard and approximately $0.4 million of assets classified as doubtful. The substandard and doubtful asset classifications include approximately $174.3 million and approximately $0.3 million of Discounted Loans, respectively. In addition, at the same date, approximately $37.1 million of assets were designated as special mention, which includes approximately $5.3 million of Sub-Prime Auto Loans.

 Allowances for Losses

  The Company (excluding the Savings Banks) generally does not establish loan loss reserves for Discounted Loans and foreclosed real estate since these assets are generally purchased at a discount from the unpaid principal balance of the loans and/or fair market value of the real estate. To the extent that the Company (excluding the Savings Banks) identifies the need for allowances against Discounted Loans or foreclosed real estate, allowances are established through a reduction of the purchase discount. If loan losses exceed the purchase discount, the Company (excluding the Savings Banks) will establish a loan loss reserve through a charge against earnings. To date, the Company has not established loan loss reserves for pools of Discounted Loans or pools of foreclosed real estate purchased at a discount.

  The Savings Banks maintain an allowance for loan losses at a level believed adequate by management to absorb potential losses in the Savings Banks' loan portfolios. The allowance is increased by provisions for loan losses charged against operations, recoveries of previously charged off credits, and allocations of discounts on purchased loans, and is decreased by charge-offs. Loans are charged off when they are deemed to be uncollectible or, in the case of automobile and other consumer loans, when payments are delinquent by more than 120 days.

  The Savings Banks use their internal asset review system to identify and evaluate impaired loans and to classify loans as special mention, substandard, doubtful, or loss. These terms correspond to varying degrees of risk that the loans will not be collected in part or in full. The Savings Banks' policy is to evaluate smaller-balance, homogenous pools of loans for impairment on a pooled basis. These are primarily single-family residential and automobile and other consumer loans. All other loans are evaluated for impairment on a loan-by-loan basis. All loans are subject to potential classification as special mention, substandard, doubtful, or loss. The frequency at which a specific loan is subjected to internal asset review depends on the type and size of the loan and the presence or absence of other risk factors, such as delinquency and changes in collateral values. The allowance for loan losses comprises specific valuation allowances established for impaired loans and for certain other classified loans, and general valuation allowances. Specific valuation allowances are based on the estimated fair value of the collateral for impaired or troubled collateral dependent loans, in most cases. General valuation allowances are based on management's periodic analyses of the composition of the loan portfolio, delinquencies, loan classifications, historical loss experience, peer group data, OTS guidelines, economic factors and other relevant information.

  When the Savings Banks increase the allowance for loan losses related to loans other than Discounted Loans, it records a corresponding increase to the provision for loan losses in the statement of operations. For Discounted Loans, increases to the allowance for loan losses are recorded shortly after each acquisition of a pool by allocating a portion of the purchase discount deemed to be associated with measurable credit risk. The allocation is based on a review of specific and general valuation allowances discussed above. Amounts allocated to the allowance for loan losses from purchase discounts do not increase the provision for loan losses recorded in the statement of operations; rather they decrease the amounts of the purchase discounts that are accreted into the interest income over the lives of the loans. If, after the initial allocation of the purchase discount to the allowance for loan losses, management subsequently identifies the need for additional allowances against Discounted Loans, the additional allowances are established through further charges to unaccreted discount or, if no discount remains, through a charge against earnings.

  The OTS, as part of its examination process, periodically reviews the Savings Banks' allowances for losses and the carrying values of their assets. In the fourth quarter of 1995 and the first quarter of 1996, the Savings Banks acquired approximately $24.5 million of Sub-Prime Auto Loans. Under OTS regulations, the Savings Banks have been required to write-off all auto loans that were delinquent for more than 30 days, notwithstanding that the automobiles securing those loans were retained. Approximately 44.2% of the approximately 2,000 Sub-Prime Auto Loans remaining in the Savings Banks' portfolio have become delinquent for more than 120 days. The Savings Banks have established reserves aggregating $5.3 million at June 30, 1997, including a 10% reserve on those loans that remain current. The total reserve for losses as a percentage of the unpaid principal balance of the Savings Banks' portfolio of Sub-Prime Auto Loans was 49.0% at June 30, 1997.

  The OTS recently completed its 1997 examination of the Savings Banks and issued a Report of Examination that continues to be critical of the Savings Banks in a number of significant respects and indicated that the Orders would not be lifted. The 1997 Report of Examination characterized asset quality as poor and expressed concern with, among other things (i) the sale of substantially all of the Savings Banks' Non-Discounted Loans and the acquisition of Discounted Loans and their impact on earnings and future loss provisions, (ii) the Savings Banks' procedures for acquiring and servicing loans, (iii) the policies and procedures concerning allowances for loan and lease losses and hedging transactions, (iv) the methods for measuring and monitoring interest rate risk and (v) recordkeeping and systems for financial and other reporting. The 1997 Report of Examination also indicated that (i) the Savings Banks had not adequately demonstrated that the servicing fees charged to the Savings Banks by WCC were comparable to fees charged by non-affiliated parties, (ii) the Savings Banks' books and records continued to be deficient in several respects, (iii) First Bank's merchant bankcard operations reflected certain deficiencies and (iv) the Savings Banks' loan loss policy was not adequately supported or documented. As a result, the Savings Banks were found not to be in compliance with the provisions of the order covering bankcard operations, transactions with affiliates, allowance for loan and lease losses and accounting books and records and the Savings Banks were directed to remedy the deficiencies in a timely manner.

  As part of its examination of Girard, the OTS indicated that, based on Girard's portfolio as of March 31, 1997, Girard should increase its provision for loan losses and reserves for real estate owned to $27.0 million as effective of June 30, 1997. Since completion of the 1997 examination, Girard's management has continued to discuss with OTS personnel the level of reserves to be required. Among other things, management has argued that (i) the amount of additions to the General Valuation Allowance ("GVA") suggested by the examination team with respect to non-performing single family mortgage loans is excessive because the Savings Banks use an asset-specific reserve methodology for such loans that results in Specific Valuation Allowances (or asset-specific reserves) against such loans in amounts that are conservative by industry standards and (ii) a dollar number for reserve additions as of June 30, 1997 cannot be determined as of March, 1997 (as the examination staff attempted to do) because the portfolio has changed from March to the end of June, 1997 as a result of settlements, recoveries and revised valuations associated with migrations of loans to real estate owned. The OTS has disagreed with some of management's arguments, but has agreed not to require additions to the GVA at this time. There can be no assurance that the OTS will not require additional reserves following future examinations. It is likely that the non-traditional nature of the Savings Banks' activities (in terms of both funding sources and investments) will cause the Savings Banks to be subject for the foreseeable future to heightened regulatory scrutiny.

  The following table sets forth information with respect to the Savings Banks' allowances for losses by category of loan:

                    ALLOWANCES FOR LOSSES BY LOAN CATEGORY

                       JUNE 30,                   DECEMBER 31,
                     -------------  ------------------------------------------
                             % OF           % OF           % OF          % OF
                      1997   TOTAL   1996   TOTAL   1995   TOTAL   1994  TOTAL
                     ------- -----  ------- -----  ------- -----  ------ -----
                                     (DOLLARS IN THOUSANDS)
Loan Category:
Real estate......... $22,914  32.7% $24,051  64.0% $ 9,830  38.3% $6,948  90.2%
Non-real estate.....   6,756   9.7%   7,885  21.0%     407   1.6%    322   4.2%
Discounted Loans....  40,373  57.6%   5,619  15.0%  15,414  60.1%    431   5.6%
                     ------- -----  ------- -----  ------- -----  ------ -----
  Total Allowances.. $70,043 100.0% $37,555 100.0% $25,651 100.0% $7,701 100.0%
                     ======= =====  ======= =====  ======= =====  ====== =====

  The following table sets forth an analysis of activity in the Savings Banks' allowance for losses during the periods indicated:

                   ACTIVITY IN THE ALLOWANCES FOR LOSSES(1)

                                     SIX MONTHS    YEAR ENDED DECEMBER 31,
                                   ENDED JUNE 30, ---------------------------
                                      1997(1)       1996      1995     1994
                                   -------------- --------  --------  -------
                                            (DOLLARS IN THOUSANDS)
Balance, beginning of period......    $37,555     $ 25,651  $  7,701  $ 4,314
Provision for loan losses.........     (1,424)      16,549     4,266    2,173
Allocation from purchased loan
 discounts........................     47,958       10,752    19,007    2,809
Charge-offs:(1)
  Real estate.....................     11,482       14,336     5,096    1,620
  Non-real estate.................      2,851        2,883       308       46
                                      -------     --------  --------  -------
    Total charge-offs.............     14,333       17,219     5,404    1,666
Recoveries:
  Real estate.....................       (271)      (1,735)      (81)     (71)
  Non-real estate.................        (16)         (87)      --       --
                                      -------     --------  --------  -------
    Total Recoveries..............       (287)      (1,822)      (81)     (71)
                                      -------     --------  --------  -------
  Net charge-offs (recoveries)....     14,046       15,397     5,323    1,595
                                      -------     --------  --------  -------
Balance, end of period............    $70,043     $ 37,555  $ 25,651  $ 7,701
                                      =======     ========  ========  =======
Net charge-offs (recoveries) as a
 percentage of average loan
 portfolio........................        2.0%         3.6%      2.7%     1.7%
                                      =======     ========  ========  =======

--------
(1) In establishing charge-offs for Discounted Loans, the OTS treats a Discounted Loan as if it was originated by the Savings Banks and requires a charge-off from the unpaid principal balance to the fair value of a Discounted Loan even though the loan was acquired at a substantial discount from its unpaid principal balance. This results in large charge-offs.

  The table below sets forth the delinquency status of the Company's Non-Discounted Loans at the dates indicated:

                DELINQUENCY EXPERIENCE FOR NON-DISCOUNTED LOANS

                                                                DECEMBER 31,
                              JUNE 30,      -----------------------------------------------------
                                1997              1996              1995              1994
                         ------------------ ----------------- ----------------- -----------------
                                   PERCENT           PERCENT           PERCENT           PERCENT
                                     OF                OF                OF                OF
                         BALANCE  PORTFOLIO BALANCE PORTFOLIO BALANCE PORTFOLIO BALANCE PORTFOLIO
                         -------- --------- ------- --------- ------- --------- ------- ---------
                                                  (DOLLARS IN THOUSANDS)
Period of Delinquency:
  31-60 days............ $ 25,122    5.5%   $ 7,613      3.3% $ 3,726    1.3%   $ 4,513    2.3%
  61-90 days............   13,932    3.0      7,204      3.1    3,037    1.1      2,202    1.1
  91 days or
   more(1)(2)...........   68,328   14.8     54,524     23.7   12,679    4.5     11,632    6.0
                         --------   ----    -------  -------  -------    ---    -------    ---
    Total loans
     delinquent......... $107,382   23.3%   $69,341  30.1%(3) $19,442    6.9%   $18,347    9.4%
                         ========   ====    =======  =======  =======    ===    =======    ===

--------
(1) All loans delinquent 90 days or more were on nonaccrual status.
(2) The increase in 1996 is primarily due to Inherited Loans, Sub-Prime Auto Loans and purchased sub-performing residential loans. The increase in the first quarter of 1997 is primarily due to the acquisition of a large portfolio of Discounted Loans in the fourth quarter of 1996.
(3) Increase in Percent of Portfolio reflects the securitization and sale of approximately $259.9 million of the Company's performing loans in the fourth quarter of 1996.

PROPERTIES

  The Company's corporate headquarters are located in Portland, Oregon and consist of approximately 18,000 square feet of office space leased from a corporation owned by Andrew A. Wiederhorn and Lawrence A. Mendelsohn, for an aggregate annual rental of approximately $276,000 plus a portion of the expenses incurred by the lessor in connection with the operation of the building. The lease expires December 31, 2001. The Savings Banks' sublease approximately 8,000 square feet of office space in two locations in Portland, Oregon from the Company for an aggregate annual rental in 1997 of $4. The term of the sub-lease is year to year. The Savings Banks' lease their branch offices in Beverly Hills, California pursuant to a lease expiring February 29, 2000. First Bank leases office space for its merchant bankcard operations in Calabasas, California pursuant to a lease expiring November 30, 1999. The Company also leases office space in London, England and Paris, France. The Company believes its facilities are both suitable and adequate for its current business purposes.

COMPUTER SYSTEMS AND OTHER EQUIPMENT

  The Company believes that its use of information technology is a key factor in achieving a competitive advantage in acquiring pools of loans, minimizing operating costs and increasing overall profitability. In addition to standard industry software applications, management has developed proprietary applications designed to provide decision support and automation of portfolio tracking and reporting.

  The proprietary software packages developed for asset resolution use advanced financial models to support the resolution strategy and to track performance against specified timeliness for each procedure. The system permits immediate access to pertinent loan information and the automatic preparation of letters and notices to borrowers. The Company also maintains a centralized data warehouse.

EMPLOYEES

  At August 31, 1997, the Company had 158 employees in the United States and 18 employees in Europe. The employees are not party to a collective bargaining agreement, and management believes that it has good relations with its employees. At August 31, 1997, WCC had 222 employees. See "--Servicing--The Sub-Servicer."

LEGAL PROCEEDINGS

  The Company is involved in various legal proceedings occurring in the ordinary course of business, none of which are believed by management to be material.

ENVIRONMENTAL MATTERS

  The Company has acquired and will continue to acquire foreclosed real estate. Accordingly, there is a risk that the Company could be required to investigate and clean-up hazardous or toxic substances or chemical releases at such properties after acquisition by the Company, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean-up costs incurred by such parties with the contamination. To date, the Company has not been required to perform any investigation or clean-up activities, nor has it been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future.

COMPETITION

  The Company's principal competitors include other companies that specialize in the acquisition of Discounted Loans, mortgage banking companies, mortgage brokers, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these institutions are substantially larger and have considerably greater financial, technical and marketing resources than the Company. The Company believes that it is able to compete on the basis of providing prompt and responsive service and its ability to analyze, effectively price and resolve Discounted Loans and Non-Discounted Loans.

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

                                  REGULATION

  Financial institutions and their holding companies are extensively regulated under federal and state laws. As a result, the business, financial condition and prospects of the Savings Banks and the Company can be materially affected not only by management decisions and general economic conditions, but also by applicable statutes and regulations and other regulatory pronouncements and policies promulgated by regulatory agencies with jurisdiction over the Savings Banks and the Company, such as the OTS and the FDIC. The effect of such statutes, regulations and other pronouncements and policies can be significant, cannot be predicted with a high degree of certainty and can change over time. Moreover, such statutes, regulations and other pronouncements and policies are intended to protect depositors and the insurance funds administered by the FDIC, and not stockholders or holders of indebtedness which is not insured by the FDIC.

  The enforcement powers available to federal banking regulators is substantial and includes, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

  The following discussion and other references to and descriptions of the regulation of financial institutions contained herein constitute brief summaries thereof as in effect on the date of this Offering Memorandum. This discussion is not intended to constitute and does not purport to be a complete statement of all legal restrictions and requirements applicable to the Company and the Savings Banks and all such descriptions are qualified in their entirety by reference to applicable statutes, regulations and other regulatory pronouncements.

 Recent Regulatory Examinations

  Following examinations of the Savings Banks and WAC by the OTS in 1994, 1995, 1996 and 1997, the OTS issued Reports of Examination that were critical of the Savings Banks and WAC in a number of respects. These regulatory concerns initially resulted in the OTS requiring First Bank to enter into a Supervisory Agreement on June 8, 1995. The Supervisory Agreement required First Bank to (a) develop plans and procedures concerning (i) reduction of non-performing assets, (ii) internal asset review, (iii) asset monitoring,
(iv) appraisals, (v) loan underwriting, (vi) loan purchases; (b) enhance recordkeeping; (c) develop requirements to ensure that the servicing of loans by WCC is satisfactory; and (d) maintain its separate corporate existence. In addition, the Supervisory Agreement required First Bank to maintain certain minimum capital ratios and prohibited First Bank from increasing total assets beyond specified levels and acquiring non-performing assets without the prior written consent of the OTS.

  In July 1996, the OTS advised First Bank that it had not fully complied with the terms of the Supervisory Agreement and that both Savings Banks had failed in a number of respects to address regulatory concerns raised in the 1994 and 1995 examination reports. The OTS also expressed continuing concerns regarding the adequacy of management of First Bank in light of its business activities. As a result of these issues, the OTS replaced the Supervisory Agreement with a Cease and Desist Order, effective October 31, 1996. Given the similar nature of Girard's business activities, the OTS has also issued a Cease and Desist Order to Girard similar to the Order issued to First Bank, also effective October 31, 1996. The issuance of a cease and desist order is generally evidence of an increased level of regulatory concern regarding the subject institution.

  The Orders require that both Savings Banks not engage in unsafe and unsound practices and that they maintain minimum capital ratios as measured at the end of each calendar quarter beginning December 31, 1996 required of institutions to be deemed "well-capitalized" under OTS regulations. The Orders further require that the Savings Banks appropriately risk-weight their assets and off-balance sheet items pursuant to OTS regulations and establish and thereafter maintain internal controls sufficient to ensure the accuracy and integrity of the calculation of their regulatory capital ratios. The Orders also required the Savings Banks to: (a) revise policies

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

and procedures concerning (i) internal asset reviews, (ii) the allowances for loan and lease losses, (iii) loan purchases, (iv) internal audits and (v) hedging transactions; (b) develop plans to augment the depth and expertise of the management teams; (c) revise business plans; (d) modify certain policies concerning the accounting for loan discounts; (e) improve monitoring of (i) interest rate risk, (ii) asset classifications (e.g., as held for sale versus held to maturity) and (iii) compliance with laws and regulations concerning transactions with affiliates; (f) ensure compliance with the proper servicing of adjustable-rate mortgages and escrow accounts; (g) ensure servicer correction of OTS-identified deficiencies in information systems; and (h) enhance recordkeeping. In addition, First Bank is required to correct OTS-identified deficiencies in its merchant bankcard processing operations. These requirements were accompanied by related requirements that the Savings Banks submit to the OTS, by certain specified dates, various policies, plans and reports on other actions to comply with the Orders. In some cases, OTS approval of such information is required.

  Specifically, among other things, the Orders required that the Savings Banks revise and submit to the OTS their internal asset review policies and procedures (the "IAR Policies") to provide guidance on identifying and classifying troubled, collateral dependent loans under OTS regulatory guidance and, for purposes of ensuring the independence of the internal asset review process, to require that loan underwriting, servicing and purchasing functions be generally segregated from the credit review function. The Savings Banks delivered copies of their revised IAR Policies to the OTS prior to the required date of October 31, 1996. In addition, the Orders require the Savings Banks to develop, implement and maintain an effective internal asset review system that provides for adequate internal controls to ensure that management timely reviews and classifies assets under the IAR Policies. Management of the Savings Banks implemented the IAR system by the required date of October 31, 1996.

  The Orders also prohibit First Bank and Girard from increasing their total assets, as measured at the end of each calendar quarter, above $145 million and $408 million, respectively, unless such increase is an amount that represents the total net interest credited on deposit liabilities earned during that quarter plus any increase permitted under the Orders in prior quarters.

  The Orders also required the Savings Banks to revise and submit to the OTS their policies and procedures for allowances for loan and lease losses (the "ALLL Policies") regarding the factors considered in setting loan loss allowances and to provide adequate internal controls to ensure that management and the Savings Banks comply with the revised ALLL Policies. The Savings Banks delivered copies of their revised ALLL Policies to the OTS prior to the required date of October 31, 1996. In addition, the Orders required the Savings Banks to develop, implement and maintain an effective internal asset review system that provides for adequate internal controls to ensure that management timely reviews and classifies assets under the ALLL Policies. Under the Orders, when the Savings Banks report quarterly to the OTS on their progress in implementing the ALLL Policies, the Savings Banks must also submit their reserve analyses for the preceding calendar quarter which the Savings Banks have submitted to date.

  The Orders also required that the Savings Banks revise and submit to the OTS their loan purchase policies and procedures, certain pricing models and other reports (the "Loan Purchase Policies") to provide specific guidance on due diligence scope and sampling, assign personnel to oversee due diligence activities and require such personnel to ensure that all diligence is completed in accordance with the Loan Purchase Policies and to provide specific guidance regarding the use and reliance on broker price opinions. The Savings Banks delivered copies of their revised Loan Purchase Policies to the OTS prior to their required dates. In addition, the Orders required the Savings Banks to develop, implement and maintain an effective internal asset review system that provides for adequate internal controls to ensure that management timely reviews and classifies assets under the Loan Purchase Policies. Under the Orders, the Savings Banks are directed to establish and maintain sufficient internal controls to confirm that loan data for all purchased loans meet certain minimum standards set by the Savings Banks and to identify loan documentation deficiencies prior to purchase.

  The Orders required that the Savings Banks submit to the OTS a management plan, a revised business plan, a revised audit policy and an amended accounting policy (such policies being the "Other Policies") that require management to establish and adhere to appropriate guidance and procedures for, among other things, augmenting

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

the depth of the management team, specifying business strategies, ensuring a high standard of audit control and integrity of records and providing for the amortization of discounts on Discounted Loans, to establish appropriate reserves on Discounted Loans prior to recognizing the yield adjustment on such loans into income and to demonstrate the accuracy of the yield adjustment component of the discount. The Savings Banks delivered copies of their revised Other Policies to the OTS prior to their required dates.

  In connection with the requirements of the Orders regarding asset liability management, the Savings Banks are required to submit to the OTS a hedging policy that fully complies with relevant accounting guidance and that establishes written guidelines to ensure the Savings Banks document their hedging strategy. In addition, the Savings Banks are required to submit to the OTS a plan to develop or obtain internal expertise and resources necessary to measure, monitor and model the Savings Banks' interest rate risk.

  The Orders provide that the Savings Banks must submit a plan detailing how WCC will complete a comprehensive audit of certain of its servicing activities for the Savings Banks and take such action to ensure that WCC fully implements the results of such audit. Further, the Orders require that the Savings Banks take corrective actions specified, and adhere to the controls developed, in the audit.

  The Savings Banks have implemented numerous actions to address the requirements of the Orders, including (i) hiring additional management personnel for the Savings Banks, (ii) engaging Arthur Andersen LLP to review management's implementation of corrective actions required by the OTS, (iii) increasing the size of the internal asset review department, and (iv) revising internal asset review policies accordingly.

  The Orders are enforceable by the OTS as written agreements under the Federal Deposit Insurance Act. Therefore, failure to comply with the requirements of the Orders could subject the Savings Banks and their directors and officers to further enforcement actions.

  The OTS recently completed its 1997 examination of the Savings Banks and issued a Report of Examination that continues to be critical of the Savings Banks in a number of significant respects and indicated that the Orders would not be lifted. The 1997 Report of Examination characterized asset quality as "poor" and expressed concern with, among other things (i) the sale of substantially all of the Savings Banks' Non-Discounted Loans and the acquisition of Discounted Loans and their impact on earnings and future loss provisions, (ii) the Savings Banks' procedures for acquiring and servicing loans, (iii) the policies and procedures concerning allowances for loan and lease losses and hedging transactions, (iv) the methods for measuring and monitoring interest rate risk and (v) recordkeeping and systems for financial and other reporting. The 1997 Report of Examination also indicated that (i) the Savings Banks had not adequately demonstrated that the servicing fees charged to the Savings Banks by WCC were comparable to fees charged by non-affiliated parties, (ii) the Savings Banks' books and records continued to be deficient in several respects, (iii) First Bank's merchant bankcard operations reflected certain deficiencies and (iv) the Savings Banks' loan loss policy was not adequately supported or documented. As a result, the Savings Banks were found not to be in compliance with the provisions of the order covering bankcard operations, transactions with affiliates, allowance for loan and lease losses and accounting books and records and the Savings Banks were directed to remedy the deficiencies in a timely manner.

  As part of its examination of Girard, the OTS indicated that, based on Girard's portfolio as of March 31, 1997, Girard should increase its provision for loan losses and reserves for real estate owned to $27.0 million effective as of June 30, 1997. Since completion of the 1997 examination, Girard's management has continued to discuss with OTS personnel the level of reserves to be required. Among other things, management has argued that (i) the amount of additions to the General Valuation Allowance ("GVA") suggested by the examination team with respect to non-performing single family mortgage loans is excessive because the Savings Banks use an asset-specific reserve methodology for such loans that results in Specific Valuation Allowances (or asset-specific reserves) against such loans in amounts that are conservative by industry standards and (ii) a dollar number for reserve additions as of June 30, 1997 cannot be determined as of March, 1997 (as the examination

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

staff attempted to do) because the portfolio has changed from March to the end of June, 1997 as a result of settlements, recoveries and revised valuations associated with migrations of loans to real estate owned. The OTS has disagreed with some of management's arguments, but has agreed not to require additions to the GVA at this time. There can be no assurance that the OTS will not take such actions following future examinations. It is likely that the non-traditional nature of the Savings Banks' activities (in terms of both funding sources and investments) will cause the Savings Banks to be subject for the foreseeable future to heightened regulatory scrutiny.

 Savings and Loan Holding Companies

  The Company is a savings and loan holding company that is regulated and subject to examination by the OTS. The activities of savings and loan holding companies are governed by the provisions of the Home Owners' Loan Act, as amended (the "HOLA"). Pursuant to the HOLA, a savings and loan holding company may not (i) acquire control of a savings association or savings and loan holding company without prior OTS approval; (ii) acquire, except with prior OTS approval, by process of merger, consolidation, or purchase of assets of another savings association or savings and loan holding company, all or substantially all of the assets of any such association or holding company; or
(iii) acquire, by purchase or otherwise, more than 5% of the voting shares of a savings association that is not a subsidiary, or of a savings and loan holding company that is not a subsidiary. In considering whether to grant approval for any such transaction, the OTS will take into consideration a number of factors, including the competitive effects of the transaction, the financial and managerial resources and future prospects of the holding company and the institution involved, and the compliance records of such subsidiaries with the Community Reinvestment Act ("CRA").

  Federal law empowers the Director of the OTS to take substantive action when he determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of any particular activity constitutes a serious risk to the financial safety, soundness or stability of a savings and loan holding company's subsidiary savings institutions. In addition, the Director of the OTS has oversight authority with respect to all holding company affiliates. Specifically, the Director of the OTS may, as necessary
(i) limit the payment of dividends by the savings institutions; (ii) limit transactions between the savings institutions, the holding company and the subsidiaries or affiliates of either; or (iii) limit any activities of the savings institutions that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institutions. Any such limits would be issued in the form of a directive having the legal effect of a cease and desist order.

 Activities Limitations

  The Company is currently classified as a multiple savings and loan holding company under applicable law as a result of its ownership of the two Savings Banks, First Bank and Girard. A holding company that owns two or more financial institutions, such as the Company, or whose sole subsidiary fails to meet the QTL test is subject to the activities limitations applicable to multiple savings and loan holding companies. In general, a multiple savings and loan holding company (or subsidiary thereof that is not an insured institution) may not commence or continue for more than a limited period of time after becoming a multiple savings and loan holding company (or a subsidiary thereof), any business activity other than (i) furnishing or performing management services for a subsidiary insured institution; (ii) conducting an insurance agency or an escrow business; (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary insured institution; (iv) holding or managing properties used or occupied by a subsidiary insured institution; (v) acting as trustee under deeds of trust;
(vi) those activities previously directly authorized by the OTS by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) subject to prior approval of the OTS, those activities authorized by the FRB as permissible investment for bank holding companies. A savings and loan holding company which has only one insured institution subsidiary (known as a "unitary" savings and loan holding company) and which subsidiary qualifies as a qualified thrift lender ("QTL"), generally has the broadest authority to engage in various types of business activities with few restrictions on its activities, except that historically savings and loan holding companies have not been permitted to acquire or be acquired by an entity

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

engaged in securities underwriting or market making. The Company recently filed an application with the OTS to merge First Bank and Girard, which would enable the Company to be treated as a unitary savings and loan holding company. Although the OTS has indicated in discussions with management that it would permit the merger of First Bank and Girard, there can be no assurance as to whether or when such merger will be consummated.

 Restrictions on Transactions with the Savings Banks

  The Savings Banks are subject to restrictions in their dealings with the Company and the Company's non-bank subsidiaries under HOLA and certain provisions of the Federal Reserve Act ("FRA") that are made applicable to savings institutions by HOLA and OTS regulations.

  A savings institution's transactions with its affiliates are subject to limitations set forth in HOLA and OTS regulations, which incorporate Sections 23A, 23B, 22(g) and 22(h) of the FRA and Regulation O adopted by the FRB. Under Section 23A, an "affiliate" of an institution is defined generally as
(i) any company that controls the institution and any other company that is controlled by the company that controls the institution, (ii) any company that is controlled by the shareholders who control the institution or any company that controls the institution or (iii) any company that is determined by regulation or order to have a relationship with the institution (or any subsidiary or affiliate of the institution) such that "covered transactions" with the company may be affected by the relationship to the detriment of the institution. "Control" is determined to exist if a percentage stock ownership test is met or if there is control over the election of directors or the management or policies of the company or institution. "Covered transactions" generally include loans or extensions of credit to an affiliate, purchases of securities issued by an affiliate, purchases of assets from an affiliate (except as may be exempted by order or regulation), and certain other transactions.

THE SAVINGS BANKS

 General

  The Savings Banks are federally-chartered savings banks organized under HOLA. As such, the Savings Banks are subject to regulation, supervision and examination by the OTS. The deposit accounts of the Savings Banks are insured up to applicable limits by the FDIC through the SAIF and, as a result, the Savings Banks also are subject to regulation, supervision and examination by the FDIC.

  The business and affairs of the Savings Banks are regulated in a variety of ways. Regulations apply to, among other things, insurance of deposit accounts, capital ratios, payment of dividends, liquidity requirements, the nature and amount of the investments that the Savings Banks may make, transactions with affiliates, community and consumer lending laws, internal policies and controls, reporting by and examination of the Savings Banks and changes in control of the Savings Banks.

 Regulatory Capital Requirements

  Federally-insured savings associations are required to maintain minimum levels of regulatory capital. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis. The Orders require that both Savings Banks maintain minimum capital ratios required of institutions to be deemed "well-capitalized" commencing December 31, 1996 and the Savings Banks comply with the Orders.

  In connection with the 1997 examination, the OTS indicated that the capital level of Girard was less than satisfactory and the capital level of First Bank was not adequate in view of their risk profiles, despite the fact that the Savings Banks had capital levels that qualified them as "well capitalized" under OTS regulatory capital requirements. The OTS also suggested in the Report of Examination that the Savings Banks' current capital requirements may not be appropriate given the deficiencies noted in the examination. Following the 1997

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

examination, the Saving Banks' management had further discussions with the OTS relating to capital levels at the Savings Banks, in which the OTS indicated that the dollar amount of capital maintained by the Savings Banks as of March 31, 1997 would be viewed as satisfying the minimum capital requirements for the immediate future and that the Company would not be required to inject additional capital at this time. Notwithstanding the foregoing, the OTS may review this decision at any time and could impose additional capital requirements on the Savings Banks in the future.

  Federally-insured savings associations are subject to three capital requirements: a tangible capital requirement, a core or leverage capital requirement and a risk-based capital requirement. All savings associations currently are required to maintain tangible capital of at least 1.5% of adjusted total assets (as defined in the regulations), core capital equal to 3% of adjusted total assets and total capital (a combination of core and supplementary capital) equal to 8% of risk-weighted assets. For these purposes, tangible capital is core capital less all intangibles other than qualifying mortgage servicing rights. Since neither Savings Bank had intangibles at June 30, 1997, tangible capital was the same as core capital for both Savings Banks. Core capital includes common stockholders' equity, non-cumulative perpetual preferred stock and related surplus' minority interests in the equity accounts of fully consolidated subsidiaries and certain non-withdrawable accounts and pledged deposits.

  A savings association is allowed to include both core capital and supplementary capital in the calculation of its total capital for purposes of the risk-based capital requirements, provided that the amount of supplementary capital included does not exceed the savings association's core capital. Supplementary capital consists of certain capital instruments that do not qualify as core capital, including subordinated debt which meets specified requirements, subject to certain limitations, and loan and lease loss general valuation allowances. General valuation allowances can generally be included up to 1.25% of risk-weighted assets. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights assigned by the OTS for principal categories of assets currently range from 0% to 100%, depending on the type of asset.

  OTS policy imposes a limitation on the amount of net deferred tax assets under SFAS No. 109 that may be included in regulatory capital. (Net deferred tax assets represent deferred tax assets, reduced by any valuation allowances, in excess of deferred tax liabilities.) Application of the limit depends on the possible sources of taxable income available to an institution to realize deferred tax assets. Deferred tax assets that can be realized from the following generally are not limited to taxes paid in prior carryback years and future reversals of existing taxable temporary differences. To the extent that the realization of deferred tax assets depends on an institution's future taxable income (exclusive of reversing temporary differences and carryforwards), or its tax-planning strategies, such deferred tax assets are limited for regulatory capital purposes to the lesser of the amount that can be realized within one year of the quarter-end report date or 10% of core capital. The foregoing considerations did not affect the calculation of the Savings Banks' regulatory capital as of June 30, 1997.

  The OTS promulgated a regulation that requires that an interest-rate risk component be included in the risk-based capital regulation. However, the effective date of this regulation has been delayed. Under the regulation, an institution with a greater than specified level of interest rate risk is subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. As a result, such an institution would be required to maintain additional capital in order to comply with the risk-based capital requirement. Had the interest-rate risk component regulation been in effect at June 30, 1997, the Savings Banks' capital ratios would not have been affected.

 Insurance of Accounts

  As an FDIC-insured institution, the Savings Banks are required to pay deposit insurance premiums to the SAIF as administered by the FDIC. The SAIF maintains a fund to insure deposits of savings institutions, including the Savings Banks. The SAIF also maintains a fund to insure the deposits of institutions, such as the Savings Banks, that were previously insured by the Federal Savings and Loan Insurance Corporation

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

("FSLIC"). The SAIF historically has had three major obligations: to fund losses associated with the failure of institutions with SAIF-insured deposits; to increase the SAIF's reserves to 1.25% of insured deposits; and to make interest payments on debt incurred to provide funds to the FSLIC (the "FICO debt"). Under current FDIC regulations, institutions are assigned to one of three capital groups based on the level of an institution's capital, "well-capitalized," "adequately capitalized," or "undercapitalized," which are defined in the same manner as in the regulations establishing the prompt corrective action system, as discussed below. These three groups are then divided into three subgroups which are based on supervisory evaluations by the institution's primary federal banking regulator, resulting in nine assessment classifications. Deposit insurance premium assessment rates currently range from .04% for well capitalized institutions with only a few supervisory concerns to .31% for undercapitalized institutions with substantial supervisory concerns.

  Recently proposed FDIC regulations would reduce future semi-annual SAIF assessments for savings institutions such as the Savings Banks. The proposed reduced assessment schedule would reduce rates to .18% for well capitalized with only a few minor supervisory concerns to .27% for undercapitalized institutions with substantial supervisory concerns for the period October 1, 1996 through December 31, 1996 and thereafter to .0% to .27%, respectively. In addition, savings institutions such as the Savings Banks will pay an additional amount to be determined from time to time in semi-annual premiums to cover costs of the FICO debt.

 Recapitalization of SAIF

  The SAIF, due to the large number of failed savings institutions in the late 1980s and early 1990s, has been unable to attain the statutorily-required reserve ratio of 1.25% of insured deposits. Legislation enacted on September 30, 1996, provides for a special assessment to be collected no later than 60 days after the date of enactment based on deposits held as of March 31, 1995, at a rate sufficient to provide the SAIF with reserves equal to 1.25% of total deposits. Based on the Savings Banks' deposits as of March 31, 1995, the one-time special assessment resulted in the Savings Banks' incurring a pre-tax charge of approximately $1.4 million.

  The law also provides that the SAIF and the Bank Insurance Fund ("BIF") shall be merged on January 1, 1999, provided that all savings associations have converted to banks by that date, but does not provide legislation to implement such a conversion. The law further provides that between January 1, 1997, and December 31, 1999 (or the date the last savings association ceases to exist, whichever is earlier), the interest costs for FICO debt will be shared by SAIF and BIF assessments, with SAIF institutions paying about 60% of the dollar amount and BIF institutions paying about 40% of the dollar amount. If the BIF and SAIF have not merged by January 1, 2000, these FICO interest costs will be assessed pro rata, with all insured institutions paying the same rate. The law also includes a provision intended to limit "deposit shifting" from a SAIF-insured institution to a BIF-insured affiliate.

  The FDIC may terminate the deposit insurance of any insured depository institution, including the Savings Banks, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Savings Banks' deposit insurance.

 Prompt Corrective Action

  Federal law provides the federal banking regulators with broad power to take "prompt corrective action" to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depend on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under regulations adopted by the federal banking regulators,

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

an institution shall be deemed to be (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.00%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to adjusted total assets that is equal to or less than 2.0.% The regulations also permit the appropriate federal banking regulator to downgrade an institution to the next lower category (provided that a significantly undercapitalized institution may not be downgraded to critically undercapitalized) if the regulator determines (i) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (ii) that the institution has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent exam. As of June 30, 1997, the Savings Banks were "well capitalized" institutions under the prompt corrective action regulations of the OTS.

  Depending upon the capital category to which an institution is assigned, the regulators' corrective powers, many of which are mandatory in certain circumstances, include prohibition on capital distributions; prohibition on payment of management fees to controlling persons; requiring the submission of a capital restoration plan; placing limits on asset growth; limiting acquisitions, branching or new lines of business; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rates that the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and, ultimately, appointing a receiver for the institution.

 Brokered Deposits

  Under applicable laws and regulations, an insured depository institution may be restricted in obtaining, directly or indirectly, funds by or through any "deposit broker," as defined, for deposit into one or more deposit accounts at the institution. The term "deposit broker" generally includes any person engaged in the business of placing deposits, or facilitating the placement of deposits, of third parties with insured depository institutions or the business of placing deposits with insured depository institutions for the purpose of selling interests in those deposits to third parties. Under FDIC regulations, well-capitalized institutions are not subject to any brokered deposit limitations, while adequately capitalized institutions are able to accept, renew or roll over brokered deposits only (i) with a waiver from the FDIC and (ii) subject to the limitation that they do not pay an effective yield on any such deposit which exceeds by more than (a) 75 basis points the effective yield paid on deposits of comparable size and maturity in such institution's normal market area for deposits accepted in its normal market area or (b) by 120% for retail deposits and 130% for wholesale deposits, respectively, of the current yield on comparable maturity U.S. treasury obligations for deposits accepted outside the institution's normal market area. Undercapitalized institutions are not permitted to accept brokered deposits and may not solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the institution's normal market area or in the market area in which such deposits are being solicited.

 Restrictions on Capital Distributions

  The OTS has promulgated a regulation governing capital distributions by savings associations, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings association as a capital distribution. The regulations establish a tiered system of regulation with the greatest flexibility being afforded to well-capitalized institutions.

  An institution that meets its fully phased-in capital requirements is permitted to make capital distributions during a calendar year, without prior OTS approval, of up to the greater of (i) 100% of its net income during the calendar year, plus the amount that would reduce by not more than one-half its "surplus capital ratio" at the beginning of the calendar year (the amount by which the institution's actual capital exceeded its fully phased-in capital requirement at that date) or (ii) 75% of its net income over the most recent four-quarter period. An institution that meets its current minimum capital requirements but not its fully phased-in capital requirements may make capital distributions, without prior OTS approval, of up to 75% of its net income over the most recent four-quarter period, as reduced by the amounts of any capital distributions previously made during such period. An institution that does not meet its minimum regulatory capital requirements prior to, or on a pro forma basis after giving effect to, a proposed capital distribution, or that the OTS has notified as needing more than normal supervision, is not authorized to make any capital distributions unless it receives prior written approval from the OTS or the distributions are in accordance with the express terms of an approved capital plan.

  The OTS has proposed an amendment to its capital distribution regulation to conform to its PCA regulations by replacing the current "tiered" approach summarized above with one that would allow institutions to make capital distributions that would not result in the institution falling below the PCA "adequately capitalized" capital category. Under this proposal, an institution would be able to make a capital distribution (i) without notice or application, if the institution is not held by a savings and loan holding company and received a sufficiently favorable regulatory rating of 1 or 2,
(ii) by providing notice to the OTS if, after the capital distribution, the institution would remain at least "adequately capitalized," or (iii) by submitting an application to the OTS.

  The OTS retains the authority to prohibit any capital distribution otherwise authorized under its regulations if the OTS determines that the capital distribution would constitute an unsafe or unsound practice. The regulations also apply to direct and indirect distributions to affiliates, including those occurring in connection with corporation reorganizations.

 Affiliate Transactions

  Under federal law and regulation, transactions between a savings association and its affiliates are subject to quantitative and qualitative restrictions. Affiliates of a savings association include, among other entities, companies that control, are controlled by or are under common control with the savings association. As a result, the Company and its non-bank subsidiaries are affiliates of the Savings Banks.

  Savings associations are restricted in their ability to engage in "covered transactions" with their affiliates. In addition, covered transactions between a savings association and an affiliate, as well as certain other transactions with or benefitting an affiliate, must be on terms and conditions at least as favorable to the savings association as those prevailing at the time for comparable transactions with non-affiliated companies. Savings associations are required to make and retain detailed records of transactions with affiliates.

  Notwithstanding the foregoing, a savings association is not permitted to make a loan or extension of credit to any affiliate unless the affiliate is engaged only in activities the FRB has determined to be permissible for bank holding companies. Savings associations are prohibited from purchasing or investing in securities issued by an affiliate, other than shares of a subsidiary.

  Savings associations are also subject to various limitations and reporting requirements on loans to insiders. These limitations require, among other things, that all loans or extensions of credit to insiders (generally executive officers, directors or 10% stockholders of the institution) or their "related interests" be made on substantially the same terms (including interest rates and collateral) as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with the general public and not involve more than the normal risk of repayment or present other unfavorable features.

 Qualified Thrift Lender Test

  All savings associations are required to meet a QTL Test set forth in HOLA and regulations of the OTS thereunder to avoid certain restrictions on their operations. A savings association that does not meet the QTL Test set forth in HOLA and implementing regulations must either convert to a bank charter or comply with the following restrictions on its operations: (i) the association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the association shall be restricted to those of a national bank; (iii) the association shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the association ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

  Historically, the QTL test has required that 65% of an institution's "portfolio assets" consist of certain housing and consumer-related assets on a monthly basis in at least nine out of every 12 months. As of June 30, 1997, the qualified thrift investments of the First Bank and Girard were approximately 63.0% and 85.6%, respectively, of their portfolio assets. Recently enacted legislation provides that certain education, small business and consumer loans may be included as qualified thrift investments for purposes of the QTL test.

 Loans-to-One Borrower

  Under applicable laws and regulations, the amount of loans and extensions of credit which may be extended by a savings institution such as the Savings Banks to any one borrower, including related entities, generally may not exceed the greater of $500,000 or 15% of the unimpaired capital and unimpaired surplus of the institution. Loans in an amount equal to an additional 10% of unimpaired capital and unimpaired surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. An institution's "unimpaired capital and unimpaired surplus" includes, among other things, the amount of its core capital and supplementary capital included in its total capital under OTS regulations.

  As of June 30, 1997, First Bank's and Girard's unimpaired capital and surplus amounted to approximately $14.1 million and approximately $36.1 million, respectively, resulting in a general loans-to-one borrower limitation of approximately $2.1 million and approximately $5.4 million, respectively under applicable laws and regulations.

COMMUNITY INVESTMENT AND CONSUMER PROTECTION LAWS

 Truth in Lending

  The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder contain certain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three day right to cancel certain credit transactions including loans of the type originated by the Company and the Savings Banks. If the Company and the Savings Banks were found not to be in compliance with TILA, aggrieved borrowers could have the right to rescind their loans and to demand, among other things, the return of finance charges and fees paid to the Company.

 OTHER LENDING LAWS

  The Company is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on certain prohibited bases, including race, color, religion, national origin, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. In addition, the Company is subject to the Fair Housing Act and regulations thereunder, which broadly prohibit certain discriminatory practices in connection with the Company's business. The Company is also subject to the Real Estate Settlement Procedures Act of 1974, as amended, and the Home Mortgage Disclosure Act.

  In addition, the Company is subject to various other Federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures that must be followed by, mortgage lenders and services, and disclosures that must be made to consumer borrowers. Failure to comply with such laws, as well as with the laws described above, may result in civil and criminal liability.

 Community Reinvestment Act

  Under the CRA, as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate- income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institutions, to assess the institution's CRA rating and requires that the OTS provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system. The four ratings are "outstanding record of meeting community credit needs," "satisfactory record of meeting community credit needs," "needs to improve record of meeting community credit needs" and "substantial non-compliance in meeting community credit needs." An institution's CRA rating is taken into account in determining whether to grant charters, branches and other deposit facilities, relocations, mergers, consolidations and acquisitions. Poor CRA performance maybe the basis for denying an application. First Bank and Girard each received a "needs to improve record of meeting community credit needs" rating during their respective most recent OTS examinations.

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

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the directors and executive officers of the Company as of August 31, 1997:

NAME                              AGE OFFICE
----                              --- ------
Andrew A. Wiederhorn.............  31 Chairman of the Board, Chief Executive
                                      Officer, Secretary and Treasurer
Lawrence A. Mendelsohn...........  36 President and Director
Sheryl Anne Morehead.............  44 Executive Vice President, S&L Group and
                                      Chief Executive Officer of the Savings
                                      Banks
Chris Tassos.....................  40 Executive Vice President and Chief
                                      Financial Officer
Phillip D. Vincent...............  43 Executive Vice President, Loan Servicing
Bo G. Aberg......................  48 Senior Vice President, Europe
Donald J. Berchtold..............  51 Senior Vice President, Administration
Kenneth R. Kepp..................  41 Senior Vice President, Operations
Glenn J. Ohl.....................  42 Senior Vice President and Chief Financial
                                      Officer of WFC
Peter O'Kane.....................  31 Senior Vice President, Loan Acquisitions
Don H. Coleman...................  58 Director
Philip G. Forte..................  33 Director
David Dale-Johnson...............  49 Director

  Andrew A. Wiederhorn is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Wiederhorn founded WCC in 1987 and continues to serve as the Chief Executive Officer of WCC and certain of its affiliates. Mr. Wiederhorn received his B.S. degree in Business Administration from the University of Southern California.

  Lawrence A. Mendelsohn is a director and the President of the Company. Mr. Mendelsohn also is the Vice President of WCC and certain of its affiliates. From February 1993 until October 1996 Mr. Mendelsohn was Executive Vice President of WCC and certain of its affiliates. From January 1992 until February 1993 Mr. Mendelsohn was Vice President, Principal and Head of Capital Markets for Emerging Markets of Bankers Trust New York Corporation/BT Securities Corporation. From August 1987 until January 1992 Mr. Mendelsohn was the Vice President, Senior Options Principal and Head of Proprietary Trading for Equities, Equity Options and Distressed Debt for JP Morgan and Co./JP Morgan Securities. Mr. Mendelsohn received an A.B. degree in Economics from the University of Chicago, an M.A. degree in International Politics from the University of Texas, an M.S. degree in Business Research from the University of Southern California and is a Ph.D./ABD in Finance from the University of Southern California.

  Sheryl Anne Morehead is Executive Vice President, S&L Group of the Company and Chief Executive Officer of the Savings Banks. Ms. Morehead was Senior Vice President, S&L Group of the Company and Chief Executive Officer of the Savings Banks from November 1996 until June 1997. From December 1993 until October 1996, Ms. Morehead was the Chief Credit Officer/Chief Operating Officer of First Los Angeles Bank/San Paoulo Bank Group, a commercial banking institution. From August 1990 until December 1993, Ms. Morehead was the Chief Credit Officer/Executive Vice President of First Federal Bank of Santa Monica, a savings bank. Ms. Morehead received a B.S. degree from Boston University and an M.B.A. degree from Harvard Graduate School of Business.

  Chris Tassos is Executive Vice President and Chief Financial Officer of the Company. Mr. Tassos was Senior Vice President and Chief Financial Officer of the Company from October 1996 until June 1997. Since August 1995 Mr. Tassos has been the Senior Vice President of Finance of the Wilshire Companies. From March 1992 until February 1995 he was the Chief Financial Officer and/or Senior Vice President of Finance of Long

Beach Mortgage Company (formerly Long Beach Bank). Mr. Tassos received a B.A. degree from California State University, Fullerton. From July 1979 until April 1984 and May 1985 until September 1990 Mr. Tassos was an auditor for Deloitte & Touche LLP.

  Phillip D. Vincent is Executive Vice President, Loan Servicing of the Company. Mr. Vincent was Senior Vice President, Loan Servicing of the Company from October 1996 until June 1997. Mr. Vincent was Senior Vice President and Chief Administrative Officer of The J.E. Robert Company, Inc., one of the largest real estate and mortgage investment managers in the U.S. from April 1995 until July 1996, Senior Vice President and Managing Officer of The J.E. Robert Company, Inc. from June 1992 until September 1995, and Vice President and Division Manager of The J.E. Robert Company, Inc. from 1991 until May 1992. Mr. Vincent is a member of the American Institute of Certified Public Accountants. Mr. Vincent received a B.S. degree in Finance from Oklahoma State University.

  Bo G. Aberg is Senior Vice President, European Operations of the Company. From November 1994 to September 1996, Mr. Aberg was Chief Executive Officer of Securum Holding B.V., a Kingdom of Sweden owned work-out company in Europe. From September 1992 to November 1994, Mr. Aberg was Chief Executive Officer of Securum Real Estate Group, Malmo, Sweden. From January 1982 to September 1992 Mr. Aberg held several positions within the PK Group (a Swedish banking group), and from September 1974 to January 1982 he was a Chartered Accountant for Hagstroms Revisions Byra AB Sweden (now Ernst & Young). Mr. Aberg received the equivalent of a B.S. degree in Economics (Ekonomexanon) and an academic degree in Law (Jurkandexamen) both from the University of Stockholm, Sweden.

  Donald J. Berchtold is Senior Vice President, Administration. From March 1992 until October 1996 Mr. Berchtold was Senior Vice President, Administration of WCC and its affiliates. From February 1991 until November 1992 he was a consultant to Entertainment Publications Inc.--CUC International Inc. Mr. Berchtold received a BSc. degree in Business/Finance and Marketing from Santa Clara University. Mr. Berchtold is Mr. Wiederhorn's father-in-law.

  Kenneth R. Kepp is Senior Vice President, Operations. From November 1991 until October 1996 Mr. Kepp was the Senior Vice President--Operations of WCC and its affiliates. From June 1990 until November 1991 Mr. Kepp was the Managing Director of Network Associates International, a consulting company to the leasing industry. Mr. Kepp received a B.S. degree in Finance from Northern Illinois University.

  Glenn J. Ohl is Senior Vice President and Chief Financial Officer of WFC. Mr. Ohl was Chief Financial Officer of WFC from November 1996 until June 1997. From August 1995 until October 1996 Mr. Ohl was the Senior Vice President and Corporate Treasurer of CWM Mortgage Holdings, Inc., an affiliate of Countrywide Credit Industries Inc., a residential financing company. From September 1992 until August 1995 Mr. Ohl was the Executive Vice President and Chief Financial Officer of ARCS Mortgage, Inc., a financing company. Mr. Ohl received a B.A. degree from Franklin and Marshall College and an M.B.A. degree from New York University.

  Peter O'Kane is Senior Vice President, Loan Acquisitions. Mr. O'Kane was Vice President, Loan Acquisitions from October 1996 until June 1997. From May 1994 until October 1996 Mr. O'Kane was the Vice President, Loan Acquisitions of WCC and its affiliates. From September 1992 until April 1994 Mr. O'Kane was an Asset Manager, Investment Division of J.E. Robert Company, Inc. From September 1991 until September 1992 Mr. O'Kane was a staff consultant with Arthur Andersen & Company. From March 1990 until August 1991 Mr. O'Kane was an analyst for GranCorp, Inc., a real estate investment company. Mr. O'Kane received a B.A. degree from the University of Washington.

  Don H. Coleman is a director of the Company. Since March 1994 Mr. Coleman has been the President of International Manufacturing and Licensing, Inc., a subsidiary of the ICT Group, Inc., a supplier of wireless phone equipment worldwide. From January 1988 until March 1994, Mr. Coleman was President of Liquid Spring Corporation, a manufacturer of automobile components. From 1984 to 1986, Mr. Coleman was President of

Clarion Corporation of America, a major supplier of automotive sound systems and electronics. Mr. Coleman is a director of ICT Group, Inc., and Fabricated Metals, Inc., a materials handling equipment manufacturer. Mr. Coleman received a B.A. degree in Economics and an M.B.A. degree from Stanford University.

  Philip G. Forte is a director of the Company. Mr. Forte has been the President of Wilshire Cellular, Inc., a cellular phone leasing company, since June 1994. Wilshire Cellular, Inc. is not an affiliate of the Company. From March 1992 until June 1994, Mr. Forte was the Vice President, Sales and Marketing of Vinyl Chem International, Inc., a textile chemical repair manufacturer. From September 1989 until March 1992 Mr. Forte was the Vice President, Sales and Marketing of Pacific Western University. Mr. Forte received a B.S. degree in Business Administration from the University of Southern California.

  David Dale-Johnson is a director of the Company. Since 1988 Mr. Dale-Johnson has been the Director, Program in Real Estate, School of Business Administration, University of Southern California. Mr. Dale-Johnson is also a consultant for several public and private companies and government agencies. Mr. Dale-Johnson received his B.A. degree in Art History from the University of British Columbia, M. Sc. degree in Business Administration from the University of British Columbia and a Ph.D. degree in Business Administration from the University of California, Berkeley.

OTHER KEY PERSONNEL

  Stuart Adair is Vice President, European Loan Acquisitions of WFC. From 1993 until September 1996 Mr. Adair was the Vice President, Loan Acquisitions of the Wilshire Companies. From 1989 until 1993 Mr. Adair was an asset manager of the Federal Deposit Insurance Corporation. Mr. Adair received a B.A. degree from the University of Washington.

  R. Scott Stevenson is President of the Girard and First Bank. From June 1991 until October 1996 he was the President and Chief Executive Officer of Girard. From January 1986 until June 1991 he held various positions at Girard including Chief Operating Officer, Chief Financial Officer and a Loan Officer. Mr. Stevenson received a B.S. degree in Accounting and an M.S. degree in Taxation from Brigham Young University.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

  The Audit Committee, which consists of a majority of independent directors who are not affiliated with the Principal Shareholders, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Messrs. Wiederhorn, Coleman and Dale-Johnson are the members of the Audit Committee.

ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes. Directors of each class are elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years. Philip G. Forte's term expires in 2000, Andrew A. Wiederhorn's and Lawrence A. Mendelsohn's terms expire in 1999, and Don H. Coleman's and David Dale-Johnson's terms expire in 1998.

COMPENSATION OF DIRECTORS

  The Company pays its non-employee directors a per meeting fee of $1,000 for each board meeting and a fee of $100 per hour for each committee meeting attended which is not on a regularly scheduled meeting date. Under the Company's Stock Incentive Plan, on the last trading day of each calendar quarter, the Company automatically grants each non-employee director an option to purchase shares of common stock equal to $6,250 divided by the fair market value per share of the common stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Determinations regarding compensation of the Company's employees are made by the Compensation Committee of the Board of Directors. David Dale-Johnson and Don H. Coleman are the members of the Compensation Committee. Neither David Dale-Johnson nor Don Coleman participated in the compensation decisions relating to Messrs. Wiederhorn's and Mendelsohn's base salary for fiscal 1996 and 1997. Messrs. Wiederhorn and Mendelsohn actively participated in such decisions.

  As noted under "Business-Properties," the Company leases office space for its corporate headquarters from a corporation owned by Andrew A. Wiederhorn and Lawrence A. Mendelsohn. The lease agreement provides for an aggregate annual rent payment in 1997 of approximately $276,000 and expires December 31, 2001. In addition to base rent, the Company is required to pay its proportionate share of operating expenses incurred by the lessor in connection with the operations of the building. Girard and First Bank sub-lease approximately 8,000 sq. ft. of office space in two locations from the Company for an aggregate annual rental payment in 1997 of $4. The term of the sub-lease is year-to-year.

  On December 24, 1996, certain executive officers and directors exchanged 5.1% of the capital stock of Girard, 5.1% of the capital stock of First Bank, and approximately 99% of the capital stock of WAC (which owned 94.9% of the capital stock of Girard and First Bank), for 5,447,901 shares of common stock of the Company.

  The Company is a party to a loan servicing agreement with WCC pursuant to which WCC acts as sub-servicer for the Company and provides loan portfolio management services, including billing, portfolio administration and collection services for the Company's pools of loans. The Company pays WCC a servicing fee equal to or below prevailing market rates for each pool of loans that WCC is servicing for the Company. The Company has the option at any time after November 15, 1998 to acquire WCC's servicing operations, including its computer systems and software (the "Servicing Transfer"), provided that the Company or one of its subsidiaries has obtained the appropriate regulatory approvals and licenses to service loans. The Company also may request that the Servicing Transfer occur on an earlier date, provided that the foregoing conditions are met, but WCC has no obligation to effect the Servicing Transfer prior to November 15, 1998. The Servicing Transfer will occur automatically on November 15, 1999, unless prohibited. Upon the effectiveness of the Servicing Transfer, the Company is expected to terminate its servicing arrangement with WCC and begin servicing loans, through its subsidiary, Wilshire Servicing Company, for its own account and for the account of certain unaffiliated third parties. In addition, upon the effectiveness of the Servicing Transfer, WCC will cease servicing loans for itself and the Company will begin servicing WCC's loans for a fee equal to the Company's costs for such servicing. Since WCC has pledged certain of the servicing rights owned by it to a third party creditor, the transfer of the servicing of those loans to the Company on the effectiveness of the Servicing Transfer may require approval by that creditor.

  Each of the Savings Banks is a party to a loan servicing agreement with WCC pursuant to which WCC provides loan portfolio management services, including billing, portfolio administration and collection services, for all loans owned, acquired or made by the Savings Banks. It is anticipated that the Savings Banks will terminate their agreements with WCC upon the effectiveness of the Servicing Transfer, at which time the Savings Banks will enter into an agreement with the Company pursuant to which the Company will provide similar services to the Savings Banks.

  While the Company is obtaining necessary regulatory approvals, WCC is originating residential mortgage loans for the Company's account through its correspondent relationships and transferring the newly-originated loans to the Company, which simultaneously provides the funding for those loans.

  The Company and WCC and its private affiliates are parties to a Administrative Services Agreement pursuant to which WCC and its private affiliates (Messrs. Wiederhorn and Mendelsohn are the sole shareholders of WCC and its private affiliates) and the Company have agreed to provide certain services to each other, including, among other things, certain financial reporting functions, legal compliance, banking, risk management and operational and strategic services. The agreement provides for the payment of a market rate fee plus reimbursement of any out-of-pocket expenses for any services rendered by one party to another. The initial term of the agreement expires on December 31, 1997, subject to renewal for successive one-year periods.

  Messrs. Wiederhorn and Mendelsohn are the sole shareholders of WCC. Messr. Wiederhorn is also the sole director of WCC. While the Company is in the process of obtaining the necessary licensing approvals for its servicing operations, certain executive officers of the Company, including Mr. Wiederhorn, Mr. Mendelsohn, Kenneth Kepp, Donald Berchtold, Chris Tassos and Phillip Vincent, are continuing to serve as executive officers of WCC and receive minimal compensation from WCC. Following receipt of the necessary licensing approvals, only Messrs. Wiederhorn and Mendelsohn will continue to be executive officers of WCC.

  In the first quarter of 1997, WCC assigned the servicing rights to a portfolio of home equity loans, second lien mortgages, consumer loans and mortgage-backed securities (the "Institutional Portfolio") to the Company. Thereafter, the Company purchased the Institutional Portfolio from a major institutional investor at a discount that resulted in the Company's receipt of a service fee of approximately $5.6 million, the recognition of which is being deferred and amortized over the life of the Institutional Portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters."

  The Company has purchased mortgage and other loans from WCC. The 13% Notes Indenture (as defined herein) contains an exception to the prohibition on transactions with affiliates for purchases on or before March 31, 1997 of loan portfolios acquired by an affiliate of the Company after July 31, 1996, where the purchase price does not exceed the lower of two independent bids for the acquired loan portfolios. Management believes that the Company's loan purchases were made in compliance with the 13% Notes Indenture.

  At June 30, 1997, WCC had outstanding indebtedness of approximately $108.9 million, which was incurred to finance its own growth and to provide funds to the Principal Shareholders to enable them to acquire the Savings Banks and fund their growth. Substantially all of WCC's indebtedness is recourse debt that is secured by pledges of its servicing rights and is personally guaranteed by the Principal Shareholders. If the Principal Shareholders were required repay WCC's indebtedness, the Principal Shareholders may need to sell a significant portion of their shares of common stock in the Company to fund such repayment, which could result in a Change in Control.

  Effective July 31, 1997, the Company issued to an affiliate shares of a new series of its preferred stock having an aggregate liquidation value of $27.5 million in exchange for the cancellation of certain accounts payable to that affiliate aggregating approximately $27.1 million and cash in the amount of approximately $400,000, resulting in an increase in stockholders' equity of approximately $27.5 million. See "Recent Developments." The holders of the preferred stock will have a preference with respect to payment of dividends and distributions on liquidation. Dividends on the preferred stock will be payable in additional shares of preferred stock rather than cash. The Company will have the option, at any time, to call the preferred stock at its liquidation value subject to certain limitations contained in the indenture relating to 13% Notes and the Indenture relating to the Notes.

EXECUTIVE COMPENSATION

  The following table sets forth the total compensation paid or accrued by the Company for services rendered during the year ended December 31, 1996 to the Chief Executive Officer of the Company, and to each of the four other most highly compensated executive officers of the Company whose total cash compensation for the year ended December 31, 1996 exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                               ANNUAL COMPENSATION           COMPENSATION
                             -------------------------   ---------------------
                                                         SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($)   BONUS($)     OPTIONS/SARS (#)    COMPENSATION($)
---------------------------  ---- ---------   --------   --------------------- ---------------
Andrew A. Wiederhorn
 Chairman, Chief
 Executive
 Officer, Secretary and
 Treasurer..............     1996   65,000(1)     --            730,000               --
Lawrence A. Mendelsohn
 President..............     1996   73,494(1)     --            365,000               --
David Spahlinger(2)
 President, First Bank..     1996  260,401        --                --                --
R. Scott Stevenson
 President, Savings
 Banks..................     1996  136,801     40,000(3)            --             81,370(4)

--------
(1) Mr. Wiederhorn and Mr. Mendelsohn elected in the past to receive minimal compensation from WCC and other non-public affiliates to maintain capital in WCC and the other non-public affiliates and have received shareholder loans from WCC to fund their investment in the Savings Bank and certain other expenses.
(2) Mr. Spahlinger left the employment of First Bank in October 1996.
(3) Annual discretionary bonus paid by the Savings Banks. The amount of annual discretionary bonus was determined by the board of directors of the Savings Banks.
(4) Includes relocation bonus and sick leave payout.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides information concerning stock options granted by the Company during the year ended December 31, 1996 to each of the Named Executive Officers.

                                                                            POTENTIAL REALIZABLE
                                        % OF TOTAL                            VALUE AT ASSUMED
                                       OPTIONS/SARS                           ANNUAL RATES OF
                           NUMBER OF    GRANTED TO                              STOCK PRICE
                           SECURITIES  EMPLOYEES IN                           APPRECIATION FOR
                           UNDERLYING   YEAR ENDED  EXERCISE OR                OPTION TERM(1)
                          OPTIONS/SARS DECEMBER 31, BASE PRICE  EXPIRATION ----------------------
NAME                       GRANTED(#)      1996       ($/SH)       DATE        5%         10%
----                      ------------ ------------ ----------- ---------- ---------- -----------
Andrew A. Wiederhorn....    730,000         67%        11.4           (2)  $4,097,000 $11,367,000
Lawrence A. Mendelsohn..    365,000         33%        11.43          (2)  $2,001,000 $ 5,573,000
David Spahlinger........        --         --            --        --             --          --
R. Scott Stevenson......        --         --            --        --             --          --

--------
(1) These amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of their terms. The assumed 5% and 10% rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission. They do not represent the Company's estimate or projection of future prices of the common stock.
(2) December 24, 2001 for the incentive stock options (19,047 shares for Mr. Wiederhorn and 19,047 shares for Mr. Mendelsohn) and December 24, 2006 for the non-qualified stock options (710,953 shares for Mr. Wiederhorn and 345,953 shares for Mr. Mendelsohn).

EMPLOYMENT AGREEMENTS

  The Company has entered into substantially similar employment agreements, effective November 1, 1996, with Andrew A. Wiederhorn (as Chief Executive Officer) and Lawrence A. Mendelsohn (as President) (each individually, an "Executive" and collectively, the "Executives"). Each agreement provides for an initial three-year term which is automatically renewable for successive two-year terms (the "Employment Term") unless either party gives written notice to the other at least ninety days prior to the expiration of the then Employment Term. During the Employment Term, each Executive will be obligated to devote a significant portion of his business time, energy, skill and efforts to the performance of his duties under the agreement and to faithfully serve the Company, subject to his right to serve as an employee and/or board member of certain companies and to manage his personal financial and legal affairs.

  Each agreement provides for an annual base salary of $300,000, which may be increased, but not decreased, by the Compensation Committee of the Board of Directors, and an annual bonus. The bonuses will be determined by the Compensation Committee of the Board of Directors and may not exceed in the aggregate 20% of the pre-tax profits of the Company. Mr. Wiederhorn and Mr. Mendelsohn share equally in the first $400,000 of any such bonus and two-thirds and one-third, respectively, of any additional bonus amount. In addition, the agreements provide that Mr. Wiederhorn and Mr. Mendelsohn may participate in the Company's Incentive Stock Plan. See "--Incentive Stock Plan."

  Each agreement also provides that during the Employment Term and thereafter, the Company will indemnify the Executive to the fullest extent permitted by law, in connection with any claim against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. Following the Executive's termination of employment, the Company will continue to indemnify the Executive even if the Executive has ceased to serve in such capacity.

  If any payment to the Executive together with certain other amounts paid to the Executive, exceeds certain threshold amounts and results from a change in ownership as defined in Section 280G(b)(2) of the Code, the agreements provide that the Executive will receive an additional amount to cover the federal excise tax and any interest, penalties or additions to tax with respect thereto on a "grossed up" basis.

  Each agreement may be terminated by the Executive for good reason at any time or with or without good reason during the change in control protection period (if a change in control occurs) or by the Company at any time with or without cause. If the Executive terminates his employment with the Company under these circumstances or if the Executive is terminated without cause or the Executive's employment terminates as a result of the Company giving notice of nonextension of the Employment Term, the Executive will receive severance pay (i) in an amount equal to three times base salary in effect at termination and three times the highest annual bonus paid or payable for any of the previous three years, (ii) accelerated full vesting under all outstanding equity-based and long-term incentive plans, (iii) any other amounts or benefits due under then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice), (iv) three years of additional service credit that the Executive would otherwise have been credited under any pension type qualified or nonqualified pension plan, (v) three years of the maximum Company contribution under any qualified or nonqualified 401(k) type plan and (vi) continued medical benefits for three years. The agreement provides that Executive will have no obligation to mitigate the Company's financial obligations in the event of his termination due to death, disability, termination for good reason, termination with or without good reason during the change in control protection period or termination without cause, and there will be no offset against the Company's financial obligations for other amounts earned by the Executive.

  If termination is the result of Executive's death, the Company will pay to the Executive (or his estate), an amount equal (i) any earned but not yet paid compensation, (ii) a pro-rated bonus, (iii) any other amounts or benefits due under then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice), (iv) payment on a monthly basis of 6 months of base salary to Executive's spouse or dependents and (v) continued medical coverage for the Executive's spouse and dependents for three years. In addition, the Executive will receive accelerated full vesting under all outstanding equity-based and long-term incentive plans. If Executive's employment is terminated by reason of disability, the Executive will be entitled to receive payments and benefits to which his representatives would be entitled in the event of his termination by reason of death, provided that the payment of base salary will be reduced by any long-term disability payments under any policy maintained by the Company.

INCENTIVE STOCK PLAN

  The Company's incentive stock plan (the "Stock Plan") is intended to enable the Company to attract, retain and motivate key employees, directors and, on occasion, consultants, by providing them with equity participation in the Company. Accordingly, the Stock Plan permits the company to grant incentive stock options ("ISOs"), non-statutory stock options ("NSOs"), restricted stock and stock appreciation rights (collectively "Awards") to employees, directors and consultants of the Company and subsidiaries of the Company. The Stock Plan will terminate on October 28, 2006 unless terminated earlier by the Board of Directors.

 Administration of the Plan

  The Stock Plan is administered by the Company's Board of Directors, a committee appointed by the board (the "Committee") or a combination of the two. References below to the "Administrator" are to the body that administers the plan. For the present, the Board of Directors has delegated administration of the Stock Plan to a committee consisting of David Dale-Johnson and Don Coleman, two of the Company's non-employee directors.

 Securities Subject to the Plan

  During the ten-year term of the Stock Plan, the Company may grant Awards for a maximum of 1,825,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), subject to adjustment in the case of stock splits and similar events. No one person may receive Awards covering more than a cumulative total of 900,000 shares of Common Stock under the Stock Plan.

 Employee Options

  Under the Stock Plan, the Company may grant ISOs (under Section 422 of the
Code) and NSOs. The option exercise price of both ISOs and NSOs may not be less than the fair market value of the shares covered by the option on the date the option is granted. However, the exercise price of ISOs granted to holders of more than 10% of the Company's outstanding stock may not be less than 110% of that fair market value. Options will not be transferable other than by will or the laws of descent and distribution or, in the case of NSOs, under qualified domestic relations orders.

  The Administrator selects the persons to whom options will be granted, the number of shares subject to each option and the other terms and conditions of each option, but in all cases consistent with the Stock Plan. The Option Agreement evidencing each option will specify whether the option is intended to be an ISO or an NSO. The Administrator may provide that options will be exercisable in full at grant or become exercisable over time in accordance with a vesting schedule. Options must expire no later than ten years after they are granted (five years in the case of ISOs granted to holders of more than 10% of the Company's outstanding stock). The exercise price of options will be payable in cash or, if the Administrator permits, by the optionee's full recourse promissory note, the surrender of shares of the Common Stock already owned by the optionee or the "netting" of stock covered by the option (the surrender of a portion of the option in payment of the exercise price).

 Director Options

  On the last trading day of each calendar quarter, the Company will automatically grant each director who is not also an employee of the Company or a subsidiary of the Company (a "non-employee director") an NSO to purchase that number of shares of Common Stock that equals $6,250 divided by the fair market value per share of Common Stock (its market price) on the date of grant. The exercise price of these options will be that fair market value. Each of these director options will be fully exercisable beginning six months after the date of grant and will terminate (unless sooner terminated under the terms of the Stock Plan) ten years after the date of grant. If such a director ceases to be a member of the board for any reason other than death or disability, these options will terminate on the first anniversary of the date the director ceases to be a board member. If such a director dies or becomes disabled while a member of the board, these options will terminate on the second anniversary of the date the director dies or becomes disabled. Under the Stock Plan, the Company could grant Awards to non-employee directors in addition to these "automatic" quarterly option grants.

 Restricted Stock

  Under the Stock Plan, the Administrator may also grant Awards of restricted shares of Common Stock. Each restricted stock Award would specify the number of shares of Common Stock to be issued to the recipient, the date of issuance, any consideration for such shares and the restrictions imposed on the shares (including the conditions of release or lapse of such restrictions). In general, shares subject to a restricted stock Award may not be sold, assigned, transferred or pledged until the restrictions have lapsed and rights to the shares have vested.

 Stock Appreciation Rights

  The Administrator may also grant Awards of stock appreciation rights. A stock appreciation right entitles the holder to receive from the Company, in cash or (if the Administrator so permits) Common Stock, at the time of exercise, the excess of the fair market value at the date of exercise of a share of Common Stock over a specified price fixed by the Administrator in the Award, multiplied by the number of shares as to which the right is being exercised. The specified price fixed by the Administrator will not be less than the fair market value of shares of Common Stock at the date the stock appreciation right was granted.

 Terms and Conditions to Which All Awards Are Subject

  If there is a stock dividend, stock split, reverse stock split or reclassification of Common Stock, appropriate adjustments will be made in the number and class of shares of stock subject to the Stock Plan and each outstanding Award, and the exercise price of each outstanding Award. Each such adjustment will be determined by the Administrator in its sole discretion.

  In addition, new Awards may be substituted for Awards previously granted, or the Company's obligations respecting outstanding Awards may be assumed by an employer corporation other than the Company, in connection with any merger, consolidation or sale of substantial assets (but not a merger or consolidation in which the Company is the continuing corporation which does not result in any reclassification or exchange of the Common Stock). Further, in the event of such a merger, consolidation or sale, the Administrator may decide to pay cash to plan participants and terminate their Awards, or terminate their Awards after giving them notice of the merger or other event to give them an opportunity to exercise their Awards before the event.

  Subject to the special rules described previously regarding the options to be granted quarterly to non-employee directors, the Administrator will establish the effect of employment termination on vested Awards.

 Amendment and Termination

  The Board of Directors at any time may amend or terminate the Stock Plan. However, in general, amendments and termination would not affect Awards previously granted. Certain amendments would be subject to stockholder approval.

 Deductibility of Executive Compensation

  Under Section 162(a) of the Code, a corporation may deduct "a reasonable allowance for salaries or other compensation for personal services actually rendered." However, Section 162(m) generally limits the deduction for compensation paid to the chief executive officer and certain other officers of a publicly-held corporation to $1 million in any taxable year. The corporation cannot deduct the compensation paid to a covered officer in excess of $1 million.

  In general, the excess of the fair market value of stock received on exercise of Awards (other than ISOs) over the option exercise price is treated as compensation for this purpose. Accordingly, the deduction for that excess may be disallowed. However, this principle does not apply to "qualified performance-based compensation." In addition, a special rule applies to compensation paid under a plan that existed before the corporation became publicly held. Options granted under the Stock Plan for a period of approximately three and one-half years after the closing of the Common Stock Offering will be intended to qualify under this special rule. In addition, the Company may choose to cause options and other Awards granted after the Company becomes publicly-held and which do not qualify under this special rule to qualify for exemption from Section 162(m) as "qualified performance-based compensation." However, there are no assurances that any or all Awards will not be subject to the limitation of Section 162(m).

                            PRINCIPAL STOCKHOLDERS

  The following table shows as of August 31, 1997 the beneficial ownership of common stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of the Company's common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table, and (iv) directors and executive officers as a group.

      NAME AND ADDRESS OF                      AMOUNT AND NATURE    PERCENT OF
      BENEFICIAL OWNER(1)                   OF BENEFICIAL OWNERSHIP   CLASS
      -------------------                   ----------------------- ----------
      Andrew A. Wiederhorn.................        4,352,131(2)       52.44
      Lawrence A. Mendelsohn...............        2,178,330(3)       27.45
      Bo G. Aberg..........................            5,000(4)         *
      Donald J. Berchtold..................           16,417(5)         *
      Kenneth E. Kepp......................            9,245(6)         *
      Sheryl Anne Morehead.................            5,000(4)         *
      Chris Tassos.........................           14,761(7)         *
      Phillip D. Vincent...................           14,285(8)         *
      Glenn J. Ohl.........................            7,857(4)         *
      Peter O'Kane.........................           13,333(9)         *
      Don H. Coleman.......................           23,273(10)        *
      Philip G. Forte......................            5,768(11)        *
      David Dale-Johnson...................           24,225(10)        *
      Wellington Management Company,
       LLP(12).............................          801,000          10.58
      All executive officers and directors
       as a group (11 persons).............        6,669,625          76.29

--------
 (1) The address for each stockholder, other than Wellington Management Company, LLP is c/o Wilshire Financial Services Group Inc., 1776 SW Madison Street, Portland, OR 97205. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
 (2) Includes 5,004 shares of common stock held by his minor children. Also includes 730,000 shares of common stock which may be acquired upon the exercise of options.
 (3) Includes 70,000 shares of common stock held by a partnership controlled by Mr. Mendelsohn and his spouse. Also includes 365,000 shares of common stock which may be acquired upon the exercise of options.
 (4) Includes 5,000 shares of common stock which may be acquired upon the exercise of options.
 (5) Includes 2,571 held by his spouse and 952 shares held by his minor children. Also includes 8,133 shares of common stock which may be acquired upon the exercise of options.
 (6) Includes 6,845 shares of common stock which may be acquired upon the exercise of options.
 (7) Includes 4,761 shares held jointly with his spouse and 10,000 shares of common stock which may be acquired upon the exercise of options.
 (8) Includes 3,333 shares held jointly with his spouse and 952 shares held by his minor children. Also includes 10,000 shares of common stock which may be acquired upon the exercise of options.
 (9) Includes 8,000 shares of common stock which may be acquired upon the exercise of options.
(10) Includes 12,051 shares of common stock which may be acquired upon the exercise of options.
(11) Includes 4,816 shares of common stock which may be acquired upon the exercise of options.
(12) Based upon information obtained from a Schedule 13G filed with the Securities and Exchange Commission on or about April 9, 1997.
 * less than one percent

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  For a discussion of certain relationships and related transactions see "Compensation Committee Interlocks and Insider Participation."

                             DESCRIPTION OF NOTES

  The Old Notes were and the New Notes will be issued pursuant to an Indenture (the "Indenture") between WFSG and Bankers Trust Company, as trustee (the "Trustee"), a form of which is available upon request to the Company. The summary of all material provisions of the Indenture set forth below are qualified in their entirety by reference to all of the provisions of the Indenture and the Notes. Capitalized terms not otherwise defined herein have the meanings specified in the Indenture. All references to the term "Notes" as used in this summary refers to the Old Notes and New Notes. The term "Company" as used in this summary refers only to WFSG and does not include WFSG's subsidiaries. Whenever sections or defined terms of the Indenture are referred to, such sections or defined terms are hereby incorporated herein by such reference.

GENERAL

  The Notes will be general unsecured senior obligations of the Company limited in aggregate original principal amount to $100 million and will mature on August 15, 2004 (the "Stated Maturity"). The Notes will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company (including the 13% Notes) and will be issued in registered form only, without coupons, in denominations of $1,000 and integral multiples in excess thereof.

  The Notes will bear interest from the date of their initial issuance, at the rate per annum set forth on the cover page of this Prospectus, payable semi-annually in arrears on August 15 and February 15 of each year (each an "Interest Payment Date"), commencing February 15, 1998 to the holders of record at the close of business on August 1 or February 1 (whether or not a business day), as the case may be, next preceding such Interest Payment Date (each, a "Regular Record Date"). Interest will be computed on the basis of a 360-day year of twelve 30-day months.

  The Notes are not savings accounts or deposits and are not insured by the FDIC or by the United States or any agency or fund thereof. The Notes will not be secured by the assets of the Company or any of its Subsidiaries, including the Savings Banks, or otherwise and will not have the benefit of a sinking fund for the retirement of principal or interest. Because the Company is a holding company that currently conducts substantially all of its operations through its Subsidiaries, its right to participate in any distribution of assets of the Subsidiaries, including the Savings Banks, upon their liquidation or reorganization or otherwise (and thus the ability of Holders of the Notes to benefit indirectly from any such distribution) are subject to the prior claims of creditors of the Subsidiaries, including, in the case of the Savings Banks, to the claims of depositors of the Savings Banks. Claims of such creditors, other than the Company, include substantial obligations with respect to deposits and other borrowings. Additionally, distributions to the Company by the Savings Banks, whether in liquidation, reorganization or otherwise, will be subject to regulatory restrictions and, under certain circumstances, may be prohibited. See "Regulation--The Savings Banks-- Restrictions on Capital Distributions" and "--Affiliate Transactions."

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Notes offered hereby will be represented by a single permanent Global Note deposited with the Depositary, and will trade in the Depositary's Same-Day Funds Settlement System ("SDFS System") until maturity. The Notes will not be exchangeable for certificated notes, except in the circumstances described below under "Certificated Notes."

  Notes that are (i) originally issued to or transferred to institutional "accredited investors" (other than QIBs) (as such terms are defined under "Transfer Restrictions") or (ii) issued as described below under "Certificated Notes" will be issued in registered, definitive, certificated form. Upon the transfer to a QIB of certificated Notes initially issued to an institutional "accredited investor" (other than a QIB), such certificated Notes may, unless the Global Note has previously been exchanged for certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of the Notes being transferred.

  The Depository Trust Company, New York, New York ("DTC"), will be the initial Depositary with respect to the Notes. DTC has advised the Company and the Initial Purchaser that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

  Upon the issuance of the Notes represented by the Global Note, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by the Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that hold interests through participants and that are "QIBs" (as defined herein under "Transfer Restrictions"). Ownership of beneficial interests in the Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants in the Depositary), or by participants in the Depositary or persons that may hold interests through such participants (with respect to persons other than participants in the Depositary). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and such laws may impair the ability of holders of the Notes to transfer beneficial interests in the Global Note.

  So long as the Depositary, or its nominee, is the registered owner of the Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Notes represented by the Global Note will not receive or be entitled to receive physical delivery of such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

  So long as the Notes are represented by a Global Note, payments of principal and interest on the Notes will be made by the Company through the Trustee to the Depositary or its nominee, as the case may be, as the registered owner of the Global Note representing the Notes. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of such Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of the Global Note representing the Notes, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. The Notes are expected to be eligible for trading and settlement through DTC's PORTAL System.

CERTIFICATED NOTES

  Transferees of Notes who are not "QIBs" (as defined herein under "Transfer Restrictions") may hold notes only in certificated form. In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing, eligible or able to continue as Depositary under the Indenture and a successor Depositary is not appointed in respect thereof within 90 days, or
(ii) the Company, at its option, notifies the Trustee in writing that it elects to discontinue use of the Global Note, then, upon surrender of the Global Note by the Depositary, the

Company will issue definitive Notes in certificated form to each person that the Depositary identified as being the beneficial holder of the related Notes. All certificated Notes will be subject to the legend requirements described herein under "Transfer Restrictions."

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds. The Notes will trade in the Depositary's SDFS System until maturity, and, therefore, the Depositary will require secondary trading activity in the Notes to be settled in immediately available funds.

OPTIONAL REDEMPTION

  The Notes may not be redeemed prior to August 15, 2002 except as described below. On or after that date, the Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest to (but excluding) the redemption date, if redeemed during the 12-month period beginning August 15, of the years indicated below:

                   REDEMPTION
            YEAR     PRICE
            ----   ----------
            2002     106.50%
            2003     103.25%

  In addition, the Company may redeem, at its option, up to 35% of the original aggregate principal amount of the Notes at any time and from time to time until August 15, 2000, with the Net Cash Proceeds received by the Company from one or more public sales of Qualified Capital Stock at a redemption price of 113.00% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon; provided, however, that at least 65% of the original aggregate principal amount of Notes must remain outstanding after each such redemption, and provided further, that such redemption must occur within 60 days after the closing date of any such public sale of Qualified Capital Stock.

  If at any time fewer than all of the Notes then outstanding are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed by any method the Trustee shall deem fair and reasonable. Notes in denominations larger than $1,000 may be redeemed in part in integral multiples of $1,000. Notice of redemption will be mailed to each Holder of Notes to be redeemed at such Holder's registered address at least 30, but not more than 60, days before the redemption date. On or after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

  In addition to permitted redemptions, the Company may from time to time purchase the Notes in the open market, in private transactions or otherwise, as permitted by applicable law.

NO SINKING FUND OR MANDATORY REDEMPTION

  The Notes will not be entitled to the benefit of any sinking fund or mandatory redemption.

CERTAIN COVENANTS

  The Indenture will contain, among others, the following covenants:

  Net Worth Maintenance. On the Issue Date and at all times thereafter, determined at the end of each fiscal quarter, the Company shall maintain Consolidated Net Worth, equal to (i) $40 million plus (ii) the cumulative amount equal to twenty-five percent (25%) of the Consolidated Net Income (but not loss), if any, of the Company and its Subsidiaries for each fiscal quarter commencing with the quarter ending September 30, 1997.

  Limitations on Indebtedness.

    (a) The Company shall not incur, directly or indirectly, any Indebtedness or issue any Disqualified Capital Stock; provided, however, that the Company may incur Indebtedness or issue Disqualified Capital Stock if, on the date of such incurrence or issuance and after giving effect thereto,
  (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Leverage Ratio does not exceed 2.0 to 1.0.

    (b) The Company will not create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to, or otherwise permit to exist, any Junior Indebtedness (other than Acquired Indebtedness) unless the Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) of such Junior Indebtedness is after the final Stated Maturity of principal of the Notes.

    (c) The Savings Banks will not, and will not permit any of their Subsidiaries to, create or incur any Indebtedness or issue any Preferred Stock that in either case would qualify as regulatory capital for the Savings Banks under 12 C.F.R. Part 567 or any successor regulation, except to the Company or its Subsidiaries or to the extent that after giving effect to the creation or incurrence of such Indebtedness or the issuance of such Preferred Stock the total of the Savings Banks' aggregate Indebtedness and Preferred Stock that qualifies as capital under 12 C.F.R.
  Part 567 does not exceed 65% of the Savings Banks' aggregate tangible common equity.

    (d) The Company will not permit any Subsidiary to, directly or indirectly, incur any Indebtedness or issue any Disqualified Capital Stock.

    (e) The foregoing provisions shall not apply to:

      (1) Permitted Acquisition Indebtedness of the Company and its
    Subsidiaries;

      (2) Permitted Repurchase Facilities of the Company and its
    Subsidiaries;

      (3) Guarantees by the Company of (1) and (2);

      (4) Intercompany Indebtedness between the Company and any of its Subsidiaries;

      (5) Incurrence by the Company of its obligations under the Notes;

      (6) Non-Recourse Indebtedness of the Company and its Subsidiaries;

      (7) Securities issued in a securitization by a Securitization Entity formed by or on behalf of the Company or its Subsidiaries, regardless of whether such securities are treated as indebtedness for tax purposes, provided that neither the Company nor any Subsidiary (other than the Securitization Entity formed solely for the purpose of such securitization) is directly or indirectly liable as a guarantor or otherwise (excluding the provision of Credit Support) for such securities or obligations of the Securitization Entity;

      (8) Deposit liabilities of any insured depository Subsidiary;

      (9) Unsecured Indebtedness of the Savings Banks having an initial term to maturity in excess of one year, provided, however, that such Indebtedness shall be considered to be Indebtedness of the Company for the purpose of the Leverage Ratio;

      (10) Unsecured working capital loans of Subsidiaries, not to exceed $5.0 million in the aggregate, provided, however, that such Indebtedness shall be considered to be Indebtedness of the Company for the purpose of the Leverage Ratio;

      (11) Acquired Indebtedness of Subsidiaries, provided, however, that such Acquired Indebtedness shall be considered to be Indebtedness of the Company for the purpose of the Leverage Ratio;

      (12) Indebtedness secured by Permitted Liens; or

      (13) Hedging Obligations directly related to: (i) Indebtedness permitted to be incurred by the Company or any of its Subsidiaries pursuant to the Indenture; (ii) loans held by the Company or any of its Subsidiaries pending sale; or (iii) loans with respect to which the Company or any Subsidiary has an outstanding purchase offer or commitment, financing commitment or security interest.

    (f) For purposes of determining compliance with the foregoing covenant:
  (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in good faith, will classify such item of Indebtedness and be required to include the amount and type of such Indebtedness in one of the above clauses; and
  (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

  Liquidity Maintenance. The Company shall, at all times when the Notes are not rated in an investment grade category by one or more nationally recognized statistical rating organizations, maintain Liquid Assets with a value equal to at least 100% of the required interest payments due on the Notes on the next two succeeding semi-annual Interest Payment Dates. Liquid Assets of a Subsidiary (other than the Savings Banks or other depository institution Subsidiary) may be included in such calculation only to the extent that such Liquid Assets may at such time be distributed to the Company without restriction or notice to any Person. Such Liquid Assets shall not be the subject of any pledge, Lien, encumbrance or charge of any kind and shall not be used as collateral or security for Indebtedness for borrowed money or otherwise of the Company or its Subsidiaries nor may such Liquid Assets be used as reserves for any self-insurance maintained by the Company.

  Limitations on Restricted Payments. The Company will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if, at the time of such Restricted Payment or after giving effect thereto,

  (a) a Default or Event of Default shall have occurred and be continuing; or

  (b) either Savings Bank would fail to meet any of the Regulatory Capital Requirements; or

  (c) the Company would fail to maintain sufficient Liquid Assets to comply with the terms of the covenant described above under "Liquidity Maintenance"; or

  (d) the aggregate amount of all Restricted Payments (the amount of such payments, if other than in cash, having been determined in good faith by the relevant Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution filed with the Trustee) declared and made after the issue date of the Notes would exceed the sum of

    (i) 25% of the aggregate Consolidated Net Income (or, if such Consolidated Net Income is a deficit, 100% of such deficit) of the Company accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter during which the issue date of the Notes occurred and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment; plus

    (ii) the aggregate Net Cash Proceeds received by the Company as capital contributions (other than from a Subsidiary) after the issue date of the Notes; plus

    (iii) the aggregate Net Cash Proceeds and the Fair Market Value of property not constituting Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary) of Qualified Capital Stock after the issue date of the Notes; plus

    (iv) 100% of the amount of any Indebtedness of the Company or a Subsidiary that is issued after the issue date of the Notes that is thereafter converted into or exchanged for Qualified Capital Stock of the Company; or

  (e) the Unsecured Debt Coverage Ratio for the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted

Payment is less than 2.00 to 1.00, determined after giving effect to such Restricted Payment; provided, however, that the foregoing provisions will not prevent (x) the payment of a dividend within 60 days after the date of its declaration if at the date of declaration such payment was permitted by the foregoing provisions, or (y) any Permitted Payment, or (z) tax sharing payments by the Company or any of its Subsidiaries pursuant to the existing tax sharing agreement among the Company and its Subsidiaries (or any subsequently adopted tax sharing agreement the terms of which are not materially less favorable in the aggregate to the Company than the terms of such existing tax sharing agreement).

  Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries (other than a Securitization Entity) to, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to

  (a) pay any dividends or make any other distribution on its Capital Stock;

  (b) make payments in respect of any Indebtedness owed to the Company or any other Subsidiary; or

  (c) make loans or advances to the Company or any Subsidiary or to guarantee Indebtedness of the Company or any Subsidiary;

other than, in the case of (a), (b) and (c),

    (1) restrictions imposed by applicable law or regulation or by the OTS or FDIC;

    (2) restrictions existing under agreements in effect on the date of the Indenture;

    (3) consensual encumbrances or restrictions binding upon any Person at the time such Person becomes a Subsidiary of the Company so long as such encumbrances or restrictions are not created, incurred or assumed in contemplation of such Person becoming a Subsidiary;

    (4) restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the assets (which term may include the Capital Stock) of such Subsidiary;

    (5) restrictions on the transfer of assets which are subject to Liens;

    (6) restrictions existing under agreements evidencing Permitted Acquisition Indebtedness or Permitted Repurchase Facilities of any Subsidiary that is formed for the sole purpose of acquiring or holding a portfolio of assets, if such Indebtedness (i) is made without recourse to, and with no cross-collateralization (which shall not include Guarantees), against the assets of, the Company or any other Subsidiary, and (ii) upon complete or partial liquidation of which the Indebtedness must be correspondingly repaid in whole or in part, as the case may be; and

    (7) restrictions existing under any agreement that refinances or replaces any of the agreements containing the restrictions in clauses (2), (3) and
  (6); provided that the terms and conditions of any such restrictions are not less favorable to the Holders than those under the agreement evidencing or relating to the Indebtedness refinanced.

  Limitation on Certain Asset Sales. (a) The Company will not, and will not permit any of its Subsidiaries to, engage in any Asset Sale unless (i) the consideration received by the Company or such Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose good faith determination will be conclusive) and (ii) the consideration received by the Company or the relevant Subsidiary in respect of such Asset Sale consists of at least 85% cash or cash equivalents.

  (b) If the Company or any Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale, (i) apply all or a portion of such Net Asset Sale Proceeds to the repayment of

Indebtedness (other than Junior Indebtedness) of the Company or a Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Asset Sale Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Subsidiaries, as the case may be. If any such legally binding agreement to invest such Net Asset Sale Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Asset Sale Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii) above). The amount of such Net Asset Sale Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds"; provided, however, that any Excess Proceeds held at the Savings Banks shall be considered Excess Proceeds only to the extent that such Excess Proceeds may be distributed to the Company without restriction or approval by any regulatory authority (including the OTS).

  (c) When the aggregate amount of Excess Proceeds exceeds $5 million the Company will, within 30 days thereafter, make an offer to purchase from all Holders of Notes, on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amounted of Notes validly tendered and not withdrawn by Holders thereof exceeds the Excess Proceeds, the Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

  Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (except that the Company and any of its Subsidiaries may enter into any transaction or series of related transactions with any Subsidiary of the Company without limitation under this covenant) unless: (i) such transactions or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction in an arm's length dealing with a Person that is not such an Affiliate or, in the absence of such a comparable transaction, on terms that the relevant Board of Directors determines in good faith would be offered to a Person that is not an Affiliate; (ii) with respect to any transaction or series of related transactions involving aggregate payments in excess of $500,000, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and has been approved by a majority of the Disinterested Directors of the Board of Directors of the Company or such Subsidiary, as the case may be; and (iii) with respect to any transaction or series of related transactions involving aggregate payments in excess of $2,500,000, or in the event that no members of the relevant Board of Directors are Disinterested Directors with respect to any transaction or series of transactions included in clause (ii), (x) in the case of a transaction involving real property, the aggregate rental or sale price of such real property shall be the fair market sale or rental value of such real property as determined in a written opinion by a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction or series of transactions for which approval is required and (y) in all other cases, the Company delivers to the Trustee a written opinion of a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction or series of transactions for which approval is required to the effect that the transaction or series of transactions are fair to the Company or such Subsidiary from a financial point of view. The limitations set forth in this paragraph will not apply to (i) transactions entered into pursuant to any agreement already in effect on the date of the Indenture and any renewals or extensions thereof not involving modifications materially adverse to the Company or any Subsidiary,
(ii) normal banking relationships with an Affiliate on an arms' length basis,
(iii) any employment agreement, stock option, employee benefit, indemnification, compensation, business expense reimbursement or other employment-related agreement, arrangement or plan entered into by the Company or any of its Subsidiaries which agreement, arrangement or plan was adopted by the Board of Directors of the Company or such Subsidiary (including a majority of the

Disinterested Directors), as the case may be, (iv) residential mortgage, credit card and other consumer loans to an Affiliate who is an officer, director or employee of the Company or any of its Subsidiaries and which comply with the applicable provisions of 12 U.S.C. Section 1468(b) and any rules and regulations of the OTS thereunder, (v) any Restricted Payment or Permitted Payment, (vi) any transaction or series of transactions in which the total amount involved does not exceed $125,000, or (vii) services rendered and obligations incurred by the Company or any of its Subsidiaries pursuant to existing agreements or agreements between the Company and/or any of its Subsidiaries and WCC and/or Affiliates of WCC entered into in connection with the closing of the initial public offering of the Company's Common Stock.

  Limitations on Liens and Guarantees. The Company will not create, assume, incur or suffer to exist any Lien (other than a Permitted Lien) upon any of its assets (including the Capital Stock of any Subsidiary) as security for Indebtedness, without effectively providing that the Notes will be equally and ratably secured with (or prior to) such Indebtedness.

  In addition, the Company will not permit any Subsidiary, directly or indirectly, to guarantee or assume, or subject any of its assets to a Lien (other than a Permitted Lien) to secure, any Pari Passu Indebtedness or Junior Indebtedness unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of, or pledge of assets to secure, the Notes by such Subsidiary on terms at least as favorable to the Holders of the Notes as such guarantee or security interest in such assets is to the holders of such Pari Passu Indebtedness or Junior Indebtedness, except that in the event of a guarantee or security interest in such assets with respect to (x) Pari Passu Indebtedness, the guarantee or security interest in such assets under the supplemental indenture shall be made pari passu to the guarantee or security interest in such assets with respect to such Pari Passu Indebtedness or (y) Junior Indebtedness, any such guarantee or security interest in such assets with respect to such Junior Indebtedness shall be subordinated to such Subsidiary's guarantee or security interest in such assets with respect to the Notes to the same extent as such Junior Indebtedness is subordinated to the Notes and (ii) such Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company as a result of any payment by such Subsidiary under its guarantees.

  Offer to Purchase upon a Change of Control. If a Change of Control Event shall occur at any time, then each Holder will have the right to require the Company to repurchase such Holder's Notes (pursuant to an offer made to all Holders), in whole or in part, in integral multiples of $1,000 at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company will have the funds available to repurchase the Notes in the event of a Change of Control Event.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes upon the occurrence of a Change of Control Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

  Additional Covenants. The Indenture will also contain covenants with respect to, among other things, the following matters: (i) payment of principal, premium and interest; (ii) maintenance of corporate existence; (iii) payment of taxes and other claims; (iv) maintenance of properties; and (v) maintenance of insurance.

MERGER AND CONSOLIDATION

  The Indenture will provide that the Company may not, in a single transaction or a series of transactions, consolidate with or merge into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person or group of affiliated Persons unless (a) either (i) the Company shall be the continuing entity, or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company (the "Surviving Entity") is organized under the laws of the United States or a state thereof or the District of Columbia and such Surviving Entity assumes by supplemental indenture, executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, all obligations of the Company on the Notes and under the Indenture, (b) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing, (c) the Company or the Surviving Entity, as applicable, could incur at least $1.00 of additional Indebtedness without violating the Leverage Ratio described above under "Limitation on Indebtedness" and (d) the Company or the Surviving Entity, as applicable, shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereto comply with the Indenture and that all conditions precedent provided for relating to such transaction have been complied with.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of greater than 50% in aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note or reduce the principal amount thereof, premium, if any, or the rate of interest thereon, or change the coin or currency in which any Note or any premium or the interest thereon is payable or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof; (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment or modification, or the consent of whose Holders is required for any waiver; (iii) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding Notes required for such action or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the Holder of each Note affected thereby; or (iv) waive a default in payment with respect to any Note (other than a default in payment that is due solely because of acceleration of the maturity of the Notes).

  Notwithstanding the foregoing, without the consent of any Holders of the Notes, the Company and the Trustee may modify or amend the Indenture (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes in accordance with the "Merger and Consolidation" provisions of the Indenture; (ii) to add any additional Events of Default, to add to the covenants of the Company for the benefit of the Holders of the Notes, or to surrender any right or power herein conferred upon the Company in the Indenture or in the Notes; (iii) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture or in the Notes, provided that any such action shall not adversely affect in any material respect the interests of any Holder of any Note; (iv) to secure the Notes or add a guarantor under the Indenture pursuant to the provisions of the covenant on "Limitations on Liens and Guarantees" described above; (v) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (vi) to make any other provisions with respect to matters or questions arising under the Indenture or the Notes, provided that such provisions shall not adversely affect in any material respect the interests of any Holder of any Note.

  The Holders of greater than 50% in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

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

EVENTS OF DEFAULT

  An Event of Default will be defined in the Indenture to include:

    (i) failure by the Company to pay interest on any Note when due and payable, if such failure continues for a period of 30 days;

    (ii) failure by the Company to pay the principal of any Note when due and payable at maturity or upon redemption, acceleration or otherwise;

    (iii) failure by the Company to comply with any other agreement or covenant contained in the Indenture if such failure continues for a period of 30 days after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes then outstanding;

    (iv) indebtedness of the Company or any Subsidiary is not paid within any applicable grace period after final maturity or in the event that final maturity is accelerated because of a default and, in either case, the total amount of such indebtedness unpaid or accelerated is equal to or greater than 5% of the Company's Consolidated Net Worth at the quarter end preceding the end of such grace period of such acceleration;

    (v) failure by, as the case may be, either or both of the Savings Banks to comply with any of their Regulatory Capital Requirements; provided, that an Event of Default under this clause (v) shall not be deemed to have occurred (a) during the 60 day period following the first day on which either or both of the Savings Banks, as the case may be, fails or fail to comply with any of their Regulatory Capital Requirements, if within such 60 day period the Savings Bank or the Savings Banks files or file a capital plan with the OTS, (b) during the 90 day period following the initial submission of a capital plan to the OTS by either or both of the Savings Banks, as the case may be (or, if the OTS notifies the Savings Bank or Savings Banks in writing that it needs a longer period of time to determine whether to approve such capital plan or plans, such longer period as is so specified by the OTS), unless prior to such date the OTS shall have notified the Savings Bank or Savings Banks of its determination not to approve such capital plan or plans, or (c) during the period that the Savings Bank is, or the Savings Banks are, as the case may be, operating in material compliance with a capital plan or plans approved by the OTS;

    (vi) occurrence of certain events of bankruptcy or insolvency of the Company or any Significant Subsidiary; and

    (vii) existence of one or more judgments against the Company or either of the Savings Banks or any of their Subsidiaries in excess of 5% of the Company's Consolidated Net Worth, either individually or in the aggregate, which remain undischarged 60 days after all rights to directly review such judgment, whether by appeal or writ, have been exhausted or have expired in excess, either individually or in the aggregate of 5% of the Company's Consolidated Net Worth as of the quarter end preceding the end of such 60-day period.

  The Company will file annually with the Trustee an officers' certificate regarding compliance by the Company with the terms of the Indenture and specifying any defaults of which the signers may have knowledge.

  If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare all the Notes to be immediately due and payable by notice to the Company (and to the Trustee if given by the Holders). Under certain circumstances, the Holders of a majority in principal amount of the Notes then outstanding may rescind such a declaration.

PROVISION OF REPORTS

  The Company will furnish to the Holders of Notes, upon request, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q and

Form 10-K if the Company was required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Subsidiaries, and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURE

  The Company may, at its option and at any time, elect to have its obligations and the obligations of any of its Subsidiaries with respect to the outstanding Notes discharged ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due and certain provisions of the Indenture with respect to the registration and transfer of the Notes. In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of any of its Subsidiaries with respect to certain covenants described in the Indenture released ("covenant defeasance") and thereafter any failure to comply with such covenants shall not constitute a Default or an Event of Default. In the event of a covenant defeasance, certain other events (not including prepayment, bankruptcy, receivership or insolvency events) described under "Events of Default" will no longer constitute a Default or an Event of Default with respect to the Notes.

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of Notes, cash in United States Dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof (collectively, the "trust fund"), in such amounts as will be sufficient (without considering any reinvestment of amounts earned on such U.S. Government Obligations), in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge interest on the outstanding Notes as it becomes due and to pay and discharge the principal of and premium, if any, on the outstanding Notes at redemption or maturity; (ii) in the case of defeasance, the Company must deliver to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company must deliver to the Trustee an opinion of independent counsel in the United States to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default may have occurred and be continuing on the date of such deposit and after giving effect thereto; (v) such defeasance or covenant defeasance may not cause the Trustee for the Notes to have a conflicting interest with respect to any securities of the Company; (vi) such defeasance or covenant defeasance may not result in a breach or violation of, or constitute a Default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound; (vii) the Company must deliver to the Trustee an opinion of independent counsel in the United States to the effect that the trust fund will not be subject to the effect of any applicable bankruptcy, insolvency, receivership, conservatorship, reorganization or similar laws affecting creditors' rights generally (including, without limitation, fraudulent and avoidable transfers); (viii) the Company must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company; (ix) no event or condition may exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes, on the date of such deposit; and
(x) the Company must deliver to the Trustee an officers' certificate and an opinion of independent counsel in the United States, each stating that all conditions precedent relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

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

SATISFACTION AND DISCHARGE

  The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, or will become due and payable or are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions to the Trustee from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

TRUSTEE

  Bankers Trust Company, the Trustee under the Indenture, may from time to time enter into ordinary correspondent and other banking relationships with the Company. The address of the principal corporate trust office of the Trustee is 4 Albany Street, New York, NY 10006. Bankers Trust Company also serves as trustee under the 13% Notes Indenture.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a person (i) existing at the time such Person becomes a Subsidiary of or is merged with or into any other Person or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of such other Person or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from such Person or the date such Person becomes a Subsidiary of or is merged with or into such other Person.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and any legal or beneficial owner, directly or indirectly, of 20% or more of the Voting Stock of such specified Person. Notwithstanding the foregoing, no Securitization Entity shall be deemed an Affiliate of the Company.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation) (collectively, a "transfer") by the Company or a Subsidiary, directly or indirectly, in one or a series of related transactions, to any person other than the Company or a Subsidiary of (a) any Capital Stock of any Subsidiary,
(b) all or substantially all of the properties and assets of the Company and its Subsidiaries representing a division or line of business or (c) any other properties or assets of the Company or any Subsidiary, other than transactions in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "Merger, Consolidation and Transfer of Assets" or a merger, consolidation or other transfer between WCC and the Company, (ii) between or among the Company and its Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture, or (iii) the gross proceeds of which do not exceed $1 million for any particular item. For purposes of this definition, the term "ordinary course of business" shall include, without limitation, (x) dispositions of collateral acquired by the Company through foreclosure or otherwise and (y) dispositions of Investment Assets through securitization, whole loan sales, foreclosure sales, compromise, discounted pay-off, real estate investment trusts, other transactions.

  "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by
(ii) the sum of all such principal payments.

  "Capital Lease Obligation" of any Person means any obligations of such Person under any capital lease for real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation; and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Capital Stock" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents or interests in (however designated) capital stock in such Person, including, with respect to a corporation, common stock, Preferred Stock and other corporate stock and, with respect to a partnership, partnership interests, whether general or limited, and any rights (other than debt securities convertible into corporate stock, partnership interests or other capital stock), warrants or options exchangeable for or convertible into such corporate stock, partnership interests or other capital stock.

  "Change of Control Event" means an event or series of events by which

    (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Existing Principal Stockholders, is or becomes after the date of issuance of the Notes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of the Indenture), of more than 40% of the total voting power of all Voting Stock of the Company then outstanding;

    (b) (1) another corporation merges into the Company or the Company consolidates with or merges into any other corporation, or

(2) the Company conveys, transfers or leases all or substantially all its assets to any person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between the Company and a Wholly-Owned Subsidiary of the Company,

  in each case, with the effect that a person or group, other than the Existing Principal Stockholders, is or becomes the beneficial owner of more than 40% of the total voting power of all Voting Stock of the surviving or transferee corporation of such transaction or series of transactions;

    (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors, or whose nomination for election by the Company's shareholders was approved by a vote of a majority of the Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Directors then in office; or

    (d) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

  "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP.

  "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period plus (a) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income (Loss) plus (b) Consolidated Interest Expense of such Person for such period, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income (Loss), plus (d) without duplication, any other non-cash charges reducing Consolidated Net Income

(Loss) of such Person for such period less (e) without duplication, non-cash items increasing Consolidated Net Income (Loss) of such Person for such period in each case, on a consolidated basis for such Person in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any period, the sum of: (a) consolidated interest expense of such Person for such period, other than interest expense on deposits, Permitted Acquisition Indebtedness and Permitted Repurchase Facilities, whether paid or accrued (except to the extent accrued in a prior period), to the extent such expense was deducted in computing Consolidated Net Income (Loss) (including amortization of original issue discount, non-cash interest payments and the interest component of Capitalized Lease Obligations, excluding amortization of deferred financing fees) and (b) consolidated capitalized interest of such Person for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (Loss).

  "Consolidated Net Income (Loss)" of any Person means, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) the portion of net income (or loss) of any other Person (other than any of such Person's consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or its consolidated Subsidiaries in cash by such other Person during such period, (ii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iii) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan and (iv) solely for the purpose of determining Consolidated Net Income (Loss) in connection with the calculation of Restricted Payments permitted to be made hereunder, the net income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; provided that, upon the termination or expiration of such dividend or distribution restrictions, the portion of net income (or loss) of such consolidated Subsidiary allocable to such Person and previously excluded shall be added to the Consolidated Net Income (Loss) of such Person to the extent of the amount of dividends or other distributions available to be paid to such Person in cash by such Subsidiary.

  "Consolidated Net Worth" of any Person and its Subsidiaries mean as of the date of determination all amounts that would be included under stockholders' equity on a consolidated balance sheet of such Person and its Subsidiaries determined in accordance with GAAP.

  "Control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities (or pledge of voting securities if the pledgee thereof may on the date of determination exercise or control the exercise of the voting rights of the owner of such voting securities), by contract or otherwise; and the terms "to Control," "Controlling" and "Controlled" have meanings correlative to the foregoing.

  "Credit Support" means credit support designed to enhance the likelihood of payment on securities issued in connection with a securitization of loans or other assets which are generally funded with the proceeds of such securitization, including without limitation subordination of certain classes of securities, insurance policies, representations and warranties, reserve funds, liquidity reserves, lost- and missing- note reserves and letters of credit.

  "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

  "Default" means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

  "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part on, or prior to, or is exchangeable for debt securities of the Company or its Subsidiaries prior to, the final Stated Maturity of principal of the Notes; provided that only the amount of such Capital Stock that is redeemable prior to the Stated Maturity of principal of the Notes shall be deemed to be Disqualified Capital Stock.

  "Disinterested Director" of any Person means, with respect to any transaction or series of related transactions, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

  "Existing Principal Stockholders" means, individually and collectively, Andrew A. Wiederhorn and Lawrence A. Mendelsohn and their respective estates, spouses, heirs, ancestors, lineal descendants and legatees and legal representatives of any of the foregoing and the trustee of any bona fide trust of which one or more of the foregoing are the trustees or the majority beneficiaries, and any entity of which any of the foregoing, individually or collectively, beneficially owns more than 50% of the Voting Stock thereof.

  "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction; provided, however, that the Fair Market Value of any asset or assets shall be determined by the Board of Directors of the Company, acting in good faith, and shall be evidenced by a resolution of such Board of Directors delivered to the Trustee.

  "Fixed Charges" means, with respect to any Person for any period, the sum of
(i) Consolidated Interest Expense of such Person for such period, and (ii) the product of (A) all cash dividend payments on any series of Preferred Stock or Disqualified Capital Stock of such Person or its Subsidiaries for such period, and (B) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP.

  "GAAP" means generally accepted accounting principles.

  "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor, or (v) otherwise to assure a creditor with respect to Indebtedness against loss; provided that the term shall not include endorsements for collection of deposit, in either case in the ordinary course of business.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holders" means the registered holders of the Notes.

  "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, and in connection with any agreement by such Person to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, but excluding trade payables arising in the ordinary course of business, (iv) all obligations under interest rate agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses
(i) through (v) above of other Persons and all dividends payable by other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligations being deemed to be the lesser of the value of such property or asset or the amount of the obligations so secured), (vii) all guarantees by such Person of Guaranteed Indebtedness, (viii) all Disqualified Capital Stock (valued at the greater of book value and voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends) of such Person, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value is to be determined in good faith by the board of directors (or any duly authorized committee thereof) of the issuer of such Disqualified Capital Stock, and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility each time an advance is made thereunder.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

  "Investment Assets" means mortgage loans, mortgage-backed securities, leases, manufactured housing loans, home equity loans, automobile loans, leases or installment contracts, credit card receivables, consumer receivables, foreclosed real estate and other financial assets.

  "Junior Indebtedness" means any Indebtedness of the Company subordinated in right of payment of either principal, premium (if any) or interest thereon to the Notes.

  "Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of all Indebtedness and Disqualified Capital Stock of the Company, excluding (A) Indebtedness and Guarantees thereof permitted to be incurred pursuant to clauses (e) (1), (2), (3), (6) and (7) of "Certain Covenants--Limitation on Indebtedness," (B) Hedging Obligations permitted to be incurred pursuant to clause (e)(13) of the covenant described under "Certain Covenants--Limitation on Indebtedness" and (C) Junior Indebtedness of the Company to (ii) the Consolidated Net Worth of the Company.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

  "Liquid Assets" shall include: (i) cash; (ii) any of the following instruments that have a remaining term to maturity not in excess of 90 days from the determination date: (a) repurchase agreements on obligations of, or are guaranteed as to timely receipt of principal and interest by, the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States provided that the party agreeing to repurchase such obligations is a primary dealer in U.S. government securities, (b) federal funds and deposit accounts, including but not limited to certificates of deposit, time deposits and bankers' acceptances of any U.S. depository institution or trust company incorporated under the laws of the United States or any state, provided that the debt of such depository institution or trust company at the date of acquisition thereof has been rated by Standard & Poor's Corporation in the highest short-term rating category or has an equivalent rating from another nationally recognized rating agency, or
(c) commercial paper of any corporation incorporated under the laws of the United States or any state thereof that on the date of acquisition is rated investment grade by Standard & Poor's Corporation or has an equivalent rating from another nationally recognized rating agency; (iii) any debt instrument which is an obligation of, or is guaranteed as to the receipt of principal and interest by the United States, its agencies or any U.S. government sponsored enterprise, or (iv) any mortgage-backed or mortgage-related security issued by the United States, its agencies, or any U.S. government sponsored enterprise which the payment of principal and interest from the mortgages underlying such securities will be passed through to the holder thereof and which such security has a remaining weighted average maturity of 15 years or less. Notwithstanding the foregoing, Liquid Assets shall not include any debt instruments, securities or collateralized mortgage obligations (real estate mortgage investment conduits) that would be classified as a "High-Risk Mortgage Security" pursuant to the policy statement adopted by the Federal Financial Institutions Examination Counsel on February 10, 1992, as reflected in Volume I of the Federal Reserve Report Service, Part 3-1562.

  "Net Asset Sale Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any person (other than the Company or any Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, or any capital contribution in respect of Capital Stock, as referred to under "Certain Covenants, Limitation on Restricted Payments," the proceeds of such issuance or sale or capital contribution in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company), net of attorney's fees, accountant's fees and brokerage, consulting, underwriting and other fees and expenses actually incurred in connection with such issuance or sale or capital contribution and net of taxes paid or payable by the Company as a result thereof.

  "Non-Recourse Indebtedness" is defined to mean, with respect to any Person, Indebtedness of such Person for which (i) the sole recourse for collection of principal and interest on such Indebtedness is against the specific assets identified in the instruments evidencing or securing such Indebtedness, (ii) such assets were acquired with the proceeds of such Indebtedness or such Indebtedness was incurred concurrently with the acquisition of such assets; and (iii) no other assets (other than Credit Support) of such Person or of any other Person may be realized upon or in collection of principal or interest on such Indebtedness.

  "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment of principal, premium (if any) and interest thereon to the Notes.

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

  "Permitted Acquisition Indebtedness" means any secured funding arrangement with a financial institution or other lender to the extent (and only to the extent) funding thereunder is used exclusively to finance or refinance the purchase or origination of loans, real estate owned or other financial assets by the Company or a Subsidiary.

  "Permitted Liens" is defined to mean (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens imposed by law and arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, progress payments, development obligations, government contracts, performance and return-of-money bonds and other obligations of a similar nature, in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money or otherwise constituting a liability in accordance with GAAP); (v) with respect to property of the Company or any Subsidiary, Liens granted on such property or assets in favor of the Person from whom the Company or such Subsidiary acquired such property or assets which Liens secure the payment of a contingent portion of the purchase price of such property so long as such Liens are granted and such arrangement is entered into in the ordinary course of business of the Company; (vi) attachment or judgment Liens not giving rise to a Default or Event of Default and which are being contested in good faith by appropriate proceedings; (vii) easements, rights-of-way, restrictions, homeowners association assessments and similar charges or encumbrances that do not materially interfere with the ordinary course of business of the Company or any of its Subsidiaries; (viii) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the ordinary course of business of the Company or any Subsidiary or the value of such real property for the purpose of such business; (ix) Liens in favor of the Company or any Subsidiary that is a Wholly Owned Subsidiary of the Company; (x) Liens existing on the Closing Date; (xi) Liens securing Non-Recourse Indebtedness of the Company or a Subsidiary thereof; (xii) Liens with respect to the property or assets of the Company or a Subsidiary securing Indebtedness permitted to be incurred pursuant to clauses (e)(1), (2), (3), (6) and (7) of "Certain Covenants--Limitations on Indebtedness"; (xiii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Subsidiaries created in favor of the Holders; (xiv) Liens with respect to the property or assets of a Subsidiary granted by such Subsidiary to the Company to secure Indebtedness owing to the Company; (xv) Liens securing Indebtedness which is incurred to refinance Permitted Indebtedness, provided that such Liens constitute Permitted Liens under this clause (xv) only to the extent that they do not extend to or cover any property or assets of the Company or any Subsidiary other than the property or assets securing the Indebtedness being refinanced; (xvi) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company or any of its Subsidiaries; (xvii) other Liens securing obligations not exceeding $1,000,000; and (xviii) Liens securing Hedging Obligations of the Company or such Subsidiary so long as such Hedging Obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured by a Lien on the same property securing such Hedging Obligations.

  "Permitted Payment" means, so long as no Default or Event of Default is continuing,

  (a) the purchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company or any Affiliate (other than a Wholly-Owned Subsidiary) of the Company, Junior Indebtedness or Pari Passu Indebtedness in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege where, in connection therewith, cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds or Fair Market Value of property not constituting Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company or to an employee benefit plan of the Company or any of its Subsidiaries) of Qualified Capital Stock of the Company; provided that the

Net Cash Proceeds or Fair Market Value of such property received by the Company from the issuance of such shares of Qualified Capital Stock, to the extent so utilized, shall be excluded from clause (d)(iii) of the covenant described under "Covenants, Limitation on Restricted Payments" above; and

  (b) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Indebtedness or Pari Passu Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of new Indebtedness by the Company (such a transaction, a "refinancing"); provided, that any such new Indebtedness of the Company (i) shall be in a principal amount that does not exceed an amount equal to the sum of (A) the principal amount of the Indebtedness so refinanced less any discount from the face amount of such Indebtedness to be refinanced expected to be deducted from the amount payable to the holders of such Indebtedness in connection with such refinancing, (B) the amount of any premium expected to be paid in connection with such refinancing pursuant to the terms of the Junior Indebtedness or Pari Passu Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer, privately negotiated repurchase or otherwise and (C) the amount of legal, accounting, printing and other similar expenses of the Company incurred in connection with such refinancing; provided, further, that for purposes of this clause (i), the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination; (ii) (A) if such refinanced Indebtedness has an Average Life to Stated Maturity shorter than that of the Notes or a final Stated Maturity earlier than the final Stated Maturity of the Notes, such new Indebtedness shall have an Average Life to Stated Maturity no shorter than the Average Life to Stated Maturity of such refinanced Indebtedness and a final Stated Maturity no earlier than the final Stated Maturity of such refinanced Indebtedness or
(B) in all other cases each Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) of such new Indebtedness shall be after the final Stated Maturity of principal of the Notes; and (iii) is (A) made expressly subordinated to or pari passu with the Notes to substantially the same extent as the Indebtedness being refinanced or
(B) expressly subordinate to such refinanced Indebtedness.

  "Permitted Repurchase Facilities" includes purchase and sale facilities pursuant to which the Company or a Subsidiary sells loans, real estate owned or other financial assets to a financial institution or other entity and agrees to repurchase such loans, real estate owned or financial assets.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

  "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary liquidation or dissolution of such Person, over Capital Stock of any other class in such Person.

  "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

  "Regulatory Capital Requirements" means the minimum amount of capital required to meet each of the industry-wide regulatory capital requirements applicable to the Savings Banks pursuant to 12 U.S.C. Section 1464(t) and 12 C.F.R. Section 567 (and any amendment to either thereof) or any successor law or regulation, or such higher amount of capital as either Savings Bank, respectively, is required to maintain in order to meet any individual minimum capital standard applicable to the Savings Bank pursuant to 12 U.S.C. Section 1464(s) and 12 C.F.R. Section 567.3 or to comply with any enforcement action, including but not limited to the Orders, issued pursuant to 12 U.S.C. Section 1818(b) (and any amendment to any of the foregoing) or any successor law or regulation.

  "Restricted Payment" means

  (a) the declaration, payment or setting apart of any funds for the payment of any dividend on, or making of any distribution to holders of, the Capital Stock of the Company or any Subsidiary of the Company (other than (i) dividends or distributions in Qualified Capital Stock of the Company and (ii) dividends or distributions payable on or in respect of any class or series of Capital Stock of a Subsidiary of the Company as long as the Company receives at least its pro rata share of such dividends or distributions in accordance with its ownership interests in such class or series of Capital Stock);

  (b) the purchase, redemption or other acquisition or retirement for value, directly or indirectly, of any Capital Stock of the Company or any Affiliate of the Company (other than a Wholly-Owned Subsidiary, and other than the purchase from a non-Affiliate of the Company of Capital Stock of any joint venture or other Person which is an Affiliate of the Company solely because of the Company's direct or indirect ownership of 20% or more of the Voting Stock of such joint venture or other Person); or

  (c) the making of any principal payments on, or repurchase, redemption, defeasance, retirement or other acquisition for value, directly or indirectly, of any Junior Indebtedness or Pari Passu Indebtedness, prior to any Stated Maturity of principal or scheduled redemption or defeasance of, or any scheduled sinking fund payment on, such Junior Indebtedness or Pari Passu Indebtedness.

  "Securitization Entity" means any pooling arrangement or entity formed or originated for the purpose of holding, and/or issuing securities representing interests in, one or more pools of mortgages, leases, credit card receivables, home equity loan receivables, automobile loans, leases or installment sales contracts, other consumer receivables, real estate owned or other financial assets of the Company or any Subsidiary, and shall include, without limitation, any partnership, limited liability company, liquidating trust, grantor trust, owner trust, real estate mortgage investment conduit, real estate investment trust or collateralized bond obligation.

  "Significant Subsidiary" means, with respect to any Person, any consolidated Subsidiary of such Person for which the net income of such Subsidiary was more than 25% of the Consolidated Net Income of such Person in both of the two prior fiscal years.

  "Stated Maturity" when used with respect to any Indebtedness (including, without limitation, the Notes) means the dates specified in the instrument governing such Indebtedness as the fixed dates on which any principal amount of such Indebtedness is due and payable (including, without limitation, by reason of any required redemption, purchase, defeasance or sinking fund payment) and, when used with respect to any installment of interest on Indebtedness, means the date on which such installment is due and payable.

  "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

  "Unsecured Debt Coverage Ratio" means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company incurs, assumes, guarantees or redeems any Indebtedness (including any Indebtedness which constitutes Acquired Indebtedness) subsequent to the commencement of the period for which the Unsecured Debt Coverage Ratio is being calculated but prior to the event for which the calculation of the Unsecured Debt Coverage Ratio is made (the "Calculation Date"), then the Unsecured Debt Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter period, including an assumption of investment returns at the rate equal to the higher of the six-month Treasury bill rate or six-month LIBOR at the beginning of such four-quarter period. For purposes of making the computation referred to above, investments in the equity of, or other acquisitions or dispositions, which constitute all or substantially all of an operating unit of a business and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Subsidiaries, including all mergers, consolidations and dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter period. If since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary since the beginning of such period) shall have made any investment in the equity of, or other acquisition or disposition, which constitutes all or substantially all of an operating unit of a business, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Unsecured Debt Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

  "Voting Stock" means Capital Stock of the class or classes of which the holders have (i) in respect of a corporation, the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) or (ii) in respect of a partnership, the general voting power under ordinary circumstances to elect the board of directors or other governing board of such partnership or of the Person which is a general partner of such partnership.

  "Wholly-Owned Subsidiary" means a Subsidiary all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or a Wholly-Owned Subsidiary.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

  The Company and the Initial Purchaser entered into a registration rights agreement (the "Registration Rights Agreement") on the date of original issuance of the Notes pursuant to which the Company agreed, for the benefit of holders of the Old Notes, that it would, at its cost (i) within 60 days of the date of the original issuance of the Notes (the "Issue Date"), file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Old Notes for a new series of notes (the "Exchange Notes"), which will have terms substantially identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) within 180 days of the Issue Date use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act. The registration statement to which this Prospectus relates is the Exchange Offer Registration Statement. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date of notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Note. Under existing interpretations of the staff of the Commission, the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will have a prospectus delivery requirement upon their resales of such New Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Agreement, the Company is required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes (other than a resale of an unsold allotment).

  Each holder of the Old Notes who wishes to exchange such Notes for New Notes pursuant to the Exchange Offer will be required to make certain representations including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not completed within 180 days of the Issue Date, the Company will, at its cost, (a) as promptly as practicable and in any event no later than 60 days after such filing obligation arises, file with the Commission a shelf registration statement covering resales of the Old Notes (the "Shelf Registration Statement"), (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 45 days after such filing occurs and (c) use its best efforts to keep effective the Shelf Registration Statement until two years after the date of original issuance of the Old Notes or such shorter period that will terminate when all of the Old Notes covered thereby have been so pursuant thereto or in certain other circumstances. The Company will, in the event of the Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus, which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old

Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification obligations). If, upon completion of the Exchange Offer, the Initial Purchaser holds Old Notes acquired by it as part of the initial distribution of the Old Notes, the Company, upon the request of the Initial Purchaser, simultaneously with the delivery of the New Notes pursuant to the Exchange Offer, shall issue and deliver to the Initial Purchaser, in exchange for the Old Notes held by the Initial Purchaser, a like principal amount of debt securities of the Company identical in all material respects to the Old Notes and bearing the same CUSIP number as the Old Notes.

  If the Company fails to comply with the above provisions or if any such registration statement fails to become effective, then, as liquidated damages, additional interest shall become payable in respect of the Old Notes as follows:

    (i) the Exchange Offer Registration Statement is not declared effective on or prior to the 180th day following the Issue Date; or

    (ii) the Exchange Offer is not consummated within 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission or a Shelf Registration Statement is not declared effective on or prior to the 180th calendar day after the Issue Date; or

    (iii) either (A) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date

(each such event referred to in clauses (i) through (iii) above, a "Registration Default"), then the per annum interest rate on the Old Notes will increase by 25 basis points following the 60-day period referred to in clause (i) above, following the 30-day period or 180-day period referred to in clause (ii) above, as the case may be, or in the case of clause (iii) above, immediately following such Registration Default; and the per annum interest rate will increase by an additional 25 basis points at the beginning of each subsequent 30-day period in the case of clause (i), (ii) or (iii) above, or 90-day period in the case of clause (iv) above; provided, however, that in no event will the per annum interest rate borne by the Notes be increased by more than 150 basis points. Upon the filing of the Exchange Offer Registration Statement, the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, the interest borne by the Old Notes from the date of such filing, consummation or effectiveness, as the case may be, will be reduced to the original interest rate set forth on the cover of this Offering Memorandum; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate may again be increased pursuant to the foregoing provisions.

                         DESCRIPTION OF THE 13% NOTES

13% NOTES

 General

  The 13% Notes were issued under an indenture dated as of December 24, 1996 (the "13% Notes Indenture") among the Company and Bankers Trust Company, as trustee. The 13% Notes were limited in aggregate principal amount to $75 million (plus up to $11,250,000 subject to the underwriter's over-allotment option). The 13% Notes outstanding at March 31, 1997 totaled $84,250,000.

  The 13% Notes bear interest at the rate of 13% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing July 1, 1997, to the holders of record at the close of business on December 15 or June 15, as the case may be, next preceding the interest payment date. The 13% Notes mature on January 1, 2004.

 Optional Redemption

  The 13% Notes may not be redeemed prior to January 1, 2002 except as described below. On or after such date, the 13% Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest to (but excluding) the redemption date, if redeemed during the 12-month period beginning January 1, of the years indicated below:

       YEAR                                                     REDEMPTION PRICE
       ----                                                     ----------------
       2002....................................................      106.50%
       2003....................................................      103.25%

  In addition, the Company may redeem, at its option, up to 35% of the original aggregate principal amount of the 13% Notes at any time and from time to time until January 1, 1999, with the net cash proceeds received by the Company from one or more public sales of qualified capital stock, at a redemption price of 113% of the principal amount of the 13% Notes redeemed, plus accrued and unpaid interest thereon; provided, however, that at least 65% of the original aggregate principal amount of the 13% Notes must remain outstanding after each such redemption.

 Ranking

  The 13% Notes are general unsecured obligations of the Company. Because the Company is a holding company that currently conducts substantially all of its operations through its subsidiaries, the right of the Company (and therefore the right of the Company's creditors and stockholders) to participate in any distribution of the assets or earnings of any subsidiary is subject to the prior claims of creditors of the subsidiaries, including any claims of the Company as a creditor to the extent such claims may be recognized. As a result, the 13% Notes will be effectively subordinate to the claims of creditors of the Company's subsidiaries.

 Certain Covenants

  The 13% Notes Indenture contains certain covenants that, among other things, require the Company to maintain certain levels of consolidated net worth and liquid assets, limit the ability of the Company to incur certain indebtedness (not including secured indebtedness used to acquire or refinance the acquisition of loans or other assets), pay dividends or make other distributions, engage in transactions with affiliates, dispose of subsidiaries, create certain liens and guarantees with respect to pari passu or junior indebtedness and enter into any arrangement that would impose certain restrictions on the ability of the subsidiaries to make dividend and other payments to the Company. The 13% Notes Indenture also restricts the Company's ability to merge, consolidate or sell all of its assets.

 Events of Default

  In the event of certain payment or other defaults with respect to the 13% Notes, including defaults with respect to other indebtedness if the total amount of such indebtedness unpaid or accelerated is equal to or greater than 5% of the Company's consolidated net worth at the quarter end preceding the end of such grace period of such acceleration, than the trustee or the holders of not less than 25% in principal amount of the 13% Notes then outstanding may declare all of the 13% Notes to be immediately due and payable.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following general discussion summarizes certain of the material U.S. federal income tax aspects of the acquisition, ownership and disposition of the Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership, and disposition of the Notes by a prospective investor in light of his or her personal circumstances. This discussion also does not address the federal income tax consequences of ownership of Notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the Notes as part of a "straddle", a "hedge" against currency risk or a "conversion transaction", persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion is generally limited to the tax consequences to initial holders. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

  This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis and any such change could affect the continuing validity of this discussion.

  HOLDERS OF OLD NOTES CONSIDERING EXCHANGING THEIR OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION TO THEIR PARTICULAR SITUATIONS.

U.S. HOLDERS

  The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder (a "Non-U.S. Holder") are discussed separately below.

 Stated Interest

  Interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes.

 Market Discount

  If a Note is acquired at a "market discount," some or all of any gain realized upon a sale or other disposition or payment at maturity, or some or all of a partial principal payment, of such Note may be treated as ordinary income, as described below. For this purpose, "market discount" is the excess (if any) of the stated redemption price at maturity over the purchase price, subject to a statutory de minimis exception. Unless a U.S. Holder has elected to include the market discount in income as it accrues, any gain realized on any subsequent disposition of such Note (other than in connection with certain nonrecognition transactions) or payment at maturity, or some or all of any partial principal payment with respect to such Note, will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such Note was held.

  The amount of the market discount treated as having accrued will be determined either (i) on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the Note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the Note up to and including the date of its maturity, or (ii) if the U.S. Holder so elects, on a constant interest rate method. A U.S. Holder may make that election with respect to any Note but, once made, such election is irrevocable.

  In lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition, a U.S. Holder of a Note acquired at a market discount may elect to include market discount in income currently, through the use of either the ratable inclusion method or the elective constant interest method. Once made, the election to include market discount in income currently applies to all Notes and other obligations of the U.S. Holder that are purchased at a market discount during the taxable year for which the election is made, and all subsequent taxable years of the U.S. Holder, unless the Internal Revenue Service (the "Service") consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the Note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

  Unless a U.S. Holder who acquires a Note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such Notes in an amount not exceeding the deferred income until such income is realized.

 Bond Premium

  If a U.S. Holder purchases a Note and immediately after the purchase the adjusted basis of the Note exceeds the sum of all amounts payable on the instrument after the purchase date (other than qualified stated interest) the Note has "bond premium." A U.S. Holder may elect to amortize such bond premium over the remaining term of such Note (or, in certain circumstances, until an earlier call date).

  If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the Note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the sale or other disposition or payment of the principal amount of the Note.

  An election to amortize premium will apply to amortizable bond premium on all Notes and other bonds, the interest on which is includable in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or thereafter acquired, and may be revoked only with the consent of the Service.

 Exchange Offer

  The exchange of the Notes for Exchange Notes pursuant to the Exchange Offer should not be a taxable exchange for federal income tax purposes. As a result, there should be no federal income tax consequences to Holders exchanging the Notes for the Exchange Notes pursuant to the Exchange Offer. The Company is obligated to pay additional interest to the holders of Notes under certain circumstances described above. Such payments should be taxable to U.S. Holders at the time it accrues or is received in accordance with such holder's method of accounting.

 Sale, Exchange or Redemption of the Notes

  Upon the disposition of a Note by sale, exchange or redemption, the U.S. Holder will generally recognize gain or loss equal to the difference between
(i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis in a Note generally will equal the cost of the Note (net of accrued interest) to the U.S. Holder increased by amounts includable in income as market discount (if the holder elects to include market discount on a current basis) and reduced by any amortized bond premium and any payments other than payments of qualified stated interest made on such Note.

  Assuming the Note is held as a capital asset, such gain or loss (except to the extent that the market discount rules otherwise provide) will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such Note for longer than one year.

 Backup Withholding and Information Reporting

  Under the Code, a U.S. Holder of a Note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions thereof. This withholding applies only if the holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such holder's U.S. federal income tax liability, provided that the required information is furnished to the Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

NON-U.S. HOLDERS

  The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is not a (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source (a "Non-U.S. Holder").

  This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to the purchase, ownership or disposition of the Notes by any particular Non-U.S. Holder in light of that Holder's personal circumstances, including holding the Notes through a partnership. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on the disposition of its Note.

  For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a resident of a country which the United States has an income tax treaty, also attributable to a permanent establishment (or to a fixed base) in the United States.

 Stated Interest

  Generally, any interest paid to a Non-U.S. Holder of a Note that is not "U.S. trade or business income" will not be subject to United States tax if the interest qualifies as "portfolio interest." Generally, interest on the Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (ii) the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address.

  The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224, as applicable, prior to the payment of interest. The Forms 1001 and 4224 must be periodically updated.

 Sale, Exchange or Redemption of Notes

  Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

 Federal Estate Tax

  Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to U.S. federal estate tax provided that the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and income on the Notes was not U.S. trade or business income.

 Information Reporting and Backup Withholding

  The Company must report annually to the Service and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

  In the case of payments of principal on the Notes by the Company to a Non-U.S. Holder, the regulations provide that backup withholding and information reporting will not apply to payments if the Holder certifies to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

  The payment of the proceeds from the disposition of Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

  In the case of the payment of proceeds from the disposition of Notes through a non-U.S. office of a broker that is either a U.S. person or a "U.S. related person," regulations require information reporting on the payment, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented available to any broker-dealer for use in connection with any such resale. In addition, until
     , 1997, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the New Notes and any commission or concessions received by any such persons may be deemed to be an underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holder of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Notes offered hereby is being passed on for the Company by Proskauer Rose LLP, New York, New York.

                             INDEPENDENT AUDITORS

  The consolidated financial statements of the Company and its subsidiaries at December 31, 1996 and 1995 and for the three years ended December 31, 1996, 1995 and 1994 included in this Offering Memorandum have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein. Commencing with the fiscal year that began January 1, 1997, Arthur Andersen, LLP, is serving as the Company's independent auditors. To date, Arthur Andersen, LLP has not performed any audits of the financial statements or issued any reports on the Company.

  On April 13, 1997, the Company replaced Deloitte & Touche LLP as its independent auditors with Arthur Andersen LLP. The decision to change auditors was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. The decision was based on Arthur Andersen's work with the Company in 1996 and early 1997, which included loan sale and securitization structuring, domestic and international tax consulting, international expansion planning and assisting the Company's savings and loan subsidiaries with their regulatory improvement activities. These services resulted in a significant portion of the fees paid to all public accounting forms during the past year. It was the Board's view that their appointment to the role of independent accountants will enhance the cohesiveness and service provided by one firm as the Company pursues its long-term goals and objectives. Arthur Andersen LLP's election as the Company's independent accountants was ratified at the annual meeting of stockholders of the Company held on May 12, 1997.

  During the past two years and the interim period from December 31, 1996 until April 3, 1997, there were no disagreements with Deloitte & Touche LLP regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Auditors' Report for the years ended December 31, 1996 and 1995 was unqualified with an emphasis paragraph highlighting the Company's savings and loan subsidiaries' regulatory agreements.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES
Consolidated Financial Statements:
  Consolidated Statements of Financial Condition--June 30, 1997
   (unaudited) and December 31, 1996......................................  F-2
  Consolidated Statements of Operations--Quarter Ended June 30, 1997 and
   1996 and Six Months Ended June 30, 1997 and 1996 (unaudited)...........  F-3
  Consolidated Statements of Cash Flows--Quarter Ended June 30, 1997 and
   1996 and Six Months Ended June 30, 1997 and 1996 (unaudited)...........  F-4
  Consolidated Statements of Stockholders' Equity--Six Months Ended June
   30, 1997 (unaudited) and Years Ended December 31, 1996, 1995 and 1994..  F-6
  Notes to Interim Consolidated Financial Statements......................  F-7
Independent Auditors' Report..............................................  F-8
Consolidated Financial Statements:
  Consolidated Statements of Financial Condition--December 31, 1996 and
   1995...................................................................  F-9
  Consolidated Statements of Operations--Years Ended December 31, 1996,
   1995 and 1994.......................................................... F-10
  Consolidated Statements of Cash Flows--Years Ended December 31, 1996,
   1995 and 1994.......................................................... F-11
  Consolidated Statements of Stockholders' Equity--Years Ended December
   31, 1996, 1995 and 1994................................................ F-14
  Notes to Consolidated Financial Statements.............................. F-15
GIRARD SAVINGS BANK F.S.B. AND SUBSIDIARY
Independent Auditors' Report.............................................. F-36
Consolidated Financial Statements:
  Consolidated Statements of Operations for the Period from January 1,
   1994 through November 8, 1994.......................................... F-37
  Consolidated Statements of Cash Flows for the Period from January 1,
   1994 through November 8, 1994.......................................... F-38
  Notes to Consolidated Financial Statements.............................. F-39

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                        JUNE 30,   DECEMBER 31,
                                                          1997         1996
                                                       ----------- ------------
                                                       (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS)
ASSETS
  Cash and cash equivalents........................... $   39,712    $152,298
  Mortgage backed securities available for sale, at
   fair value.........................................    144,253      31,270
  Mortgage backed securities held to maturity, at
   amortized cost.....................................     20,190      21,724
  Securities held to maturity, at amortized cost......      7,437       7,429
  Trading account securities..........................     17,778      24,541
  Loans, net..........................................    196,472     176,026
  Discounted loans, net...............................    395,829     206,740
  Loans held for sale, net, at lower cost or market...    195,686      28,826
  Stock in Federal Home Loan Bank of San Francisco, at
   cost...............................................      4,881       2,958
  Real estate owned, net..............................    135,984      78,200
  Leasehold improvements and equipment, net...........      1,130         317
  Due from affiliate, net.............................      7,502       5,051
  Accrued interest receivable.........................      7,247       3,517
  Prepaid expenses and other assets...................     18,561      10,769
  Deferred tax asset, net.............................      3,430       4,183
                                                       ----------    --------
      TOTAL........................................... $1,196,092    $753,849
                                                       ==========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits............................................ $  445,333    $501,614
  Short-term borrowings...............................    583,468      97,624
  Notes payable.......................................     84,245      75,000
  Accounts payable and other liabilities..............     13,614      17,872
  Deferred credits....................................        505         717
                                                       ----------    --------
    Total liabilities.................................  1,127,165     692,827
                                                       ----------    --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock.....................................        --          --
  Common stock........................................     55,897      55,897
  Retained earnings...................................     10,396       5,222
  Unrealized loss on available-for-sale securities,
   net................................................      2,634         (97)
                                                       ----------    --------
    Total stockholders' equity........................     68,927      61,022
                                                       ----------    --------
      TOTAL........................................... $1,196,092    $753,849
                                                       ==========    ========

                   See notes to interim financial statements.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                       QUARTER ENDED       SIX MONTHS ENDED
                                         JUNE 30,              JUNE 30,
                                    --------------------  --------------------
                                      1997       1996       1997       1996
                                    ---------  ---------  ---------  ---------
                                            (DOLLARS IN THOUSANDS)
INTEREST INCOME:
  Loans............................ $  20,655  $  11,527  $  34,574  $  20,436
  Mortgage-backed securities.......     4,275        576      7,034        898
  Securities and federal funds
   sold............................     1,244        304      2,184        617
                                    ---------  ---------  ---------  ---------
    Total interest income..........    26,174     12,407     43,792     21,951
                                    ---------  ---------  ---------  ---------
INTEREST EXPENSE:
  Deposits.........................     6,647      5,736     13,654     10,633
  Borrowings.......................    14,070      1,310     21,037      1,387
                                    ---------  ---------  ---------  ---------
    Total interest expense.........    20,717      7,046     34,691     12,020
                                    ---------  ---------  ---------  ---------
NET INTEREST INCOME................     5,457      5,361      9,101      9,931
PROVISION FOR ESTIMATED LOSSES ON
 LOANS.............................       445      5,483     (1,424)    10,868
                                    ---------  ---------  ---------  ---------
  NET INTEREST INCOME (LOSS) AFTER
   PROVISION FOR ESTIMATED LOSSES
   ON LOANS........................     5,012       (122)    10,525       (937)
                                    ---------  ---------  ---------  ---------
OTHER INCOME (LOSS):
  Bankcard income..................     1,747      1,691      3,391      3,275
  Bankcard processing expense......    (1,152)    (1,351)    (2,330)    (2,616)
  Gain on sale of loans............    11,216        --      11,216      1,983
  Loan fees and charges............       219        433        451        632
  Trading account-unrealized gain..       --         --          14      1,601
  Real estate owned, net...........     1,557        (75)     2,739       (115)
  Servicing revenue................     1,784        --       1,944        --
  Other, net.......................       215        119        661        246
                                    ---------  ---------  ---------  ---------
    Total other income.............    15,586        817     18,086      5,006
                                    ---------  ---------  ---------  ---------
OTHER EXPENSES:
  Compensation and employee
   benefits........................     3,609        752      6,651      1,538
  FDIC insurance premiums..........       293        221        523        387
  Occupancy........................       254         71        415        142
  Professional services............       649         43        962        297
  Data processing and equipment
   rentals.........................        90         69        153        124
  Loan service fees and expenses
   paid to affiliate...............     5,049        931      7,995      2,122
  Other general and administrative
   expenses........................     1,841        438      2,994        766
                                    ---------  ---------  ---------  ---------
    Total other expenses...........    11,785      2,525     19,693      5,376
                                    ---------  ---------  ---------  ---------
INCOME (LOSS) BEFORE INCOME TAX
 PROVISION.........................     8,813     (1,830)     8,918     (1,307)
INCOME TAX PROVISION (BENEFIT).....     3,701       (805)     3,744     (1,279)
                                    ---------  ---------  ---------  ---------
NET INCOME (LOSS).................. $   5,112  $  (1,025) $   5,174  $     (28)
                                    =========  =========  =========  =========
EARNINGS (LOSS) PER SHARE:
  Primary.......................... $    0.68  $   (0.23) $    0.68  $   (0.01)
  Fully diluted.................... $    0.66  $     --   $    0.66  $     --
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  Primary.......................... 7,570,000  4,370,081  7,570,000  3,623,132
  Fully diluted.................... 7,775,729        --   7,852,328        --

                   See notes to interim financial statements.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                         QUARTER ENDED       SIX MONTHS ENDED
                                            JUNE 30,             JUNE 30,
                                       -------------------  --------------------
                                         1997       1996      1997       1996
                                       ---------  --------  ---------  ---------
                                               (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................  $   5,112  $ (1,025) $   5,174  $     (28)
  Reconciliation of net income to net
   cash (used in) provided by
   operating activities:
    Provision for estimated loan
     losses..........................        445     5,483     (1,424)    10,868
    Depreciation and amortization....         92        46        203         78
    Gain on sale of real estate
     owned...........................     (1,838)      (30)    (3,111)       (43)
    Purchase of loans held for sale..   (162,032)      --    (349,519)       --
    Proceeds from sale of loans held
     for sale........................    191,351       --     191,351        --
    Gain on sale of loans............    (11,216)      --     (11,216)    (1,983)
    Amortization of discounts and
     deferred fees...................     (3,628)     (764)   (10,703)    (2,244)
    Amortization of deferred
     credits.........................       (116)     (115)      (212)      (230)
    FHLB stock dividend..............        (44)      (26)       (91)       (44)
  Change in:
    Trading account securities.......        (20)      (29)     6,763     (7,092)
    Accrued interest receivable......      1,321      (784)    (3,730)    (1,504)
    Prepaid expenses and other
     assets..........................     (7,757)     (864)    (7,792)       475
    Due from affiliate, net..........     (7,502)   16,555     (2,451)    (2,816)
    Due to affiliate, net............    (27,488)      --         --         --
    Deferred tax asset, net..........        326       145     (1,154)      (783)
    Accounts payable and other
     liabilities.....................    (14,751)   (1,989)    (4,750)      (938)
    Minority interest................        --       (900)       --        (600)
                                       ---------  --------  ---------  ---------
      Net cash provided by (used in)
       operating activities..........    (37,745)   15,703   (192,662)    (6,884)
                                       ---------  --------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of loans..................   (129,508)  (84,072)  (313,905)  (222,273)
  Loan repayments, net of
   originations......................     14,202    16,271     36,621     20,843
  Proceeds from sale of loans........        --        --         --      23,568
  Purchase of mortgage-backed
   securities available for sale.....    (13,939)      --    (107,654)       --
  Repayments of mortgage-backed
   securities available for sale.....        190     1,301        430      1,714
  Proceeds from maturity of
   investment securities held to
   maturity..........................        --        --         --       5,000
  Purchase of mortgage-backed
   securities held to maturity.......        --     (1,846)       --     (11,246)
  Repayments of mortgage-backed
   securities held to maturity.......        769       477      1,484        833
  Purchase of securities and FHLB
   stock.............................     (1,833)   (5,918)    (1,833)    (7,321)
  Proceeds from sale of real estate
   owned.............................     13,563       941     26,570      5,284
  Purchases of leasehold improvements
   and equipment.....................       (400)      (49)      (445)      (117)
                                       ---------  --------  ---------  ---------
      Net cash used in investing
       activities                       (116,956)  (72,895)  (358,732)  (183,715)
                                       ---------  --------  ---------  ---------

                   See notes to interim financial statements.

                                  (Continued)

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                                        QUARTER ENDED       SIX MONTHS ENDED
                                          JUNE 30,              JUNE 30,
                                     --------------------  --------------------
                                       1997       1996       1997       1996
                                     ---------  ---------  ---------  ---------
                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Net increase (decrease) in
   deposits........................    (17,656)    67,564    (56,281)   129,538
  Issuance of common stock.........        --       8,000        --      17,750
  Proceeds from short-term
   borrowings......................    338,903     84,295    699,049    195,145
  Repayments of short-term
   borrowings......................   (185,608)  (115,005)  (213,205)  (141,855)
  Proceeds from notes payable......        --         --       9,245        --
                                     ---------  ---------  ---------  ---------
      Net cash provided by
       financing activities........    135,639     44,854    438,808    200,578
                                     ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS..................    (19,062)   (12,338)  (112,586)     9,979
CASH AND CASH EQUIVALENTS:
  Beginning of quarter.............     58,774     26,799    152,298      4,482
                                     ---------  ---------  ---------  ---------
  End of quarter...................  $  39,712  $  14,461  $  39,712  $  14,461
                                     =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION--
 Cash paid during the quarter for:
  Interest.........................  $  16,855      5,730  $  27,551     10,616
  Income taxes.....................        650        --       4,150        --
NONCASH INVESTING ACTIVITIES:
  Additions to real estate owned
   acquired in settlement of
   loans...........................     61,631      1,192     81,243      3,804
  Equipment acquired through
   capital lease...................        --         --         493        --
  Transfer of securities from
   available for sale to trading...        --         --         --         636
NONCASH FINANCING ACTIVITIES:
  Exchange of subordinated debt for
   common stock....................        --         --         --      11,000

                   See notes to interim financial statements.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                            UNREALIZED
                                                                            GAIN (LOSS)
                                                                                ON
                                                                 RETAINED   AVAILABLE-
                          PREFERRED STOCK      COMMON STOCK      EARNINGS    FOR-SALE
                         ------------------  ----------------- (ACCUMULATED SECURITIES
                           SHARES    AMOUNT   SHARES   AMOUNT    DEFICIT)   NET OF TAX   TOTAL
                         ----------  ------  --------- ------- ------------ ----------- -------
                                                (DOLLARS IN THOUSANDS)
BALANCE, January 1,
 1994...................        --   $  --     366,288 $ 3,050   $   915      $ (159)   $ 3,806
 Net loss...............                                          (1,252)                (1,252)
 Unrealized loss on
  available-for-sale
  securities--net of
  tax...................                                                        (511)      (511)
 Issuance of stock......  1,000,000   1,000    934,575   3,750                            4,750
                         ----------  ------  --------- -------   -------      ------    -------
BALANCE, December 31,
 1994...................  1,000,000   1,000  1,300,863   6,800      (337)       (670)     6,793
 Net income.............                                             592                    592
 Unrealized gain on
  available-for-sale
  securities--net of
  tax...................                                                         654        654
 Exchange of preferred
  stock for
  subordinated debt..... (1,000,000) (1,000)                                             (1,000)
                         ----------  ------  --------- -------   -------      ------    -------
BALANCE, December 31,
 1995...................        --      --   1,300,863   6,800       255         (16)     7,039
 Net income.............                                           4,967                  4,967
 Unrealized loss on
  available-for-sale
  securities--net of
  tax...................                                                         (81)       (81)
 Exchange of subordi-
  nated debt for
  common stock..........                     1,606,618  11,000                           11,000
 Issuance of common
  stock.................                     4,662,519  38,097                           38,097
                         ----------  ------  --------- -------   -------      ------    -------
BALANCE, December 31,
 1996...................        --      --   7,570,000  55,897     5,222         (97)    61,022
 Net income (unau-
  dited)................                                           5,124                  5,174
 Unrealized gain on
  available-for-sale
  securities--net of tax
  (unaudited)...........                                                       2,731      2,731
                         ----------  ------  --------- -------   -------      ------    -------
BALANCE, June 30, 1997
 (unaudited)............        --   $  --   7,570,000 $55,897   $10,396      $2,634    $68,927
                         ==========  ======  ========= =======   =======      ======    =======

                   See notes to interim financial statements.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

  The consolidated financial statements of Wilshire Financial Services Group Inc. and Subsidiaries (the "Company") are unaudited and should be read in conjunction with the 1996 Annual Report on Form 10-K. A summary of the Company's significant accounting policies is set forth in Note 1 to the Consolidated Financial Statements in the 1996 Annual Report on Form 10-K.

  In the opinion of management, all adjustments generally comprised of normal recurring accruals necessary for fair presentations of the interim financial statements have been included and all intercompany accounts and transactions have been eliminated in consolidation. Operating results for the quarter ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

  Certain reclassifications of 1996 amounts were made in order to conform to the 1997 presentation, none of which affect previously reported net income.

2. COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET RISK

  FINANCIAL INSTRUMENTS INVOLVING OFF-BALANCE SHEET RISK--In hedging the interest rate exposure of a fixed-rate or lagging index asset, the Company may create a hedge which matches the principal amortization of such an asset against the maturity of the Company's liabilities generally by entering into short sales or forward sales of U.S. Treasury securities, Government securities, interest rate futures contracts or interest rate swap agreements. This results in market gains or losses on hedging interests, in response to interest rate increases or decreases, respectively, which approximate the amount of the corresponding market losses or gains, respectively on loans being hedged. At June 30, 1997, the notional amounts of interest rate swaps were $229,285. The weighted average fixed and floating-rate interest payments were 6.06% and 0.29% over USD LIBOR, respectively. At June 30, 1997, the Company also had open short positions on 530 10-year U.S. Treasury Note and 260 5-year U.S. Treasury Note interest rate futures contracts.

  PURCHASE COMMITMENTS--At June 30, 1997, the Company had outstanding commitments to purchase loans at a cost of $0.5 million.

4. EARNINGS PER SHARE

  The Company will adopt SFAS No. 128, "Earnings per Share," effective December 15, 1997. Adoption of this accounting standard will not affect previously reported earnings per share data for fiscal years ending prior to January 1, 1997.

5. SIGNIFICANT TRANSACTIONS

  During the quarter ended June 30, 1997, the Company completed a sale of approximately $175 million of loans, resulting in a gain of approximately $11.2 million. At the sale date, the Company allocated $3.5 million and $1.8 million of original cost to retained servicing rights and other participates interests retained in the loans, respectively, and such amounts are included in the other assets.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
 Wilshire Financial Services Group, Inc. and Subsidiaries

  We have audited the accompanying consolidated statements of financial condition of Wilshire Financial Services Group Inc. and Subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Wilshire Financial Services Group Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

  As discussed in Note 10 to the consolidated financial statements, the Company's subsidiaries, First Bank of Beverly Hills F.S.B. and Girard Savings Bank F.S.B., are operating under regulatory agreements with the Office of Thrift Supervision that require them to meet certain prescribed requirements.

                                          Deloitte & Touche LLP

March 14, 1997
Los Angeles, California

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
                          ASSETS
Cash and cash equivalents..................................  $152,298  $  3,382
Federal funds sold.........................................               1,100
                                                             --------  --------
    Total cash and cash equivalents........................   152,298     4,482
Mortgage-backed securities available for sale, at fair
 value
 (amortized cost: December 31, 1996, $31,367; December 31,
 1995, $9,099).............................................    31,270     9,083
Mortgage-backed securities held to maturity, at amortized
 cost
 (fair values: December 31, 1996, $21,252; December 31,
 1995, $12,873)............................................    21,724    13,119
Securities held to maturity, at amortized cost (fair val-
 ues: December 31, 1996, $7,518; December 31, 1995,
 $6,488)...................................................     7,429     6,470
Trading account securities.................................    24,541
Loans, net.................................................   176,026   258,827
Discounted loans, net......................................   206,740    13,347
Loans held for sale, net, at lower of cost or market.......    28,826    18,597
Stock in Federal Home Loan Bank of San Francisco, at cost..     2,958     1,421
Real estate owned, net.....................................    78,200     4,964
Leasehold improvements and equipment, net..................       317       275
Due from affiliate.........................................     5,051     3,755
Accrued interest receivable................................     3,517     3,042
Prepaid expenses and other assets..........................    10,769     3,143
Deferred tax asset, net....................................     4,183       170
                                                             --------  --------
    TOTAL..................................................  $753,849  $340,695
                                                             ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits.................................................  $501,614  $303,524
  Short-term borrowings....................................    97,624    13,000
  Notes payable............................................    75,000
  Accounts payable and other liabilities...................    17,872     4,398
  Subordinated debt........................................              11,000
  Deferred credits.........................................       717     1,134
  Minority interest in subsidiaries........................                 600
                                                             --------  --------
    Total liabilities......................................   692,827   333,656
                                                             --------  --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock--$.01 par value, 50,000,000 shares autho-
   rized, 7,570,000 (1996) and 1,300,863 (1995) outstand-
   ing.....................................................    55,897     6,800
  Preferred stock--$.01 par value, 10,000,000 authorized,
   none outstanding
  Retained earnings........................................     5,222       255
  Unrealized loss on available for sale securities, net....       (97)      (16)
                                                             --------  --------
    Total stockholders' equity.............................    61,022     7,039
                                                             --------  --------
    TOTAL..................................................  $753,849  $340,695
                                                             ========  ========

                See notes to consolidated financial statements.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  YEARS ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1996       1995      1994
                                                 ---------  ---------  -------
                                                   (DOLLARS IN THOUSANDS,
                                                      EXCEPT PER SHARE
                                                        INFORMATION)
INTEREST INCOME:
  Loans......................................... $  44,294  $  21,821  $ 7,923
  Mortgage-backed securities....................     1,797      1,359    1,361
  Securities and federal funds sold.............     2,331      1,201      285
                                                 ---------  ---------  -------
    Total interest income.......................    48,422     24,381    9,569
                                                 ---------  ---------  -------
INTEREST EXPENSE:
  Deposits......................................    25,002     13,944    5,017
  Borrowings....................................     4,275        537      440
                                                 ---------  ---------  -------
    Total interest expense......................    29,277     14,481    5,457
                                                 ---------  ---------  -------
NET INTEREST INCOME.............................    19,145      9,900    4,112
PROVISION FOR ESTIMATED LOSSES ON LOANS.........    16,549      4,266    2,173
                                                 ---------  ---------  -------
NET INTEREST INCOME AFTER PROVISION FOR
 ESTIMATED LOSSES ON LOANS......................     2,596      5,634    1,939
                                                 ---------  ---------  -------
OTHER INCOME (LOSS):
  Bankcard income...............................     6,790      4,694      635
  Bankcard processing expense...................    (5,124)    (3,462)    (274)
  Gain on sale of loans.........................    11,538        642
  Loan fees and charges.........................     1,747        610       43
  Trading account--unrealized gain..............     1,833
  Amortization of deferred credits..............       461        460      388
  Real estate owned, net........................       556       (170)    (241)
  Other, net....................................       141        163      435
                                                 ---------  ---------  -------
    Total other income..........................    17,942      2,937      986
                                                 ---------  ---------  -------
OTHER EXPENSES:
  Compensation and employee benefits............     4,464      2,516    1,922
  FDIC insurance premiums.......................     2,381        721      261
  Occupancy.....................................       339        385      319
  Professional services.........................       700      1,028      507
  Data processing and equipment rentals.........       229        232      162
  Loan service fees and expenses paid to
  affiliates....................................     5,176      1,958      242
  Other general and administrative expenses.....     2,157      1,092    1,290
                                                 ---------  ---------  -------
    Total other expenses........................    15,446      7,932    4,703
                                                 ---------  ---------  -------
INCOME (LOSS) BEFORE INCOME TAX PROVISION.......     5,092        639   (1,778)
INCOME TAX PROVISION (BENEFIT)..................       125         47     (526)
                                                 ---------  ---------  -------
NET INCOME (LOSS)............................... $   4,967  $     592  $(1,252)
                                                 =========  =========  =======
EARNINGS (LOSS) PER SHARE....................... $    1.07  $    0.46  $ (2.52)
                                                 =========  =========  =======
WEIGHTED AVERAGE SHARES......................... 4,647,068  1,300,863  496,873
                                                 =========  =========  =======

                See notes to consolidated financial statements.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       ------------------------
                                                        1996     1995    1994
                                                       -------  ------  -------
                                                       (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................... $ 4,967  $  592  $(1,252)
  Reconciliation of net income (loss) to net cash
   (used in) provided by operating activities:
    Provision for estimated loan losses...............  16,549   4,266    2,173
    Provision for real estate owned losses............             598      100
    Depreciation and amortization.....................     165     241      121
    (Gain) loss on sale of real estate owned..........    (623)    (97)     406
    Purchase of loans held for sale................... (28,826)
    Gain on sale of loans............................. (11,538)   (642)
    Amortization of discounts and deferred fees.......  (3,324) (1,246)    (600)
    Amortization of deferred credits..................    (461)   (460)    (388)
    FHLB stock dividend...............................    (111)    (40)     (39)
  Change in:
    Trading account................................... (24,541)             489
    Accrued interest receivable.......................    (475) (1,443)    (238)
    Prepaid expenses and other assets.................  (7,626) (1,094)   1,074
    Due from affiliates...............................  (1,296)   (345)  (3,043)
    Deferred income taxes.............................  (4,013)   (419)     111
    Accounts payable and other liabilities............  13,474   1,846     (474)
    Minority interest.................................    (600)     26
    Other.............................................            (194)     (54)
                                                       -------  ------  -------
      Net cash (used in) provided by operating
       activities..................................... (48,279)  1,589   (1,614)
                                                       -------  ------  -------

                See notes to consolidated financial statements.
                                                                     (Continued)

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1996       1995       1994
                                                ---------  ---------  --------
                                                   (DOLLARS IN THOUSANDS)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of loans............................ $(482,506) $(186,895) $(41,561)
  Loan repayments, net of originations.........    54,180     49,035    16,836
  Proceeds from sale of loans..................   312,949     16,673
  Purchase of mortgage-backed securities
   available for sale..........................   (24,537)             (10,655)
  Repayments of mortgage-backed securities
   available for sale..........................     2,226      1,528
  Proceeds from sale of mortgage-backed
   securities available
   for sale....................................                2,150     3,452
  Proceeds from maturity of investment
   securities held to maturity.................     5,654      1,000
  Purchase of mortgage-backed securities held
   to maturity.................................   (16,079)              (4,198)
  Repayments of mortgage-backed securities held
   to maturity.................................     1,820        824       643
  Change in unrealized (gain) loss on mortgage-
   backed securities available for sale........        81       (654)      511
  Purchases of securities and FHLB stock.......    (2,447)    (2,965)     (105)
  Proceeds from sale of FHLB stock.............                  231
  Purchases of real estate owned...............   (67,344)
  Proceeds from sale of real estate owned......    16,482      5,254       569
  Purchase of subsidiary net of cash and cash
   equivalents.................................                           (346)
  Purchases of leasehold improvements and
   equipment...................................      (195)      (349)     (184)
                                                ---------  ---------  --------
    Net cash used in investing activities......  (199,716)  (114,168)  (35,038)
                                                ---------  ---------  --------

                See notes to consolidated financial statements.
                                                                     (Continued)

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                    1996      1995     1994
                                                  --------  --------  -------
                                                   (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits....................... $198,090  $107,731  $26,181
  Issuance of common stock.......................   38,097              3,750
  Issuance of subordinated debt..................              9,000
  Proceeds from short-term borrowings............  618,733    77,419   41,677
  Repayments of short-term borrowings............ (534,109)  (85,919) (30,285)
  Proceeds from notes payable....................   75,000
  Issuance of preferred stock....................                       1,000
                                                  --------  --------  -------
    Net cash provided by financing activities....  395,811   108,231   42,323
                                                  --------  --------  -------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.....................................  147,816    (4,348)   5,671
CASH AND CASH EQUIVALENTS:
  Beginning of year..............................    4,482     8,830    3,159
                                                  --------  --------  -------
  End of year.................................... $152,298  $  4,482  $ 8,830
                                                  ========  ========  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION--Cash paid during the year for:
  Interest....................................... $ 21,746  $ 13,833  $ 5,479
  Income taxes...................................      216       365      110
NONCASH INVESTING ACTIVITIES:
  Additions to real estate owned acquired in
   settlement of loans...........................   21,751     9,878    3,122
  Loans to facilitate the sale of real estate
   owned.........................................                367    2,352
NONCASH FINANCING ACTIVITIES:
  Exchange of subordinated debt for common
   stock.........................................   11,000
  Exchange of preferred stock for subordinated
   debt..........................................              1,000

                See notes to consolidated financial statements.
                                                                     (Concluded)

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                             UNREALIZED
                                                                             GAIN (LOSS)
                                                                                 ON
                                                                  RETAINED   AVAILABLE-
                           PREFERRED STOCK      COMMON STOCK      EARNINGS    FOR-SALE
                          ------------------  ----------------- (ACCUMULATED SECURITIES
                            SHARES    AMOUNT   SHARES   AMOUNT    DEFICIT)   NET OF TAX   TOTAL
                          ----------  ------  --------- ------- ------------ ----------- -------
                                (DOLLARS IN THOUSANDS)
BALANCE, January 1,
 1994...................         --   $  --     366,288 $ 3,050    $  915       $(159)   $ 3,806
 Net loss...............                                           (1,252)                (1,252)
 Unrealized loss on
  available-for-sale
  securities--net of
  tax...................                                                         (511)      (511)
 Issuance of stock......   1,000,000   1,000    934,575   3,750                            4,750
                          ----------  ------  --------- -------    ------       -----    -------
BALANCE, December 31,
 1994...................   1,000,000   1,000  1,300,863   6,800      (337)       (670)     6,793
 Net income.............                                              592                    592
 Unrealized gain on
  available-for-sale
  securities--net of
  tax...................                                                          654        654
 Exchange of preferred
  stock for subordinated
  debt..................  (1,000,000) (1,000)                                             (1,000)
                          ----------  ------  --------- -------    ------       -----    -------
BALANCE, December 31,
 1995...................                      1,300,863   6,800       255         (16)     7,039
 Net income.............                                            4,967                  4,967
 Unrealized loss on
  available-for-sale
  securities--net of
  tax...................                                                          (81)       (81)
 Exchange of
  subordinated debt for
  common stock..........                      1,606,618  11,000                           11,000
 Issuance of common
  stock.................                      4,662,519  38,097                           38,097
                          ----------  ------  --------- -------    ------       -----    -------
BALANCE, December 31,
 1996...................         --   $  --   7,570,000 $55,897    $5,222       $ (97)   $61,022
                          ==========  ======  ========= =======    ======       =====    =======

                See notes to consolidated financial statements.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS--The principal operations of Wilshire Financial Services Group Inc. ("WFSG") and subsidiaries (collectively, the "Company") are conducted through two second-tier subsidiary savings banks, Girard Savings Bank F.S.B. ("GSB") and First Bank of Beverly Hills F.S.B. ("FBBH") (collectively, the "Banks"), and a nonbank subsidiary, Wilshire Funding Corporation ("WFC"). The Banks are federally chartered savings institutions regulated by the Office of Thrift Supervision ("OTS") with two branches and a merchant bankcard center in Southern California. Administrative headquarters of the Company, the Banks and WFC are located in Portland, Oregon. The Company's primary sources of revenue are real estate and consumer loans acquired in purchase transactions, mortgage-backed securities, loan securitization transactions, and merchant bankcard operations.

  PRINCIPLES OF CONSOLIDATION--WFSG was incorporated in 1996 to be the holding company for Wilshire Acquisitions Corporation ("WAC"), which is the holding company for the Banks. WFSG formed certain nonbank subsidiaries, including WFC, and completed an initial public offering of common stock and notes payable in the fourth quarter of 1996. The accompanying consolidated financial statements include the accounts of WAC and the Banks for periods prior to the formation of WFSG. Intercompany accounts have been eliminated in consolidation.

  For purposes of presenting information about WFSG's common stock, weighted average number of shares outstanding and earnings or loss per share, outstanding shares of common stock of WAC prior to its combination with WFSG have been retroactively restated to their WFSG equivalents based on the conversion ratio at the time of the combination discussed above.

  USE OF ESTIMATES IN THE PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS--The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of income and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include valuation allowances for loans and real estate owned, merchant bankcard charge-back reserves and fair values of certain financial instruments for which there is not an active market.

  CASH AND CASH EQUIVALENTS--For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, and securities with original maturities less than 90 days.

  SECURITIES AND MORTGAGE-BACKED SECURITIES--The Company's securities portfolios consist of mortgage-backed and other securities that are classified as held-to-maturity, trading account and available-for-sale securities. Securities are classified as held-to-maturity when management believes the Company has the ability and the positive intent to hold the securities to maturity. Securities classified as held-to-maturity are carried on an historical cost basis, adjusted for the amortization of premiums and accretion of discounts using a method that approximates the interest method. Securities classified as trading account securities are subordinated securities and residual interests in loan securitization transactions initiated by the Company. Trading account securities are carried at estimated fair value, and unrealized gains and losses are recorded in current operations. Securities are classified as available-for-sale when the Company intends to hold the securities for an indefinite period of time, but not necessarily to maturity. Securities classified as available-for-sale are reported at their fair values. Unrealized holding gains and losses on securities available-for-sale are reported, net of tax, as a separate component of stockholders' equity. Realized gains and losses from the sales of available-for-sale securities are reported separately in the consolidated statements of operations and are calculated using the specific identification method.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  LOANS, DISCOUNTED LOANS, LOANS HELD FOR SALE AND ALLOWANCE FOR LOAN LOSSES-- The Company's principal business involves acquiring loans, including loans that are nonperforming when acquired. Acquired loans are generally purchased in pools, or portfolios, for prices at or below face value (i.e., unpaid principal balances plus accrued interest). Nonperforming loans are generally acquired at deep discounts to face value and are classified as discounted loans in the consolidated statements of financial condition. Loans that have been identified as likely to be sold are classified as held for sale in the consolidated statements of financial condition. Loans other than discounted loans and loans held for sale are classified simply as loans.

  Discounted loans are presented in the consolidated statements of financial condition net of unamortized discount and the portion of the allowance for loan losses established for those loans. Discounts are segregated into (a) valuation allowances for estimated losses on specific loans ("specific valuation allowances") and (b) portions of the discounts regarded as yield adjustments. In addition, for discounted loans purchased by the Banks, the initial discounts are further segregated into a valuation allowance for the inherent risk of losses in the loan portfolio that have yet to be specifically identified ("general valuation allowance") as required by OTS regulations. The allocated specific and general valuation allowances are included in the allowance for loan losses. The allowance for loan losses is also increased by additional provisions for losses that are recorded in current operations. The portion of purchase discounts regarded as yield adjustment is accreted into income using a method approximating the interest method. Accrued interest on discounted loans is recognized in income only when collected in cash.

  Loans other than discounted loans are presented in the consolidated statements of financial condition in substantially the same manner as discounted loans except that interest income is recognized on an accrual basis. That portion of the total loan portfolio representing originated loans is carried net of unamortized deferred origination fees. Deferred fees are recognized in interest income over the terms of the loans using a method that approximates the interest method.

  Loans held for sale are presented at lower of cost or market value, and cost is determined as described above depending on whether the loans held for sale are discounted loans or other loans. If market value is less than cost, a valuation allowance is recorded to reduce the carrying value. Gains or losses on loans sold through securitization transactions are based on the difference between the cash proceeds received on the certificates sold to outside investors and the Company's cost basis allocated to such interests in the loans. The percentage allocation of the loan pools' cost basis between the portions sold and subordinated interests retained is based on the relative fair values of those portions.

  The Company evaluates commercial and multi-family real estate loans (whether purchased or originated and whether classified as loans or discounted loans) for impairment under Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures. Commercial and multi-family real estate loans are considered to be impaired, for financial reporting purposes, when it is probable that the Company will be unable to collect all principal or interest when due. Specific valuation allowances are established, either through allocations of purchase discount or through provisions for losses, as described above, for impaired loans with estimated fair values that are less than the face value of the loans. Fair values of impaired loans are estimated based on the fair value of the real estate collateral.

  The Company evaluates single-family real estate, consumer and other loans for impairment on a pooled basis. These loans are considered to be smaller balance, homogeneous loans and are evaluated on a portfolio basis considering the projected net realizable value of the portfolio compared to the net carrying value of the portfolio.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  All specific and general valuation allowances established for loans and discounted loans are recorded in the allowance for loan losses. The allowance is decreased by the amount of loans charged off and is increased by recoveries of previously charged-off loans. The allowance is maintained at a level believed adequate by management to absorb potential losses in the total loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, previous loan loss experience, current economic conditions, volume, growth and composition of the portfolio and other relevant factors.

  INTEREST-RATE SWAPS--Interest-rate swap agreements used to manage interest-rate risk are treated as hedges of specified assets and are accounted for on a settlement basis. That is, the periodic net settlement with the counterparties to the swap agreements of the interest paid/received is recorded as an adjustment to interest income derived from the hedged assets.

  REAL ESTATE OWNED--Real estate acquired in settlement of loans or purchased directly is originally recorded at fair value less estimated costs to sell, or purchase price. Loan balances in excess of fair value of real estate acquired through foreclosure are charged against the allowance for loan losses at the date of foreclosure. Any subsequent operating expenses or income, reduction in estimated values, as well as gains or losses on disposition of such properties, are recorded in current operations.

  LEASEHOLD IMPROVEMENTS AND EQUIPMENT--Office leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization, computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

  PURCHASE ACCOUNTING ADJUSTMENTS--The Banks were acquired in purchase accounting transactions, and the purchase prices were less than the fair values of the net assets acquired. As a result, the Company recorded deferred credits, or negative goodwill, totaling $2,156. These credits are being amortized over five years on a straight-line basis. The other material purchase accounting adjustment relates to the carrying value of GSB loans; the difference between the carrying value and the estimated fair value of the loans at the date of acquisition is being amortized over the expected lives of the related loans.

  INCOME TAXES--The Company files consolidated federal income tax returns with its subsidiaries. Deferred tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is recorded against deferred tax assets when there is not presumptive evidence that it is more likely than not that the deferred tax assets will be realized.

  BANKCARD OPERATIONS--Bankcard income includes merchant discounts and transaction fees for processing Visa and Mastercard transactions. Bankcard expense consists primarily of fees paid to the Company's third-party processors and interchange fees paid to card-issuing banks. Other direct and indirect costs of Bankcard operations are included in various other categories of expenses and are not specifically allocated separately from other operating expenses of the Company.

  EARNINGS PER SHARE--Earnings per share for all periods presented are calculated based upon the weighted average number of shares of common stock outstanding during the year, giving effect to the exercise of stock options using the treasury stock method if such effect is not anti-dilutive. There is not a significant difference between primary and fully diluted earnings per share in any of the years reported herein.

  RECENT ACCOUNTING STANDARDS--In 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, SFAS No. 122, Accounting for

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Mortgage Servicing Rights, and SFAS No. 123, Accounting for Stock-Based Compensation. SFAS Nos. 121 and 122 did not have a material effect on the Company's financial statements.

  As permitted by SFAS No. 123, the Company did not adopt the provisions of that statement relating to the accounting method used for stock options. The Company will continue to use the intrinsic value method of accounting for its stock options rather than the fair value method and will make the disclosures required by the statement (see Note 12).

  SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Financial Liabilities, is generally effective for relevant transactions occurring after December 31, 1996 and must be applied prospectively. Earlier application is not permitted. Based on the types of transactions the Company has engaged in historically, the pronouncement is expected to be relevant to similar future transactions and may affect both the accounting for, and disclosures about, such transactions. Transactions affected may include sales of loans, particularly sales effected through securitization transactions, and repurchase agreements. The Company does not believe that the pronouncement would have had a material effect on any transactions reflected in the accompanying financial statements if its provisions had been previously adopted.

  RECLASSIFICATIONS--Certain items in the consolidated financial statements for 1995 and 1994 were reclassified to conform to the 1996 presentation.

2. SECURITIES

  The amortized cost, fair value and gross unrealized gains and losses on U.S. Treasury notes and mortgage-backed securities as of December 31, 1996 and 1995 are shown below. Fair value estimates were obtained from an independent pricing service.

                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED  FAIR
1996                                      COST      GAINS      LOSSES    VALUE
----                                    --------- ---------- ---------- -------
Available-for-sale mortgage-backed se-
 curities.............................   $31,367     $ 23       $120    $31,270
                                         =======     ====       ====    =======
Held-to-maturity:
  U.S. Treasury notes.................   $ 7,429     $ 89               $ 7,518
  Mortgage-backed securities..........    21,724       29       $501     21,252
                                         -------     ----       ----    -------
    Total held-to-maturity............   $29,153     $118       $501    $28,770
                                         =======     ====       ====    =======
1995
----
Available-for-sale mortgage-backed
securities............................   $ 9,099     $ --       $ 16    $ 9,083
                                         =======     ====       ====    =======
Held-to-maturity:
  U.S. Treasury notes.................   $ 6,470     $ 22       $  4    $ 6,488
  Mortgage-backed securities..........    13,119       --        246     12,873
                                         -------     ----       ----    -------
    Total held-to-maturity............   $19,589     $ 22       $250    $19,361
                                         =======     ====       ====    =======

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The amortized cost and estimated fair value of securities held to maturity other than mortgage-backed securities at December 31, 1996 and 1995, by contractual maturity, are as follows:

                                                               AMORTIZED  FAIR
      1996                                                       COST    VALUE
      ----                                                     --------- ------
      Due in one to five years...............................   $7,429   $7,518
                                                                ======   ======
      1995
      ----
      Due in less than one year..............................   $4,970   $4,966
      Due in one to five years...............................    1,500    1,522
                                                                ------   ------
                                                                $6,470   $6,488
                                                                ======   ======

  The Company receives payments on all mortgage-backed securities over periods that are considerably shorter than the contractual maturities of the securities, which range from 6 to 30 years.

  At December 31, 1996, securities, including trading account securities, with carrying values of $67,073 and market values of approximately $66,909 were pledged to secure merchant bankcard transactions, certain guarantees related to a loan securitization transaction, short-term borrowings and lines of credit (see Note 7), and interest-rate swaps. Of the total securities pledged, securities with fair values of approximately $59,391 were delivered to, and are held by, a third-party custodian.

  There were no sales of securities during the year ended December 31, 1996. Gross gains from the sale of securities available for sale were $14 and $54 in the years ended December 31, 1995, and 1994, respectively, and there were no gross losses in these years.

3. LOANS, DISCOUNTED LOANS AND LOANS HELD FOR SALE

  The Company's loans are comprised of loans, discounted loans and loans held for sale. Following is a summary of each loan category by type:

                                                              DECEMBER 31,
                                                           -------------------
      LOANS                                                  1996       1995
      -----                                                ---------  --------
      Real estate loans:
        One to four units................................  $  63,562  $138,547
        Over four units..................................     68,897    71,239
        Commercial.......................................     54,013    50,749
        Land.............................................      2,558     2,709
                                                           ---------  --------
        Total loans secured by real estate...............    189,030   263,244
        Other loans......................................     22,768    19,832
                                                           ---------  --------
                                                             211,798   283,076
      Less:
        Allowance for loan losses........................    (31,936)  (10,016)
        Deferred loan fees...............................       (173)     (245)
        Discount on purchased loans not included in
         allowance
         for loan losses.................................     (3,663)  (13,988)
                                                           ---------  --------
                                                           $ 176,026  $258,827
                                                           =========  ========

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                            ------------------
      DISCOUNTED LOANS                                        1996      1995
      ----------------                                      ---------  -------
      Real Estate loans:
        One to four units.................................  $ 260,672  $18,380
        Commercial........................................        935      863
        Land..............................................         46
                                                            ---------  -------
        Total loans secured by real estate................    261,653   19,243
        Other loans.......................................        946      967
                                                            ---------  -------
                                                              262,599   20,210
      Less:
        Allowance for loan losses.........................     (5,619)  (3,855)
        Discount on purchased loans not included in
         allowance for loan losses........................    (50,240)  (3,008)
                                                            ---------  -------
                                                            $ 206,740  $13,347
                                                            =========  =======
      LOANS HELD FOR SALE
      -------------------
      Real estate loans:
        One to four units.................................  $  27,420  $33,497
        Over four units...................................        464
        Commercial........................................      9,061      466
        Land..............................................      1,680      194
                                                            ---------  -------
        Total loans secured by real estate................     38,625   34,157
        Other loans.......................................        445       12
                                                            ---------  -------
                                                               39,070   34,169
        Allowances, discounts and deferred fees...........    (10,244) (15,572)
                                                            ---------  -------
                                                             $ 28,826  $18,597
                                                            =========  =======

  Discounted loans include loans purchased in the fourth quarter of 1996 with discounts of $48,802 at December 31, 1996; these loans are being evaluated in order to allocate a portion of the discounts to the allowance for loan losses during the first quarter of 1997.

  As of December 31, 1996 and 1995, loans with adjustable rates of interest were $230,983 and $265,702, respectively, and loans with fixed rates of interest were $282,484 and $71,753, respectively. Adjustable-rate loans are generally indexed to the FHLB's Eleventh District Cost of Funds Index, LIBOR or Prime and are subject to limitations on the timing and extent of adjustment. Most loans adjust within six months of changes in the index.

  At December 31, 1996, loans with unpaid principal balances of $43,615 were pledged to secure credit line borrowings and repurchase agreements included in short-term borrowings (see Note 7).

  Activity in the allowance for loan losses is summarized as follows:

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       ------------------------
                                                        1996     1995     1994
                                                       -------  -------  ------
   Balance, beginning of year......................... $25,651  $ 7,701  $4,314
   Loans charged off.................................. (17,218)  (5,404) (1,666)
   Recoveries.........................................   1,822       81      71
   Provision for loan losses..........................  16,549    4,266   2,173
   Allocations from purchased loan discounts..........  10,751   19,007   2,809
                                                       -------  -------  ------
   Balance, end of year............................... $37,555  $25,651  $7,701
                                                       =======  =======  ======

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  At December 31, 1996 and 1995, the Banks had impaired loans totaling $12,553 and $14,241, respectively, and had recorded specific valuation allowances to measure the impairments of those loans totaling $4,173 and $4,155, respectively. At the same dates, the Banks had impaired loans totaling $13,711 and $9,593, respectively, with no recorded specific valuation allowances. At December 31, 1996, the nonbank subsidiaries had impaired loans with unpaid principal balances of $4,472 and a carrying value, net of purchase discount, of $2,768, which is below fair value. The average unpaid principal balances of impaired loans during the years ended December 31, 1996 and 1995 were $25,049 and $24,204, respectively. Interest income recognized on impaired loans during the same periods was $1,746 and $1,631, respectively, based on cash payments. These amounts exclude consideration of single-family residential and other loan pools evaluated for impairment on a pooled basis. Other loans consist of consumer loan pools, including portfolios of sub-prime automobile loans purchased at par in 1995 and 1996. As of December 31, 1996, the Company had charged off all sub-prime automobile loans that were more than 60 days delinquent. The remaining portfolio consists of loans that have performed over a period of approximately one year. Management considers the performing loans to be unimpaired, and interest on them is recognized on an accrual basis.

  Management estimates are required to determine the allowance for loan losses. Estimation is also involved in determining the ultimate recoverability of purchased loans and, consequently, the pricing of purchased loans and the adequacy of purchased discounts to provide allowances for credit risk. These estimates are inherently uncertain and depend on the outcome of future events. Regulatory authorities have required substantial increases in the allowances maintained by many banks in recognition of the inherent risk in the existing economic environment. Although management believes the levels of the allowance as of December 31, 1996 and 1995 are adequate to absorb losses inherent in the loan portfolio, rising interest rates, various other economic factors and regulatory requirements may result in increasing losses that cannot reasonably be predicted at this date. Such losses may also result in unanticipated erosion of the Banks' capital.

  The Company has a geographic concentration of mortgage loans in Southern California, which experienced declines in real estate values in recent years, and in the northeastern United States. Substantially all loans originated or acquired by FBBH and GSB prior to their acquisition by the Company were collateralized by Southern California real estate. The geographic diversification of the portfolio is generally widening through loan acquisitions.

4. REAL ESTATE OWNED

  Real estate owned consists of property obtained through foreclosure and purchased directly. Activity in the allowance for estimated losses on real estate owned is as follows:

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                         --------------------
                                                          1996    1995   1994
                                                         ------  ------  ----
   Allowance for losses on real estate owned, beginning
    of year............................................  $1,193  $  123  $ 55
   Charge-offs.........................................  (3,322)    (82)  (32)
   Allocation of purchase discount.....................   2,129     554
   Provision for the year..............................             598   100
                                                         ------  ------  ----
   Allowance for losses on real estate owned, end of
   year................................................  $   --  $1,193  $123
                                                         ======  ======  ====

  Real estate owned purchased directly by WFC with a net carrying value of $59,729 at December 31, 1996 collateralizes credit line borrowings (see Note
7).

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. LEASEHOLD IMPROVEMENTS AND EQUIPMENT

  Leasehold improvements and equipment consist of:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
      Leasehold improvements................................ $    319  $    299
      Furniture and equipment...............................      837       718
                                                             --------  --------
      Total cost............................................    1,156     1,017
      Accumulated depreciation and amortization.............     (839)     (742)
                                                             --------  --------
                                                             $    317  $    275
                                                             ========  ========

6. DEPOSITS

  Deposits consist of:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
      Passbook accounts..................................... $    480  $    304
      Money market accounts.................................    2,023     1,267
      NOW/checking..........................................    5,625     5,111
      Time deposits:
      Less than $100........................................  382,018   247,814
      $100 or more..........................................  111,468    49,028
                                                             --------  --------
      Total deposits........................................ $501,614  $303,524
                                                             ========  ========

  A summary of time deposits by maturity at December 31, 1996 is as follows:

      YEAR ENDED
      DECEMBER 31,
      ------------
      1997............................................................. $389,509
      1998.............................................................  103,019
      Thereafter.......................................................      958
                                                                        --------
                                                                        $493,486
                                                                        ========

7. NOTES PAYABLE, SHORT-TERM BORROWINGS AND SUBORDINATED DEBT

  Notes payable at December 31, 1996 are unsecured, bear interest at 13% and mature in 2004.

  Short-term borrowings at December 31, 1996 include repurchase agreements and line of credit borrowings. Short-term borrowings at December 31, 1995 are repurchase agreements.

  Proceeds from the various credit facilities are used primarily for the acquisition of loan pools.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Following is information about borrowings under repurchase agreements:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996     1995
                                                                -------  ------
      Average balance during the year.......................... $51,316  $4,122
      Highest amount outstanding during the year............... 190,000  14,950
      Average interest rate during the year....................     6.9%    5.6%
      Average interest rate--end of year.......................     7.8%    6.7%

  As of December 31, 1996, the Company has committed lines of credit, including repurchase agreement lines, totaling $350,000, and uncommitted lines of $360,000. $97,624 is drawn on these lines and included in short-term borrowings at December 31, 1996.

  WAC's capitalization prior to the formation of WFSG included subordinated debt with majority stockholders in amounts up to $50,000. Subordinated debt paid interest at 14% per annum, compounded quarterly, had no stated maturity, and represented an unsecured general obligation of WAC. As of December 31, 1995, borrowings under the subordinated debt agreement were $11,000.

8. INCOME TAXES

  The provisions for income tax (benefit) consist of the following:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                           -------------------
                                                            1996   1995  1994
                                                           ------  ----  -----
Current tax expense (benefit):
  Federal................................................. $3,208  $434  $(656)
  State...................................................    930    32     19
                                                           ------  ----  -----
                                                            4,138   466   (637)
                                                           ------  ----  -----
Deferred tax expense (benefit):
  Federal................................................. (3,135) (250)    90
  State...................................................   (878) (169)    21
                                                           ------  ----  -----
                                                           (4,013) (419)   111
                                                           ------  ----  -----
    Total income tax provision (benefit).................. $  125  $ 47  $(526)
                                                           ======  ====  =====

  The difference between the effective tax rate implicit in the consolidated financial statements and the statutory federal income tax rate can be attributed to the following:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                           -------------------
                                                           1996   1995   1994
                                                           -----  -----  -----
   Federal income tax provision at statutory rate.........  35.0%  35.0% (35.0)%
   State taxes (benefit), net of federal tax effect.......   8.5    4.0
   Valuation allowance.................................... (33.9) (25.1)   8.8
   Change in prior year estimate..........................  (4.7)  (7.8)
   Other..................................................  (2.4)   1.3   (3.4)
                                                           -----  -----  -----
   Effective income tax rate..............................   2.5%   7.4% (29.6)%
                                                           =====  =====  =====

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Deferred income tax assets (liabilities) are summarized as follows:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1996    1995
                                                                 ------  ------
   Deferred tax assets:
     Purchase discounts......................................... $2,884  $1,349
     Purchase accounting........................................    483     629
     Depreciation...............................................     73      65
     Provision for loan loss....................................  2,291     408
     Net operating loss.........................................            170
     Other......................................................             10
                                                                 ------  ------
     Gross deferred tax assets..................................  5,731   2,631
                                                                 ------  ------
   Deferred tax liabilities:
     Partnership income.........................................            (44)
     Deferred loan fees.........................................   (217)   (351)
     FHLB stock dividends.......................................   (268)   (242)
     State taxes................................................    (42)
     Unrealized gains on securities.............................   (744)
     Other......................................................   (277)    (98)
                                                                 ------  ------
     Gross deferred tax liabilities............................. (1,548)   (735)
                                                                 ------  ------
     Total deferred tax asset...................................  4,183   1,896
     Valuation allowance........................................    --   (1,726)
                                                                 ------  ------
     Net deferred tax asset..................................... $4,183  $  170
                                                                 ======  ======

9. COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK

  PROFIT SHARING PLAN--The Company's employees participate in a defined contribution profit sharing and 401(k) plan sponsored by companies included in the Company's "control group." At the discretion of the Company's Board of Directors, the Company may elect to contribute to the plan based on profits of the Company or based on matching participants' contributions. For the years ended December 31, 1996, 1995 and 1994, the Company contributed $43, $28 and $0, respectively, to the plan.

  LEASE COMMITMENTS--The following is a schedule by year of future minimum rental payments under operating leases:

         YEAR ENDED
         DECEMBER 31,
         ------------
          1997........................................... $  498
          1998...........................................    502
          1999...........................................    453
          2000...........................................    276
          2001...........................................    276
                                                          ------
           Total......................................... $2,005
                                                          ======

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  Lease commitments include commitments to an affiliated company which require annual lease payments of $276 through 2001.

  FINANCIAL INSTRUMENTS INVOLVING OFF-BALANCE SHEET RISK--The Company is a party to interest-rate swap transactions in managing interest-rate exposure as part of asset/liability management. Interest-rate swap transactions generally involve the exchange of fixed- and floating-rate interest-payment obligations without the exchange of the underlying principal amounts. The swap agreements involve credit risk to the extent of the counterparties' obligation to settle under the terms of the agreements. Settlements occur monthly. The Company controls credit risk by entering into agreements with financially sound and reputable counterparties.

  During 1996, the Company entered into swap agreements to pay fixed-rate interest payments in exchange for receiving floating-rate interest payments. The notional principal amounts of the interest-rate swaps were $234,338 at December 31, 1996; these notional principal amounts amortize downward in each successive month until they mature in 1999-2001. The amortization is designed to mirror the projected decrease in the principal balances of the loans the swaps are matched against. The weighted average fixed-payment rates on the swaps were 6.07% at December 31, 1996. The floating-rate payments are based on a weighted-average of .28% over USD LIBOR. The effect of these agreements is to convert loans to floating-rate assets to maintain a more predictable spread between the income on such assets and the interest expense on deposits and other borrowings, which reprice frequently.

  At December 31, 1996 and 1995, the Company had commitments to extend credit of $499 and $793, respectively. These commitments expose the Company to credit risk in excess of amounts reflected in the consolidated financial statements. The Company receives collateral to support loans and commitments to extend credit for which collateral is deemed necessary.

  PURCHASE COMMITMENTS--At December 31, 1996, the Company had outstanding commitments to purchase loans at a cost of $152,834. Included in the purchase commitments were commitments to purchase from third parties, at a cost of $115,100, loans that are serviced by Wilshire Credit Corporation ("WCC"), which is affiliated with WFSG by common ownership. WCC transferred its rights to servicing fees earned on this portfolio, which include a profit participation element, to Wilshire Servicing Corporation, a subsidiary of WFSG. The servicing rights were transferred at WCC's historical cost basis of $0.

  LITIGATION--The Company is a defendant in legal actions arising from transactions conducted in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate liability, if any, arising from such actions will not materially affect the Company's financial position.

  SECURITIZATION CONTINGENCIES--A loan securitization in March 1996 involved the sale of discounted nonperforming loans with carrying amounts of approximately $18,600. The Company is contingently liable for losses, if any, that could arise if the collectibility of any securitized loan is unenforceable due to the absence of original notes or files. In addition, the Company is contingently liable to pay the interest due on the senior securities if the liquidation of the assets underlying the securities results in a shortfall on any due date; any such shortfall paid by the Company would be reimbursable if liquidation proceeds were ultimately sufficient to cover the interest. Management believes that it is not probable that any losses will be incurred for these or other reasons involving the securitization.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
10. REGULATORY MATTERS

  REGULATORY AGREEMENT--On October 31, 1996, FBBH and GSB consented to separate but similar Orders to Cease and Desist (the "Orders") issued by the OTS. The Order issued to FBBH superseded a previously existing Supervisory Agreement between FBBH and the OTS issued June 8, 1995.

  The Orders require of both Banks that they not engage in unsafe and unsound practices and that they maintain minimum capital ratios required of institutions to be deemed "well capitalized" (as that term is defined under the regulatory framework for prompt corrective action). In addition, the Orders require the Banks to (I) revise policies and procedures concerning (i) internal asset reviews, (ii) the allowances for loan and lease losses, (iii) loan purchases, (iv) internal audits, and (v) hedging transactions; (II) develop plans to augment the depth and expertise of the management teams;
(III) revise business plans; (IV) modify certain policies concerning the accounting for loan discounts; (V) improve monitoring of (i) interest rate risk, (ii) balance sheet classifications of certain assets (e.g., as held for sale versus held to maturity), and (iii) compliance with laws and regulations concerning transactions with affiliates; (VI) ensure compliance with the proper servicing of adjustable rate mortgages and escrow accounts; and (VII) enhance recordkeeping. In addition, the Banks may not increase their total assets beyond certain specified levels. Also, FBBH will be required to correct OTS-identified deficiencies in merchant bankcard operations. These requirements will be accompanied by related requirements that the Banks submit to the OTS, by certain specified dates, various policies, plans and reports on other actions to comply with the Orders. In some cases, OTS approval of such information will be required. The Banks are currently in process of addressing these requirements. Management believes that the Banks are complying with those requirements that have taken effect.

  The Orders are enforceable by the OTS as written agreements under the Federal Deposit Insurance Act. Therefore, failure to comply with the requirements of the Orders could subject the Banks and their directors and officers to further enforcement actions, including termination of Federal Deposit Insurance Corporation insurance or civil money penalties.

  As of March 14, 1997, a routine annual examination of the Banks is being conducted by the OTS. As of that date, the OTS has not informed management of any matters that would have an effect on the accompanying financial statements.

  CAPITAL REQUIREMENTS--The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by the regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios of total tangible capital, core capital and risk-based capital, as those terms are defined in OTS regulation. Under the regulatory framework for prompt corrective action, quantitative and qualitative measures are used by the OTS to determine whether an institution is categorized as "well capitalized," "adequately capitalized," "undercapitalized," or "significantly undercapitalized." Certain regulatory actions are mandated by law, depending on an institution's category. Quantitative measures include total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets, and Tier 1 capital to average assets, as those terms are defined in OTS regulation.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The Banks' actual and required capital amounts and ratios were as follows:

                                                                     TO BE
                                                                 CATEGORIZED AS
                                                                     "WELL
                                                                  CAPITALIZED"
                                                                     UNDER
                                                                     PROMPT
                                                                   CORRECTIVE
                                               FOR CAPITAL           ACTION
                              ACTUAL      ADEQUACY PURPOSES (1)    PROVISIONS
                           -------------  ---------------------- --------------
DECEMBER 31, 1996          AMOUNT  RATIO    AMOUNT      RATIO    AMOUNT  RATIO
-----------------          ------- -----  ----------- ---------- ------- ------
Total Capital to Risk-
 Weighted Assets:
  FBBH...................  $12,835 11.9%  $     8,643 ^     8.0% $10,804 ^10.0%
  GSB....................   36,726 10.1%       29,081 ^     8.0%  36,351 ^10.0%
Tier 1 Capital to Risk-
 Weighted Assets:
  FBBH...................   11,436 10.6%      Not applicable       6,482 ^ 6.0%
  GSB....................   32,136  8.8%      Not applicable      26,810 ^ 6.0%
Tier 1 Capital to Average
 Assets (Core Capital):
  FBBH...................   11,436  8.0%        4,292 ^     3.0%   7,152 ^ 5.0%
  GSB....................   32,136  8.3%       11,669 ^     3.0%  19,447 ^ 5.0%
Tangible Capital:
  FBBH...................   11,436  8.0%        2,156 ^     1.5% Not applicable
  GSB....................   32,136  7.9%        6,101 ^     1.5% Not applicable
Total Capital to Risk-
 Weighted Assets:
  FBBH...................  $ 9,820   9.8% $     7,999 ^     8.0% $ 9,998 ^10.0%
  GSB....................   15,523  10.4%      11,973 ^     8.0%  14,967 ^10.0%
Tier 1 Capital to Risk-
 Weighted Assets:
  FBBH...................    8,549   8.6%     Not applicable       5,999 ^ 6.0%
  GSB....................   13,852   9.3%     Not applicable       8,980 ^ 6.0%
Tier 1 Capital to Average
 Assets
 (Core Capital):
  FBBH...................    8,549   6.4%       3,995 ^     3.0%   6,657 ^ 5.0%
  GSB....................   13,852  10.3%       4,049 ^     3.0%   6,748 ^ 5.0%
Tangible Capital:
  FBBH...................    8,549   6.8%       3,075 ^     1.5% Not applicable
  GSB....................   13,852   6.2%       2,066 ^     1.5% Not applicable

--------
(1) These capital adequacy ratios represent the requirements for all savings institutions. The Bank's minimum required ratios specified in their Orders are those in the column containing the "well capitalized" requirements.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  As of December 31, 1996, the Banks' capital ratios were sufficient for them to be categorized as "well capitalized," and at December 31, 1995, FBBH's ratios were sufficient for them to be deemed "adequately capitalized" and GSB's were sufficient for them to be deemed "well capitalized," based solely on quantitative measures. The Banks have not been notified by the OTS as to their capital category. If notified or otherwise deemed to be categorized as less than "well capitalized," the Banks could be subject to restrictions in addition to those specified in the Orders, including restrictions on holding brokered deposits. As of December 31, 1996, FBBH had no brokered deposits and GSB had brokered deposits of $172,427. In the event that GSB is categorized as less than "well capitalized," it can potentially retain brokered deposits with the permission of the Federal Deposit Insurance Corporation. Alternatively, liquidity can be maintained with borrowings on lines of credit (see Note 7). Because the Banks are currently near the total asset maximums permitted under the Orders, the Banks do not expect to add brokered deposits until and unless the growth restrictions are removed.

  Because the Banks have minimum regulatory capital requirements and the additional requirements under the Orders discussed above, substantially all retained earnings of the Banks are restricted as to distribution to WAC and, ultimately, to WFSG.

  SAIF ASSESSMENT--During the fourth quarter of 1996, the Company paid approximately $1.4 million for a special SAIF deposit insurance fund assessment resulting from legislation enacted to recapitalize the SAIF fund.

11. RELATED PARTY TRANSACTIONS

  Substantially all loans are serviced by WCC. Management believes that the terms of the servicing agreement are no less favorable to the Company than terms offered by other servicers. Due from affiliate in the accompanying consolidated statements of financial condition substantially represents the amount of loan payments collected by WCC but not yet remitted to the Company at that date. Loan servicing fees and expenses shown in the consolidated statements of operations were paid to WCC and include reimbursements for direct expenses borne by WCC on behalf of the Company.

  Subsequent to the effective date of the initial public offering, WFSG purchased from WCC loans with unpaid principal balances of $17,032, at their fair values, which approximated their carrying value on the books of WCC.

  Certain costs associated with the initial public offering in the amount of $274, which were paid by WCC, were subsequently reimbursed by WFSG.

12. STOCK OPTIONS

  In 1994 and 1995, the Banks issued stock options for the benefit of certain directors, executives and consultants. FBBH and GSB granted 19,447 and 69,724 options in 1995, respectively. All grants were made with exercise prices at least equal to the book value of the relevant Bank's shares on the grant dates. In the fourth quarter of 1996, these options were converted into 31,225 options to purchase the stock of WFSG. The options are exercisable no earlier than 60 days after the effective date of the initial public offering of WFSG stock.

  The Company adopted a new Stock Plan on November 1, 1996. Under the Stock Plan, the Company may grant options and other awards not to exceed 1,500,000 shares of common stock over a ten-year term. The options may be either incentive stock options or nonstatutory stock options granted at exercise prices between 100% and 125% of the fair value of WFSG common stock at the grant date. Restricted stock and stock appreciation rights may also be granted under the Stock Plan. The initial awards under the new Stock Plan were granted at the date of the initial public offering. Options for 1,095,000 shares were granted to the Company's two largest stockholders. The Stock Plan also provides that nonemployee Company directors will receive automatic nonstatutory stock option grants. The number of shares granted to nonemployee directors each quarter

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) will be determined under a formula ($6 divided by the fair market value per share of WFSG common stock on each grant date). As of December 31, 1996, no options had been granted to nonemployee directors under the new Stock Plan.

  A summary of the Company's stock options as of December 31, 1996, 1995 and 1994 and changes during the years ended on those dates is presented below:

                                    1996             1995            1994
                             ------------------ --------------- ---------------
                                       WEIGHTED        WEIGHTED        WEIGHTED
                                       AVERAGE         AVERAGE         AVERAGE
                                       EXERCISE        EXERCISE        EXERCISE
                              SHARES    PRICE   SHARES  PRICE   SHARES  PRICE
                             --------- -------- ------ -------- ------ --------
   Outstanding at beginning
    of year................     31,225  $8.80    5,872  $14.90    --
   Granted.................  1,095,000  11.46   25,353    7.39  5,872   $14.90
                             ---------          ------          -----
   Outstanding at end of
   year....................  1,126,225  11.34   31,225    8.80  5,872    14.90
                             =========          ======          =====

  Additional information regarding options outstanding as of December 31, 1996 is as follows:

                                                          WEIGHTED-     WEIGHTED-
    RANGE OF                                               AVERAGE       AVERAGE
    EXERCISE                                              REMAINING     EXERCISE
     PRICES                                      SHARES     PRICE         PRICE
   -------------------------------------------  --------- ---------     ---------
    $5.58.....................................     18,359   3.50 years   $ 5.58
   $10.50-$11.55..............................    730,000   9.74          10.55
   $12.15-$13.13..............................    371,994   9.88          13.11
    $14.90....................................      5,872   2.50          14.90
                                                ---------
                                                1,126,225   9.65          11.34
                                                =========

  The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its Stock Plan. Accordingly, no compensation cost has been recognized for the Stock Plan. Had compensation cost for the Company's Stock Plan been determined based on the fair value at the grant date consistent with the methods of SFAS No. 123, the Company's net income and earnings per share for the year ended December 31, 1996 would have been reduced to the pro forma amounts indicated below:

      Net income to common shareholders:
        As reported..................................................... $4,967
        Pro forma....................................................... $2,775
      Net income per common and common share equivalent:
        As reported..................................................... $ 1.07
        Pro forma....................................................... $ 0.60

  The weighted-average grant-date fair value of options granted during 1996 was $3.79 for options with exercise prices equivalent to market price of the stock at the grant date and $2.75 for options with exercise prices exceeding the market price of the stock at the grant date. Fair values were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividend yield, expected volatility of 25%, risk-free interest rate of 6.6% and expected lives of three to five years.

13. ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                             DECEMBER 31, 1996
                                                             ------------------
                                                                      ESTIMATED
                                                             CARRYING   FAIR
                                                              AMOUNT    VALUE
                                                             -------- ---------
Assets:
  Cash and due from banks................................... $152,298 $152,298
  Mortgage-backed securities held to maturity...............   21,724   21,252
  Mortgage-backed securities available for sale.............   31,270   31,270
  Securities held to maturity...............................    7,429    7,518
  Trading account securities................................   24,541   24,541
  Loans, discounted loans, and loans held for sale..........  411,592  424,450
  Federal Home Loan Bank stock..............................    2,958    2,958
Liabilities:
  Deposits..................................................  501,614  504,629
  Short-term borrowings.....................................   97,624   97,624
  Notes payable.............................................   75,000   75,000
  Off-balance-sheet liabilities--Interest-rate swaps........              (500)

                                                              DECEMBER 31, 1995
                                                             -------------------
                                                             CARRYING ESTIMATED
                                                              AMOUNT  FAIR VALUE
                                                             -------- ----------
Assets:
  Cash and due from banks................................... $  3,382  $  3,382
  Federal funds sold........................................    1,100     1,100
  Mortgage-backed securities held to maturity...............   13,119    12,873
  Mortgage-backed securities available for sale.............    9,083     9,083
  Securities held to maturity...............................    6,470     6,488
  Loans, discounted loans, and loans held for sale..........  290,771   295,747
  Federal Home Loan Bank stock..............................    1,421     1,421
Liabilities:
  Deposits..................................................  304,020   307,177
  Short-term borrowings.....................................   13,000    13,000
  Subordinated debt.........................................   11,000    11,000

  The methods and assumptions used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value are explained below:

    Cash and Due from Banks--The carrying amounts approximate fair values due to the short-term nature of these instruments.

    Securities and Mortgage-Backed Securities--The fair values of securities are generally obtained from market bids for similar or identical securities, or are obtained from independent security brokers or dealers.

    Loans, Discounted Loans and Loans Held for Sale--It is not practicable to estimate the fair value of discounted loans, which are predominately nonperforming loans, due to uncertainties as to the nature, timing

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) and extent to which the loans will be either collected according to original terms, restructured, or foreclosed upon. Discounted loans fair values are therefore assumed to be equivalent to carrying values. For other loans, fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as fixed- and adjustable-rate interest terms. The fair values of fixed-rate mortgage loans are based on discounted cash flows utilizing applicable risk-adjusted spreads relative to the current pricing of similar fixed-rate loans as well as anticipated prepayment schedules. The fair values of adjustable-rate mortgage loans are based on discounted cash flows utilizing discount rates that approximate the pricing of available mortgage-backed securities having similar rate and repricing characteristics, as well as anticipated prepayment schedules. No value adjustments have been made for changes in credit within the loan portfolio. It is management's opinion that the allowance for estimated loan losses pertaining to loans results in a fair value adjustment of the credit risk of such loans.

    Federal Home Loan Bank Stock--The carrying amounts approximate fair values because the stock may be sold back to the Federal Home Loan Bank at carrying value.

    Deposits--The fair values of deposits are estimated based on the type of deposit products. Demand accounts, which include passbook and transaction accounts, are presumed to have equal book and fair values, since the interest rates paid on these accounts are based on prevailing market rates. The estimated fair values of time deposits are determined by discounting the cash flows of settlements of deposits having similar maturities and rates, utilizing a yield curve that approximated the prevailing rates offered to depositors as of the reporting date.

    Short-Term Borrowings--The carrying amounts of short-term borrowings approximate fair value due to the short-term nature of these instruments.

    Notes Payable--The fair value is assumed to be the carrying value because the notes were issued in a market transaction near December 31, 1996.

    Subordinated Debt--The fair value of subordinated debt issued to shareholders by WAC was assumed to be equal to carrying value because the debt terms were negotiated with related parties and there is no market for the debt at such terms with unrelated parties.

    Off-Balance-Sheet Liabilities--The fair values of interest-rate swaps (1996 only) are estimated at the net present value of the future payable, based on the current spread, discounted at a current rate. Fair values of off-balance-sheet commitments to lend are estimated based on deferred fees associated with such commitments, which are immaterial as of the reporting date.

    The fair value estimates presented herein are based on pertinent information available to management as of each reporting date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                 QUARTERS ENDED
                                  ---------------------------------------------
                                                              JUNE
                                  DECEMBER 31, SEPTEMBER 30,   30,    MARCH 31,
                                      1996         1996       1996      1996
                                  ------------ ------------- -------  ---------
Interest income.................    $14,285       $12,186    $12,407   $9,544
Interest expense................      9,685         7,572      7,046    4,974
Provision for loan losses.......        798         4,883      5,483    5,385
                                    -------       -------    -------   ------
Net interest income (loss) after
 provision for loan losses......      3,802          (269)      (122)    (815)
Noninterest income..............     11,796         1,140        817    4,189
Noninterest expense.............      4,772         5,298      2,525    2,851
                                    -------       -------    -------   ------
Income (loss) before income
 taxes..........................     10,826        (4,427)    (1,830)     523
Income tax provision (benefit)..      4,777        (3,373)      (805)    (474)
                                    -------       -------    -------   ------
Net income (loss)...............    $ 6,049       $(1,054)   $(1,025)  $  997
                                    =======       =======    =======   ======

                                                 QUARTERS ENDED
                                  ---------------------------------------------
                                  DECEMBER 31, SEPTEMBER 30, JUNE 30, MARCH 31,
                                      1995         1995        1995     1995
                                  ------------ ------------- -------- ---------
Interest income.................     $7,329       $6,173      $5,776   $5,103
Interest expense................      4,070        3,704       3,573    3,134
Provision for estimated losses
 on loans.......................      1,045        1,020       1,028    1,173
                                     ------       ------      ------   ------
Net interest income (loss) after
 provision for estimated losses
 on loans.......................      2,214        1,449       1,175      796
Noninterest income..............        353        1,591         526      467
Noninterest expense.............      2,795        2,052       1,629    1,456
                                     ------       ------      ------   ------
(Loss) income before income
 taxes..........................       (228)         988          72     (193)
Income tax provision (benefit)..        (21)          78           4      (14)
                                     ------       ------      ------   ------
Net income (loss)...............     $ (207)      $  910      $   68   $ (179)
                                     ======       ======      ======   ======

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. PARENT COMPANY INFORMATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                 DECEMBER 31,
                                                               ----------------
                                                                 1996    1995
                                                               -------- -------
ASSETS
Cash.......................................................... $ 65,207 $     1
Intercompany receivable.......................................   22,095
Investment in subsidiaries....................................   48,065  18,777
Prepaid expenses and other assets.............................    4,665     153
                                                               -------- -------
                                                               $140,032 $18,931
                                                               ======== =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other liabilities........................ $  4,010 $   317
Due to affiliates.............................................              575
Note payable..................................................   75,000
Subordinated debt to majority stockholders....................           11,000
                                                               -------- -------
    Total liabilities.........................................   79,010  11,892
Contributed and retained equity...............................   61,022   7,039
                                                               -------- -------
                                                               $140,032 $18,931
                                                               ======== =======

CONDENSED STATEMENTS OF OPERATIONS

                                                       YEAR ENDED DECEMBER
                                                               31,
                                                      -----------------------
                                                       1996    1995    1994
                                                      ------  ------  -------
Interest income...................................... $   45  $    9  $    24
Interest expense.....................................    421     243       31
                                                      ------  ------  -------
Net interest expense.................................   (376)   (234)      (7)
Noninterest income...................................    563   1,155      611
Noninterest expense..................................    125     363      156
                                                      ------  ------  -------
Income before equity in earnings of subsidiaries and
 income tax benefit..................................     62     558      448
Income tax benefit...................................    131
Equity in earnings (loss) of subsidiaries............  4,774      34   (1,700)
                                                      ------  ------  -------
Net income (loss).................................... $4,967  $  592  $(1,252)
                                                      ======  ======  =======

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CONDENSED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................. $ 4,967  $   592  $(1,252)
  Adjustments to reconcile net income (loss) to net
   cash (used in) provided by operating activities:
    Amortization of purchase accounting
    adjustments.....................................  (1,045)  (1,045)    (488)
    Equity in loss (earnings) of subsidiaries.......  (4,774)     (34)   1,700
    Change in:
      Prepaid expenses and other assets.............  (4,512)      51      495
      Accounts payable and other liabilities........   4,657       90     (111)
      Due from affiliates...........................              (71)     (29)
      Due to affiliates.............................    (575)
      Intercompany receivables...................... (22,095)
      Other.........................................               33
                                                     -------  -------  -------
        Net cash (used in) provided by operating
        activities.................................. (23,377)    (384)     315
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES--
  Net investment in subsidiaries.................... (24,514)  (9,000)  (4,746)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of notes payable.........................  75,000
  Issuance of capital stock.........................  38,097             4,750
  Issuance of subordinated debt.....................            9,000
  Dividends from subsidiary.........................               65
                                                     -------  -------  -------
        Net cash provided by financing activities... 113,097    9,065    4,750
                                                     -------  -------  -------
NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS.........................................  65,206     (319)     319
CASH:
  Beginning of year.................................       1      320        1
                                                     -------  -------  -------
  End of year....................................... $65,207  $     1  $   320
                                                     =======  =======  =======
NONCASH FINANCING ACTIVITIES:
  Conversion of capital stock to subordinated debt..          $ 2,000
  Exchange of subordinated debt for common stock.... $11,000

            WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16. PRO FORMA INFORMATION CONCERNING ACQUISITIONS

  During 1994, WAC acquired GSB in a purchase accounting transaction. The results of GSB's operations are included in the Company's consolidated financial statements subsequent to the date of acquisition. The following pro forma financial information shows the estimated results of the Company's operations for the year ended December 31, 1994 as though the GSB purchase had occurred as of the beginning of the year. The pro forma amounts are not necessarily indicative of what would have actually occurred if the acquisition had occurred as of the beginning of the year.

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1994
                                                                    ------------
      Net interest income and noninterest revenue..................    $7,222
      Net loss.....................................................      (920)

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Girard Savings Bank F.S.B.
San Diego, California

  We have audited the accompanying consolidated statements of operations and of cash flows of Girard Savings Bank F.S.B. and Subsidiary (the "Bank") for the period from January 1, 1994 through November 8, 1994, the date of the Bank's acquisition by Wilshire Acquisitions Corporation II. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated statements of operations and of cash flows present fairly, in all material respects, the results of operations and cash flows of Girard Savings Bank F.S.B. and Subsidiary for the period from January 1, 1994 through November 8, 1994, in conformity with generally accepted accounting principles.

                                          /s/ Deloitte & Touche LLP
March 10, 1995
Los Angeles, California

                   GIRARD SAVINGS BANK F.S.B. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
              PERIOD FROM JANUARY 1, 1994 THROUGH NOVEMBER 8, 1994
                                 (IN THOUSANDS)

INTEREST INCOME:
  Loans................................................................ $5,577
  Mortgage-backed securities...........................................    337
                                                                        ------
    Total interest income..............................................  5,914
                                                                        ------
INTEREST EXPENSE:
  Deposits.............................................................  3,006
  Borrowings...........................................................    292
                                                                        ------
    Total interest expense.............................................  3,298
                                                                        ------
NET INTEREST INCOME....................................................  2,616
PROVISION FOR ESTIMATED LOAN LOSSES....................................    827
                                                                        ------
NET INTEREST INCOME AFTER PROVISION FOR ESTIMATED LOAN LOSSES..........  1,789
                                                                        ------
OTHER LOSS, Service charges and other fees.............................     (3)
                                                                        ------
OTHER EXPENSES:
  Compensation and other employee benefits.............................    512
  FDIC insurance premiums..............................................    262
  Depreciation and amortization........................................     14
  Amortization of excess of cost over net assets acquired..............    993
  Occupancy............................................................     57
  Professional services................................................    338
  Data processing......................................................     54
  Real estate owned, net...............................................    194
  Other general and administrative.....................................    143
                                                                        ------
    Total other expenses...............................................  2,567
                                                                        ------
LOSS BEFORE INCOME TAX PROVISION.......................................   (781)
INCOME TAX PROVISION...................................................    156
                                                                        ------
NET LOSS............................................................... $ (937)
                                                                        ======


                See notes to consolidated financial statements.

                   GIRARD SAVINGS BANK F.S.B. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
              PERIOD FROM JANUARY 1, 1994 THROUGH NOVEMBER 8, 1994
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                             $   (937)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation.......................................................       14
  Amortization of excess of cost over net assets acquired............      993
  Amortization of deferred interest and fees.........................      (56)
  Provision for loan losses..........................................      827
  Provision for real estate losses...................................       97
  Change in:
   Accrued interest receivable.......................................     (109)
   Prepaid expenses and other assets.................................      (52)
   Income taxes receivable...........................................      921
   Other liabilities.................................................      468
   Deferred taxes....................................................      212
                                                                      --------
    Net cash provided by operating activities........................    2,378
                                                                      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Loan repayments, net................................................    5,503
 Proceeds from the maturity of investments securities................    3,497
 Purchases of investment securities and FHLB stock...................   (2,046)
 Investment in real estate...........................................     (107)
 Proceeds from real estate sold......................................    2,850
                                                                      --------
    Net cash provided by investing activities........................    9,697
                                                                      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in deposits..............................................   (2,402)
 Issuance of common stock............................................       13
 Proceeds from FHLB advances.........................................   12,000
 Payments of FHLB advances...........................................  (21,000)
                                                                      --------
    Net cash used in financing activities............................  (11,389)
                                                                      --------
NET DECREASE IN CASH AND CASH EQUIVALENTS............................      686
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......................    2,903
                                                                      --------
CASH AND CASH EQUIVALENTS AT END OF YEAR............................. $  3,589
                                                                      ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
 Payments during the period for:
  Interest........................................................... $  3,300
NONCASH INVESTING ACTIVITIES:
 Loans originated to finance the sale of foreclosed real estate......    1,190

                See notes to consolidated financial statements.

                   GIRARD SAVINGS BANK F.S.B. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             PERIOD FROM JANUARY 1, 1994 THROUGH NOVEMBER 8, 1994
                                (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting and reporting policies of Girard Savings Bank F.S.B. and subsidiary (the "Bank") are in accordance with generally accepted accounting principles and conform to practices within the banking industry. A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

  Principles of Consolidation--The consolidated financial statements include the accounts of Girard Savings Bank F.S.B. and its wholly-owned subsidiary, Girard Financial Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates in the accompanying consolidated financial statements include provisions for losses on loans and real estate owned.

  Investment Securities--As of January 1, 1994, the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement address the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified into three categories and accounted for as follows: (i) debt securities which the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost; (ii) debt and equity securities that are brought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of income taxes. Prior to the adoption of SFAS No. 115, all investment securities were classified as held for investment and valued at cost, adjusted for the accretion of discounts and amortization of premiums which were recognized as an adjustment to income. Subsequent to adoption, the Bank has classified all of its investment securities as held to maturity and accounts for them in the same manner.

  Loans Receivable--Loans are reported at the principal amounts outstanding, net of unearned income, net deferred loan origination fees and the allowance for loan losses. Interest income is calculated using the simple interest method. The recognition of interest income is discontinued when, in management's judgment, the collection of interest is deemed to be unlikely.

  Nonrefundable fees and direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The net deferred fees and costs recognized in interest income over the term of the loan using a method that approximates the interest method. When recognized as interest income, loan origination fees are included in revenues as interest on loans.

  Discounts or premiums on acquired loans are accreted or amortized to operations over the lives of the loans using a method that approximates the level-yield method unless the loans are nonaccrual loans.

  Provision and Allowance for Loan Losses--The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, previous loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors. The

                   GIRARD SAVINGS BANK F.S.B. AND SUBSIDIARY allowance is increased by provisions for loan losses charged against operations and recoveries of previously charged off credits.

  The accompanying financial statements require the use of management estimates to calculate the allowance for loan losses. These estimates are inherently uncertain and depend on the outcome of future events. Regulatory authorities have required substantial increases in the allowance maintained by many banks in recognition of the inherent risk in the existing economic environment. The Bank's lending is concentrated in the Southern California area and specifically on loans collateralized by income-producing properties in that area. The area has recently experienced adverse economic conditions, including declining real estate values. These factors have adversely affected borrower's ability to repay loans. Additional decline in the local economy and/or rising interest rates may result in increasing losses that cannot reasonably be predicted at this date. Such losses may also result in unanticipated erosion of the Bank's capital.

  Leasehold Improvements and Equipment--Office leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization, computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever are shorter.

  Real Estate Owned--Real estate acquired in settlement of loans is stated at the lower of cost of fair value less estimated cost to sell. Loan balances in excess of fair value of the real estate acquired are charged against the allowance for loan losses at the date of acquisition. Any subsequent operating expense or income, reduction in estimated values, and gains or losses on disposition of such properties are charged to current operations.

  Cash and Cash Equivalents--For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and certificates of deposit with original maturities of three months or less.

2. SUBSEQUENT EVENT

  Acquisition and Recapitalization--On November 9, 1994, pursuant to a stock purchase agreement between Wilshire Acquisitions Corporation II ("WACII"), Girard Savings Bank F.S.B., (the "Bank"), Girard Financial Corporation, the stockholders of the Bank, and RT Holdings, Inc., WACII purchased 4,218,210 shares of the Bank's common stock held by the stockholders for $3,559. In addition, the Bank issued and sold to WACII nonvoting preferred stock for $1,000. WACII now owns 94.9% of the Bank's outstanding shares of common stock and 100% of the Bank's outstanding preferred stock.

  Prior to acquisition, the Bank wrote off $920 in goodwill associated with a prior acquisition that otherwise would have been amortized over the next 14 years. Such goodwill was deemed to be impaired due to the cessation of significant activity of the acquired business and disposition of its assets. In addition, the Bank incurred additional legal and professional expenses of approximately $256 related to its sale.

3. INCOME TAX PROVISION

  The provision for income taxes consists of the following:

   Current:
     Federal income tax benefit.......................................... $(61)
     State income taxes..................................................    5
                                                                          ----
       Total current benefit.............................................  (56)
                                                                          ----
   Deferred:
     Federal income taxes................................................  212
                                                                          ----
       Total income tax provisions....................................... $156
                                                                          ====

                   GIRARD SAVINGS BANK F.S.B. AND SUBSIDIARY

  The principal temporary differences creating deferred taxes are related to FHLB stock dividends, discounts on purchased loans, the allowance for loan losses, deferred loan fees, and partnership income, which are taxable or deductible in different years for tax and financial reporting purposes.

  The difference between the effective tax rate implicit in the consolidated statements of operations and the statutory income tax rate can be attributed to the following:

Federal income tax benefit at statutory rate............................ (35.0%)
Nondeductible goodwill..................................................  41.2
Valuation allowance.....................................................   7.6
Other...................................................................   6.2
                                                                         -----
Effective income tax benefit rate.......................................  20.0%
                                                                         =====

4. COMMITMENTS AND CONTINGENCIES

  Profit Sharing Plan--Subsequent to the acquisition by WACII, the Bank's employees began to participate in a defined contribution profit sharing and 401(k) plan sponsored by companies in the Wilshire Financial Services Group "control group". At the discretion of the Bank's Board of Directors, the Bank may elect to contribute to the plan based on profits of the Bank or based on matching participants' contributions.

  Lease Commitments--At November 8, 1994, there are no operating leases with initial or remaining noncancellable lease terms in excess of one year.

  Total rent expense from an operating lease was approximately $59 in 1994. The lease provides that the Bank pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased premises in excess of a predetermined base, in addition to the minimum monthly payments.

  Lending Commitments--At November 8, 1994, the Bank had no outstanding commitments to fund loans and no obligations under standby letters of credit or other off-balance-sheet items with credit risk.

  Litigation--The Bank is a defendant in legal actions arising from transactions conducted in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate liability, if any, arising from such actions will not materially affect the Bank's financial position.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER THE SOLICITATION OF AN OFFER, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  12
Recent Developments......................................................  20
Use of Proceeds..........................................................  20
Capitalization...........................................................  21
Regulatory Capital Ratios of the Savings Banks...........................  21
The Exchange Offer.......................................................  22
Selected Financial Information...........................................  32
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  36
Business.................................................................  53
Regulation...............................................................  78
Management...............................................................  89
Principal Stockholders...................................................  98
Certain Relationships and Related Transactions...........................  98
Description of Notes.....................................................  99
Exchange Offer; Registration Rights...................................... 120
Description of the 13% Notes............................................. 122
Certain Federal Income Tax Consequences.................................. 124
Plan of Distribution..................................................... 128
Legal Matters............................................................ 128
Independent Auditors..................................................... 128
Index to Financial Statements............................................ F-1

  UNTIL      , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
AFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN
THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                   --------
                                   WILSHIRE
                                   --------
                           Financial Services Group

                           OFFER TO EXCHANGE ITS 13%
                        SERIES B NOTES DUE 2004 FOR ANY
                            AND ALL OUTSTANDING 13%
                            SERIES A NOTES DUE 2004




                                  -----------

                                   PROSPECTUS

                                  -----------







                                       , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article NINTH of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify to the fullest extent not prohibited by law any current or former director or officer of the Registrant and may indemnify to the fullest extent not prohibited by law any current or former employee or agent of the Registrant who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including and action, suit or proceeding by or in the right of the Registrant), by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or a fiduciary of any employee benefit plan of the Registrant, or serves or served at the request of the Registrant as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Registrant shall pay for or reimburse the reasonable expenses incurred by such current of former director or officer and may pay for or reimburse the reasonable expenses incurred by any such current of former employee or agent in such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification and
(ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification pursuant to the Certificate of Incorporation. Article EIGHTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be liable for monetary damages for breach of fiduciary duty as a director. The Registrant also provides its directors and officers coverage under a director's and officer's liability insurance policy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:

                                                                           PAGE
                                                                           ----
    3.1 Certificate of Incorporation (Incorporated by reference to the
        Company's Registration Statement on Form S-1 (No. 333-15263)
        dated December 19, 1996)
    3.2 By-laws (Incorporated by reference to the Company's Registration
        Statement on Form S-1 (No. 333-15263) dated December 19, 1996)
    4.1 Form of Indenture, dated as of August 15, 1997 among Wilshire Fi-
        nancial Services Group Inc. and Bankers Trust Company, as trustee
        (Incorporated by reference to the Company's Current Report on
        Form 8-K dated August 26, 1997)
    4.2 Form of Notes (included in Exhibit 4.1) (Incorporated by refer-
        ence to the Company's Current Report on Form 8-K dated August 26,
        1997)
    4.3 Registration Rights Agreement (Incorporated by reference to the
        Company's Current Report on Form 8-K dated August 26, 1997)
    4.4 Letter of Transmittal and Notice of Guaranteed Delivery
    5.1 Opinion of Proskauer Rose LLP
   10.1 Certificate of Designation of Cumulative Redeemable PIK Preferred
        Stock
   12Statement regarding the computation of the ratio of earnings to fixed charges
   16   Letter on Change in Certifying Accountant (Incorporated by refer-
        ence to the Company's Current Report on Form 8-K dated April 17,
        1997).
   23.1Consent of Proskauer Rose LLP (included in Exhibit 5.1)
   23.2Consent of Deloitte & Touche LLP
   24Power of Attorney (see page II-4)
   25Form T-1
   27Financial Data Schedule

  (b) Financial Statement Schedules:

  Schedules are omitted because the information required is not applicable or is included in the financial statements or notes thereto. Columns omitted from schedules filed are omitted because the information is not applicable.

  (c) Reports, Opinions and Appraisals

    None.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) That every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (g) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PORTLAND AND THE STATE OF OREGON, ON THIS 6TH DAY OF OCTOBER, 1997.

                                          Wilshire Financial Services Group
                                           Inc.

                                                 /s/ Andrew A. Wiederhorn
                                          By: _________________________________
                                                ANDREW A. WIEDERHORN CHIEF
                                                     EXECUTIVE OFFICER


  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew A. Wiederhorn and Lawrence A. Mendelsohn, and each of them, his attorney-in-fact, with full power of substitution, for him in all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their substitutes, may do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THEIR CAPACITIES ON OCTOBER 6, 1997.

              SIGNATURE                                TITLE

      /s/ Andrew A. Wiederhorn                Chairman of the Board, Chief
-------------------------------------          Executive Officer, Secretary
        ANDREW A. WIEDERHORN                   and Treasurer (Principal
                                               Executive Officer)

     /s/ Lawrence A. Mendelsohn               President and Director
-------------------------------------
       LAWRENCE A. MENDELSOHN

        /s/ Donald H. Coleman                 Director
-------------------------------------
          DONALD H. COLEMAN

       /s/ David Dale Johnson                 Director
-------------------------------------
         DAVID DALE JOHNSON

         /s/ Philip G. Forte                  Director
-------------------------------------
           PHILIP G. FORTE

          /s/ Chris Tassos                    Executive Vice President and
-------------------------------------          Chief Financial Officer
            CHRIS TASSOS                       (Principal Accounting and
                                               Financial Officer)